As filed with the U.S. Securities and Exchange Commission on August 17, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEIGHBORHOOD INTELLIGENCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5719	87-0634302
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Brian LaRose
Chief Financial Officer
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:

Zachary Judd, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Donald R. Reynolds, Esq. Andrew J. Gibbons, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 (919) 781-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued or sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY – SUBJECT TO COMPLETION, DATED AUGUST 17, 2026

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT
Dear Stockholder:
You are cordially invited to attend a special meeting (including any adjournment or postponement thereof, the “Special Meeting”) of the stockholders of Fathom Holdings Inc., a North Carolina corporation (“Fathom”, “we,” “us” or “our”), to be held on    , 2026, at    , Eastern Time at Fathom’s headquarters, 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518. Prior to the Special Meeting, you will be able to vote by Internet, by telephone or by mail. Holders of record of Fathom’s common stock, no par value per share (“Fathom Common Stock”) at the close of business on     (the “Record Date”), will be entitled to vote at the Special Meeting or any adjournment thereof. We encourage you to allow ample time for check-in. The doors will open at    , Eastern Time.
On June 16, 2026, Fathom entered into a Merger Agreement and Plan of Reorganization (as amended by the Amendment thereto, dated as of August 14, 2026, and as it may be further amended from time to time, the “Merger Agreement”), with Neighborhood Intelligence, Inc. (formerly known as Bed Bath & Beyond, Inc.) (“NXH”) and Fathom Merger Sub, Inc., a wholly owned subsidiary of NXH (“Merger Sub”), that provides for the acquisition of Fathom by NXH. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Fathom, with Fathom surviving as a wholly owned subsidiary of NXH (the “Merger”).
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Fathom Common Stock issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of shares of NXH’s common stock, par value $0.0001 per share (“NXH Common Stock”) initially equal to 0.2236, subject to adjustment as described elsewhere in this proxy statement/prospectus (the “Exchange Ratio”), plus cash in lieu of any fractional shares of NXH Common Stock that otherwise would have been issued (such consideration, the “Merger Consideration”).
The Exchange Ratio will not be adjusted in the event of any change in the price of either NXH Common Stock or Fathom Common Stock. In addition, as described elsewhere in this proxy statement/prospectus under “The Merger Agreement—Merger Consideration,” the Merger Agreement provides that the Exchange Ratio is subject to downward adjustment prior to the closing date based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (as defined elsewhere in this proxy statement/prospectus) (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio. As a result, neither the amount nor the market value of the Merger Consideration will be known at the time that Fathom’s stockholders vote on the Merger. Based on the NXH Common Stock price of $6.02 per share, which was the closing sale price per share of the NXH Common Stock on the New York Stock Exchange on June 16, 2026, the last full trading day prior to public announcement of the Merger, and based on the Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any further adjustments thereto pursuant to the Merger Agreement, the implied value of the Merger Consideration to Fathom’s stockholders was approximately $1.34 per share of Fathom Common Stock. On    , 2026, the last trading day before the date of the filing of this proxy statement/prospectus, the closing price of NXH Common Stock on the Nasdaq Global Select Market was $   per share, resulting in an implied value of the Merger Consideration to Fathom stockholders of $   per share of Fathom Common Stock, based on the Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any further adjustments thereto pursuant to the Merger Agreement. We encourage you to obtain current quotes for both the NXH Common Stock and Fathom Common Stock before voting at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Merger Agreement (the “Merger Proposal”), (b) a proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Fathom’s named executive officers that is based on or otherwise relates to the Merger, and (c) a proposal to adjourn the Special Meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Merger Proposal. Fathom’s board of directors (the “Fathom Board”) unanimously recommends that you vote “FOR” each of the three of the proposals to be considered at the Special Meeting.
We cannot complete the Merger unless the Merger Proposal is approved by Fathom’s stockholders. Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please vote by proxy over the Internet or telephone using the instructions included with the proxy card accompanying this proxy statement/prospectus, or otherwise follow the voting instructions provided in this proxy statement/prospectus.
This proxy statement/prospectus provides you with important information about the Special Meeting, the Merger and each of the proposals. We encourage you to read the entire document carefully, particularly the information under “Risk Factors” for a discussion of risks relevant to the Merger.
We look forward to the successful completion of the Merger.
Sincerely,
Adam Rothstein
Interim Chief Executive Officer
* * * * *
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement, the NXH Common Stock to be issued in connection with the Merger or any of the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated as of    , 2026 and is first being mailed to Fathom’s stockholders on or about    , 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
   , 2026
   Eastern Time
Fathom Holdings Inc. Corporate Office
2000 Regency Parkway Drive
Suite 300
Cary, NC 27518
(888) 455-6040
Dear Stockholder:
You are invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Special Meeting”) of Fathom Holdings Inc. (“Fathom,” “we,” “us,” or “our”). We will hold the Special Meeting at the time and place noted above. At the Special Meeting, we will ask you to:
1.
adopt the Merger Agreement and Plan of Reorganization, dated as of June 16, 2026 (as amended by the Amendment thereto, dated as of August 14, 2026, and as it may be further amended from time to time, the “Merger Agreement”), by and among Fathom, Neighborhood Intelligence, Inc. (formerly known as Bed Bath & Beyond, Inc.) (“NXH”) and Fathom Merger Sub, Inc., a wholly owned subsidiary of NXH (“Merger Sub”) (such proposal, the “Merger Proposal”);

2.
approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Fathom’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Compensation Proposal”); and

3.
approve one or more adjournments of the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal (the “Adjournment Proposal”).

Fathom will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting. The accompanying proxy statement/prospectus, including the Merger Agreement attached as Annex A hereto, contains further information relating to these matters.
Only holders of record of common stock, no par value per share, of Fathom (“Fathom Common Stock”) at the close of business on   , 2026 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof.
The Fathom Board has unanimously determined that the Merger of Merger Sub with and into Fathom (the “Merger”) is fair to and in the best interests of Fathom and its stockholders, and approved and declared advisable the execution and delivery of the Merger Agreement, the performance by Fathom of its covenants and agreements contained in the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the Fathom Board unanimously recommends that Fathom stockholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Merger-Related Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
Your vote is very important, regardless of the number of shares of Fathom Common Stock you own. The parties cannot complete the Merger without approval of the Merger Proposal. Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal.
Whether or not you plan to attend the Special Meeting, please vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instructions provided in this proxy statement/prospectus. If you hold your shares of Fathom Common Stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares.
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Okapi Partners LLC (“Okapi”), Fathom’s proxy solicitor, at:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
All Others Call Toll-Free: (855) 208-8902
Email: info@okapipartners.com
By Order of the Board of Directors,
Adam Rothstein
Interim Chief Executive Officer
Fathom Holdings Inc.
2000 Regency Parkway Drive
Suite 300
Cary, NC 27518

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about NXH from other documents that NXH has filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are not contained in and are instead incorporated by reference in this proxy statement/prospectus. For a list of documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.
You may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference in this proxy statement/prospectus or other information filed with the SEC by NXH or Fathom, without charge, by written request directed to the appropriate company at the following contacts:

For Information Regarding NXH: Neighborhood Intelligence, Inc. Attention: Investor Relations 433 W. Ascension Way, Suite 300 Murray, UT 84123 ir@beyond.com	For Information Regarding Fathom: Fathom Holdings Inc. Attention: Chief Financial Officer 2000 Regency Parkway Drive Suite 300 Cary, NC 27518 investorrelations@fathomrealty.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on   , 2026, you must request the information no later than   , 2026.
If you have any questions about the Special Meeting, or need to obtain proxy cards or other information, please contact Fathom’s proxy solicitor at the following contact:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
All Others Call Toll-Free: (855) 208-8902
Email: info@okapipartners.com
The contents of the websites of the SEC, NXH, Fathom or any other entity are not incorporated in this proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in this proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by NXH (Registration No. 333-   ), constitutes a prospectus of NXH under Section 5 of the Securities Act with respect to the shares of NXH Common Stock to be issued to Fathom stockholders pursuant to the Merger Agreement and Plan of Reorganization, dated June 16, 2026, by and among NXH, Merger Sub and Fathom (as amended by the Amendment thereto, dated as of August 14, 2026, and as it may be further amended from time to time, the “Merger Agreement”). This document also constitutes a proxy statement of Fathom under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proxy statement/prospectus also constitutes a notice of meeting to Fathom’s stockholders with respect to Fathom’s special meeting.
NXH has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to NXH and Merger Sub, and Fathom has supplied all such information relating to Fathom. NXH and Fathom have both contributed to such information relating to the Merger.
Neither NXH nor Fathom has authorized anyone to provide you with information that is different from that contained or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus is dated    , 2026 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the information incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Fathom’s stockholders nor the issuance by NXH of shares of NXH Common Stock pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

QUESTIONS AND ANSWERS
The following are brief answers to certain questions that you, as a Fathom stockholder, may have regarding the Merger and the other matters being considered at the Special Meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the Merger Agreement, the Merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”
Why am I receiving this proxy statement/prospectus?
This proxy statement/prospectus serves as a proxy statement for the Special Meeting. You are receiving this proxy statement/prospectus because Fathom has agreed to be acquired by NXH through a Merger of Merger Sub with and into Fathom, with Fathom continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of NXH. The Merger Agreement, which governs the terms and conditions of the Merger, is attached as Annex A hereto. Your vote is required in connection with the Merger. The Fathom Board is sending these materials to Fathom stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.
What matters am I being asked to vote on?
In order to complete the Merger, among other things, Fathom stockholders must approve the Merger Proposal. Fathom is holding the Special Meeting to obtain approval of the Merger Proposal. Additionally, Fathom’s named executive officers will receive certain benefits in connection with the Merger. As such, Fathom is asking that Fathom stockholders approve the Merger-Related Compensation Proposal. Finally, with respect to the Adjournment Proposal, the Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Merger Proposal. Accordingly, Fathom is asking Fathom stockholders to authorize the holder of any proxy solicited by the Fathom Board to vote in favor of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.
When and where will the Special Meeting take place?
The Special Meeting will be held at Fathom’s headquarters, 2000 Regency Parkway Drive, Suite 300, Cary, NC 27518 on    , 2026 at    , Eastern Time. The doors will open at    , Eastern Time. Members of the Fathom Board and management team will be available to answer questions. Even if you plan to attend the Special Meeting, Fathom recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting.
If you hold your shares of Fathom Common Stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares.
How important is my vote?
Your vote “FOR” each proposal presented at the Special Meeting is very important, regardless of the number of shares that you own, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be completed unless the Merger Proposal is approved by Fathom stockholders.
What will Fathom stockholders receive for their shares of Fathom Common Stock if the Merger is completed?
If the Merger is completed, each share of Fathom Common Stock outstanding as of immediately prior to the Effective Time will be converted into the right to receive a number of shares of NXH Common Stock initially equal to 0.2236, subject to adjustment as described in more detail below (see “The Merger Agreement—Merger Consideration”) (the “Exchange Ratio”). Each Fathom stockholder will receive cash (without interest and subject to any required tax withholding) in lieu of any fractional shares of NXH Common Stock that such Fathom stockholder would otherwise receive in the Merger. Any cash amounts to be received by a Fathom stockholder in lieu of fractional shares of NXH Common Stock will be rounded to the nearest whole cent.

The Exchange Ratio will not be adjusted in the event of any change in the price of either NXH Common Stock or Fathom Common Stock. In addition, as described elsewhere in this proxy statement/prospectus under “The Merger Agreement—Merger Consideration,” the Merger Agreement provides that the Exchange Ratio is subject to downward adjustment prior to the closing date based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (as defined elsewhere in this proxy statement/prospectus) (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio. Accordingly, the amount of Merger Consideration that Fathom stockholders will receive in the Merger will depend on the aggregate indebtedness under the Bridge Note and the number of shares of Fathom Common Stock outstanding as of the closing date, and the value of such Merger Consideration will depend on the market price of shares of NXH Common Stock at such time. As a result, neither the amount nor the market value of the Merger Consideration will be known at the time that Fathom’s stockholders vote on the Merger.
NXH Common Stock is traded on the Nasdaq Global Select Market under the symbol “NXH.” Fathom Common Stock is traded on the Nasdaq Capital Market under the symbol “FTHM.” Shares of common stock of the combined company will trade on the Nasdaq Global Select Market under the symbol “NXH.”
For more information regarding the Merger Consideration to be received by Fathom stockholders if the Merger is completed, see “The Merger Agreement—Merger Consideration.”
How does the Fathom Board recommend I vote at the Special Meeting?
The Fathom Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal. For more information regarding the recommendation of the Fathom Board, please see “The Merger-Recommendation of the Fathom Board; Fathom’s Reasons for the Merger.”
In considering the recommendations of the Fathom Board, Fathom stockholders should be aware that Fathom directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as Fathom stockholders generally. These interests include, among others, the acceleration of outstanding Fathom equity awards upon the consummation of the Merger and the combined company’s agreement to indemnify Fathom directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see “Interests of Fathom’s Directors and Executive Officers in the Merger.”
Who is entitled to vote at the Special Meeting?
All holders of record of shares of Fathom Common Stock who held shares at the close of business on    , 2026 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. Each such holder of Fathom Common Stock is entitled to cast one vote for each share of Fathom Common Stock that such holder owned of record as of the Record Date on each matter properly brought before the Special Meeting. Attendance at the Special Meeting is not required to vote. See below and “The Special Meeting—Methods of Voting” for instructions on how to vote without attending the Special Meeting.
What is a proxy?
A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Fathom Common Stock is referred to as a “proxy card.”
How many votes do I have at the Special Meeting?
Each Fathom stockholder is entitled to one vote for each share of Fathom Common Stock held of record as of the close of business on the Record Date for each proposal. As of the close of business on the Record Date, there were a total of     shares of Fathom Common Stock outstanding.

What constitutes a quorum for the Special Meeting?
A quorum is the minimum number of shares required to be represented, either through attendance or through representation by proxy, to hold a valid meeting. Except as may be otherwise provided by law, a majority of the outstanding shares of Fathom entitled to vote, represented in person or by proxy, shall constitute a quorum at the Special Meeting.
Where will the NXH Common Stock that I receive in the Merger be publicly traded?
The shares of NXH Common Stock to be issued to Fathom stockholders in the Merger will be listed for trading on the Nasdaq Global Select Market under the symbol “NXH.”
What happens if the Merger is not completed?
If the Merger Proposal is not approved by Fathom stockholders or if the Merger is not completed for any other reason, Fathom stockholders will not receive the Merger Consideration or any other consideration in connection with the Merger, and their shares of Fathom Common Stock will remain outstanding. If the Merger is not completed, Fathom will remain an independent public company, and the Fathom Common Stock will continue to be listed and traded on the Nasdaq Capital Market under the symbol “FTHM.”
If the Merger Agreement is terminated under specified circumstances, including if the Fathom Board changes its recommendation, Fathom may be required to pay NXH a termination fee of approximately $2.0 million. In addition, if NXH or Fathom terminate the Merger Agreement due to a failure to obtain stockholder approval in connection with the Merger, Fathom would be required to pay NXH an expense reimbursement fee of up to $1.0 million. See “The Merger Agreement—Termination Fee.”
How can I vote my shares at the Special Meeting?
Shares held directly in your name as a Fathom stockholder of record may be voted in person at the Special Meeting at Fathom’s headquarters, 2000 Regency Parkway Drive, Suite 300, on    , 2026, at    , Eastern Time. The doors will open at    , Eastern Time. Members of the Fathom Board and management team will be available to answer questions.
If you hold your shares of Fathom Common Stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. See “The Special Meeting—Attending the Special Meeting.” Even if you plan to attend the Special Meeting, Fathom recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to, or become unable to, attend the Special Meeting. For additional information on attending the Special Meeting, see “The Special Meeting.”
How can I vote my shares without attending the Special Meeting?
Whether you hold your shares directly as a stockholder of record of Fathom or beneficially in “street name,” you may direct your vote by proxy without attending the Special Meeting. If you are a stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee. For additional information on voting procedures, see “The Special Meeting.”
What is a “broker non-vote”?
Banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Special Meeting are non-routine matters under applicable rules for which brokers do not have discretionary authority to vote, Fathom does not expect there to be any broker non-votes at the Special Meeting.

What stockholder vote is required for the approval of each proposal at the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Special Meeting?
Proposal 1: Merger Proposal
Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Accordingly, an abstention on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal. Fathom does not expect there to be any broker non-votes at the Special Meeting.
Proposal 2: Merger-Related Compensation Proposal
Assuming a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Merger-Related Compensation Proposal. An abstention on the Merger-Related Compensation Proposal will be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote. In addition, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Merger-Related Compensation Proposal. Fathom does not expect there to be any broker non-votes at the Special Meeting.
Proposal 3: Adjournment Proposal
Whether or not a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Adjournment Proposal. Accordingly, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention on the Adjournment Proposal will be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote. Fathom does not expect there to be any broker non-votes at the Special Meeting.
Are there any stockholders who have already committed to voting in favor of any of the proposals?
Yes. In connection with the execution of the Merger Agreement, NXH and Fathom entered into voting and support agreements (the “Voting and Support Agreements”) with certain stockholders of Fathom. Under the Voting and Support Agreements, the stockholders party thereto have agreed to, among other things, vote or execute consents with respect to all of their shares of Fathom Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger and against any other acquisition proposal, subject to certain terms and conditions contained therein. Each such stockholder has also agreed not to transfer any of its shares of Fathom Common Stock or any related equity interests of Fathom during the term of such Voting and Support Agreement, subject to certain exceptions. See “Agreements Related to the Merger—Voting and Support Agreements.” The form of the Voting and Support Agreements is included as Annex B to this proxy statement/prospectus.
What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?
If your shares of Fathom Common Stock are registered directly in your name with Fathom’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the Special Meeting. You may also grant a proxy directly to Fathom or to a third party to vote your shares at the Special Meeting.
If your shares of Fathom Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares.

If my shares of Fathom Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
No. Your bank, broker or other nominee will only be permitted to vote your shares of Fathom Common Stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Banks, brokers and other nominees who hold shares of Fathom Common Stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the Special Meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.
What should I do if I receive more than one set of voting materials for the Special Meeting?
If you hold shares of Fathom Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Fathom Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Special Meeting.
Record Holders. For shares held directly, in order to ensure that all of your shares of Fathom Common Stock are voted, please vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instruction provided in this proxy statement/prospectus.
Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.
If a stockholder gives a proxy, how are the shares of Fathom Common Stock voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Fathom Common Stock in the way that you indicate. For each item before the Special Meeting, you may specify whether your shares of Fathom Common Stock should be voted for or against, or abstain from voting.
How will my shares of Fathom Common Stock be voted if I return a blank proxy?
If you sign, date and return your proxy card but do not indicate how you want your shares of Fathom Common Stock to be voted, then your shares of Fathom Common Stock will be voted in accordance with the recommendation of the Fathom Board: “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.
Can I change my vote after I have submitted my proxy?
Any Fathom stockholder giving a proxy has the right to revoke their proxy and change their vote before the proxy is voted at the Special Meeting by doing any of the following:
•	subsequently submitting a new proxy (including over the Internet or telephone) for the Special Meeting, provided the new proxy is received by the deadline specified on the accompanying proxy card;
•	giving written notice of your revocation to Fathom’s Chief Financial Officer; or
•	attending and voting at the Special Meeting in person.
Your attendance at the Special Meeting will not revoke your proxy unless you either (i) give written notice of revocation to Fathom’s Chief Financial Officer before your proxy is exercised or (ii) attend and vote your shares at the Special Meeting. Execution or revocation of a proxy will not in any way affect your right to attend and vote at the Special Meeting. Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Fathom Holdings Inc.
Attention: Chief Financial Officer
2000 Regency Parkway Drive
Suite 300
Cary, North Carolina 27518
See “The Special Meeting—Revocability of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to revoke or change your voting instructions.
Do Fathom stockholders have dissenters’ or appraisal rights?
Fathom stockholders are not entitled to appraisal or dissenters’ rights under the North Carolina Business Corporations Act (“NCBCA”) in connection with the Merger. If Fathom stockholders (referred to as shareholders in the NCBCA) are not in favor of the Merger, they may vote against the Merger Proposal or choose to abstain from voting on the Merger Proposal. See “Dissenters’ Rights.” Information about how Fathom stockholders may vote on the proposals being considered in connection with the Merger can be found under “The Special Meeting.”
Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?
Yes. You should read and carefully consider the risk factors set forth under “Risk Factors.” You also should read and carefully consider the risk factors relating to NXH that are contained in the documents that are incorporated by reference in this proxy statement/prospectus.
What happens if I sell my shares of Fathom Common Stock after the Record Date but before the Special Meeting?
The Record Date is earlier than the date of the Special Meeting. If you sell or otherwise transfer your shares of Fathom Common Stock after the Record Date, but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.
Who will solicit and pay the cost of soliciting proxies?
Fathom has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the Special Meeting. Fathom estimates that it will pay Okapi a fee of approximately $50,000, plus reimbursement for certain reasonable, documented out-of-pocket expenses. Fathom also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Fathom Common Stock. Fathom directors, officers and employees also may solicit proxies by telephone, by electronic means or in person; they will not be paid any additional amounts for soliciting proxies.
When is the Merger expected to be completed?
Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement— Conditions to the Completion of the Merger,” including approval of the Merger Proposal, the Merger is currently expected to be completed during the second half of 2026. However, neither NXH nor Fathom can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion of the Merger is subject to conditions and factors beyond the control of both parties, including the receipt of approval of the Merger Proposal by Fathom’s stockholders. NXH and Fathom hope to complete the Merger as soon as reasonably practicable.
What respective equity stakes will current NXH and Fathom stockholders hold in NXH immediately following the Merger?
Based on the anticipated treatment of equity-based awards and the number of shares of NXH and Fathom Common Stock outstanding on August 10, 2026, and based on an assumed Exchange Ratio of 0.2229 (the estimated Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note), upon completion of the Merger, former Fathom stockholders are expected to own approximately 7.9% of the outstanding shares of NXH Common Stock and NXH stockholders immediately prior to the Merger are expected to own approximately 92.1% of the outstanding shares of NXH Common Stock. Any increase in the number of shares of Fathom Common Stock outstanding (including as a result of the exercise of outstanding options and/or the vesting of outstanding restricted stock, restricted stock units and performance stock units), and any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date, will reduce the Exchange Ratio, which will reduce the percentage of NXH Common Stock owned by former Fathom stockholders upon completion of the Merger relative to the holders of NXH Common Stock immediately prior to the Merger. The relative ownership interests of NXH stockholders and former Fathom stockholders in the combined company immediately following the Merger will depend on the number of shares of NXH and Fathom Common Stock issued and outstanding immediately prior to the Merger, as well as the amount of indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date.
How will I receive the Merger Consideration to which I am entitled?
If you hold your shares of Fathom Common Stock in book-entry form, whether through The Depository Trust Company (“DTC”) or otherwise, you will not be required to take any specific actions to exchange your shares of Fathom Common Stock for shares of NXH Common Stock. Such shares will, following the Effective Time described in the Merger Agreement, be automatically exchanged for shares of NXH Common Stock (in book-entry form) and cash in lieu of any fractional shares of Fathom Common Stock to which you are entitled. If you instead hold your shares of Fathom Common Stock in certificated form, then, after receiving the proper documentation from you following the Effective Time, the exchange agent will deliver to you the shares of NXH Common Stock (in book-entry form) and cash in lieu of any fractional shares of Fathom Common Stock to which you are entitled. See “The Merger Agreement—Exchange of Shares.”
What should I do now?
You should read this proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.
How can I find more information about NXH and Fathom?
You can find more information about NXH and Fathom by reading this proxy statement/prospectus and from various sources described under “Where You Can Find More Information.”
What are the U.S. federal income tax consequences of the Merger to Holders of Fathom Common Stock?
Fathom and NXH intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (the “Intended Tax Treatment”). Assuming the Merger so qualifies, a holder of Fathom Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Fathom Common Stock for NXH Common Stock in the Merger, except possibly with respect to cash received by such U.S. holder in lieu of a fractional share of NXH Common Stock.
However, it is not a condition to Fathom’s obligation or NXH’s obligation to consummate the transactions contemplated by the Merger Agreement that the Merger qualify for the Intended Tax Treatment or that Fathom or NXH receive an opinion from counsel to that effect. There are many requirements that must be satisfied for the Merger to qualify as a reorganization, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Merger. Furthermore, neither Fathom nor NXH intends to request a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the Merger will qualify for the Intended Tax Treatment or that the IRS will not challenge the conclusion that the Merger will qualify for the Intended Tax Treatment or that a court would not sustain such a challenge. If, contrary to expectations, the Merger does not qualify for the Intended Tax Treatment, holders of Fathom stock could be subject to U.S. federal income tax upon the receipt of NXH Common Stock.
See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of material U.S. federal income tax consequences of the Merger. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters are very complicated and the tax consequences of the Merger to each U.S. holder of Fathom Common Stock may depend on such stockholder’s particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences of the Merger to you.

Whom do I call if I have questions about the Special Meeting or the Merger?
If you have questions about the Special Meeting or the Merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact Fathom’s proxy solicitor:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
All Others Call Toll-Free: (855) 208-8902
Email: info@okapipartners.com

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you as a Fathom stockholder. To understand the Merger fully and for a more complete description of the terms of the Merger, you should read carefully this entire proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”
The Parties to the Merger
Neighborhood Intelligence, Inc.
NXH is an omni-channel-focused retailer with an affinity model that owns or has ownership interests in various brands, offering a comprehensive array of products and services that enables its customers to enhance everyday life through quality, style, and value. In addition, NXH also offers an increasing number of add-on services across its platforms, including warranties, shipping insurance, and installation services. NXH’s customer engagement and retention are bolstered by its welcome rewards+ membership program, enhancing the overall value proposition for its customers. NXH currently owns Bed Bath & Beyond, Overstock, buybuy BABY, the Kirkland’s and Kirkland’s Home brands, SFV Services, and now The Container Store, among other brands. NXH’s principal executive offices are located at 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123, and its telephone number is (801) 947-3100.
Fathom Merger Sub, Inc.
Merger Sub was formed by NXH solely in contemplation of the Merger, has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Fathom, with Fathom continuing as the surviving corporation. The principal executive offices of Merger Sub are located at 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123, and its telephone number is (801) 947-3100.
Fathom Holdings Inc.
Fathom is a national, technology-driven, end-to-end real estate services company integrating residential brokerage, mortgage, title, and SaaS offerings for brokers and agents. Its primary business, Fathom Realty (as defined below), operates as a real estate brokerage company, working with real estate agents to help individuals purchase and sell residential and commercial properties, primarily in the South, Atlantic, Southwest, and Western parts of the United States, with the intention of expanding into all states. Fathom’s principal executive offices are located at 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518 and its telephone number is (888) 455-6040.
The Merger and the Merger Agreement
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A hereto. NXH and Fathom encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.
The Merger Agreement provides that, on the closing date, at the Effective Time of the Merger, Merger Sub will be merged with and into Fathom in accordance with the NCBCA and on the terms and subject to the conditions set forth in the Merger Agreement, whereupon the separate existence of Merger Sub will cease and Fathom will be the surviving corporation of the Merger and a wholly owned subsidiary of NXH.
Merger Consideration
Subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, each share of Fathom Common Stock issued and outstanding immediately prior to the Effective Time (other than excluded shares), will be converted into the right to receive a number of shares of NXH Common Stock initially equal to 0.2236, subject to adjustment as described in more detail below (see “The Merger Agreement—Merger Consideration”), plus cash in lieu of any fractional shares of NXH Common Stock that otherwise would have been issued. Outstanding equity awards will be treated in accordance with the terms of the Merger Agreement, with certain awards being assumed by NXH and certain other awards being cancelled and converted into the right to receive NXH Common Stock based on the Exchange Ratio, as described in more detail below (see “Treatment of Fathom Equity Awards”).
The Exchange Ratio will not be adjusted in the event of any change in the price of either NXH Common Stock or Fathom Common Stock. In addition, as described elsewhere in this proxy statement/prospectus under “The Merger Agreement—Merger Consideration,” the Merger Agreement provides that the Exchange Ratio is subject to downward adjustment prior to the closing date based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio. See “The Merger Agreement—Merger Consideration.”
Treatment of Fathom Equity Awards
At the Effective Time, subject to and in accordance with the terms of Fathom’s 2017 Stock Plan, the 2019 Omnibus Stock Incentive Plan, as amended, and the Inducement Award (together, the “Fathom Equity Plans”), outstanding equity awards will be treated in accordance with the Merger Agreement, as summarized below.
Stock Options. Each option to purchase shares of Fathom Common Stock (“Option”) that is outstanding as of immediately prior to the Effective Time, will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holder thereof, be terminated and cancelled without payment of any consideration to the holder thereof.
Restricted Stock Awards. Each award of restricted stock with respect to shares of Fathom Common Stock granted under the Fathom Equity Plans (“Restricted Stock Award”), will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holder thereof, be assumed by NXH and converted into an award of restricted stock with respect to shares of NXH Common Stock on the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting), except that each such Restricted Stock Award will relate to the number of shares of NXH Common Stock equal to the product of (A) the number of shares of Fathom Common Stock underlying such Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share (each, an “Assumed Restricted Stock Award”).
Restricted Stock Units (Non-Employee Directors). Each award of restricted stock units with respect to shares of Fathom Common Stock granted under the Fathom Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service (“RSU Award”), whether vested or unvested, and held by any non-employee director of Fathom (each, a “Cancelled RSU Award”), will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, vest and convert into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of NXH Common Stock equal to (i) the number of shares of Fathom Common Stock underlying such Cancelled RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount (as defined in the Merger Agreement) in accordance with Section 2.5 of the Merger Agreement.
Restricted Stock Units (Employees). Each RSU Award, whether vested or unvested, other than a Cancelled RSU Award (each, an “Assumed RSU Award”), will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, be assumed and converted into an award of restricted stock units with respect to shares of NXH Common Stock on the same terms and conditions as were applicable to the Assumed RSU Award immediately prior to the Effective Time (including with respect to vesting), except that each Assumed RSU Award will relate to the number of shares of NXH Common Stock equal to the product of (i) the number of shares of Fathom Common Stock subject to the Assumed RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
PSU Awards (Stock Price Hurdle Earned). Each award of restricted stock units with respect to shares of Fathom Common Stock granted under the Fathom Equity Plans that is, at the time of determination, subject to vesting conditions based on the achievement of performance targets (“PSU Award”) and that is subject to vesting based on the achievement of one or more stock price hurdles that is outstanding immediately prior to the Effective Time (each, a “Stock Price Hurdle PSU Award”) and that vests upon the occurrence of the Effective Time based on actual performance through the Effective Time (each, an “Earned PSU Award”) will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, be cancelled as of the Effective Time and converted into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of NXH Common Stock equal to (i) the number of shares of Fathom Common Stock underlying such Earned PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 of the Merger Agreement. Each Stock Price Hurdle PSU Award that has not vested as of the Effective Time based on actual performance through the Effective Time will automatically terminate and be canceled without payment of any consideration to the holder thereof.
PSU Awards (Stock Price Hurdle Not Earned). Each PSU Award (other than a Stock Price Hurdle PSU Award) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, be assumed by NXH. Each such assumed Fathom PSU Award (each, an “Assumed PSU Award”) will be converted into an award of performance-based restricted stock units with respect to shares of NXH Common Stock on the same terms and conditions as were applicable to such Assumed PSU Award immediately prior to the Effective Time, except that each Assumed PSU Award will relate to the number of shares of NXH Common Stock equal to the product of (i) a number of shares of Fathom Common Stock subject to such Fathom PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
Double Trigger Acceleration. Notwithstanding the foregoing, if, at any time during the twelve (12)-month period following the Effective Time, the employment of a holder of any Assumed Restricted Stock Award, Assumed RSU Award or Assumed PSU Award (each, an “Assumed Equity Award”) is terminated by NXH, Fathom (after the Merger) or any of their respective subsidiaries without Cause (as defined in the applicable Fathom Equity Plan or award agreement), then all Assumed Equity Awards held by such holder shall become fully vested as of the date of such termination of employment.
2019 Omnibus Stock Incentive Plan. As of the Effective Time, NXH shall assume Fathom’s 2019 Omnibus Stock Incentive Plan with the number of shares reserved and remaining available for issuance thereunder adjusted to a number of shares of NXH Common Stock determined by multiplying the number of shares of Fathom Common Stock reserved and remaining available for issuance under the Fathom 2019 Omnibus Stock Incentive Plan immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share.
Recommendation of the Fathom Board; Fathom’s Reasons for the Merger
The Fathom Board unanimously recommends that you vote “FOR” the Merger Proposal. The Fathom Board also recommends that you vote “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal. For a description of some of the factors considered by the Fathom Board in connection with the Merger, see “The Merger—The Fathom Board and its Reasons for the Merger.”
Opinion of Fathom’s Financial Advisor
The Fathom Board has engaged Lucid Capital Markets, LLC (“Lucid”), as the Fathom Board’s financial advisor in connection with the proposed Merger. On June 16, 2026, at a meeting of the Fathom Board held to evaluate the Merger, Lucid rendered an oral opinion, which was confirmed by delivery of a written opinion dated June 16, 2026, to the Fathom Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the Merger Consideration provided for in the Merger Agreement was fair, from a financial point of view, to the holders of shares of Fathom Common Stock (other than NXH, Merger Sub and their affiliates). The full text of Lucid’s written opinion, dated June 16, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C and is incorporated by reference herein in its entirety. The description of Lucid’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Lucid’s opinion. Lucid’s opinion and advisory services were intended for the benefit and use of the Fathom Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Lucid’s opinion did not constitute a recommendation as to the course of action that Fathom (or the Fathom Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by Fathom to engage in the Merger, including in comparison to other strategies or transactions that might be available to Fathom or which Fathom might engage in or consider. Lucid’s opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the Merger or otherwise.
The Special Meeting
The Special Meeting is scheduled to be held on    , 2026, at    , Eastern Time at Fathom’s headquarters, 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518, unless adjourned or postponed to a later date.
The purpose of the Special Meeting is to consider and vote on the following proposals, each of which is further described in this proxy statement/prospectus:
•	Proposal 1: Adoption of the Merger Agreement
•	Proposal 2: Approval of the Merger-Related Compensation
•	Proposal 3: Adjournment of the Special Meeting
Fathom’s stockholders must approve the Merger Proposal as a condition to the completion of the Merger. If Fathom’s stockholders fail to approve the Merger Proposal, the Merger will not occur. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal. The vote to approve the Merger Proposal is separate from the votes to approve the Merger-Related Compensation Proposal and the Adjournment Proposal. Accordingly, a Fathom stockholder may vote to approve the Merger Proposal and vote not to approve the Merger-Related Compensation Proposal or the Adjournment Proposal, and vice versa.
Other than the matters described above, Fathom does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment thereof. However, if any other matters are properly brought before the Special Meeting or any adjournment thereof for consideration, the holders listed on the proxy cards will have discretion to vote on such matters in accordance with their best judgment.
Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Accordingly, an abstention on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal.
Assuming a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Merger-Related Compensation Proposal. An abstention on the Merger-Related Compensation Proposal will be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote. In addition, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Merger-Related Compensation Proposal.
Whether or not a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Adjournment Proposal. Accordingly, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention on the Adjournment Proposal will be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.
Interests of NXH’s Directors and Executive Officers in the Merger
As of the date of this proxy statement/prospectus, NXH directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other NXH stockholders generally.

Interests of Fathom’s Directors and Executive Officers in the Merger
In considering the recommendations of the Fathom Board with respect to the Merger, Fathom’s stockholders should be aware that Fathom’s directors and executive officers have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Fathom’s stockholders generally. The Fathom Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Fathom’s stockholders adopt the Merger Agreement. See the section of this proxy statement/prospectus entitled “The Merger-Background of the Merger” and the section of this proxy statement/prospectus entitled “The Merger-Recommendation of the Fathom Board; Fathom’s Reasons for the Merger.”
These interests include the following:
•
At the Effective Time, each Cancelled RSU Award held by non-employee directors will fully vest and convert, and the double trigger acceleration of Assumed Equity Awards held by executive officers in the event of a qualifying termination within twelve (12) months following the closing of the Merger.

•
In connection with and subject to the Merger Agreement, each of Fathom’s directors and executive officers entered into a Voting and Support Agreement with NXH and Fathom, pursuant to which they agreed to vote their shares of Fathom Common Stock in favor of the adoption of the Merger Agreement.

•
Pursuant to the Merger Agreement, for a period of not less than six years from the Effective Time, NXH will maintain an insurance and indemnification policy for the benefit of certain persons, including Fathom’s directors and executive officers.

For a more complete description of these interests, see “Interests of Fathom’s Directors and Executive Officers in the Merger.”
Organizational Documents and Directors and Officers of the Surviving Company
Subject to the requirements described under “Merger Agreement—Indemnification; Directors’ and Officers’ Insurance,” at the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and bylaws of the surviving company, with such changes as reasonably required in accordance with applicable law. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the effective time will become the initial directors and officers of the surviving corporation as the surviving corporation of the Merger.
Security Ownership of Certain Beneficial Owners and Management of Fathom
At the close of business on August 10, 2026, Fathom directors and executive officers and their affiliates, as a group, beneficially owned 3,550,362 shares of Fathom Common Stock, collectively representing approximately 10.2% of the shares of Fathom Common Stock outstanding on such date. Fathom currently expects that all Fathom directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal. For more information regarding the security ownership of Fathom directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management of Fathom.”
Dissenters’ Rights
Holders of Fathom Common Stock are not entitled to dissenters’ rights in connection with the Merger.
Conditions to the Completion of the Merger
The obligations of each of NXH and Fathom to complete the Merger are subject to the satisfaction or waiver, as of the closing, of each of the following conditions:
•	approval by Fathom stockholders of the Merger Proposal must have been obtained;
•
no law or order preventing, enjoining or making illegal the consummation of the Merger may have been issued by a court of competent jurisdiction or other governmental entity of competent jurisdiction and remain in effect;

•
the shares of NXH Common Stock to be issued in connection with the Merger, including the shares of NXH Common Stock to be reserved for issuance upon vesting or settlement of Assumed Equity Awards, must have been approved for listing (subject to notice of issuance) on the New York Stock Exchange (the “NYSE”) or The Nasdaq Stock Market LLC (“Nasdaq”);

•	the absence of any material adverse effect since the date of the Merger Agreement;
•	the absence of any material breach under the Merger Agreement;
•	delivery of the officer’s certificates required under the Merger Agreement;
•
delivery of payoff letters for the 2024 Senior Notes (as defined below) (if applicable) and Specified Indebtedness (as defined in the Merger Agreement), with lien releases, unless NXH assumes the Specified Indebtedness;

•	delivery of a FIRPTA certificate confirming Fathom has not been a United States real property holding corporation during the relevant five (5)-year period;
•	delivery of an executed allonge in respect of the Bridge Note; and
•
the declaration of the effectiveness by the SEC of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, to be filed with the SEC by NXH in connection with the registration of the shares of NXH Common Stock to be issued in connection with the Merger.

In addition, each party’s obligation to complete the Merger is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the Merger Agreement, and the absence of the occurrence of any material adverse effect.
Neither NXH nor Fathom can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
No Solicitation of Acquisition Proposals
As more fully described under “The Merger Agreement—No Solicitation of Acquisition Proposals,” subject to the exceptions summarized below, Fathom has agreed that it will not (i) initiate, solicit or knowingly encourage the submission of any Company Acquisition Proposal (as defined in the Merger Agreement), or any proposal, request or offer that would reasonably be expected to result in a Company Acquisition Proposal, or engage in any discussions or negotiations with respect thereto (other than informing any third party of the existence of the non-solicitation provisions); (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal; (iii) withdraw, change or qualify, in a manner adverse to NXH, the Company Board Recommendation (as defined in the Merger Agreement) or make, or permit any director or executive officer to make, any public statement in connection with the Special Meeting by or on behalf of the Fathom Board or any committee thereof that would reasonably be expected to have the same effect; (iv) approve, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal; or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)) a “Change of Company Board Recommendation”).
Fathom agrees that it shall, and shall cause the Company Subsidiaries (as defined in the Merger Agreement) and Company Representatives (as defined in the Merger Agreement) to immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (or that could reasonably be expected to lead to a Company Acquisition proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. Fathom shall not terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Company Acquisition Proposal (other than NXH).
Notwithstanding anything to the contrary above, if at any time following the date hereof and prior to obtaining the Required Company Vote (i) Fathom has received a bona fide unsolicited written Company Acquisition Proposal from a third party, (ii) Fathom has not breached in any material respect its non-solicitation provisions in the Merger Agreement with respect to such Company Acquisition Proposal, and (iii) the Fathom Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, the Company may (A) furnish information with respect to Fathom and the Company Subsidiaries to the third party making such Company Acquisition Proposal, its representatives and potential sources of financing and (B) participate in discussions or negotiations with the third party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided that Fathom shall not, and shall cause the Company Subsidiaries not to, take the actions described in the foregoing clauses (A) and (B) unless the Fathom Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to take such actions would reasonably be expected to be inconsistent with its duties to the stockholders of Fathom; provided, further that Fathom (x) shall not, and shall cause the Company Subsidiaries not to and shall instruct the Company Representatives not to, disclose any information to such third party without first entering into a Company Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with such Person and (y) shall, except to the extent prohibited under Law, provide to NXH any material information concerning Fathom or the Company Subsidiaries provided or made available to such other third party which was not previously provided or made available to NXH as promptly as practicable (and in any event within twenty-four (24) hours).
If, at any time, Fathom or any Company Subsidiary receives any (i) Company Acquisition Proposal (or inquiry, offer or request for discussions or negotiations that could reasonably be expected to lead to a Company Acquisition Proposal) or (ii) any request for non-public information relating to Fathom or any Company Subsidiary, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, Fathom shall promptly (and in any event within twenty-four (24) hours) (i) notify NXH in writing and (ii) advise NXH if Fathom determines to begin providing information in connection with, or to engage in discussions or negotiations concerning, a Company Acquisition Proposal. Fathom shall keep NXH and Merger Sub reasonably informed of the status and any material changes to the material terms and conditions of any such Company Acquisition Proposal and notify NXH promptly (and in any event within forty-eight (48) hours) after it first enters into discussions or negotiations concerning or provides non-public information or data to any Person relating thereto.
Change of Recommendation
As more fully described under “The Merger Agreement—Change of Recommendation,” the Merger Agreement provides that, among other restrictions and subject to certain exceptions, notwithstanding the foregoing, if (i)(A) Fathom has received a bona fide unsolicited written Company Acquisition Proposal that the Fathom Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Company Superior Proposal or (B) the Fathom Board (or any duly authorized committee thereof) determines that a Company Intervening Event (as defined in the Merger Agreement) has occurred and is continuing and (ii) the Fathom Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Company Board Recommendation would reasonably be expected to be inconsistent with its duties to the Fathom stockholders, then the Fathom Board may, at any time prior to obtaining the Required Company Vote (as defined in the Merger Agreement), effect a Change of Company Board Recommendation with respect to such Company Superior Proposal or Company Intervening Event (as applicable) and fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; provided that Fathom must first provide NXH with at least five (5) Business Days’ prior written notice of its intention to take such action and, during such period, negotiate in good faith with NXH regarding any proposed amendments to the Merger Agreement, subject to other restrictions and requirements in the Merger Agreement.
Notwithstanding a Change of Company Board Recommendation or any other provision of the Merger Agreement to the contrary, unless the Merger Agreement has been validly terminated pursuant to the terms of the Merger Agreement, Fathom shall cause the transactions contemplated by the Merger Agreement to be submitted to a vote of the Fathom stockholders at the Special Meeting in order to obtain the Required Company Vote.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger abandoned:
•	by mutual written consent of NXH and Fathom at any time prior to the Effective Time;
•
by either NXH or Fathom, if (i) the Merger has not been consummated on or before December 16, 2026 (the “Initial Outside Date”); provided that the Initial Outside Date shall automatically be extended to December 31, 2026 (the “Extended Outside Date” and together with the Initial Outside Date, the “Outside Date”) if the consummation of the Merger has been restrained, enjoined or prohibited by any action of a government entity as of the Initial Outside Date; (ii) if any legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by the Merger Agreement shall have become final and nonappealable; or (iii) if the stockholder approval shall not have been obtained at the Special Meeting duly convened therefor (as such Special Meeting may be adjourned or postponed from time to time in accordance with terms hereof) at which a vote on the adoption of the Merger Agreement was taken;
•
by either NXH or Fathom, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and such breach would result in a failure of a closing condition and is not cured within 30 days following written notice to the other party;

•
by NXH, if at any time prior to the receipt of approval by Fathom stockholders, Fathom board shall have effected a Change of Company Board Recommendation or Fathom materially breached its obligations under the non-solicitation provisions of the Merger Agreement; or

•
by Fathom, if and only if, prior to the receipt of the Required Company Vote, the Fathom Board shall have authorized Fathom to enter into a definitive agreement with respect to a Company Superior Proposal in compliance with the terms and conditions set forth in Section 6.3 of the Merger Agreement, provided that, substantially concurrently with such termination, Fathom enters into such definitive agreement and pays (or causes to be paid) to NXH the Termination Fee (as defined below).

Termination Fee
If the Merger Agreement is terminated by Fathom for a Company Superior Proposal, then Fathom shall pay, or cause to be paid, to NXH prior to or concurrently with such termination a termination fee of $2.0 million (the “Termination Fee”).
If the Merger Agreement is terminated by NXH for Fathom’s failure to obtain the Required Company Vote or for a Change of Company Board Recommendation, and, in any such case, (i) a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the Fathom Board or senior management of Fathom, and shall not have been withdrawn, in each case, after the date of the Merger Agreement and prior to the time of the Special Meeting (in the case of a termination for failure to obtain the Required Company Vote) or the date of such termination (in the case of a termination for a Change of Company Board Recommendation or for breach by Fathom) and (ii) within twelve (12) months following such termination, Fathom or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then Fathom shall pay, or cause to be paid, to NXH the Termination Fee within three (3) Business Days following consummation of such transaction. In no event shall Fathom be required to pay the Termination Fee on more than one occasion.
If the Merger Agreement is terminated by NXH or Fathom for failure to obtain the Required Company Vote, or by NXH or Fathom pursuant to any other termination provision at a time when NXH would have been entitled to terminate for failure to obtain the Required Company Vote, then Fathom shall reimburse NXH for its reasonably documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, the Merger, and the transactions contemplated thereby, in an amount not to exceed $1.0 million (the “NXH Expense Reimbursement”), such reimbursement to be paid no later than two (2) Business Days following such termination; provided, that the payment by Fathom of the NXH Expense Reimbursement shall not relieve Fathom of any subsequent obligation to pay the Termination Fee (less any NXH Expense Reimbursement previously paid to NXH by Fathom). Except in the case of any willful and material breach or fraud, if NXH receives the Termination Fee, then the receipt of the Termination Fee will be NXH’s sole and exclusive remedy against Fathom, its affiliates and their respective representatives in connection with the Merger Agreement.
Accounting Treatment
NXH prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations. NXH’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the merger and concluded, based on a consideration of the pertinent facts and circumstances, that NXH will be the acquirer for financial accounting purposes. Accordingly, NXH’s cost to acquire Fathom has been allocated to Fathom’s acquired assets and liabilities based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of NXH’s acquisition of Fathom will not be known until the date of the completion of the merger and could vary materially from the preliminary purchase price.

The financial condition and results of operations of NXH after completion of the Merger will include the operating results of Fathom beginning from the closing date of the Merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Fathom. The earnings of NXH following completion of the Merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, NXH determines that tangible or intangible assets (including goodwill) are impaired, NXH would record an impairment charge at that time.
Material U.S. Federal Income Tax Consequences of the Merger
Fathom and NXH intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes. Assuming the Merger so qualifies, a holder of Fathom Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Fathom Common Stock for NXH Common Stock in the Merger, except with respect to cash received by such U.S. holder in lieu of fractional shares of NXH Common Stock.
However, it is not a condition to Fathom’s obligation or NXH’s obligation to consummate the transactions contemplated by the Merger Agreement that the Merger qualify for the Intended Tax Treatment or that Fathom or NXH receive an opinion from counsel to that effect. There are many requirements that must be satisfied for the Merger to qualify as a reorganization, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Merger. Furthermore, neither Fathom nor NXH intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the Merger will qualify for the Intended Tax Treatment or that the IRS will not challenge the conclusion that the Merger will qualify for the Intended Tax Treatment or that a court would not sustain such a challenge. If, contrary to expectations, the Merger does not qualify for the Intended Tax Treatment, holders of Fathom stock could be subject to U.S. federal income tax upon the receipt of NXH Common Stock.
See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of material U.S. federal income tax consequences of the Merger. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any state, local or non-U.S. tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
Tax matters are very complicated and the tax consequences of the Merger to each holder of Fathom Common Stock may depend on such stockholder’s particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the Merger.
Comparison of Stockholders’ Rights
Fathom is a North Carolina corporation and the rights of Fathom’s stockholders are governed by the NCBCA and NXH is a Delaware corporation and the rights of NXH stockholders are governed by the DGCL. Fathom stockholders’ rights are also governed by the Fathom charter and bylaws. If the Merger is completed, the rights of Fathom stockholders who become NXH stockholders will be governed by the NXH charter and bylaws. See “Comparison of Stockholders’ Rights.”
Listing of NXH Common Stock; Delisting and Deregistration of Fathom Common Stock
It is a condition of the Merger Agreement that the shares of NXH Common Stock to be issued to Fathom stockholders in the Merger be approved for listing on the NYSE or the Nasdaq, subject to official notice of issuance. Although the Merger Agreement provides that shares of NXH Common Stock issued in the Merger will be listed on the NYSE or the Nasdaq, there can be no assurance that such shares of NXH Common Stock will continue to be listed on the NYSE or the Nasdaq in the future.
If the Merger is completed, Fathom Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, and Fathom will no longer be required to file periodic reports with the SEC with respect to the Fathom Common Stock. Fathom has agreed to cooperate with NXH prior to the closing to cause the Fathom Common Stock to be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act as soon as practicable following the Effective Time of the Merger.

Litigation Related to the Merger
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Fathom’s, NXH’s and, as a result, the combined company’s financial condition, results of operations and liquidity, or result in an injunction delaying or preventing the completion of the Merger.
As of the date of this proxy statement/prospectus, Fathom and NXH are unaware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.
See the section entitled “Risk Factors” for additional information regarding any such potential litigation.
Summary of Risk Factors
The Merger, including the possibility that the Merger may not be completed, involves a number of risks. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Readers should review and carefully consider the risks and uncertainties described in more detail below, which includes a more complete discussion of these risks. The following summary highlights some of the risks to be considered with respect to the Merger and the businesses of NXH and Fathom. This summary is not complete and the risks summarized below are not the only risks that NXH and Fathom face.
Risks Related to the Merger
•
The Exchange Ratio is subject to downward adjustment prior to the closing date and will not be further adjusted to reflect any change in the price of either NXH Common Stock or Fathom Common Stock. As a result, the amount and value of the consideration that Fathom stockholders will actually receive in the Merger is uncertain.

•	The market price of NXH Common Stock will continue to fluctuate after the Merger.
•	The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.
•	The termination of the Merger Agreement could negatively impact NXH or Fathom and the trading prices of the NXH Common Stock or Fathom Common Stock.
•
The market price for shares of NXH Common Stock following the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of NXH or Fathom Common Stock.

•	The shares of common stock of the combined company to be received by Fathom stockholders as a result of the Merger will have rights different from the shares of Fathom Common Stock.
•
After the Merger, Fathom stockholders will have a significantly lower ownership and voting interest in NXH than they currently have in Fathom and will exercise less influence over management and policies of the combined company.

•
Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, each of NXH and Fathom may be restricted from entering into certain transactions and taking certain actions that might otherwise be beneficial to NXH, Fathom and/or their respective stockholders.

•	Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.
•	Failure to attract, motivate and retain agents and other key employees could diminish the anticipated benefits of the Merger.
•
The Merger, and uncertainty regarding the Merger, may cause customers, strategic partners and others to delay or defer decisions concerning NXH or Fathom and adversely affect each company’s ability to effectively manage its respective business.

•
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of NXH and Fathom, which could have an adverse effect on their respective businesses and financial results.

•	Fathom directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Fathom stockholders generally.
•	NXH or Fathom may waive one or more of the closing conditions without re-soliciting stockholder approval from Fathom’s stockholders.
•	The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Fathom.
•	The Merger will involve substantial costs.
•	Fathom has received a bridge loan from NXH, which creates additional risks for Fathom and its stockholders.
•	Fathom stockholders will not be entitled to dissenters’ rights or appraisal rights in the Merger.
•
Lawsuits may in the future be filed against NXH or Fathom, or against NXH or Fathom directors, challenging the Merger, and an adverse ruling in any such lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected time frame.

•
The consummation of the transactions contemplated under the Merger Agreement are not conditioned upon the receipt of an opinion of counsel to the effect that the Merger qualifies for the Intended Tax Treatment, and neither Fathom nor NXH intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.

Risks Related to the Combined Company
•
Combining the businesses of NXH and Fathom may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Merger, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

•	The failure to successfully integrate the businesses and operations of NXH and Fathom in the expected time frame may adversely affect the combined company’s future results.
•
The combined company may not be able to retain customers, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with NXH or Fathom.

•	The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
•	The combined company may be required to record goodwill and other intangible asset impairment charges, which could have a material adverse effect on its results of operations and financial condition.
•	Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.
•	The combined company may have substantial indebtedness following the Merger, which could adversely affect its financial flexibility and operations.
Risks Related to Fathom
•	Fathom has a history of losses and might not be able to achieve or sustain profitability.
•	Fathom has experienced defaults under its convertible notes and its liquidity depends in part on continued financial support from NXH.
•	If Fathom does not remain an innovative leader in the real estate industry, it might not be able to grow its business and leverage its costs to achieve profitability.
•	Fathom may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

•
If Fathom fails to grow in the various local markets that it serves or are unsuccessful in identifying and pursuing new business opportunities, its long-term prospects and profitability will be harmed.

•	If agents do not understand Fathom’s value proposition, Fathom might not be able to attract, retain and incentivize agents or maintain its agent growth rate.
•	Listing aggregator concentration and market power creates, and is expected to continue to create disruption in the residential real estate brokerage industry.
•	Fathom’s operating results are subject to seasonality and vary significantly across quarters during each calendar year, making meaningful comparisons of successive quarters difficult.
•
Fathom’s mortgage business might be unable to sell its originated loans, which option could impose costs on Fathom. Fathom’s inability to sell originated loans could also expose it to adverse market conditions.

•	If Fathom is unable to obtain sufficient financing through warehouse credit facilities to fund origination of mortgage loans, then Fathom may be unable to grow its mortgage business.
•
Fathom has recently acquired businesses that are outside its core competencies as a real estate brokerage, which could be difficult to integrate, disrupt its core business, dilute shareholder value, and adversely affect its operating results and the value of its common stock.

•	Fathom’s bitcoin treasury strategy could expose it to various risks associated with bitcoin.
•	Fathom’s results are tied to the residential real estate market, and it might be negatively impacted by downturns in this market and general global economic conditions.
•	A lack of financing for homebuyers in the U.S. residential real estate market at favorable rates could have a material adverse effect on Fathom’s financial performance and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based upon current expectations and include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of NXH’s management and/or Fathom management, including, without limitation, statements that are accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “see,” “seek,” “target,” “will,” “would” or other similar words, phrases or expressions and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the proposed Merger and its consummation, timing of closing of the proposed Merger, integration and transition plans, expected benefits of the transaction and synergies, changes in management, opportunities, management’s beliefs and certain assumptions made by Fathom and NXH, anticipated future performance and the timing of any of the foregoing. Future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time, many of which may be beyond the control of the parties to the proposed Merger, including, among other things:
•
the timing and likelihood of, and any conditions or requirements imposed in connection with, obtaining required stockholder approval of the proposed Merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the proposed Merger);

•	the possibility that the closing conditions to the proposed Merger may not be satisfied or waived;
•	delays in closing the proposed Merger or the possibility of non-consummation of the proposed Merger;
•	the risk that expected benefits, synergies and growth opportunities of the proposed Merger may not be achieved in a timely manner or at all;
•
the possibility that the price of NXH Common Stock and Fathom Common Stock could change before the completion of the proposed Merger, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•	the possibility that the proposed Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the risk that certain restrictions during the pendency of the proposed Merger may impact the ability of NXH and Fathom to pursue certain business opportunities or strategic transactions;
•	the occurrence of any event that could give rise to termination of any of the documents related to the proposed Merger;
•
the risk that stockholder litigation in connection with the proposed Merger may affect the timing or occurrence of the proposed Merger or result in significant costs of defense, indemnification and liability;

•	the risk that NXH and Fathom will be unable to retain or hire key personnel;
•	the ability to successfully integrate Fathom’s business with NXH following the closing of the proposed Merger in a timely manner or at all;
•	risks related to the diversion of time and attention of NXH and Fathom management from ongoing business concerns;
•	the risk that disruption from the proposed Merger may adversely affect NXH’s and Fathom’s business and their respective relationships with customers, vendors and employees;
•
the potential dilution of NXH’s stockholders’ and Fathom’s stockholders’ ownership percentage of the combined company as compared to their ownership percentage of NXH and Fathom, as applicable, prior to the proposed Merger;

•	the business, economic, political and other conditions in the areas in which NXH and Fathom operate;
•	events beyond the control of NXH and Fathom including, without limitation, acts of terrorism and changes in applicable law, including applicable tax laws;

•	risks related to Fathom directors and officers having interests in the proposed Merger that are different from, or in addition to, the interests of Fathom stockholders generally; and
•	the potential dilution of the combined company’s earnings per share as a result of the proposed Merger.
For additional information about these and other risks and uncertainties applicable to NXH and Fathom, their respective businesses and the proposed Merger, see the discussion contained in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus and in similarly titled sections in NXH’s filings with the SEC that are incorporated by reference herein. Except as required by law, neither NXH nor Fathom undertake any obligation to update forward-looking statements made to reflect new information, subsequent events or circumstances. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections. Forward-looking statements speak only as of the date that they are made.

MARKET PRICE, COMPARATIVE SHARE AND DIVIDEND INFORMATION
Market Price and Comparative Share Information
Shares of NXH Common Stock are listed for trading on the Nasdaq Global Select Market under the symbol “NXH.” Shares of Fathom Common Stock are listed for trading on the Nasdaq Capital Market under the symbol “FTHM.” The following table presents trading information for Fathom Common Stock and NXH Common Stock on (i) June 16, 2026, the last full trading day before the public announcement of the signing of the Merger Agreement and (ii)   , 2026, the last trading day before the date of the filing of this proxy statement/prospectus. The table also provides the estimated equivalent per share value of the Merger Consideration for each share of NXH Common Stock on the relevant date, based on an assumed Exchange Ratio of 0.2229 (the estimated Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note).

Date	Fathom Closing Price ($)	NXH Closing Price ($)	Exchange Ratio	Estimated Equivalent Per Share Value ($)
June 16, 2026	0.633	6.02	0.2229	1.34
, 2026

The Exchange Ratio will not be adjusted for changes in the market price of either NXH Common Stock or Fathom Common Stock. In addition, as described elsewhere in this proxy statement/prospectus under “The Merger Agreement—Merger Consideration,” the Merger Agreement provides that the Exchange Ratio is subject to downward adjustment prior to the closing date based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio. As a result, the amount of Merger Consideration that Fathom stockholders will receive in the Merger will depend on the aggregate indebtedness under the Bridge Note and the number of shares of Fathom Common Stock outstanding prior to the closing date, and the value of such Merger Consideration will depend on the market price of shares of NXH Common Stock at such time. Accordingly, the number of shares of NXH Common Stock that holders of Fathom Common Stock will have the right to receive on the effective date of the Merger may vary significantly from the number of shares of NXH Common Stock resulting from the Exchange Ratio disclosed above, and the market value of the shares of NXH Common Stock that holders of Fathom Common Stock will have the right to receive on the effective date of the Merger may vary significantly from the market value of such shares if the Merger was completed on the date of this proxy statement/prospectus. As a result, you should obtain recent market prices of NXH Common Stock and Fathom Common Stock prior to voting your shares. See “Risk Factors—Risks Related to the Merger.”
Holders
As of August 10, 2026, there were 693 registered holders of record of Fathom Common Stock.
Dividends
NXH has not declared or paid cash dividends on the NXH Common Stock. Fathom has not declared or paid cash dividends on the Fathom Common Stock. Any future determination to pay cash dividends on the NXH Common Stock will be at the discretion of NXH’s board of directors (the “NXH Board”) and will be dependent upon NXH’s results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and such other factors as the NXH Board may deem relevant.

RISK FACTORS
In considering how to vote on the proposals to be considered and voted on at the Special Meeting, you are urged to carefully consider all of the information contained in this proxy statement/prospectus. You should also read and consider the risks associated with each of the businesses of NXH and Fathom because those risks will affect the combined company. You are urged to carefully consider the following material risks relating to the Merger and the businesses of NXH, Fathom and the combined company.
Risks Related to the Merger
The Exchange Ratio is subject to downward adjustment prior to the closing date and will not be further adjusted to reflect any change in the price of either NXH Common Stock or Fathom Common Stock. As a result, the amount and value of the consideration that Fathom stockholders will actually receive in the Merger is uncertain.
Upon completion of the Merger, each share of Fathom Common Stock outstanding immediately prior to the Merger will be converted into the right to receive a number of shares of NXH Common Stock initially equal to 0.2236 (with cash, without interest and less any applicable withholding taxes, in lieu of any fractional shares of NXH Common Stock). As described elsewhere in this proxy statement/prospectus under “The Merger Agreement—Merger Consideration,” the Merger Agreement provides that the Exchange Ratio is subject to downward adjustment prior to the closing date based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. The Exchange Ratio will not be adjusted to reflect changes in the market price of either NXH Common Stock or Fathom Common Stock prior to the completion of the Merger. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio.
Because the amount of the Merger Consideration will depend on the outstanding balance under the Bridge Note and the number of shares of Fathom Common Stock outstanding as of the closing date, and the value of the Merger Consideration will depend on the market price of NXH Common Stock at the time the Merger is completed, Fathom stockholders will not know or be able to determine at the time of the Special Meeting the amount or the market value of the Merger Consideration they would receive upon completion of the Merger.
In addition, the market prices of NXH Common Stock and Fathom Common Stock have fluctuated prior to and after the date of the announcement of the Merger Agreement and may continue to fluctuate from the date of this proxy statement/prospectus to the date of the Special Meeting, and through the date the Merger is consummated. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in NXH’s or Fathom’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of NXH Common Stock and Fathom Common Stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which NXH and Fathom operate, and the timing of the Merger and receipt of required approvals and consents.
Many of these factors are beyond the control of NXH and Fathom, and neither NXH nor Fathom is permitted to terminate the Merger Agreement solely due to a decline in the market price of the common stock of the other party. Fathom stockholders are urged to obtain current market quotations for NXH Common Stock and Fathom Common Stock in determining whether to vote in favor of the Merger Proposal.
The market price of NXH Common Stock will continue to fluctuate after the Merger.
Upon completion of the Merger, Fathom’s stockholders will become holders of NXH Common Stock. The market price of the common stock of the combined company may continue to fluctuate, potentially significantly, following completion of the Merger, including for the reasons described above. As a result, former Fathom stockholders could lose some or all of the value of their investment in NXH Common Stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the NXH Common Stock received in the Merger, regardless of the combined company’s actual operating performance. Moreover, the issuance of shares of NXH Common Stock in the Merger will dilute the voting power and ownership interests of existing NXH stockholders and may put downward pressure on the market price of NXH Common Stock.
The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.
The Merger is subject to a number of conditions that must be satisfied or waived (to the extent permitted) prior to the completion of the Merger, including the approval by Fathom’s stockholders of the Merger Proposal. These conditions are described under “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions to the completion of the Merger, some of which are beyond the control of NXH and Fathom, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Merger may be delayed or not completed.
Additionally, either NXH or Fathom may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by the Outside Date (as defined in the Merger Agreement). In addition, if the Merger Agreement is terminated under specified circumstances, including if the Fathom Board changes its recommendation, Fathom may be required to pay NXH a termination fee of approximately $2.0 million. Additionally, if NXH or Fathom terminate the Merger Agreement due to a failure to obtain approval from Fathom’s stockholders, Fathom would be required to pay NXH an expense reimbursement fee of approximately $1.0 million. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination or expense reimbursement fee may be payable by Fathom.
The termination of the Merger Agreement could negatively impact NXH or Fathom and the trading prices of the NXH Common Stock or Fathom Common Stock.
If the Merger is not completed for any reason, including because Fathom’s stockholders fail to approve the Merger Proposal, the ongoing businesses of NXH and Fathom may be adversely affected and, without realizing any of the expected benefits of having completed the Merger, NXH and Fathom would be subject to a number of risks, including the following:
•	failure to complete the proposed Merger may result in negative publicity and a negative impression of each company in the investment community;
•	each company may experience negative reactions from its customers and employees;
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each company will be required to pay its respective costs relating to the Merger (subject to Fathom’s obligation to pay an expense reimbursement fee of approximately $1.0 million to NXH in certain circumstances), such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Merger is completed;

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the risk that Fathom may not be able to continue as a going concern without the Fathom Board seeking alternative strategic opportunities, which may result in a reduction or discontinuation of operations for the foreseeable future;

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the Merger Agreement places certain restrictions on the conduct of each company’s business prior to completion of the Merger and such restrictions, the waiver of which is subject to the consent of the other company, may prevent NXH and Fathom from taking actions during the pendency of the Merger that might otherwise be beneficial (see “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants applicable to NXH and Fathom); and

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matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by NXH and Fathom management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to NXH or Fathom, as applicable, as an independent company.

The market price for shares of NXH Common Stock following the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of NXH or Fathom Common Stock.
Upon consummation of the Merger, NXH stockholders and Fathom stockholders will both hold shares of common stock in the combined company. NXH’s businesses differ from those of Fathom, and Fathom’s businesses differ from those of NXH, and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the independent results of operations of NXH and Fathom. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either NXH or Fathom. For a discussion of the businesses of each of NXH and Fathom and some important factors to consider in connection with those businesses, see “The Parties to the Merger” and the other information contained in this proxy statement/prospectus.
Based on the anticipated treatment of equity-based awards and the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and based on an assumed Exchange Ratio of 0.2229 (the estimated Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note), it is expected that NXH may issue up to 8,157,685 shares of NXH Common Stock in the Merger. Former Fathom stockholders may decide not to hold the shares of NXH Common Stock that they will receive in the Merger, and NXH stockholders may decide to reduce their investment in NXH as a result of the changes to NXH’s investment profile as a result of the Merger. Other Fathom stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of NXH Common Stock that they receive in the Merger. Such sales of NXH Common Stock could have the effect of depressing the market price for NXH Common Stock.
The shares of common stock of the combined company to be received by Fathom stockholders as a result of the Merger will have rights different from the shares of Fathom Common Stock.
Upon completion of the Merger, Fathom stockholders will no longer be stockholders of Fathom, but will instead become stockholders of NXH. NXH is a Delaware corporation and Fathom is a North Carolina corporation. As such, there are certain differences between the rights of NXH stockholders under NXH’s amended and restated certificate of incorporation (the “NXH charter”) and NXH’s seventh amended and restated bylaws (the “NXH bylaws”) and the rights of Fathom stockholders under Fathom’s restated articles of incorporation, as amended (the “Fathom Charter”) and Fathom’s second amended and restated bylaws (the “Fathom Bylaws”). See “Comparison of Stockholders’ Rights” for a discussion of these rights.
After the Merger, Fathom stockholders will have a significantly lower ownership and voting interest in NXH than they currently have in Fathom and will exercise less influence over management and policies of the combined company.
Based on the anticipated treatment of equity-based awards and the number of shares of NXH and Fathom Common Stock outstanding on August 10, 2026, and based on an assumed Exchange Ratio of 0.2229 (the estimated Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note), upon completion of the Merger, former Fathom stockholders are expected to own approximately 7.9% of the outstanding shares of NXH Common Stock and NXH stockholders immediately prior to the Merger are expected to own approximately 92.1% of the outstanding shares of NXH Common Stock. Any increase in the number of shares of Fathom Common Stock outstanding (including as a result of the exercise of outstanding options and/or the vesting of outstanding restricted stock, restricted stock units and performance stock units), and any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date, will reduce the Exchange Ratio, which will reduce the percentage of NXH Common Stock owned by former Fathom stockholders upon completion of the Merger relative to the holders of NXH Common Stock immediately prior to the Merger. Consequently, former Fathom stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Fathom.
Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, each of NXH and Fathom may be restricted from entering into certain transactions and taking certain actions that might otherwise be beneficial to NXH, Fathom and/or their respective stockholders.
From and after the date of the Merger Agreement and prior to completion of the Merger, the Merger Agreement restricts NXH and Fathom from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course in all material respects. These restrictions may prevent NXH or Fathom, as applicable, from taking actions during the pendency of the Merger that might otherwise be beneficial. Adverse effects arising from these restrictions during the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, the approval by Fathom stockholders of the Merger Proposal, the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part registering the NXH Common Stock issuable pursuant to the Merger Agreement and the absence of any stop order or proceedings by the SEC with respect thereto, approval for listing on the NYSE or the Nasdaq of the shares of NXH Common Stock to be issued pursuant to the Merger Agreement, and the absence of governmental restraints or prohibitions preventing the consummation of the Merger. The obligation of each of NXH and Fathom to consummate the Merger are also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the Merger Agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the Merger Agreement. No assurance can be given that the other required stockholder, governmental and regulatory consents and approvals will be obtained or that the other required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that NXH and Fathom expect to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement—Conditions to the Completion of the Merger.”
Failure to attract, motivate and retain agents and other key employees could diminish the anticipated benefits of the Merger.
The success of the Merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by NXH and Fathom. It is possible that these employees and agents may decide not to remain with NXH or Fathom, as applicable, while the Merger is pending, or with the combined company. If key employees terminate their employment, or if an insufficient number of employees or agents are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating NXH and Fathom to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, NXH and Fathom may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of NXH and Fathom to the same extent that those companies have been able to attract or retain their own employees or agents in the past.
The Merger, and uncertainty regarding the Merger, may cause customers, strategic partners and others to delay or defer decisions concerning NXH or Fathom and adversely affect each company’s ability to effectively manage its respective business.
The Merger will happen only if the stated conditions are met, including the approval by Fathom’s stockholders of the Merger Proposal and the receipt of required approvals, and consents among other conditions. Many of the conditions are beyond the control of NXH and Fathom, and both parties also have certain rights to terminate the Merger Agreement under certain circumstances.
Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty may cause customers, strategic partners or others that deal with NXH or Fathom to delay or defer entering into contracts with NXH or Fathom or making other decisions concerning NXH or Fathom or seek to change or cancel existing business relationships with NXH or Fathom, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of NXH and Fathom, regardless of whether the Merger is ultimately completed.
In addition, the Merger Agreement restricts NXH, Fathom and their respective subsidiaries from taking certain actions during the pendency of the Merger without the consent of the other party. These restrictions may prevent NXH and Fathom from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the Merger. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants to which each of NXH and Fathom is subject.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of NXH and Fathom, which could have an adverse effect on their respective businesses and financial results.
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of NXH and Fathom, including by diverting the attention of NXH and Fathom management away from day-to-day business operations and toward the completion of the Merger. In addition, NXH and Fathom have each diverted significant management resources in an effort to complete the Merger and are each subject to restrictions contained in the Merger Agreement on the conduct of their respective businesses. If the Merger is not completed, NXH and Fathom will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.
Fathom directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Fathom stockholders generally.
In considering the recommendations of the Fathom Board to vote in favor of the proposals described in this proxy statement/prospectus, stockholders should be aware that Fathom directors and executive officers have interests in the Merger, including financial interests, which are different from, or in addition to, the interests of Fathom’s stockholders generally.
Fathom stockholders should be aware of these interests when they consider the recommendation of the Fathom Board that they vote to approve the Merger Proposal. The Fathom Board was aware of and considered these interests, among other matters, in reaching its determination that the Merger is fair to and in the best interests of Fathom and its stockholders, approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending that Fathom’s stockholders approve the Merger Proposal. The interests of Fathom directors and executive officers are described in more detail under “Interests of Fathom’s Directors and Executive Officers in the Merger.”
NXH or Fathom may waive one or more of the closing conditions without re-soliciting stockholder approval from Fathom’s stockholders.
To the extent permitted by law, NXH or Fathom may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the Merger. Fathom expects to evaluate the materiality of any waiver and its effect on Fathom stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the consummation of the Merger, and as to whether to re-solicit stockholder approval and/or amend this proxy statement/prospectus as a result of such waiver, will be made by Fathom at the time of such waiver based on the facts and circumstances as they exist at that time.
The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Fathom.
The Merger Agreement contains “no shop” provisions that restrict the ability of Fathom to, among other things (each as described under “The Merger Agreement—No Solicitation of Acquisition Proposals”):
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initiate, solicit, knowingly assist, knowingly induce or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any proposal or offer that constitutes, or would be reasonably expected to lead to, an acquisition proposal;

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engage in, continue or participate in any negotiations or discussions with any persons other than NXH, Merger Sub and their respective affiliates and representatives to the extent acting on behalf of NXH or Merger Sub concerning any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal; or

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furnish or provide or cause to be furnished or provided any non-public information or data relating to Fathom or any of its subsidiaries in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal.

Furthermore, there are only limited exceptions to the requirement under the Merger Agreement that the Fathom Board not withdraw, modify, amend or qualify the Fathom Board’s required recommendation to Fathom stockholders to adopt the Merger Agreement (the “Fathom Board Recommendation”). Although the Fathom Board is permitted to effect a change of recommendation, after complying with certain procedures set forth in the Merger Agreement, in response to a superior proposal or to an intervening event (if the Fathom Board determines in good faith that a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle NXH to terminate the Merger Agreement and collect a termination fee from Fathom. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee.”
These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or Merger of Fathom, even if it were prepared to pay consideration with a higher value than that implied by the Exchange Ratio in the Merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.
The Merger will involve substantial costs.
NXH and Fathom have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Merger. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by NXH or Fathom regardless of whether the Merger is completed.
The combined company will also incur restructuring and integration costs in connection with the Merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of the combined company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger and the integration of Fathom’s business with NXH’s business. Although NXH expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, Merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by NXH even if the Merger is not completed. While NXH has assumed that certain expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond NXH’s control that could affect the total amount or the timing of the integration and implementation expenses.
Fathom has received a bridge loan from NXH, which creates additional risks for Fathom and its stockholders.
Prior to the execution of the Merger Agreement, on May 29, 2026, as previously announced, Fathom issued NXH a subordinated secured promissory note in the original principal amount of approximately $3,036,350.39 (as amended and restated, the “Bridge Note”).
The Bridge Note bears interest at a rate of 9.0% per annum, matures in April 2027, and is secured by all of Fathom’s assets. The terms of the Bridge Note are described in greater detail elsewhere in this proxy statement/prospectus in the section entitled “Agreements Related to the Merger.”
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Dependency on NXH. Fathom’s decision to obtain financing from NXH rather than from an unaffiliated third party may have created a financial dependency on NXH that could limit Fathom’s ability to pursue alternative transactions. NXH’s position as both lender and acquirer may give NXH additional leverage over Fathom in connection with the Merger and the transactions contemplated thereby.

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Repayment obligations if the Merger is not completed. If the Merger is not completed for any reason, Fathom will remain obligated to repay the Bridge Note in accordance with its terms, including all accrued and unpaid interest. Fathom may not have sufficient cash on hand or access to alternative financing to satisfy its repayment obligations, which could have a material adverse effect on Fathom’s liquidity, financial condition, and results of operations.

Stockholders are urged to carefully consider these risks, together with the other information contained in this proxy statement/prospectus, before making a decision on how to vote on the proposals described herein.
Fathom stockholders will not be entitled to dissenters’ rights in the Merger.
Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a Merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the NCBCA, stockholders generally do not have dissenters’ rights if the shares of stock they hold are listed on a national securities exchange.

Because Fathom Common Stock is listed on the Nasdaq, a national securities exchange, holders of Fathom Common Stock are not entitled to dissenters’ rights in connection with the Merger. See “Dissenters’ Rights.”
Lawsuits may in the future be filed against NXH or Fathom, or against NXH or Fathom directors, challenging the Merger, and an adverse ruling in any such lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected time frame.
Transactions like the proposed Merger are frequently subject to litigation or other legal proceedings, including actions alleging that the NXH Board or the Fathom Board breached their respective fiduciary duties to their stockholders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Neither NXH nor Fathom can provide assurance that such litigation or other legal proceedings will not be brought. If litigation or other legal proceedings are in fact brought against NXH or Fathom, or against the NXH Board or the Fathom Board, they will defend against it, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of NXH, Fathom or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.
Furthermore, one of the conditions to the completion of the Merger is that no injunction by any court or other governmental entity of competent jurisdiction will be in effect that prevents, enjoins or makes illegal the consummation of the Merger. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Merger, that injunction may prevent the Merger from becoming effective or from becoming effective within the expected time frame.
The consummation of the transactions contemplated under the Merger Agreement are not conditioned upon the receipt of an opinion of counsel to the effect that the Merger qualifies for the Intended Tax Treatment, and neither Fathom nor NXH intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Merger so qualifies, a holder of Fathom Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Fathom Common Stock for NXH Common Stock in the Merger, except possibly with respect to cash received by such holder in lieu of a fractional share of NXH Common Stock.
However, it is not a condition to Fathom’s obligation or NXH’s obligation to consummate the transactions contemplated by the Merger Agreement that the Merger qualify for the Intended Tax Treatment or that Fathom or NXH receive an opinion from counsel to that effect. There are many requirements that must be satisfied for the Merger to qualify as a reorganization, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Merger. Furthermore, neither Fathom nor NXH intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the Merger will qualify for the Intended Tax Treatment or that the IRS will not challenge the conclusion that the Merger will qualify for the Intended Tax Treatment or that a court would not sustain such a challenge. If, contrary to expectations, the Merger does not qualify for the Intended Tax Treatment, holders of Fathom Common Stock could be subject to U.S. federal income tax upon the receipt of NXH Common Stock in the Merger.
See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of material U.S. federal income tax consequences of the Merger. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters are very complicated and the tax consequences of the Merger to each U.S. holder of Fathom Common Stock may depend on such stockholder’s particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the Merger.

Risks Related to the Combined Company
Combining the businesses of NXH and Fathom may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Merger, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.
The success of the Merger will depend on, among other things, the ability of NXH and Fathom to combine their businesses in a manner that facilitates growth opportunities. NXH and Fathom have entered into the Merger Agreement because each believes that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of their respective stockholders and that combining the businesses of NXH and Fathom will produce benefits. See “The Merger-Recommendation of the Fathom Board; Fathom’s Reasons for the Merger.”
However, NXH and Fathom must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.
An inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.
In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and any potential cost savings, if achieved, may be lower than what NXH and Fathom expect and may take longer to achieve than anticipated. If NXH and Fathom are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.
The failure to successfully integrate the businesses and operations of NXH and Fathom in the expected time frame may adversely affect the combined company’s future results.
NXH and Fathom have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key NXH or Fathom employees or agents, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of NXH and Fathom in order to realize the anticipated benefits of the Merger so the combined company performs as expected:
•	combining the companies’ operations and corporate functions;
•
combining the businesses of NXH and Fathom and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the Merger, the failure of which would result in the anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

•	integrating the companies’ technologies and technologies licensed from third parties;
•	integrating and unifying the offerings and services available to customers;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•
maintaining existing agreements with customers, suppliers, distributors and vendors, avoiding delays in entering into new agreements with prospective customers, suppliers, distributors and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;
•	managing the movement of certain positions to different locations;
•	coordinating geographically dispersed organizations; and
•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals and consents.
In addition, at times the attention of certain members of NXH’s and Fathom’s management and each company’s respective resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.
The combined company may not be able to retain customers or agents, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with NXH or Fathom.
As a result of the Merger, the combined company may experience impacts on relationships with customers or agents that may harm the combined company’s business and results of operations. Certain customers may no longer desire to do business with the combined company following the Merger. There can be no guarantee that customers or agents will remain with or continue to have a relationship with the combined company following the Merger. If any customers stop doing business with the combined company, or if agents leave the combined company, then the combined company’s business and results of operations may be harmed.
NXH and Fathom also have contracts with landlords, licensors and other business partners which may require NXH or Fathom, as applicable, to obtain consent from these other parties in connection with the Merger, or which may otherwise contain limitations applicable to such contracts following the Merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom NXH or Fathom currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Merger or by a termination of the Merger Agreement.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of NXH’s and Fathom’s businesses following the Merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.
The combined company may be required to record goodwill and other intangible asset impairment charges, which could have a material adverse effect on its results of operations and financial condition.
In connection with the accounting for the Merger, the combined company expects to record a significant amount of goodwill and other intangible assets. Under applicable accounting standards, goodwill and indefinite-lived intangible assets are not amortized but are tested for impairment at least annually, or more frequently when events or changes in circumstances indicate the carrying value may not be recoverable. If the fair value of a reporting unit or intangible asset is less than its carrying amount, the combined company would be required to recognize an impairment charge. Any goodwill or intangible asset impairment charges could have a material adverse effect on the combined company’s results of operations and financial condition, and such charges, although non-cash in nature, could adversely affect the trading price of NXH Common Stock.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.
Neither NXH nor Fathom has historically paid cash dividends on its common stock. Whether any dividends are declared or paid to stockholders of the combined company, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. The NXH Board will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by any of the following factors:
•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;
•
decisions on whether, when and in what amounts to make any future distributions will remain at all times entirely at the discretion of the NXH Board, which could change its dividend practices at any time and for any reason;

•	the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law; and
•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.
Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.
The combined company may have substantial indebtedness following the Merger, which could adversely affect its financial flexibility and operations.
Following the completion of the Merger, the combined company is expected to have substantial indebtedness, including indebtedness currently outstanding under Fathom’s existing credit facilities and the subordinated secured promissory notes payable to NXH. The combined company’s level of indebtedness could have important consequences, including limiting the combined company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes; requiring a substantial portion of the combined company’s cash flow from operations to be dedicated to debt service payments; increasing the combined company’s vulnerability to general adverse economic and industry conditions; and limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it competes. In addition, the terms of the combined company’s indebtedness may restrict its ability to take certain actions, including paying dividends, making investments or incurring additional indebtedness. If the combined company is unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments on its indebtedness, or if it fails to comply with the various requirements of its indebtedness, it would be in default, which could result in the acceleration of maturity of such indebtedness.
Risks Related to Fathom
You should consider carefully the risks and uncertainties described below related to Fathom Holdings Inc. (for purposes of this section, the “Company,” “our,” or “we”) together with the other information included in this proxy statement/prospectus, including our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The occurrence of any of the following risks may materially and adversely affect our business, financial condition, results of operations, cash flows, reputation and future prospects.
Risks Related to Our Business
We have a history of losses, and we might not be able to achieve or sustain profitability.
We experienced net losses of approximately $20.3 million and $21.6 million for the years ended December 31, 2025 and 2024, respectively. We cannot guarantee when or if we will achieve sustained profitability, particularly considering current economic uncertainty and increased interest rates. We expect to make significant future expenditures to develop and expand our business. We might not achieve sufficient revenue to achieve or maintain profitability. We could incur significant losses in the future for many reasons, including the other risks described in this proxy statement/prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we might not be able to achieve or maintain profitability and we may incur significant losses for the foreseeable future.

We have experienced defaults under our convertible notes and our liquidity depends in part on continued financial support from NXH.
Our failure to timely file our Form 10-Q for the fiscal quarter ended March 31, 2026 (the “Delinquent Filing”) constituted an Event of Default under the senior secured convertible promissory notes we issued in September 2024 (the “2024 Notes”) pursuant to that certain Securities Purchase Agreement dated September 25, 2024 (the “Securities Purchase Agreement”). The Delinquent Filing also constituted a breach of the Securities Purchase Agreement. Although the holders of the 2024 Notes agreed to waive these defaults through October 1, 2026 pursuant to the Waiver entered into on May 29, 2026, there can be no assurance that the Waiver will be extended beyond its current expiration date. In addition, we are dependent upon committed financial support from NXH to mitigate conditions that raised substantial doubt about our ability to continue as a going concern. If the Merger is not consummated or NXH’s financial support is not sustained, we might not have sufficient liquidity to meet our obligations.
If we do not remain an innovative leader in the real estate industry, we might not be able to grow our business and leverage our costs to achieve profitability.
Innovation has been critical to our ability to compete for clients and real estate agents. If competitors follow our practices or develop more innovative practices, our ability to achieve profitability may diminish or erode. For example, other brokerages could develop or license cloud-based office platforms that are equal to or superior to ours. If we do not remain on the forefront of innovation, we might not be able to achieve or sustain profitability, particularly in the current environment of economic uncertainty and increased interest rates, which are having a negative effect on the real estate industry.
The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. Our future success will depend in significant part on our ability to continually improve the performance, features and reliability of our technological developments in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that we will be successful in doing so.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we might need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business might be harmed.
We might not be able to effectively manage rapid growth in our business.
We might not be able to scale our business services and support quickly enough to meet the growing needs of our real estate agents. If we are not able to grow efficiently, our operating results could be harmed. As we continue to add new agents and make acquisitions, we will need to devote additional financial and human resources to improving our internal systems, integrating with third-party systems, and maintaining infrastructure performance. In addition, we will need to appropriately scale our internal business systems and our services organization, including support of our affiliated agents as our demographics expand over time. Any failure of, or delay in, these efforts could impair system performance and negatively impact our agents’ satisfaction. These issues could result in difficulty in both attracting and retaining agents. Even if we can upgrade our systems and expand our staff, such expansion may be expensive, complex, and place increasing demands on our management. We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure and we might not be successful in maintaining adequate financial and operating systems and controls as we expand. Moreover, there are inherent risks associated with upgrading, improving and expanding our information technology systems. We cannot be sure that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. These efforts may reduce revenue and our margins and adversely impact our financial results.
Continued technological and geographic growth could also strain our ability to maintain reliable service levels for our users and advertisers, develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, and recruit, train, and retain highly skilled personnel. Our products are accessed by many users, often simultaneously. If the use of our marketplace continues to expand, we might not be able to scale our technology to accommodate increased capacity requirements, which might result in interruptions or delays in service. The failure of our systems and operations to meet our capacity requirements could result in interruptions or delays in service or impede our ability to scale our operations.
These issues could result in difficulty in both attracting and retaining agents. Even if we are able to upgrade our systems and expand our staff, such expansion may be expensive, complex, and place increasing demands on our management. We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure and we might not be successful in maintaining adequate financial and operating systems and controls as we expand. Moreover, there are inherent risks associated with upgrading, improving and expanding our information technology systems. We cannot be sure that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. These efforts may reduce revenue and our margins and adversely impact our financial results.
If we fail to grow in the various local markets that we serve or are unsuccessful in identifying and pursuing new business opportunities our long-term prospects and profitability will be harmed.
To capture and retain market share in the various local markets that we serve, we must compete successfully against other brokerages for agents and for the consumer relationships that they bring. Our competitors could lower the fees that they charge to agents or could raise the compensation structure for those agents. Our competitors may have access to greater financial resources than we, allowing them to undertake expensive local advertising or marketing efforts. In addition, our competitors may be able to leverage local relationships, referral sources, and strong local brand and name recognition that we have not established. Our competitors could, as a result, have greater leverage in attracting both new and established agents in the market and in generating business among local consumers. Our ability to grow in the local markets that we serve will depend on our ability to compete with these local brokerages.
If we don’t grow organically in local markets, or if we fail to successfully identify and pursue new business opportunities we may decide to change our business model and operations to improve revenue. Such changes may disproportionately increase our expenses or reduce profit margins. For example, we may allocate resources to acquire lower margin brokerage models or to develop a commercial real estate division. These decisions could involve significant up-front costs that may only be recovered after long periods of time. In addition, any of these additional activities could expose us to additional compliance obligations and regulatory risks.
If we fail to continue to grow in the local markets we serve or if we fail to successfully identify and pursue new business opportunities, our long-term prospects, financial condition and results of operations may be harmed, and our stock price may decline.
Our value proposition for agents includes allowing them to keep more of their commissions than traditional companies do. If agents do not understand our value proposition, we might not be able to attract, retain and incentivize agents or maintain our agent growth rate, which would adversely affect our revenue and results of operations.
Participation in our commission plan represents a key component of our agent and broker value proposition. Agents might not understand or appreciate our value. In addition, agents might not appreciate other components of our value proposition including the systems and tools that we provide to agents, and the professional development opportunities we create and deliver. We compete with many other real estate brokerages for qualified agents and if agents do not understand the elements of our agent value proposition, or do not perceive it to be more valuable than the models used by most competitors, we might not be able to attract, retain and incentivize new and existing agents to grow our revenue. This could also negatively impact our agent growth rate. Our net licensed agent and broker base decreased by approximately 1.2% from approximately 14,300 agent licenses at December 31, 2024, to approximately

14,135 agent licenses at December 31, 2025. Because we derive revenue from real estate transactions in which our agents receive commissions, the size of our licensed agent base directly impacts our revenue. If declines in our agent base are not offset by increased productivity or transaction volume, our revenue and results of operations could be adversely affected.
Our agent commission plans, including Fathom Max and Fathom Share, might not positively contribute to agent recruitment and retention, which would adversely affect our revenue growth and results of operations.
We introduced two new agent commission plans in August 2024. These new plans, Fathom Max and Fathom Share, were designed to enhance agent recruitment and retention while reinforcing our commitment to provide flexible, attractive options for agents. However, our new plans might not work as designed and might not deliver agent growth and retention, particularly if agents do not appreciate or understand the commission plans. If our new plans do not work as intended, our agent growth rate might be affected, which could adversely affect our results of operations.
If we fail to expand effectively into adjacent markets, our growth prospects could be harmed.
We intend to expand our operations into adjacent real estate markets, such as rental properties, mortgages, and home improvement. We also intend to expand our geographic market as well, including additional U.S. geographic markets, as well as potentially international markets. We may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our sales force and management personnel to cover these markets.
Our historical revenue growth rates might not be indicative of our future growth, and we might not continue to grow at our recent pace, or at all.
For the year ended December 31, 2025, our revenue increased to $420.5 million from $335.2 million, which represents an increase of approximately 25.4%. We believe that our future revenue growth will depend, among other factors, on our ability to:
•	Recruit additional agents and collect additional commissions from existing agents;
•	Increase our brand awareness;
•	Successfully develop and deploy new products for the residential real estate industry;
•	Integrate acquired companies, including those offering new ancillary services, such as title, insurance, and mortgage into our product offerings to increase our revenue per agent transaction;
•	Respond effectively to competitive threats, including recent industry consolidation; and
•	Successfully expand our business into adjacent markets.
We might not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could materially and adversely affect our revenue. Our past revenue growth is not indicative of our future growth.
We currently use and intend to continue to use Adjusted EBITDA, a non-GAAP financial measure, in reporting our annual and quarterly results of operations; however, Adjusted EBITDA is not equivalent to net income (loss) from operations as determined under GAAP, and stockholders may consider GAAP measures to be more relevant to our operating performance.
As part of our reporting of our annual and quarterly results of operations, we publish and intend to continue to publish measures compiled in accordance with GAAP as well as non-GAAP financial measures, along with a reconciliation between the GAAP and non-GAAP financial measures. The reconciling items adjust amounts reported in accordance with GAAP for certain items which are described in detail in our published results of operations. Our financial statements themselves do not and will not contain any non-GAAP financial measures.
Specifically, we use Adjusted EBITDA, which we use to represent net income (loss), excluding other income (expense), income taxes expense (benefit), depreciation and amortization, share-based compensation expense and transaction-related costs. We believe the exclusion of share-based compensation expense related to restricted stock awards and stock options provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency of our results of operations. We believe that our non-GAAP financial measures are meaningful to investors when analyzing our results of operations, as they are a key metric used by our management for financial and operational decision-making.
The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions on such non-GAAP financial measures. If we decide to alter or discontinue the use of non-GAAP financial measures in reporting our annual and quarterly results of operations, the market price of our stock could be adversely affected if investors analyze our performance in a different manner.
Adverse outcomes in litigation and regulatory actions against other companies and agents in our industry could adversely impact our financial results.
Adverse outcomes in legal and regulatory actions against other companies, brokers, and agents in the residential and commercial real estate industry may adversely impact the financial condition of the Company and our real estate brokers and agents when those matters relate to business practices shared by the Company, our real estate brokers and agents, or our industry at large. Such matters may include, without limitation, the federal Real Estate Settlement Procedures Act, Telephone Consumer Protection Act of 1991 and state consumer protection laws, antitrust and anticompetition, and worker classification claims. Additionally, the success of plaintiffs or regulatory bodies in such actions, may increase the likelihood that similar claims are made against the Company and/or our real estate brokers and agents, which could result in significant liability and adversely impact our financial results if we or our brokers and agents are unable to distinguish or defend our business practices.
As an example, in the matter of Burnett v. National Association of Realtors (U.S. District Court for the Western District of Missouri), a federal jury found that the NAR and certain other remaining brokerage defendants liable for $1.8 billion in damages on claims that these companies conspired to artificially inflate brokerage commissions, which is in violation of federal antitrust law (the “Burnett Ruling”). The verdict was appealed on October 31, 2023. Additionally, certain other brokerage defendants settled with the plaintiffs, including both monetary and non-monetary settlement terms. That same day, the NAR, eXp World Holdings, Inc., Compass, Inc., Redfin Corporation, Weichert Realtors, United Real Estate, Howard Hann Real Estate Services, and Douglas Elliman, Inc. were named as defendants in Gibson v. National Association of Realtors (U.S. District Court for the Western District of Missouri), alleging a similar fact pattern and antitrust violations. On or about March 15, 2024, NAR agreed to settle the Burnett Ruling, along with similar litigation, by agreeing to pay $418 million over approximately four years, and changing certain of its rules surrounding agent commissions (the “NAR Settlement”). On November 26, 2024, the NAR Settlement was granted over objections, which resolved the claims against the Company.
Due to the NAR Settlement, there may be rule changes for the NAR. As a result of the NAR Settlement, effective mid-July 2024, NAR put in place a new rule prohibiting offers of compensation on the MLS, and adopted rules requiring written agreements between buyers and buyers’ agents. The direct and indirect effects, if any, of the NAR Settlement and similar settlements upon the real estate industry are not yet entirely clear. There could also be further changes in real estate industry practices. All of this has prompted discussion of regulatory changes to rules established by local or state real estate boards or multiple listing services and may require changes to brokers’ business models, including changes in agent and broker compensation.
Because we charge our agents a flat fee per transaction, our agents have always been empowered to negotiate their own fees. Further, the flat fee per transaction model eliminates any incentive for us to interfere with our agent’s ability to negotiate their fees, as changes in agent commission does not affect our net income. Agents who can set their own fees can tailor fees to better compete in their target market, affording them greater flexibility. Agents who are better positioned to compete in their markets will likely increase their transaction volume, which would positively impact our revenues since we are paid on a per-transaction basis. We believe the freedom of our agents to negotiate their own fees helps us recruit and retain agents without having any material adverse effect on our operations, revenues, earnings, or financial results.
We face significant risk to our brand and revenue if we fail to maintain compliance with the law and regulations of federal, state, foreign, or county governmental authorities, or private associations and governing boards.
We operate in a heavily regulated industry with regulated labor classifications which present significant risks in general for each potential instance in which we fail to comply.

Our agents could be classified as either employees or independent contractors, and we could potentially misclassify or fail to consistently comply with the requirements of such classifications. Classifications and compliance are subject to the Internal Revenue Service regulations and applicable state law guidelines and penalties.
Classifications, regulations and guidelines for agents are subject to judicial and agency interpretation as well as periodic changes. Changes, or any indication of changes, may adversely impact our workforce classifications, expenses, compensation, commission structure, roles and responsibilities and broker organization.
In addition to workforce regulations and classifications, complex, heavily regulated federal, state and local authority laws, regulations and policies govern our real estate business, as well as our title, title insurance, insurance, mortgage, lead generation, and other ancillary services.
The laws, rules and regulations applicable to our business practices include, without limitation:
•	RESPA;
•	The federal Fair Housing Act;
•	The Dodd-Frank Act;
•	Federal advertising laws, as well as comparable state statutes;
•	Rules of trade organizations such as the NAR, local MLSs, and state and local AORs;
•
Licensing requirements and related obligations that could arise from our business practices relating to the provision of services other than real estate brokerage services, including our title, insurance and mortgage businesses;

•	Privacy regulations relating to our use of personal information collected from the registered users of our websites;
•	Laws relating to the use and publication of information through the Internet; and
•	State real estate brokerage licensing requirements, as well as statutory due diligence, disclosure, record keeping and standard-of-care obligations relating to these licenses.
The U.S. Department of Justice has opened an anti-trust investigation of some of our biggest competitors, and they are defendants in related lawsuits that could negatively impact our industry.
In addition, Fathom Realty, LLC (“Fathom Realty”), a wholly-owned subsidiary of the Company, has been named as a defendant in two purported class actions in the United States District Court for the Eastern District of Texas Sherman Division. The complaints allege that coordination among several realtor associations, MLSs, and Texas real estate brokerages resulted in inflated commissions paid by home sellers to buyer brokers beginning in 2019. The Company believes the lawsuits are without merit, particularly with respect to Fathom Realty, and intends to vigorously defend itself.
Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act contains the Mortgage Reform and Anti-Predatory Lending Act (the “Mortgage Act”), which imposes several additional requirements on lenders and servicers of residential mortgage loans by amending certain existing provisions and adding new sections to RESPA and other federal laws. The Mortgage Act also broadly prohibits unfair, deceptive or abusive acts and practices, and knowingly or recklessly providing substantial assistance to a covered person in violation of that prohibition. The Mortgage Act also significantly increased the penalties for noncompliance with these laws, which could lead to an increase in lawsuits against mortgage lenders and servicers.
Maintaining legal compliance is challenging and increases our costs due to the resources required to continually monitor business practices for compliance with laws, rules and regulations, and to monitor changes in existing applicable laws and the enactment of new ones.
We might not be aware of all the laws, rules and regulations applicable to our business, or be able to comply with all of them, given the rate of regulatory changes, ambiguities in regulations, contradictions in laws and regulations between jurisdictions, and the difficulties in achieving both company-wide and jurisdiction-specific knowledge and compliance.

If we fail, or we have been alleged to have failed, to comply with any applicable laws, rules and regulations, we could be subject to lawsuits and administrative complaints and proceedings, as well as criminal proceedings. Our noncompliance could result in significant defense costs, settlement costs, damages and penalties.
Additionally, our business licenses could be suspended or revoked, our business practices enjoined, or we could be required to modify our business practices, which could materially impair, or even prevent, our ability to conduct all or any portion of our business. Any such events could also damage our reputation and impair our ability to attract and service home buyers, home sellers and agents, as well our ability to attract brokerages, teams of agents and individual agents to our Company, without increasing our costs.
Further, if we lose our ability to obtain and maintain the regulatory approvals and licenses necessary to conduct business as we currently operate, our ability to conduct business may be harmed. Lastly, any lobbying or related activities we undertake regarding existing, proposed, or new regulations could substantially increase our operating expenses.
If we fail to protect the privacy or personal information of employees, independent contractors, or consumers, or if we fail to comply with privacy or data security legal requirements, our reputation and business could be significantly harmed.
Tens of thousands of consumers, independent contractors, and employees have shared personal information with us during the normal course of our business. Such information includes, but is not limited to, social security numbers, annual income amounts and sources, names, addresses, phone numbers, and email addresses.
The application, disclosure and safeguarding of this information is regulated by federal and state privacy laws. To comply with privacy laws, we have adopted a privacy policy (the “Privacy Policy”) governing our use and safeguarding of personal information. Our Privacy Policy includes informing consumers, independent contractors and employees that we will not share their personal information with third parties without their prior consent unless required to do so by law.
Privacy policies and compliance with federal and state privacy laws present risks including legal liability. We might not become aware of all privacy laws, changes to privacy laws, or third-party privacy regulations governing the real estate business or be unable to comply with all of these regulations, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and jurisdiction-specific knowledge and compliance.
Our Privacy Policy and safeguards could be deemed insufficient if third parties with whom we have shared personal information fail to safeguard that information. Legal liability under such laws would impose significant costs and would damage our reputation. Any of these consequences could result in a material adverse impact on our brand, business model, and operating results.
We participate in a highly competitive market, and pressure from existing and new competitors might adversely affect our business and operating results.
The market to provide home listings and marketing services for the residential real estate industry is highly competitive and fragmented. Homes are typically marketed through multiple channels. Accordingly, current and potential competitors could aggregate a set of listings similar to ours. We compete with online real estate marketplaces, such as Zillow and Realtor.com, and traditional offline media. We compete to attract consumers by the number and quality of listings; user experience; the breadth, depth, and relevance of insights and other content on homes, neighborhoods, and professionals; brand and reputation; and the quality of mobile products. We compete to attract real estate professionals through the quality of our website and mobile products; the size and attractiveness of the consumer audience; the quality and measurability of the leads we generate; the perceived return on investment we deliver and the effectiveness of marketing and workflow tools. We also compete for advertisers against other media, including print media, television and radio, social networks, search engines, other websites, and email marketing. We compete primarily on the size and attractiveness of the audience, pricing, and the ability to target desired audiences.
Many of our existing competitors have substantial competitive advantages, such as:
•	greater scale;
•	stronger brands and greater name recognition;
•	longer operating histories;

•	larger budgets and greater financial resources, for research and development, sales and marketing;
•	more extensive relationships with participants in the residential real estate industry, such as brokers, agents, and advertisers;
•	stronger relationships with third-party data providers, such as multiple listing services and listing aggregators;
•	access to larger user bases; and
•	larger intellectual property portfolios.
These advantages could be increasingly important considering current economic uncertainties and increased interest rates, and recent industry consolidation could further strengthen industry competition.
Our competitors’ success could result in the loss of market share.
There is also intense competition for the ancillary services we offer including title insurance, mortgage and lead generation. Our efforts to create a more complete transaction experience for consumers through these services will require significant integration and coordination and might not positively impact our financial performance particularly if agents or consumers perceive that our competitors offer more attractive rates or a better transactional experience. This increased competition could stall our growth in these areas.
We expect increased competition if our market continues to expand. In addition, our competitors might be acquired by third parties with greater resources than we, which would further strengthen our competitors and enable them to compete more vigorously or broadly with us. If we cannot compete effectively, our business and operating results will be materially and adversely affected.
Listing aggregator concentration and market power creates, and is expected to continue to create, disruption in the residential real estate brokerage industry, which might have a material adverse effect on our results of operations and financial condition.
The concentration and market power of the top real estate listing aggregators allow them to monetize their platforms by expanding into the brokerage business, charging significant referral, listing, and display fees diluting the relationship between agents and brokers and between agents and the consumer, tying referrals to use of their products, consolidating and leveraging data, and engaging in preferential or exclusionary practices to favor or disfavor other industry participants. These actions divert and reduce the earnings of other industry participants, including the Company and its agents.
One dominant listing aggregator has introduced an iBuying offering to consumers and recently launched a brokerage with employee sales agents in several locations to support this offering, and has joined many local MLSs as a broker to gain electronic access directly to real estate listings rather than relying on disparate electronic feeds from other brokers participating in MLS or MLS syndication feeds. If this listing aggregator or another aggregator is successful in gaining market share with such offering, it could control significant industry inventory and an increasing portion of agent referrals, including the ability to direct referrals to agents and brokers that share revenue with them. In addition, this listing aggregator may attempt to use its growing influence to displace or preempt its competitors before they can reach customers.
Aggregators could intensify their current business tactics or introduce new programs that could be materially disadvantageous to our business including, but not limited to:
•	broadening and/or increasing fees for their programs that charge brokerages and their affiliated sales agents fees including fees for referral, listing, display, and advertising;
•
establishing competing brokerages and/or expanding their offerings to include products (including agent tools) and ancillary services, such as title, escrow and mortgage origination services, that compete with our offerings;

•	excluding the Company’s listings or its franchisees’ listings on their websites;
•
controlling significant inventory and agent referrals, tying referrals to use of their products, and/or engaging in preferential or exclusionary practices to favor or disfavor other industry participants;

•	utilizing their aggregated data for competitive advantage and/or establishing oppressive contract terms, including with respect to data sharing requirements; and/or
•	disintermediating our relationship with affiliated franchisees and independent sales agents and/or the relationship between the independent sales agent and the buyers and sellers of homes.
Such tactics could further increase pressures on our revenue and profitability, and the profitability of our agents, which could harm our business and results of operations.
Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.
Seasons and weather traditionally impact the real estate industry. Historically, spring and summer reflect greater sales activity compared to fall and winter. We have historically experienced lower revenues during the fall and winter seasons, as well as during periods of unseasonable weather, which reduces our results of operations. Because real estate listings precede sales, a period of poor listings activity could negatively impact revenue. Past performance in similar seasons or during similar weather events can provide no assurance of future performance, and macroeconomic shifts in the markets we serve can obscure the impact of seasonality.
Home sales in successive quarters can fluctuate widely due to a wide variety of seasonal factors, including holidays, and the school year calendar’s impact on timing of family relocations. Our revenue and operating margins each quarter (including downstream revenue at our title, insurance and mortgage groups) is subject to seasonal fluctuations, which may make it difficult to compare or analyze our financial performance effectively across successive quarters.
Our business could be adversely affected if we are unable to expand, maintain and improve the systems and technologies upon which we rely to operate.
As the numbers of our agents, acquired companies, and business lines increase, our success will depend on our ability to expand, maintain, and improve the technology that supports our business operations, including, but not limited to, our cloud office platform and our ability to adopt and integrate new technologies such as machine learnings and artificial intelligence (“AI”) solutions. Loss of key personnel or the lack of adequate staffing with the requisite expertise and training could impede our efforts in this regard. If we fail to adopt and offer new in-demand technologies, and/or if our systems and technologies lack capacity or quality necessary to service agents and their clients, our products could be less attractive to agents, the level of client service and transaction volume afforded by our systems could suffer, and our costs could increase. Our competitors or other third parties may incorporate AI and emerging technologies into their products or operations more quickly or more successfully than we do, which could impact our ability to compete effectively. Additionally, AI algorithms and other emerging technologies may be flawed and datasets underlying such technologies may be insufficient or contain biased information. If the new technologies integrated into our products or that we use in our operations produce analyses or recommendations that are, or are alleged to be, deficient, inaccurate, or biased, our reputation, business, financial condition, and results of operations may be adversely affected. In addition, if our systems, procedures or controls are not adequate to provide reliable, accurate and timely financial and other reporting, we might not be able to satisfy regulatory scrutiny or contractual obligations with third parties and our reputation could be damaged. Any of these events could negatively affect our financial position and results of operations.
Cybersecurity incidents, data breaches and other privacy/data security incidents could disrupt our business operations, result in the loss or exposure of critical, confidential and/or sensitive information, adversely impact our reputation, result in costly regulatory investigations or litigation, create legal liability and harm our business.
Cybersecurity incidents, data breaches and other types of privacy/data security incidents are not uncommon in our industry due to the nature of our industry’s services, the volume of sensitive information involved, and the desirability of that information to bad actors. Incidents involving phishing, hacking and unintentional exposure of sensitive information, among others, can and do occur. Cybersecurity and other threats directed at us could range from uncoordinated attempts to gain unauthorized access to information technology systems to sophisticated, targeted measures aimed at disrupting business or gathering personal data of customers, employees, contractors and other individuals. Recent high-profile ransomware attacks are examples of the cybersecurity risks we face.
In the ordinary course of our business, we collect and store sensitive data, including proprietary business information and personal information about our customers, employees and contractors. Our business, and particularly our cloud-based platform, is reliant on the uninterrupted functioning of our information technology systems. The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and closing of real estate transactions. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents and other privacy/data security incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could harm our reputation, which could cause customers or agents to lose confidence in us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.
Like others in our industry, we experience immaterial privacy/data security incidents, such as cybersecurity incidents and other attempts to disrupt or gain unauthorized access to our systems on a regular basis and instances of unauthorized or inadvertent access to or disclosure of sensitive personal information. When we become aware of privacy/data security incidents, we work diligently to address them, including by working to terminate unauthorized or inappropriate access and implementing additional measures and operational changes to avoid reoccurrence and future incidents. The consequences of a material privacy/data security incident can include violations of applicable privacy or data security laws, reputational damage, loss of market value, costly litigation with third parties (which could result in our exposure to material civil or criminal liability) and regulatory investigations, diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.
Our business, financial condition and reputation may be substantially harmed by security breaches, interruptions, delays and failures in our systems and operations.
The performance and reliability of our systems and operations are critical to our reputation and ability to attract agents and teams of agents to join our Company as well as our ability to service home buyers and sellers. Our systems and operations are vulnerable to security breaches, interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. In addition, we rely on third-party vendors to provide the cloud office platform and additional systems and related support. If we cannot retain these services on acceptable terms, our access to these systems and services could be interrupted. Any security breach, interruption, delay or failure in our systems and operations could substantially reduce the transaction volume that can be processed with our systems, impair quality of service, increase costs, prompt litigation and other consumer claims, and damage our reputation, any of which could substantially harm our financial condition.
If our mortgage business is unable to sell its originated loans, we would need to service the loans and potentially foreclose on the home or do so through a third party, either of which could impose significant costs, on the Company. Our inability to sell originated loans could also expose us to adverse market conditions affecting mortgage loans.
Our mortgage business, Encompass Lending Group, intends to sell the mortgage loans that it originates to investors in the secondary mortgage market. Our ability to sell originated loans in the secondary market and receive net proceeds from the sale that exceed the loan amount depends largely on liquidity of the secondary market. While the residential real estate market has been impacted by the recent increase in real estate mortgage interest rates, the secondary market for mortgage loans remains stable. However, the secondary market can experience negative impact if interest rates move faster than the market can adjust as occurred in 2008 and 2009, which could negatively impact our business.
Our inability to sell originated loans, would expose us to adverse market conditions affecting mortgage loans. For example, we may be required to write down the value of the loan, which reduces the amount of our current assets. Additionally, if we borrowed under a warehouse credit facility for the loan, then we could be required to repay the borrowed amount, which reduces our cash on hand available for other corporate uses. Finally, if a homeowner was unable to make his or her mortgage payments, we may be required to foreclose on the home securing the loan. We do not currently have processes to foreclose a home, and we may be unable to establish such processes or retain a third party to do so on acceptable terms. Furthermore, any proceeds from selling a foreclosed home may be significantly less than the remaining amount of the loan due to us.

If we are unable to obtain sufficient financing through warehouse credit facilities to fund origination of mortgage loans, then we may be unable to grow our mortgage business.
We rely on borrowings from warehouse credit facilities to fund substantially all of the mortgage loans that our mortgage business originates. To grow, our mortgage business depends, on having sufficient borrowing capacity under current facilities or obtaining additional borrowing capacity under new facilities. The borrowing capacity under one or more of our current facilities may be reduced if we fail to comply with a facility’s ongoing obligations, including failing to satisfy financial covenants and cross-default clauses. If we were unable to receive the necessary capacity on acceptable terms and did not have sufficient liquidity or established operations to fund originations ourselves, we may be unable to maintain or increase the amount of mortgage loans that we originate, which would adversely affect the growth of our mortgage business.
We have identified material weaknesses in the past and in the future might identify new or existing material weaknesses that could cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal controls over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, management identified material weaknesses in internal control over financial reporting related to our control environment, risk assessment, information and communication, and controls over the authorization, communication, and accounting for share-based compensation. These material weaknesses arose principally from deficiencies in executive governance and the authorization and communication of significant agreements.
During the quarter ended June 30, 2026, under the oversight of the Fathom Board, we completed our remediation efforts. We appointed new executive leadership, strengthened board oversight of significant transactions, implemented formal policies and procedures governing the authorization, approval, execution, and communication of significant agreements and share-based compensation awards, enhanced our information and communication processes, reinforced our Code of Business Conduct and Ethics and related governance training, and implemented additional management review controls designed to verify the completeness, accuracy, and authorization of significant agreements and share-based compensation transactions.
Fathom management evaluated the design and operating effectiveness of these controls and concluded that they have operated effectively for a sufficient period of time to provide reasonable assurance that material misstatements would be prevented or detected on a timely basis. Accordingly, management concluded that the material weaknesses previously reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 have been remediated as of June 30, 2026.
In the future, we might identify material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, and we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. We cannot provide assurance that material weaknesses do not exist, any of which could adversely affect our reputation, financial condition and results of operations.
We are a “smaller reporting company” and a non-accelerated filer and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies and non-accelerated filers, our common stock may be less attractive to investors.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. As a “smaller reporting company,” we are subject to scaled disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, and have certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Further, as a non-accelerated filer, we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” and non-accelerated filer may make it harder for investors to analyze our operating results and financial prospects.

Loss of our current executive officers or other key management could significantly harm our business.
We depend on the industry experience and talent of our current executives. We also rely on individuals in key management positions within our operations, finance, and technology teams. We believe that our future results depend, on our ability to retain and attract highly skilled and qualified management. The loss of our executive officers or any key personnel could have a material adverse effect on our operations because other officers might not have the experience and expertise to readily replace these individuals. To the extent that one or more of our top executives or other key management personnel depart, our operations and business prospects may be adversely affected. In addition, changes in executives and key personnel could be disruptive to our business. We do not have any key person insurance.
Employee or agent litigation and unfavorable publicity could negatively affect our future business.
Our employees or agents may, from time to time, bring lawsuits against us alleging injury, creation of a hostile workplace, discrimination, wage and hour disputes, sexual harassment, or other employment issues. In recent years there has been an increase in the number of discrimination and harassment claims against companies generally. Coupled with the expansion of social media platforms and similar devices that allow individuals access to a broad audience, these claims can have a significant negative impact on some businesses. Certain companies that have faced such lawsuits have terminated management or other key personnel as a result and have suffered reputational harm that has negatively impacted their business. If we were to face any claims, our business could be negatively affected.
Failure to protect intellectual property rights could adversely affect our business.
Our intellectual property rights, including existing and future trademarks, trade secrets and copyrights, are important assets of our business. We have taken measures to protect our intellectual property, but these measures might not be sufficient or effective. We may bring lawsuits to protect against the potential infringement of our intellectual property rights and other companies, including our competitors, could make claims against us alleging our infringement of their intellectual property rights. There can be no assurance that we would prevail in such lawsuits. Any significant impairment of our intellectual property rights could harm our business.
We may evaluate potential vendors, suppliers and other business partners for acquisition in order to accelerate growth but might not succeed in identifying suitable candidates or may acquire businesses that negatively impact us.
As part of our growth strategy, we may evaluate the potential acquisition of businesses offering products or services that complement our services offerings. If we identify a business that we deem to be suitable for acquisition and complete an acquisition, our evaluation may prove inaccurate, and the acquisition may prove unsuccessful. In addition, an acquisition may prove unsuccessful if we fail to effectively execute a post-acquisition integration strategy. We may be unable to successfully integrate the systems and personnel of the acquired businesses. An acquisition could negatively impact our culture or undermine its core values. Acquisitions could disrupt our existing operations or cause management to divert its focus from our core business. An acquisition could cause potentially dilutive issuances of equity securities, incurrence of debt, contingent liabilities or could cause us to assume or incur unknown or unforeseen liabilities. From time to time, we intend to evaluate other brokerages for acquisition in order to accelerate growth and might not succeed in identifying suitable candidates or we may acquire brokerages that negatively impact us.
We have recently acquired businesses that are outside our core competencies as a real estate brokerage, which could be difficult to integrate, disrupt our core business, dilute stockholder value, and adversely affect our operating results.
In the past few years, we have made acquisitions outside our core real estate brokerage competency, including Verus Title Inc., Naberly Solutions, E4:9 Holdings, Inc. and Cornerstone. These acquisitions present challenges that, should we fail to understand or address adequately, could result in not achieving the expected financial results of these acquisitions. The acquisitions of less mature businesses carry the additional risk of not being supported by a history of operating results.
In addition, integrating the operations, technologies, services and personnel from acquisitions takes time and resources, and could disrupt our core business by diverting financial and managerial resources from existing operations. If we fail to properly integrate these acquisitions, we might not achieve their anticipated benefits.
Our future revenue and growth prospects could be adversely affected by our dependence on other contractors.
Our business is highly dependent on a few significant technology vendors. In the event we were to lose one of our significant vendor partners, we could be forced to source this technology from another vendor, which would take significant time and management attention. Our business, results of operations and financial condition could be materially adversely affected by the loss of one key relationship, as it would take significant time to replace this relationship with uncertain results.
We are subject to certain risks related to litigation filed by or against us, and adverse results might harm our business and financial condition.
We are often involved in various lawsuits and legal proceedings that arise in the ordinary course of business. We cannot predict with certainty the cost of our defense, the cost of prosecution, insurance coverage, or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards. Adverse results in such litigation and other proceedings might harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, negligence and fiduciary duty claims arising from our brokerage operations, actions against our title company for defalcations on closing payments or claims against the title agent contending that the agent knew or should have known that a transaction was fraudulent or that the agent was negligent in addressing title defects or conducting settlement, standard brokerage disputes like the failure to disclose hidden defects in a property such as mold, vicarious liability based upon conduct of individuals or entities we control, including our agents, third-party service or product providers, antitrust claims, general fraud claims, employment law claims, including claims challenging the classification of our agents as independent contractors and compliance with wage and hour regulations, and claims alleging violations of RESPA or state consumer fraud statutes. In addition, class action lawsuits can often be particularly burdensome given the breadth of claims, large potential damages and significant costs of defense. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third-party patents or other third-party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms) and pay royalties.
We have general liability and an errors and omissions insurance policy to help protect us against claims of inadequate work or negligent action. However, this insurance might not continue to be available to us on commercially reasonable terms or at all, or a claim otherwise covered by our insurance may exceed our coverage limits, or a claim might not be covered at all. We may be subject to errors or omissions claims that could have an adverse effect on us. Moreover, defending a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management.
We might experience significant claims relating to our operations, or losses resulting from fraud, defalcation or misconduct.
We issue title insurance policies covering real property to mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, our insurance risk is typically limited to the first five thousand dollars for claims on any one policy, though our insurance risk is not limited if we are negligent. To date, we have experienced claims losses that are significantly below the industry average; however, our claims experience could increase in the future, which could negatively impact our profitability. We may also be subject to legal claims or additional claims losses arising from the handling of escrow transactions and closings by our owned title agency. We carry errors and omissions insurance for errors made by our title and escrow companies, errors made by our company owned brokerage business during the real estate settlement process, and errors made by us related to real estate services. The occurrence of a significant number of claims in any given period could have a material adverse effect on our financial condition and results of operations during the period. In addition, insurance carriers may dispute coverage for various reasons and there can be no assurance that all claims will be covered by insurance. Fraud, defalcation and misconduct by employees are also risks inherent in our business, particularly given the high transactional volumes in our company owned brokerage, title, escrow and settlement services and relocation operations. To the extent that any loss or theft of funds substantially exceeds our insurance coverage, our business could be materially adversely affected.
We might use interest rate derivatives to manage our exposure to interest rate risks associated with our mortgage business.
To manage the risks associated with fluctuating interest rates, we might invest in derivative instruments in an attempt to offset this risk of volatility, although no hedging strategy can offer complete protection. We cannot assure our stockholders that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging of these transactions will not result in losses. If we are not effective in hedging this volatility, we may experience an increase in our costs of borrowing and our business could be materially adversely affected.
Part of our technology is currently being developed in foreign countries, including Brazil, India, and the Philippines, which makes us subject to certain risks associated with foreign laws and regulations.
We currently develop portions of our technology in Brazil, India, and the Philippines and could conduct operations in other foreign jurisdictions in the future. Conducting business in foreign countries involves inherent risks, including, but not limited to: difficulties in staffing, funding and managing foreign operations; unexpected changes in regulatory requirements; export restrictions; tariffs and other trade barriers; difficulties in protecting, acquiring, enforcing and litigating intellectual property rights; fluctuations in currency exchange rates; and potentially adverse tax consequences.
If we were to experience any of the difficulties listed above, or any other difficulties, any international development activities and our overall financial condition may suffer.
Investors’ expectations of our performance relating to environmental, social, and governance factors may impose additional costs and expose us to new risks.
There is an increasing focus from certain investors, employees, and other stakeholders concerning corporate responsibility, specifically related to environmental, social, and governance (“ESG”) factors. Some investors may use these factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies relating to corporate responsibility are inadequate. Third-party providers of corporate responsibility ratings and reports on companies have increased to meet growing investor demand for measurement of ESG performance. The criteria by which companies’ ESG practices are assessed may change, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our corporate governance policies are inadequate. We may face reputational damage if our corporate responsibility procedures or standards do not meet the standards set by various constituencies. Furthermore, if our competitors’ corporate responsibility performance is perceived to be greater than ours, potential or current investors may elect to invest with our competitors instead. In addition, if we communicate certain initiatives and goals regarding ESG matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, employees and other stakeholders or our initiatives are not executed as planned, our reputation and financial results could be materially and adversely affected.
Risks Related to Bitcoin Treasury Strategy
Our bitcoin treasury strategy could expose us to various risks associated with bitcoin.
In January 2025, the Fathom Board approved a bitcoin treasury strategy to allow bitcoin to be one of the Company’s treasury reserve assets (the “Bitcoin Treasury Strategy”). Our Bitcoin Treasury Strategy could expose us to various risks associated with bitcoin, including the following:
Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $64,000 per bitcoin and above $124,000 per bitcoin on Coinbase in the 12 months preceding the date of this proxy statement/prospectus. The trading price of bitcoin was significantly lower during prior periods, and such decline may occur again in the future.
Bitcoin does not pay interest or dividends. Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.
Our Bitcoin Treasury Strategy has not been tested. We have not yet acquired bitcoin since the adoption of our Bitcoin Treasury Strategy in January 2025. Although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our bitcoin acquisition strategy or actions we undertake to implement it. If bitcoin prices were to decrease or our bitcoin acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock would be materially adversely impacted.

We will be subject to counterparty risks, including in particular risks relating to our custodians. Although we intend to implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the bitcoin we may own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin and this may ultimately result in the loss of the value related to some or all of such bitcoin. Even if we are able to prevent our bitcoin from being considered the property of a custodian’s bankruptcy estate in an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our common stock.
The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Any similar bankruptcies, closures, liquidations and other events might result in a loss or misappropriation of our intended bitcoin holdings, or adversely impact our access to our bitcoin holdings. Further, any such bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry may negatively impact the adoption rate, price, and use of bitcoin, limit our ability to collateralize financing with bitcoin, or create or expose additional counterparty risks.
Accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-08, which requires us to measure any in-scope crypto assets (including bitcoin holdings) at fair value on our balance sheet, and to recognize gains and losses from changes in the fair value of bitcoin in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to bitcoin holdings. To the extent we invest in bitcoin we expect ASU 2023-08 to increase the volatility of our financial results, and affect the carrying value of bitcoin on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our common stock.
The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.
Changes in our ownership of bitcoin could have accounting, regulatory and other impacts. While we currently intend to own bitcoin directly, we may investigate other potential approaches to owning bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns bitcoin). If we were to own all or a portion of our bitcoin in a different manner, the accounting treatment for our bitcoin, our ability to use our bitcoin as collateral for additional borrowings, and the regulatory requirements to which we are subject, may change. For example, the volatile nature of bitcoin may force us to liquidate our holdings to use it as collateral, which could be negatively affected by any disruptions in the crypto market, and if liquidated, the value of the collateral would not reflect potential gains in market value of bitcoin, all of which could negatively affect our business and implementation of our bitcoin strategy.
Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.
Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin.
The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. It is not possible to predict whether, or when, Congress will grant additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also impossible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new regulations or changes to existing regulations might impact the value of digital assets generally and bitcoin specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock.
Moreover, the risks of engaging in the Bitcoin Treasury Strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.
The growth of digital assets in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is uncertain. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.
Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin could be reduced, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Similarly, the open-source nature of the bitcoin blockchain means contributors and developers of the bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the bitcoin blockchain could adversely affect the bitcoin blockchain and negatively affect the price of bitcoin.
Recent actions by U.S. banking regulators have reduced the ability of bitcoin-related services providers to gain access to banking services and the liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.
Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this proxy statement/prospectus.
While senior SEC officials have stated that bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in bitcoins exceeds the 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulations that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.
We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If bitcoin is determined to constitute a security for purposes of the federal securities laws, we would take steps to reduce the percentage of bitcoins that constitute investment assets under the 1940 Act. These steps may include, among others, selling bitcoin that we might otherwise hold long term and deploying our cash in non-investment assets, and we may be forced to sell our bitcoin. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if bitcoin is deemed a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock.
We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.
As bitcoin and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For examples, see “Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty” above.
If bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock. Moreover, the risks of us engaging in a bitcoin treasury strategy have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.
Our intended bitcoin holdings may be less liquid than our existing cash and cash equivalents and might not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.
Historically, bitcoin markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we might not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our bitcoin holdings might not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we may hold with our custodians and transact with our trade execution partners will not be protected to the same extent as to cash or securities deposited with institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, our business and financial condition could be negatively impacted.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin.
Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.
In 2019, reports claimed that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, particularly on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 2023 complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived false trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. The price of our common stock may be affected by the value of our bitcoin holdings and the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our common stock.
If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.
Currently, we intend to hold any bitcoin we may own in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021, hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:
•	a partial or total loss of our bitcoin in a manner that might not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our bitcoin;
•	harm to our reputation and brand;
•	improper disclosure of data and violations of applicable data privacy and other laws; or
•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader bitcoin blockchain ecosystem or in the use of the bitcoin network to conduct financial transactions, which could negatively impact us.
Attacks upon systems across a variety of industries, including industries related to bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, leverage AI and sophisticated technology, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. We expect that unauthorized parties will attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we might not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.
Risks Related to Our Industry
Our results are tied to the residential real estate market and we might be negatively impacted by downturns in this market and general global economic conditions.
The residential real estate market tends to be cyclical and typically is affected by changes in general macroeconomic conditions which are beyond our control. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, levels of unemployment, consumer confidence and the general condition of the U.S. and the global economy. Further, geopolitical factors, including the ongoing war in Ukraine, Iran and the Israeli-Palestinian conflict, could have residual effects on the global economy that negatively impact the U.S. residential real estate market and our business. The residential real estate market also depends upon the strength of financial institutions, which are sensitive to changes in the general macroeconomic and regulatory environment. Lack of available credit or lack of confidence in the financial sector could impact the residential real estate market, which in turn could materially and adversely affect our business, financial condition and results of operations.
For example, although the U.S. residential real estate market has improved in the years after the significant and prolonged downturn that began in the second half of 2008 and continued through 2011, the COVID-19 pandemic significantly impacted the U.S. residential real estate market during the spring of 2020 with home sales in April and May declining to levels unprecedented since the recession of the late 2000s. More recently, while U.S. residential home sales rebounded sharply beginning in June 2020, they declined sharply in the latter half of 2022 as interest rates rose and economic uncertainties increased. We cannot predict whether the market will improve. If the residential real estate market or the economy does not improve, we may experience adverse effects on our business, financial condition and liquidity, including our ability to access capital and grow our business.
Any of the following could cause further decline in the housing or mortgage markets and have a material adverse effect on our business by causing periods of lower growth or a decline in the number of home sales or home prices which, in turn, could adversely affect our revenue and profitability:
•	an increase in unemployment or inflation;
•	a decrease in the affordability of homes due to changes in interest rates, home prices, the cost and availability of building materials, and rates of wage and job growth;
•	slow economic growth or recessionary conditions;
•	weak credit markets;

•	low consumer confidence in the economy or the residential real estate market;
•	instability of financial institutions;
•
legislative, tax or regulatory changes that would adversely impact the residential real estate or mortgage markets, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities, that provide liquidity to the U.S. housing and mortgage markets;

•
increasing mortgage rates, like we have experienced recently, and increasing down payment requirements or constraints on the availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other legislation and regulations that may be promulgated thereunder relating to mortgage financing, including restrictions imposed on mortgage originators, as well as retention levels required to be maintained by sponsors to securitize certain mortgages;

•	excessive or insufficient home inventory levels on a regional level;
•	high levels of foreclosure activity, including but not limited to the release of homes already held for sale by financial institutions;
•	adverse changes in local or regional economic conditions;
•	the inability or unwillingness of homeowners to enter into home sale transactions due to negative equity in their existing homes;
•
demographic changes, such as a decrease in household formations, lower turnover in the housing market due to homeowners staying in the same home longer than in the past, or slowing rate of immigration or population growth;

•	decrease in home ownership rates, declining demand for real estate and changing social attitudes toward home ownership;
•
changes in local, state and federal laws or regulations that affect residential real estate transactions or encourage ownership, including but not limited to changes in tax law in late 2017 that limit the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, and real property taxes and employee relocation expense; or

•
acts of nature, such as hurricanes, earthquakes and other natural disasters that disrupt local or regional real estate markets and which may, in some circumstances lead us to waive certain fees in impacted areas.

The continued decline in global economic conditions could also materially impact the revenue of our recently acquired businesses, including insurance, title insurance, mortgage, lead generation, and other ancillary services. For example, revenue of our newly acquired insurance business relies on premiums and commission rates set by insurers. These premiums and commissions are cyclical in nature and may vary widely based on market condition. Volatility or declines in market condition, or any other adverse trends in the insurance industry, could have a negative impact on the profitability of our insurance business.
A lack of financing for homebuyers in the U.S. residential real estate market at favorable rates and on favorable terms could have a material adverse effect on our financial performance and results of operations.
Our business is significantly impacted by the availability of financing at favorable rates or on favorable terms for homebuyers, which may be affected by government regulations and policies. For example, residential mortgage interest rates rose significantly through most of 2023, negatively impacting our business. Certain potential reforms such as the U.S. federal government’s conservatorship of Fannie Mae and Freddie Mac, proposals to reform the U.S. housing market, attempts to increase loan modifications for homeowners with negative equity, monetary policy of the U.S. government, increases in interest rates and the Dodd-Frank Act may adversely impact the housing industry, including homebuyers’ ability to finance and purchase homes.
The monetary policy of the U.S. government, and particularly the Federal Reserve Board, significantly affects the availability of financing at favorable rates and on favorable terms, which in turn affects the domestic real estate market. Policies of the Federal Reserve Board can affect interest rates available to potential homebuyers. Further, we are affected by any rising interest rate environment. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict, and could restrict the availability of financing on reasonable terms for homebuyers, which could have a material adverse effect on our business, results of operations and financial condition. Historically, changes in the federal funds rate have led to changes in interest rates for other loans, but the extent of the impact on the future availability and price of mortgage financing cannot be predicted with certainty.
Furthermore, many lenders significantly tightened their underwriting standards since the real estate downturn, and many subprime and other alternative mortgage products are no longer common in the marketplace. If these mortgage loans continue to be difficult to obtain, including in the jumbo mortgage markets, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes could be adversely affected, which would adversely affect our operating results.
The Dodd-Frank Act, created the Consumer Financial Protection Bureau (“CFPB”), an independent federal bureau, which enforces consumer protection laws, including various laws regulating mortgage finance. The Dodd-Frank Act also established new standards and practices for mortgage lending, including a requirement to determine a prospective borrower’s ability to repay a loan, removing incentives to originate higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. Rules implementing many of these changes protect creditors from certain liabilities for loans that meet the requirements for “qualified mortgages.” The rules place several restrictions on qualified mortgages, including caps on certain closing costs. These and other rules promulgated by the CFPB could have a significant impact on the availability of home mortgages and how mortgage agents and lenders transact business. In addition, the Dodd-Frank Act contains provisions that require entities such as Fannie Mae and Freddie Mac, to retain an interest in the credit risk arising from the assets they securitize. This may serve to reduce Fannie Mae and Freddie Mac’s demand for mortgage loans, which could have a material adverse effect on the mortgage industry, and may reduce the availability of mortgages to certain borrowers.
While we are continuing to evaluate all aspects of legislation, regulations and policies affecting the domestic real estate market, we cannot predict whether such legislation, regulation and policies may increase down payment requirements, increase mortgage costs, or result in increased costs and potential litigation for housing market participants, any of which could have a material adverse effect on our financial condition and results of operations.
Potential reform of Fannie Mae or Freddie Mac or certain federal agencies or a reduction in U.S. government support for the housing market could have a material impact on our operations.
Numerous pieces of legislation seeking various changes for government sponsored entities have been introduced in Congress to reform the U.S. housing finance market. Such proposed changes include among other things, changes designed to reduce government support for housing finance and the winding down of the federal conservatorship of Fannie Mae or Freddie Mac over a period of years. Legislation, if enacted, or additional regulation which curtails Fannie Mae’s and/or Freddie Mac’s activities and/or results in the wind down of the federal conservatorship of these entities, could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders or cause other disruptions in the mortgage industry. Any of the foregoing could have a material adverse effect on the housing market in general and our operations in particular.
The occurrence of natural or man-made disasters or pandemics could adversely affect our operations, results of operations and financial condition.
The occurrence of natural disasters, including hurricanes, floods, earthquakes, tsunamis, tornadoes, fires, explosions, pandemic disease, and man-made disasters, including acts of terrorism and military actions, could adversely affect our operations, results of operations or financial condition, even if home values and buyers’ access to financing has not been affected.
The introduction and integration of emerging technologies into the real estate industry and any delay or inability to successfully integrate such technologies into our business or the businesses of our real estate professionals could result in competitive harm.
The real estate brokerage industry is susceptible to disruption by emerging technologies, particularly AI and machine learning. Integrating such emerging technologies is vital for optimizing efficiency and reducing operational costs for real estate brokerages, professionals, and homebuyers. These tools have the potential to streamline operations, enhance client interactions, and provide insights derived from vast data sets. These emerging technologies may also allow for new industry entrants and new industry platforms that compete with existing industry brokerages, and agents and such new entrants and platforms could offer solutions that are more cost-effective, efficient, or user-friendly, and which may change broker, agent, and client expectations. Delays in embracing and integrating these AI-driven technologies could adversely impact existing industry participants. If we are unable to provide enhancements and new features and efficiencies for our existing offerings, or if we cannot innovate quickly enough to keep pace with these rapid technological developments, our business could be harmed.
Risks Related to Ownership of Our Common Stock
The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified members of the Fathom Board.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations, even as a “smaller reporting company,” will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Significant resources and management oversight may be required to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to deploy more resources in the future, which will increase our costs and expenses.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.
These new rules and regulations make it more expensive for us to obtain director and officer liability insurance, and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors also could make it more difficult for us to attract and retain qualified management and members of the Fathom Board, particularly to serve on our audit committee and compensation committee.
Because of our filing obligations, our business and financial condition is now more visible, which we believe may result in threatened or actual litigation, including by competitors. If such claims are successful, our business and operating results could be harmed. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially harm our business, operating results, and financial condition.
Our common stock price might fluctuate significantly, and the price of our common stock might be negatively impacted by factors which are unrelated to our operations.
Prior to our 2020 initial public offering, there was no market for shares of our common stock. An active trading market for our common stock might not be sustained, which could depress the market price of our common stock and affect your ability to sell our shares. The trading price of our common stock has ranged from $0.42 to $56.81 and is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:
•	our operating performance and the operating performance of similar companies;
•
our non-GAAP operating performance, as reported using Adjusted EBITDA, is not equivalent to net income (loss) from operations as determined under GAAP and stockholders may consider GAAP measures to be more relevant to our operating performance;

•	the overall performance of the equity markets;
•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;
•	threatened or actual litigation;
•	any major change in the Fathom Board or our management;
•	publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	large volumes of sales of our shares of common stock by existing stockholders; and
•	general political and economic conditions.
Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.
Our amended and restated bylaws provide that, unless we consent in writing, North Carolina state court is, to the fullest extent permitted by law, the sole and exclusive forum for substantially all disputes between us and our stockholders. These choice of forum provisions could limit the ability of stockholders to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Unless we consent to the selection of an alternative forum, our amended and restated bylaws provide that North Carolina state courts will be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to the Company or its stockholders; any action asserting a claim against us arising pursuant to the North Carolina Business Corporation Act, or our articles of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Since the choice of forum provisions are only applicable to “the fullest extent permitted by law,” as provided in our bylaws, the provisions do not designate North Carolina courts as the exclusive forum for any derivative action or other claim for which the applicable statute creates exclusive jurisdiction in another forum. As such, the choice of forum provision does not apply to any actions arising under the Securities Act or the Exchange Act.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and operating results.
Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.
We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Fathom Board, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors the Fathom Board considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.
Future sales of shares of our common stock by existing stockholders could depress the market price of our common stock.
Sales of substantial amounts of our common stock in the public market by our stockholders might cause the market price of our common stock to decrease significantly. Joshua Harley, our Founder and former Chief Executive Officer, and Marco Fregenal, our former President, Chief Executive Officer, and director, have previously engaged in sales of our stock under Rule 10b5-1 trading plans, which have put pressure on our stock price. The perception that such additional sales could occur could also depress the market price of our common stock. Any such sales could also create public perception of difficulties or problems with our business and might also make it more difficult for us to raise capital through the sale of equity securities in the future at a time and price that we deem appropriate.
Joshua Harley, our Founder and former Chief Executive Officer, Marco Fregenal, our former President and Chief Executive Officer, Adam Rothstein, our Interim Chief Executive Officer and significant stockholder, and Scott Flanders, a significant stockholder and director, own a significant percentage of our stock, and as a result, they can take actions that may be adverse to the interests of the other stockholders and the trading price for our common stock may be depressed.
As of December 31, 2025, Joshua Harley, Marco Fregenal, Scott Flanders, and Adam Rothstein beneficially owned approximately 15.9%, 5.2%, 5.1% and 2.8% of our outstanding common stock, respectively. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders. The four stockholders voting together can significantly influence all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, acquisition, consolidation or sale of all or substantially all of our assets. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to our other stockholders.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market, the Nasdaq could delist our common stock.
Our common stock is currently listed on The Nasdaq Stock Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, a minimum closing bid price of $1.00 per share, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards. For example, on April 10, 2026, the Nasdaq notified Fathom that for the previous 30 consecutive business days, the bid price for Fathom’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). On July 6, 2026, Fathom received written communication from the Nasdaq notifying Fathom that, for the last 10 consecutive business days, from June 19, 2026 through July 6, 2026, the closing bid price of Fathom’s common stock had been at least $1.00 per share, and that accordingly, Fathom had regained compliance with the Bid Price Rule.
In the event that our common stock is delisted from The Nasdaq Stock Market and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on an exchange.
A delisting would also likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we may take actions to restore our compliance with The Nasdaq Stock Market’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below The Nasdaq Stock Market minimum bid price requirement or prevent non-compliance with The Nasdaq Stock Market’s listing.

Other Risk Factors
NXH’s and Fathom’s businesses are and will be subject to the risks described above. In addition, NXH is, and will continue to be, subject to the risks described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as such risks have been updated or supplemented in NXH’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), which are filed with the SEC and the filings of NXH are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

THE PARTIES TO THE MERGER
Neighborhood Intelligence, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
NXH is an omni-channel-focused retailer with an affinity model that owns or has ownership interests in various brands, offering a comprehensive array of products and services that enables its customers to enhance everyday life through quality, style, and value. In addition, NXH also offers an increasing number of add-on services across its platforms, including warranties, shipping insurance, and installation services. NXH’s customer engagement and retention are bolstered by its welcome rewards+ membership program, enhancing the overall value proposition for its customers. NXH currently owns Bed Bath & Beyond, Overstock, buybuy BABY, the Kirkland’s and Kirkland’s Home brands, SFV Services, and now The Container Store, among other brands.
NXH, based in Murray, Utah, was founded as a Utah limited liability company in 1997, reorganized as a C corporation in the State of Utah in 1998, and reincorporated in Delaware in 2002. NXH launched its initial website in March 1999. In November 2023, NXH changed its corporate name from Overstock.com, Inc. to Beyond, Inc., and transferred the principal listing of its common stock from the Nasdaq Global Market to the NYSE. In August 2025, NXH changed its corporate name from Beyond, Inc. to Bed Bath & Beyond, Inc. and changed its ticker symbol from “BYON” to “BBBY.” NXH’s common stock ceased trading under the ticker symbol “BYON” at the close of market August 28, 2025, and on August 29, 2025, NXH’s common stock began trading under the ticker symbol “BBBY” on the NYSE along with the warrants to purchase NXH Common Stock (the “NXH Warrants”), which were listed on the NYSE under the ticker symbol “BBBY-WS.” On August 14, 2026, NXH changed its corporate name to Neighborhood Intelligence, Inc. NXH Common Stock ceased trading on the NYSE at the close of market on such date, and on August 17, 2026, NXH Common Stock began trading on the Nasdaq Global Select Market under the ticker symbol “NXH.” The NXH Warrants are also listed on the Nasdaq Global Select Market under the ticker symbol “BBBYW.” Shares of common stock of the combined company will trade on the Nasdaq Global Select Market under the symbol “NXH.” NXH will not distinguish between its prior corporate names and current corporate name and will refer to its current corporate name throughout this proxy statement/prospectus.
NXH’s principal executive offices are located at 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123, and its telephone number is (801) 947-3100.
For more information about NXH, visit NXH’s website at https://investors.beyond.com. The information contained on or accessible through NXH’s website (other than the documents incorporated by reference herein) does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about NXH is included in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
Fathom Merger Sub, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
(801) 947-3100
Merger Sub was formed by NXH solely in contemplation of the Merger, has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Fathom, with Fathom continuing as the surviving corporation. The principal executive offices of Merger Sub are located at 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123, and its telephone number is (801) 947-3100.

Fathom Holdings Inc.
2000 Regency Parkway Drive
Suite 300
Cary, North Carolina 27518
(888) 455-6040
Fathom Realty LLC was founded in January 2010 and later incorporated as Fathom Holdings Inc. in the state of North Carolina on May 5, 2017. Fathom is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, and Software as a Service offerings to brokerages and agents by leveraging intelliAgent®, our proprietary cloud-based software. Fathom’s brands include Fathom Realty, Encompass Lending, intelliAgent, Real Results, and Verus Title.
For Fathom Realty, Fathom’s core business, its low overhead business model leverages Fathom’s proprietary software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, Fathom Realty can offer agents significantly more of their commissions compared to traditional real estate brokerage firms by charging a flat fee per real estate transaction, and also offers a revenue share plan that provides agents with additional income opportunities. Fathom believes it offers agents some of the best technology, training, and support available in the industry. Fathom believes its commission structure, business model, advanced technology offerings, and focus on treating agents well attract more agents and higher producing agents to join and stay with the company. Fathom’s principal executive offices are located at 2000 Regency Parkway Drive, Suite 300, Cary, NC 27518.
Fathom is a North Carolina corporation and Fathom Common Stock is listed on the Nasdaq Capital Market under the ticker symbol “FTHM.” For more information about Fathom, visit Fathom’s website at www.fathominc.com. The information contained on or accessible through Fathom’s website does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC.

THE SPECIAL MEETING
General
This proxy statement/prospectus is first being mailed on or about    , 2026 and constitutes notice of the Special Meeting in conformity with the requirements of the NCBCA and Fathom’s bylaws. This proxy statement/prospectus is being provided to Fathom’s stockholders in connection with the solicitation of proxies by the Fathom Board for use at the Special Meeting and at any adjournment thereof. Fathom stockholders are encouraged to read this entire document carefully, including its annexes, for more detailed information regarding the Merger Agreement, the Merger and the other transactions contemplated thereby.
Date, Time and Place
The Special Meeting is scheduled to be held on    , 2026, at    , Eastern Time at Fathom’s headquarters, 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518, unless adjourned or postponed to a later date.
Matters to Be Considered at the Special Meeting
The purpose of the Special Meeting is to consider and vote on the following proposals, each of which is further described in this proxy statement/prospectus:
•	Proposal 1: Adoption of the Merger Agreement
•	Proposal 2: Approval of the Merger-Related Compensation
•	Proposal 3: Adjournment of the Special Meeting
Fathom’s stockholders must approve the Merger Proposal as a condition to the completion of the Merger. If Fathom’s stockholders fail to approve the Merger Proposal, the Merger will not occur. In addition, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal. The vote to approve the Merger Proposal is separate from the vote to approve the Merger-Related Compensation Proposal and the Adjournment Proposal. Accordingly, a Fathom stockholder may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal or the Merger-Related Compensation Proposal, and vice versa.
Other than the matters described above, Fathom does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment thereof. However, if any other matters are properly brought before the Special Meeting or any adjournment thereof for consideration, the holders listed on the proxy cards will have discretion to vote on such matters in accordance with their best judgment.
Recommendation of the Fathom Board
After careful consideration, on June 16, 2026, the Fathom Board unanimously: (a) determined that the Merger is fair to and in the best interests of Fathom and its stockholders; (b) approved and declared advisable the execution and delivery of the Merger Agreement, the performance by Fathom of its covenants and agreements contained therein and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (c) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Fathom’s stockholders. The Fathom Board unanimously recommends that Fathom stockholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Merger-Related Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
See “The Merger—Recommendation of the Fathom Board; Fathom’s Reasons for the Merger.”
Record Date for the Special Meeting and Voting Rights
The Record Date to determine Fathom stockholders who are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof is     , 2026. As of the close of business on the Record Date, there were     shares of Fathom Common Stock issued and outstanding and entitled to notice of and to vote at the Special

Meeting. Each Fathom stockholder is entitled to one vote for each share of Fathom Common Stock such holder owned of record at the close of business on the Record Date with respect to each matter properly brought before the Special Meeting. Only Fathom stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting.
The list of Fathom stockholders entitled to vote at the Special Meeting will be available at Fathom’s principal executive offices beginning two days after the date hereof until the conclusion of the Special Meeting.
Required Votes
A quorum is required to approve the Merger Proposal and the Merger-Related Compensation Proposal, but not the Adjournment Proposal. As described above, Fathom does not expect there to be any broker non-votes at the Special Meeting.

Proposal	Required Vote	Effects of Certain Actions
Proposal 1: Merger Proposal
Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal.

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the Special Meeting. An abstention on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Merger-Related Compensation Proposal	Approval requires (i) a quorum and (ii) the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Merger-Related Compensation Proposal.
Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the Special Meeting. Shares represented by proxies that abstain from voting will not have any effect on the outcome of the vote.

Proposal 3: Adjournment Proposal	Whether or not a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Adjournment Proposal.
Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the Special Meeting. Shares represented by proxies that abstain from voting will not have any effect on the outcome of the vote.

Methods of Voting
Registered Stockholders
If you are a Fathom stockholder of record, you may vote at the Special Meeting by proxy through the Internet, by telephone, by mail, or by voting in person at the Special Meeting.
•
Voting by Mail: If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you intend to submit your proxy by mail, it must be received by us prior to the commencement of voting at the Special Meeting. If you sign your proxy card and return it without marking any voting instructions, your Shares will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal;

•
Voting by Telephone: You can vote your Shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card. If you submit your later-dated proxy by telephone you must do so no later than 11:59 p.m. Eastern Time on     , 2026;

•
Voting by Internet: You can also vote on the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the Internet, you should not return your proxy card. If you submit your later-dated proxy by Internet you must do so no later than 11:59 p.m. Eastern Time on     , 2026; or
•	Voting in person: You can attend the Special Meeting and cast your vote in person.
Unless revoked, all duly executed proxies representing shares of Fathom Common Stock entitled to notice of and to vote at the Special Meeting will be voted at the Special Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then Fathom officers identified on the proxy will vote your shares consistent with the recommendation of the Fathom Board on such proposal. If you are a Fathom stockholder of record, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on   , 2026. Although Fathom offers four different voting methods, Fathom encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Special Meeting.
By executing and delivering a proxy in connection with the Special Meeting, you designate certain Fathom officers identified on the proxy card as your proxies at the Special Meeting. If you deliver an executed proxy card, but do not specify a choice for any proposal properly brought before the Special Meeting, such proxies will vote your shares of Fathom Common Stock on such uninstructed proposal in accordance with the recommendation of the Fathom Board. Fathom does not expect that any matter other than the proposals listed above will be brought before the Special Meeting, and the Fathom bylaws provide that the only business that may be conducted at the Special Meeting are those proposals brought before the Special Meeting pursuant to Fathom’s notice of the Special Meeting.
Beneficial (Street Name) Stockholders
If you hold your shares of Fathom Common Stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Fathom Common Stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Special Meeting.
If you hold your shares of Fathom Common Stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you may contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Special Meeting See “—Attending the Special Meeting.”
Revocability of Proxies
Other than with respect to NXH, who, pursuant to the Merger Agreement, has agreed to vote for the Merger Proposal, any Fathom stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Special Meeting. If you are a Fathom stockholder of record, you may revoke your proxy by any of the following actions:
•	by sending a signed written notice of revocation to Fathom’s Chief Financial Officer, provided such notice is received no later than , 2026;
•	by voting again over the Internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on , 2026;
•	by submitting a properly signed and dated proxy card with a later date that is received by Fathom no later than the close of business on , 2026; or
•	by attending the Special Meeting and requesting that your proxy be revoked, or by attending and voting at the Special Meeting as described above.
Only your last submitted proxy will be considered. Execution or revocation of a proxy will not in any way affect a Fathom stockholder’s right to attend and vote at the Special Meeting.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Fathom Holdings Inc.
Attn: Chief Financial Officer
2000 Regency Parkway Drive
Suite 300
Cary, North Carolina 27518
(888) 455-6040
If your shares of Fathom Common Stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
Proxy Solicitation Costs
Fathom is soliciting proxies to provide an opportunity to all Fathom stockholders to vote on the Merger Proposal, the Merger-Related Compensation Proposal, and the Adjournment Proposal, whether or not such Fathom stockholders are able to attend the Special Meeting or any adjournment thereof. Fathom will pay all expenses of soliciting proxies from Fathom stockholders. In addition to the solicitation of proxies by mail, Fathom will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Fathom Common Stock and secure their voting instructions, if necessary. Fathom may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Fathom has engaged Okapi to assist in the solicitation of proxies for the Special Meeting. Fathom estimates that it will pay Okapi a fee of approximately $50,000, plus reimbursement for certain reasonable, documented out-of-pocket expenses. Fathom also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Fathom Common Stock. Fathom directors, officers and employees also may solicit proxies by telephone, by electronic means or in person; they will not be paid any additional amounts for soliciting proxies.
Attending the Special Meeting
If you wish to attend the Special Meeting, you must (a) be a Fathom stockholder of record at the close of business on the Record Date, (b) hold your shares of Fathom Common Stock beneficially in the name of a broker, bank or other nominee as of the Record Date or (c) hold a valid proxy for the Special Meeting.
If you plan to attend and vote at the Special Meeting, Fathom still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Special Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to attend and vote at the Special Meeting if you later decide to do so.
No Dissenters’ Rights
Fathom stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger under Article 13 of Chapter 55 of the NCBCA. See “The Merger—No Dissenters’ Rights.”
Householding
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicative information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Please note that each stockholder will receive a separate proxy card, which will allow each stockholder to vote independently. Any stockholder who objects to or wishes to begin householding may notify Investor Relations, Fathom Holdings Inc., in writing at 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518 or by telephone at (888) 455-6040. We will send an individual copy of the proxy statement to any stockholders who revoke their consent to householding within 30 days of our receipt of such revocation.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Tabulation of Votes
The Fathom Board will appoint an independent inspector of election for the Special Meeting. The inspector of election will, among other matters, determine the number of shares of Fathom Common Stock represented at the Special Meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Fathom stockholders at the Special Meeting.
Adjournments
Whether or not a quorum is present, if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, then Fathom stockholders will be asked to only vote on the Adjournment Proposal.
At any subsequent reconvening of the Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Okapi, Fathom’s proxy solicitor for the Special Meeting, at:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
All Others Call Toll-Free: (855) 208-8902
Email: info@okapipartners.com
FATHOM STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, FATHOM STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
At the Special Meeting, Fathom is asking Fathom stockholders to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which, at the Effective Time, (i) Merger Sub will merge with and into Fathom, with Fathom surviving as a wholly owned subsidiary of NXH and (ii) each share of Fathom Common Stock issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of shares of NXH Common Stock initially equal to 0.2236, subject to adjustment as described in more detail elsewhere in this proxy statement/prospectus (see “The Merger Agreement—Merger Consideration”), plus cash in lieu of any fractional shares of NXH Common Stock that otherwise would have been issued.
After careful consideration, the Fathom Board unanimously: (a) determined that the Merger is fair to and in the best interests of Fathom and its stockholders; (b) approved and declared advisable the execution and delivery of the Merger Agreement, the performance by Fathom of its covenants and agreements contained therein and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; (c) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Fathom’s stockholders and (d) recommended that Fathom stockholders adopt the Merger Agreement.
The Fathom Board unanimously recommends that Fathom stockholders vote “FOR” the Merger Proposal.
The Merger and a summary of the terms of the Merger Agreement are described in more detail under “the Merger” and “the Merger Agreement,” and Fathom stockholders are encouraged to read the full text of the Merger Agreement, which is attached as Annex A hereto.
Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Fathom Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Accordingly, an abstention on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. In addition, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal. It is a condition to the completion of the Merger that Fathom stockholders approve the Merger Proposal.
THE FATHOM BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL

PROPOSAL 2: THE MERGER-RELATED COMPENSATION PROPOSAL
Fathom is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Fathom to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Merger as disclosed in the section entitled “Interests of Fathom’s Directors and Executive Officers in the Merger-Merger-Related Compensation” (also referred to as golden parachute compensation), as required by Section 14A of the Exchange Act.
Through this proposal, Fathom is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Fathom’s named executive officers will or may be eligible to receive in connection with the Merger as described in the sections of this proxy statement/prospectus referred to above.
The Fathom Board unanimously recommends that Fathom stockholders vote “FOR” the Merger-Related Compensation Proposal.
You should carefully review the merger-related compensation information disclosed in the sections of this proxy statement/prospectus referred to above. The Fathom Board unanimously recommends that Fathom stockholders approve the following resolution:
RESOLVED, that the stockholders of Fathom approve, solely on an advisory (non-binding basis) the merger-related compensation that will or may be paid or become payable to Fathom’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of Fathom’s Directors and Executive Officers in the Merger-Merger-Related Compensation.”
The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Merger-Related Compensation Proposal and vice versa. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on either Fathom or NXH. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation payments that are contractually required to be paid by Fathom to its named executive officers will or may be paid or become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Fathom stockholders on the Merger-Related Compensation Proposal.
Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Special Meeting is required to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal. Accordingly, an abstention on the Merger-Related Compensation Proposal will be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.
THE FATHOM BOARD UNANIMOUSLY RECOMMENDS THAT FATHOM STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
The Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Merger Proposal.
Fathom is asking Fathom stockholders to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Fathom stockholders.
The Fathom Board unanimously recommends that Fathom stockholders approve the Adjournment Proposal.
Whether or not a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast on this proposal must be voted “FOR” the approval of the Adjournment Proposal. Accordingly, any shares not present or represented by proxy (including due to the failure of a Fathom stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention on the Adjournment Proposal will be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.
THE FATHOM BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL

THE MERGER
The following is a description of material aspects of the Merger. While NXH and Fathom believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/ prospectus, including the text of the Merger Agreement attached as Annex A hereto, for a more complete understanding of the Merger. In addition, important business and financial information about NXH is contained or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
General
NXH, Fathom and Merger Sub have entered into the Merger Agreement, which provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Fathom, with Fathom surviving as a wholly owned subsidiary of NXH.
Merger Consideration
Subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, each share of Fathom Common Stock issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of shares of NXH Common Stock initially equal to 0.2236, subject to adjustment as described in more detail under “The Merger Agreement—Merger Consideration,” plus cash in lieu of any fractional shares of NXH Common Stock that otherwise would have been issued. Outstanding equity awards will be eligible to receive Merger Consideration in accordance with the terms of Fathom’s 2019 Omnibus Stock Incentive Plan, as amended, and the Merger Agreement.
The Exchange Ratio will not be adjusted in the event of any change in the price of either NXH Common Stock or Fathom Common Stock. In addition, as described elsewhere in this proxy statement/prospectus under “The Merger Agreement—Merger Consideration,” the Merger Agreement provides that the Exchange Ratio is subject to downward adjustment prior to the closing date based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio. As a result, the amount of Merger Consideration that Fathom stockholders will receive in the Merger will depend on the aggregate indebtedness under the Bridge Note and the number of shares of Fathom Common Stock outstanding as of the closing date, and the value of such Merger Consideration will depend on the market price of shares of NXH Common Stock at such time. The final Exchange Ratio could result in Fathom stockholders receiving a number of shares of NXH Common Stock that is greater than, less than or the same as the unadjusted Exchange Ratio described above, and the market price of such shares could be greater than, less than or the same as the market price of shares of NXH Common Stock on the date of this proxy statement/prospectus or at the time of the Special Meeting. As a result, neither the amount nor the market value of the Merger Consideration will be known at the time that Fathom’s stockholders vote on the Merger.
NXH Common Stock is traded on the Nasdaq Global Select Market under the symbol “NXH,” and Fathom Common Stock is traded on the Nasdaq Capital Market under the symbol “FTHM.” Shares of common stock of the combined company will trade on the Nasdaq Global Select Market under the symbol “NXH.”
Background of the Merger
The following chronology summarizes the material events and meetings that led to the signing of the Merger Agreement. Throughout the timeline addressed below, Fathom held many conversations, directly and through its representatives, with various parties, both by teleconference and in-person, about strategic alternatives for Fathom including a potential acquisition transaction. The chronology below covers the material events leading up to the Merger Agreement and rationale for the Merger and does not purport to catalogue every conversation among the members of the Fathom Board, Fathom’s management team and other representatives of Fathom and other parties.

From time to time, the Fathom Board and Fathom’s senior management have evaluated potential transactions relating to Fathom’s business, including prospects for alternative financing structures and strategic uses of capital, all with a view toward enhancing stockholder value.
The Fathom Board’s consideration and recommendation of the approval of the Merger is the result of the Fathom Board’s efforts to maximize stockholder value. Throughout the events described below, the Fathom Board was kept regularly informed of developments.
In early 2026, the Fathom Board, together with management, began a comprehensive evaluation of strategic alternatives for the company, including potential financing transactions, business combinations, and other strategic options, with a view to maximizing stockholder value. In connection with the Fathom Board’s evaluation of strategic alternatives, Fathom engaged Wyrick Robbins Yates & Ponton LLP (“Wyrick”) as its outside legal counsel to advise the Fathom Board in connection with the review and potential negotiation of strategic transactions.
In early February 2026, NXH, through its Chief Executive Officer, Marcus Lemonis, approached Fathom regarding a potential acquisition of Fathom by NXH pursuant to a stock-for-stock merger transaction. NXH proposed that Fathom stockholders would receive shares of NXH Common Stock in exchange for their shares of Fathom Common Stock at a fixed exchange ratio.
On February 13, 2026, Fathom and NXH entered into a mutual non-disclosure agreement (the “NDA”) in order to exchange confidential information and engage in further negotiations regarding a potential transaction.
On February 18, 2026, Marco Fregenal, Fathom’s then-serving Chief Executive Officer, began discussions with Mr. Lemonis and on February 23, 2026, Fathom received a proposed term sheet (the “Term Sheet”) from NXH, providing the key terms for a potential strategic transaction in which NXH would acquire Fathom, via a stock-for-stock merger. Key terms in the Term Sheet as originally proposed by NXH included an exchange ratio valuing Fathom Common Stock at $1.50 per share (based on a volume-weighted average price of NXH stock), an exclusivity period of 45 days and an undefined break-up fee.
Between February 24, 2026, and March 2, 2026, at the Fathom Board’s direction, Stephen Murray, a member of Fathom’s Board, reached out to four other potential strategic buyers to gauge their interest in a potential transaction with Fathom. On March 5, 2026, Fathom received one competing letter of intent from a potential strategic buyer (“Strategic Party A”). The Fathom Board met on March 6, 2026, to discuss this letter of intent and, after comparing its terms to those of the Term Sheet under discussion with NXH, unanimously determined the offer from NXH was superior, and that the risks of entering to a transaction with Strategic Party A were high because its offer included a financing contingency covering the entire purchase price. Following that meeting, at the Fathom Board’s direction, Mr. Murray communicated to Strategic Party A the deficiencies identified by the Board in its offer and requested that Strategic Party A submit a revised offer. On March 10, 2026, Strategic Party A communicated that it was not interested in submitting a revised offer, and no additional offer was received.
During this period, the Fathom Board also directed and oversaw the negotiation of the material terms of the proposed transaction with NXH. At its meeting on February 24, 2026, the Fathom Board discussed the terms of NXH’s initial offer, including the offer price, the type of consideration, the exchange ratio, the break-up fee, the exclusivity period, and proposed short-term financing, and directed Mr. Fregenal to negotiate with NXH regarding the offer price, the proposed short-term financing, and a reduction in the exclusivity period and break-up fee.
On or around February 25, 2026, following discussions between Mr. Fregenal and NXH, Fathom received a revised version of the Initial Term Sheet (the “Revised Term Sheet”) from NXH. The revised Term Sheet included an increase to the exchange ratio valuing Fathom Common Stock at $1.75 per share (based on a NXH stock price of $7.00 per share), a Bridge Note (as defined below) of $2,000,000, bearing a 9.0% interest rate, to be provided by NXH, together with the accrued and unpaid interest of would be deducted from the equity consideration at closing as an adjustment to the exchange ratio set forth in the definitive merger agreement, an increase of the exclusivity period to 60 days and a break-up fee of 5.0% of the total implied Fathom equity value. At its meeting on February 26, 2026, the Fathom Board reviewed the revised Term Sheet from NXH, and directed Mr. Fregenal to continue to negotiate the exchange ratio and break-up fee.
On or around February 27, 2026, Fathom received a further revised Term Sheet from NXH. The further revised Term Sheet included an increase to the exchange ratio valuing Fathom Common Stock at $1.80 per share (based on a NXH stock price of $7.00 per share), a Bridge Note (as defined below) of $2,000,000 provided by NXH bearing a 9.0% interest rate, together with the accrued and unpaid interest of would be deducted from the equity consideration at closing, an exclusivity period of 60 days and a reduced break-up fee of 3.5% of the total implied Fathom equity value. At its meeting on February 28, 2026, the Fathom Board reviewed and approved the terms of a further updated offer from NXH, and directed Mr. Fregenal to negotiate a formal Term Sheet with NXH based on those terms.
Over the course of the following few weeks, Fathom and NXH, and their respective legal advisors at Wyrick and Latham & Watkins LLP (“Latham”), engaged in extensive negotiations to finalize the terms of NXH’s offer pursuant to the Term Sheet. On March 10, 2026, following such negotiations, the parties executed a final, agreed version of the Term Sheet (the “Agreed Term Sheet”) with respect to the proposed strategic transaction and agreed to an initial forty-five (45)-day period of exclusivity to complete the negotiation of definitive documents. The Agreed Term Sheet provided Fathom the right to request, after execution of the Agreed Term Sheet, that NXH provide Fathom with a $2.0 million secured note with a maturity date of no earlier than April 1, 2027, bearing 9% interest accruing and paid in kind, and otherwise on terms customary for a transaction of that nature (the “Bridge Note”). The purpose of the Bridge Note was to support Fathom’s working capital needs during the negotiation of the definitive merger documentation. The Agreed Term Sheet further provided that, in the event Fathom requested the Bridge note, Fathom would provide NXH with initial drafts of the Bridge Note documentation, with NXH obligated to provide comments to such initial drafts within 3 business days, with the parties thereafter using commercially reasonable efforts to enter into the Bridge Note documentation and fund the Bridge Note as promptly as reasonably practicable (but in any event no later than March 17, 2026). The Term Sheet provided that in the event NXH breached its obligations related to the Bridge Note set forth in the Term Sheet, the exclusivity period would automatically terminate. In addition to the terms related to the Bridge Note, the Agreed Term Sheet provided for the following key terms related to the acquisition:
•	Exchange Ratio of 0.2571 based on a per share value of $1.80 per share of Fathom Common Stock and $7.00 per share of NXH Common Stock;
•	Implied equity value of Fathom of $59.3 million;
•	Customary voting and support agreements to be entered into at signing by directors and officers and key stockholders; and
•	Termination fee of 3.5% of the total implied equity value of Fathom.
Shortly after the execution of the Agreed Term Sheet, Fathom requested the Bridge Note from NXH and provided initial drafts of the Bridge Note documentation to NXH. Over the course of the following days, the parties negotiated the Bridge Note documentation and on March 18, 2026, Fathom entered into a $2 million subordinated secured promissory note with NXH on terms consistent with the Agreed Term Sheet.
On March 11, 2026, the Fathom Board formed a subcommittee called the Mergers and Acquisitions Committee (the “M&A Committee”) consisting of all of the independent directors of the Board, which was tasked with, among other things, interviewing and recommending to the Board financial advisors, and leading the negotiation of the Merger Agreement on behalf of the Company.
On March 28, 2026, Latham delivered to Wyrick an initial draft of the Merger Agreement. Around that same time, NXH delivered a detailed due diligence agenda and document requests to Fathom.
Over the course of the following weeks, Wyrick and Latham exchanged drafts of the Merger Agreement and ancillary documents. Various conference calls were convened among NXH, Fathom, Wyrick and Latham to discuss various key terms and issues in the Merger Agreement. During this period, key issues negotiated with respect to the Merger Agreement included: (i) the non-solicitation covenant (including the scope of Fathom’s notification obligations to NXH upon receipt of a third-party acquisition proposal), (ii) Fathom’s right to terminate the Merger Agreement to accept a superior proposal (as opposed to the “force-the-vote” construct initially proposed by NXH), (iii) the treatment of outstanding equity awards (including the cancellation of stock options, the assumption and rollover of employee restricted stock awards and RSUs, and the vesting and cash-out of equity awards held by non-employee directors), (iv) consequences of a failure by NXH to obtain the stockholder vote necessary to increase its authorized shares of common stock and any related reverse termination fee payable to Fathom, (v) representations and warranties, and (vi) the effects of termination, including the amount and tail period of the termination fee and the circumstances under which the termination fee would be payable to NXH.
The Fathom Board received regular updates from the M&A Committee, Fathom management and Wyrick, regarding the status and scope of these continued discussions and negotiations.

During this period, the parties also continued to engage in due diligence review, including legal and financial diligence of the respective parties.
During the continued period of Merger Agreement negotiations and due diligence, on April 10, 2026, the M&A Committee met to evaluate potential financial advisors to deliver a fairness opinion to the Fathom Board in connection with the proposed Merger. The M&A Committee interviewed three firms regarding their qualifications to deliver a fairness opinion to the Board. Following presentations from each firm, the M&A Committee compared and contrasted the strengths of the three firms, confirmed that Lucid was independent of Fathom, the Fathom Board, and NXH, and reviewed the fee proposals of each firm. The M&A Committee recommended to the Board, and the Board ultimately approved, engaging Lucid to deliver a fairness opinion to the Board. On April 13, 2026, the Fathom Board approved, and Fathom entered into, an engagement letter with Lucid, dated April 13, 2026, which provided, among other things, that Fathom would pay Lucid a fee upon the delivery of a fairness opinion to be requested by the Board at the date on which Fathom was to enter into the Merger Agreement. The fee is not contingent upon the closing of the Merger or the determination of such fairness opinion.
On April 21, 2026, the Fathom Board held a meeting to further evaluate the proposed Merger. Wyrick presented on director fiduciary duties under North Carolina corporate law and the applicability of the business judgment rule thereunder. Each of the Fathom directors disclosed any relationship they had with NXH, and after discussion, all reaffirmed there were no conflicts of interest with respect to NXH. Wyrick then gave a detailed overview of the material terms of the Merger Agreement, including a summary of the following key terms not yet settled, namely (i) the consequences of a failure by NXH to obtain the stockholder vote necessary to increase its authorized shares of common stock and the amount of any reverse termination fee payable to Fathom in such scenario and (ii) the amount of NXH fee reimbursement to be paid by Fathom in the event Fathom stockholder approval is not obtained (absent a superior proposal). At the same meeting, Lucid presented the preliminary results of its fairness analysis, including its valuation approach and methodologies, comparable companies and transactions, discounted cash flow analysis, and indicative valuation ranges. Wyrick then presented to the Fathom Board on the details of the “fiduciary-out” portion of the no-solicitation provisions and the obligations of Fathom Board members if they receive an unsolicited acquisition proposal following execution of the Merger Agreement.
During the course of negotiations of the Merger Agreement and the due diligence process, on or about April 22, 2026, the Fathom Board learned that, in connection with an acquisition by Fathom in 2021, Fathom’s then-Chief Financial Officer and its then-Chief Executive Officer had negotiated and signed, on behalf of Fathom, a side letter with the stockholders of the acquisition target that purported to bind Fathom (the “Side Agreement”), without the requisite Fathom Board authorization or knowledge thereof. The Fathom Board further learned that the then-Chief Executive Officer in April 2026 entered into an amended and restated version of the Side Agreement, again without Fathom Board authorization or knowledge. NXH and Latham were immediately made aware of the discovery of the Side Agreement and its amendment and restatement.
Over the course of May 2026, the parties continued to engage in the due diligence process and exchange drafts of the Merger Agreement and schedule of exceptions, NXH indicated that it was not ready to execute the Merger Agreement pending an investigation with respect to the Side Agreement. During that time, Fathom’s Audit Committee conducted an internal review of the Side Agreement with the advice of independent legal counsel, forensic accountants and its independent registered public accounting firm. The conclusion of that internal review was that the Side Agreement did not bind Fathom and that the Side Agreement and its discovery by the Board in April 2026 did not have a material effect on financial information included in the Company’s previously reported public filings. However, Fathom concluded that the conduct and oversight exercised by Fathom’s former Chief Financial Officer and former Chief Executive Officer were insufficient to create the proper environment for effective internal control over financial reporting under the COSO Framework and to further Fathom’s commitment to integrity and ethical values.
On May 29, 2026, NXH and Fathom entered into that certain Amended and Restated Subordinated Secured Promissory Note, pursuant to which NXH provided an additional $1.0 million Bridge Note to Fathom for the sole purpose and use by Fathom to support satisfaction of regulatory requirements with respect to the wholesale line of credit for its mortgage business.
On June 14, 2026, the Fathom Board held a meeting to discuss NXH’s proposal to reduce the merger consideration by 10%. In evaluating the advisability of this proposed reduction, the Fathom Board considered several factors, including the increased risk to the transaction presented by the discovery of the Side Agreement, the decline in the trading prices of Fathom Common Stock and NXH Common Stock since the Term Sheet was signed, Fathom’s financial condition and results of operations, and the internal financial control weakness identified in connection with the Side Agreement and the disruption to Fathom's business caused by the Side Agreement. At the meeting, Lucid delivered an updated financial analysis presentation, factoring in changes to Fathom’s and NXH’s stock prices and the proposed 10% reduction to Equity Value.
On June 15, 2026, NXH delivered a proposed final draft of the Merger Agreement to Fathom.
On June 16, 2026, at approximately 9:05 a.m. Eastern Time, the Fathom Board convened a meeting to consider the adoption of the Merger Agreement. Wyrick summarized the negotiations and provided background details regarding timeline, beginning when Fathom was first approached with an offer from NXH in late February 2026. Wyrick also discussed the key change in the Merger Agreement that had been agreed to since the most recent Board meeting, namely, the 10% discount to the Equity Value in the Merger Agreement. Wyrick reviewed with the Board the resolutions through which the Board would formally approve of the Merger Agreement, and such resolutions were unanimously approved by the Fathom Board.
For a discussion of the material factors considered by the Fathom Board in reaching its decision to approve the Merger Agreement, see “The Merger—Recommendation of the Fathom Board; Fathom’s Reasons for the Merger.”
At approximately 5:30 p.m. Eastern Time on June 16, 2026, the Fathom Board reconvened. Representatives of Lucid then reviewed its financial analysis and rendered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated as of June 16, 2026) that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, and the matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in such written opinion, the merger consideration to be paid to Fathom’s stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information regarding Lucid’s opinion of the Merger Agreement, please see—Opinion of the Company’s Financial Advisor.
The Board members confirmed they were comfortable with the fairness opinion and understood the information underlying it, including the assumptions made by Lucid and the justification for each. After discussion, upon motion duly made and seconded, the Board unanimously: (i) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the Voting and Support Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the Voting and Support Agreement; (ii) determined the terms of the Merger Agreement and the Merger itself were in the best interests of the Company and its stockholders; (iii) directed that the Merger and the other transactions contemplated by the Merger Agreement be submitted to the stockholders of Fathom for approval; and (iv) recommended the Company’s stockholders approve the Merger and the other transactions contemplated by the Merger Agreement.
The Fathom Board and its Reasons for the Merger
In evaluating the Merger Agreement and the Merger, the Fathom Board regularly consulted with Fathom’s senior management, its outside legal advisor, Wyrick Robbins Yates & Ponton, LLP, and its financial advisor, Lucid Capital Markets, LLC.
In reaching its decision that, as of June 16, 2026, the Merger, according to the terms of the Merger Agreement, is advisable, fair to, and in the best interest of Fathom and its stockholders, and in reaching its recommendation that the stockholders approve the Merger and the Merger Agreement, the Fathom Board considered a number of factors, including the following material factors and benefits of the Merger, which the Fathom Board viewed as supporting its recommendation:
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Fathom’s Operating and Financial Condition. The Fathom Board’s knowledge and familiarity with Fathom’s business, the industry in which it operates, and the challenges it was experiencing, including its current and historical financial condition and results of operations, competitive position, properties and assets, as well as Fathom’s business strategy and prospects, in light of the current and prospective economic environment, including Fathom’s working capital challenges and limitations.

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Prospects of Fathom as an Independent Company. The Fathom Board’s evaluation of Fathom’s long-term strategic plan, including its ability to execute on its intended business transformation plan without a material capital commitment from a third party, and the related execution risks and uncertainties (including the risk factors set forth in Fathom’s Annual Report on Form 10-K for the year ended December 31, 2025), and its weighing of the prospects of achieving long-term value for its stockholders through execution of Fathom’s strategic business plan alone against the prospective benefits to stockholders which could be realized through a business combination with a strategic partner in the Merger.
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Unpredictability of Future Operating Results. The Fathom Board’s assessment, after discussions with Fathom’s management and advisors, of the risks of remaining an independent company and pursuing Fathom’s strategic plan, including risks relating to the effect of competition in Fathom’s markets, and other risks and uncertainties relating to the financial markets, the economy and the residential real estate industry.

•	Liquidity Needs and Going Concern Challenges. The Fathom Board considered the uncertainty of Fathom’s ability to meet its current operating and capital expenses.
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Review of Strategic Alternatives. The Fathom Board’s extended consideration of strategic alternatives beginning in 2026 and thereafter, including, among others, remaining an independent company and pursuing Fathom’s business transformation plan, or pursuing a strategic transaction with or the sale of Fathom to another party, including those that expressed interest prior to the execution of the Merger Agreement, and the Fathom Board’s belief, after a review of the proposals and discussions with Fathom’s management and advisors, that the value offered to stockholders in the Merger, combined with their assessment concerning the certainty of closing, was more favorable to the stockholders of Fathom than the potential value that might have resulted from other strategic opportunities reasonably available to Fathom, including remaining an independent company, or pursuing any transaction that involved a restructuring or liquidation of the business, which the Fathom Board determined to be unlikely to result in any benefit to Fathom stockholders.

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Equity Consideration. The fact that the consideration consists solely of shares of freely-tradeable NXH Common Stock, providing Fathom’s stockholders with the ability to share in the future value created by the combined companies, as well as providing Fathom stockholders with access to a stock with greater market liquidity as a result of a higher public float and significantly higher average trading volumes.

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The Exchange Ratio Offered. The initial exchange ratio of 0.2236 ultimately agreed to by the parties ensured that Fathom stockholders would receive a generally fixed percentage of ownership of NXH in the transaction. The Fathom Board believed the exchange ratio fairly took into account mutual volatility of Fathom’s and NXH’s prevailing stock prices, and was more beneficial to Fathom stockholders than other proposals made by NXH during the course of negotiations.

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Likelihood of Completion. The belief of the Fathom Board that the Merger is reasonably likely to be completed, based on, among other things, the commitment to the prospects of combined companies demonstrated by NXH through its continued support of Fathom, which included more than $3.0 million in capital invested or lent to Fathom in the form of subordinated secured promissory notes in March 2026 and May 2026, the financial strength of NXH, which included $135.8 million in unrestricted cash as of March 31, 2026, and the terms of the Merger Agreement regarding the obligations of both companies to pursue financings, in each case, as compared to alternatives considered by the Fathom Board

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Extensive Process. The extensive nature of the strategic alternatives process conducted by Fathom over the course of many months, together with its financial and legal advisors, in soliciting and evaluating alternative scenarios for Fathom, and the Fathom Board’s determination that NXH’s proposal represented the best value reasonably available and most likely to result in accretive benefits to Fathom’s stockholders, based on the Fathom Board’s expectation as to the certainty of closing the Merger, based on the operational commitments and financial strength of NXH, and the likelihood of closing in an expeditious manner based on the status of the negotiations of the Merger.

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Advisors. The fact that Fathom’s legal and financial advisors were involved throughout the process and negotiations and updated the Fathom Board directly and regularly, which provided the Fathom Board with additional perspectives on the negotiations in addition to those of management.

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Negotiations with NXH. The course of discussions and negotiations between Fathom and NXH, commitments made by NXH in connection with those negotiations, and the Fathom Board’s belief based on these negotiations, that NXH’s proposal represented the greatest amount of consideration that NXH was willing to pay and that these were the most favorable terms to Fathom to which NXH was willing to agree.

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Opinion of Lucid. The opinion delivered verbally to the Fathom Board on June 16, 2026, and later confirmed in writing on June 16, 2026, by Lucid that, based upon and subject to the limitations and assumptions set forth in its written opinion, the merger consideration to be paid to Fathom’s stockholders pursuant to the Merger under the Merger Agreement was fair, from a financial point of view, to such stockholders, and the related financial analyses performed by Lucid.

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Unanimous Determination of Fathom Board Members. The fact that the members of the Fathom Board were unanimous in their determination to recommend that the stockholders approve the Merger and the Merger Agreement.

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Customary Conditions; Specific Enforcement. The fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practicable, the risk that a condition to the Merger would not be satisfied and Fathom’s ability to specifically enforce NXH’s obligations, including the obligations to consummate the Merger, under the Merger Agreement.

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Ability to Withdraw or Change Recommendation. The Fathom Board’s ability under the Merger Agreement to withdraw or modify its recommendation in favor of the Merger under certain circumstances, including its ability to terminate the Merger Agreement in connection with a superior offer (as specified in the Merger Agreement and subject to the conditions set forth therein), subject to payment of a termination fee of approximately $2.0 million, and the Fathom Board’s determination that the termination fee is within the customary market range of termination fees for transactions of this type.

The Fathom Board also considered a variety of uncertainties and risks in its deliberations concerning the Merger Agreement and the Merger, including the following:
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Effect of Failure to Complete Transactions. If the Merger is not consummated, the trading price of Fathom Common Stock could be adversely affected, Fathom will have incurred significant transaction and opportunity costs attempting to consummate the Merger, Fathom may have lost customers, suppliers, business partners and employees after the announcement of the Merger Agreement, Fathom’s business may be subject to disruption, the market’s perceptions of Fathom’s prospects could be adversely affected and Fathom’s directors, officers and other employees will have expended considerable time and effort to consummate the Merger. In addition, if the Merger is not completed and Fathom is unable to secure an alternative long-term financing partner, Fathom may experience a material adverse effect on its liquidity, financial condition, and results of operations and may result in filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring plan, which would be unlikely to result in any benefit to Fathom’s stockholders.

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Interim Restrictions on Business. The restrictions in the Merger Agreement on the conduct of Fathom’s business prior to the consummation of the Merger, requiring Fathom to operate its business in the ordinary course of business and subject to other restrictions, other than with the consent of NXH, may delay or prevent Fathom from undertaking business opportunities that could arise prior to the consummation of the Merger.

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Restrictions on Soliciting Proposals; Termination Fee. The restrictions in the Merger Agreement on the active solicitation of competing proposals and the requirement, under the Merger Agreement, that Fathom pay, if the Merger Agreement is terminated in certain circumstances, a termination fee of approximately 2.0 million, which fee may deter third parties from making a competing offer for Fathom prior to the consummation of the Merger and could impact Fathom’s ability to engage in another transaction for up to one year if the Merger Agreement is terminated in certain circumstances.

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Dissenters’ Rights. Fathom’s stockholders are not entitled to assert dissenters’ rights in connection with the Merger under the NCBCA so long as Fathom Common Stock remains listed on the Nasdaq prior to the Effective Time.

•	Potential Conflicts of Interest. The executive officers and directors of Fathom may have interests in the Merger that are different from, or in addition to, those of Fathom’s stockholders.
The foregoing discussion of the factors considered by the Fathom Board is not intended to be exhaustive, but does set forth the principal factors considered by the Fathom Board. The members of the Fathom Board collectively reached the unanimous conclusion to approve the Merger and the Merger Agreement in light of the various factors described above and other factors that each member of the Fathom Board deemed relevant. In view of the wide variety of factors considered by the members of the Fathom Board in connection with their evaluation of the Merger and the complexity of these matters, the Fathom Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Fathom Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
Recommendation of Fathom’s Board
The Fathom Board unanimously recommends that you vote “FOR” the Merger Proposal. The Fathom Board also recommends that you vote “FOR” the Merger-Related Compensation Proposal and the Adjournment Proposal.
In considering the recommendation of the Fathom Board with respect to adoption of the Merger Agreement, Fathom stockholders should note that Fathom directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of stockholders of Fathom generally. The Fathom Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement. For more information, please see the section titled “The Merger—Interests of Fathom’s Directors and Executive Officers in the Merger.”
Opinion of Fathom’s Financial Advisor
The Fathom Board retained Lucid Capital Markets, LLC to render an opinion to the Fathom Board as to the fairness, from a financial point of view, to the holders of shares of Fathom Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. On June 16, 2026, Lucid delivered its written opinion to the Fathom Board to the effect that, as of that date, based on NXH’s trading price of $6.02 per share as of June 16, 2026, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Lucid’s opinion, the Merger Consideration to be received by the holders of the outstanding shares of Fathom Common Stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Lucid’s written opinion, dated June 16, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lucid, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference herein in its entirety. The description of Lucid’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lucid’s opinion. Lucid’s opinion was intended for the benefit and use of the Fathom Board, in its capacity as such, in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Lucid’s opinion did not constitute a recommendation as to the course of action that Fathom, the Fathom Board or any committee thereof should pursue in connection with the Merger or otherwise address the merits of the underlying decision by Fathom to engage in the Merger, including in comparison to other strategies or transactions that might be available to Fathom or which Fathom might engage in or consider. Lucid’s opinion does not constitute advice or a recommendation to any holder of Fathom Common Stock or any other person as to how to vote or act on any matter relating to the Merger or otherwise.
Lucid’s opinion reflected and gave effect to the information received by Lucid during the course of its engagement, including information furnished by Fathom’s management and publicly available information, as well as the results of the reviews, analyses and inquiries described below. In arriving at its opinion, Lucid did not perform any appraisals or valuations of any specific assets or liabilities, whether fixed, contingent or otherwise, of Fathom, including any intellectual property for which Fathom may or may not currently receive royalty or licensing fees, was not furnished with any such appraisals or valuations and did not make any physical inspection of Fathom’s properties or assets. Lucid expressed no opinion regarding the liquidation value of Fathom or any other entity.
In arriving at its opinion, Lucid, among other things:
•	reviewed Fathom’s audited financial statements for the fiscal years ended December 31, 2025 and 2024;
•	reviewed a detailed financial projection model for Fathom for the fiscal years ending December 31, 2026 through December 31, 2030, furnished to Lucid by Fathom’s management;
•	reviewed other internal documents relating to Fathom’s history, past and current operations, financial condition and expected outlook furnished to Lucid by Fathom’s management;

•	reviewed a draft, dated June 16, 2026, of the Merger Agreement;
•	reviewed various press releases relating to Fathom, NXH and the Merger;
•	reviewed internal memoranda furnished to Lucid by Fathom’s management;
•	reviewed industry and market reports;
•	discussed the information referred to above and the background and other elements of the proposed Merger with members of Fathom’s management;
•	reviewed and analyzed the reported prices and trading activity of Fathom Common Stock;
•	compared the financial performance of Fathom with that of certain publicly traded companies that Lucid deemed comparable to Fathom;
•
to the extent publicly available, reviewed and analyzed the financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to those in which Fathom operates and selected companies deemed comparable to Fathom; and

•	performed a discounted cash flow analysis of Fathom on a stand-alone basis incorporating various assumptions provided to Lucid by Fathom’s management.
In addition, Lucid conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Lucid deemed necessary and appropriate in arriving at its opinion.
In rendering its opinion, Lucid relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to Lucid, discussed with or reviewed by Lucid, or publicly available, and Lucid did not assume any responsibility with respect to such data, material and other information.
With respect to the financial projections for Fathom reviewed by Lucid, Fathom’s management advised Lucid, and at the direction of the Fathom Board Lucid assumed, that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Fathom’s management as to Fathom’s future financial results and condition. Lucid expressed no opinion with respect to such projections or the assumptions on which they were based. Lucid noted that, if any of the foregoing assumptions were not accurate, the conclusion set forth in its opinion could be materially affected. Fathom does not publicly disclose internal financial information of the type provided to Lucid in connection with its review of the Merger. As a result, such information was prepared by Fathom’s management for financial planning purposes and was not prepared with the expectation of public disclosure.
Lucid did not render any legal, accounting or other advice in connection with the Merger and understood that Fathom was relying on its legal counsel and accounting advisors as to legal and accounting matters relating to the Merger. Lucid’s opinion addressed solely the fairness, from a financial point of view, to the holders of Fathom Common Stock of the Merger Consideration to be received in the Merger pursuant to the Merger Agreement and did not address any other terms or agreement relating to the Merger. Lucid was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Merger or any solvency or fraudulent conveyance consideration relating to the Merger. Lucid expressed no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Fathom or any other party, or the effect of any other transaction in which Fathom or any other party might engage. Lucid also expressed no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Merger by any securityholder, officer, director or employee of Fathom. Lucid was not asked to consider, and its opinion did not address, the price at which Fathom Common Stock would trade at any time or the impact of the Merger on the solvency or viability of Fathom or Fathom’s ability to pay its obligations when they become due.
Further, Lucid’s opinion was necessarily based upon the financial, market, economic and other conditions that existed on, and the information made available to Lucid as of, the date of its opinion. Lucid noted that subsequent developments could affect its opinion and disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that might come or be brought to Lucid’s attention after the date thereof. Lucid did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof and had no obligation to update, revise or reaffirm its opinion. Lucid also noted that the credit, financial and stock markets have from time to time experienced unusual volatility and expressed no opinion or view as to any potential effects of such volatility on the Merger or the Merger Consideration. Lucid’s opinion did not purport to address potential developments in any such markets or the effects that such developments might have on Lucid’s analyses between the date of delivery of its opinion and the closing of the Merger or any period thereafter.
In arriving at its opinion, Lucid assumed that the executed Merger Agreement would be, in all respects material to Lucid’s analyses, identical to the last draft reviewed by Lucid, unless otherwise noted in its opinion. Lucid also relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendment, (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any condition or obligation thereunder and (v) there would be no adjustment to Fathom’s capital structure prior to the Merger that would result in any adjustment to the Merger Consideration. Lucid further assumed that all necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect Fathom or the contemplated benefits of the Merger.
Lucid further relied upon and assumed, without independent verification, that there had been no change in Fathom’s business, assets, liabilities, financial condition, results of operations, cash flows or prospects since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Lucid that would be material to Lucid’s analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Lucid incomplete or misleading.
Lucid undertook no independent analysis of any pending or threatened litigation, regulatory action, governmental proceeding or investigation, possible unasserted claims or other contingent liabilities to which Fathom, NXH or any of their respective affiliates was a party or might be subject and, at Fathom’s direction and with its consent, Lucid’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. Lucid also assumed that Fathom was not party to any material pending transaction, including any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger. Lucid was not requested to opine, and expressed no opinion, as to whether any analysis of Fathom other than as a going concern was appropriate in the circumstances and, accordingly, performed no such analysis.
In connection with its opinion, Lucid performed a variety of financial and comparative analyses, including those described below. The summary of the analyses and certain factors considered by Lucid set forth below is not a comprehensive description of all analyses undertaken or factors considered by Lucid. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lucid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Lucid employed several analytical methodologies in its analyses, and no one method of analysis was regarded by Lucid as critical to the overall conclusion it reached. Accordingly, Lucid believed that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion.
In performing its financial analyses, Lucid considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which were beyond the control of Fathom, NXH and the other participants in the Merger. No company or transaction used in Lucid’s analyses for purposes of comparison was identical to Fathom or the Merger. Accordingly, an analysis of the results of such comparisons was not mathematical; rather, it involved complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and transactions reviewed and other factors that could affect the public trading value or transaction value of the companies, as applicable. Any estimates of value contained in Lucid’s analyses were not necessarily indicative of actual value or predictive of future results or values, which could be significantly more or less favorable than those reflected in such analyses. In addition, Lucid’s analyses relating to the value of businesses or securities did not constitute appraisals and did not necessarily reflect the prices at which businesses or securities might actually be sold or traded. Accordingly, the assumptions and estimates used in, and the reference ranges resulting from, any particular analysis described below were inherently subject to substantial uncertainty and should not be taken as Lucid’s view regarding the actual value of Fathom or the Merger Consideration.

Lucid was not requested to, and did not, participate in negotiations with respect to the Merger Agreement, solicit expressions of interest from any other parties with respect to any business combination, financing transaction or other alternative transaction involving Fathom, or advise the Fathom Board or any other party with respect to alternatives to the Merger. Lucid was not requested to provide services other than the delivery of its opinion and did not provide advice regarding the structure or any other aspect of the Merger.
Financial Analysis
The following is a summary of the material financial analyses reviewed with the Fathom Board by Lucid in connection with the delivery of its opinion, dated June 16, 2026. The summary set forth below is not a comprehensive description of all analyses undertaken or factors considered by Lucid in connection with its opinion, nor does the order of the analyses described below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Lucid, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Lucid. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Lucid. Future results may differ from those described, and such differences may be material.
Except as otherwise noted, financial data utilized for Fathom in the financial analyses described below were based on certain internal financial forecasts, estimates and other financial and operating data relating to Fathom provided to or discussed with Lucid by Fathom’s management, referred to in this section as the “Fathom Financial Information.”
Set forth below are summaries of the material financial analyses performed by Lucid and reviewed with the Fathom Board in connection with Lucid’s opinion, consisting of a selected public companies analysis, a selected transactions analysis, a premiums paid analysis and a discounted cash flow analysis.
For purposes of the financial analyses described below, “enterprise value” generally means the value of a company’s outstanding equity securities, calculated using the treasury stock method, plus the amount of its outstanding debt and other debt-like obligations and less its cash and cash equivalents. For purposes of the financial analyses described below, “AEBITDA” means, with respect to Fathom, net income or loss, excluding (i) other income and expense, (ii) costs related to acquisitions, (iii) income taxes, (iv) depreciation and amortization and (v) share-based compensation expense. References to EBITDA with respect to the selected publicly traded companies and selected transactions generally mean earnings before interest, taxes, depreciation and amortization.
Selected Public Companies Analysis
Lucid performed a selected public companies analysis by reviewing certain financial and stock market information relating to Fathom and certain publicly traded companies that Lucid considered generally relevant for purposes of its analysis. No company used in this analysis was identical or directly comparable to Fathom. Accordingly, Lucid’s selection of the companies involved the application of its professional judgment and experience concerning differences in the business, financial and operating characteristics of Fathom and the selected companies and other factors that Lucid considered relevant.
Lucid focused its analysis on publicly traded companies operating in the real estate services industry with enterprise values of less than $10 billion. Based on these criteria, Lucid selected the following four publicly traded companies:
•	Compass, Inc.;
•	eXp World Holdings, Inc.;
•	The Real Brokerage Inc.; and
•	Douglas Elliman Inc.
Lucid excluded RE/MAX Holdings, Inc. from the selected public companies analysis because of its pending acquisition by The Real Brokerage Inc., as Lucid determined that RE/MAX’s then-current trading metrics could reflect transaction-specific considerations rather than its standalone public market valuation. Lucid included RE/MAX in its selected transactions analysis and premiums paid analysis.

Using publicly available information, including information obtained from S&P Capital IQ and SEC filings, Lucid reviewed, among other information, the enterprise values of the selected companies as multiples of estimated EBITDA for the fiscal year ending December 31, 2026 and revenue for the fiscal years ended December 31, 2025 and ending December 31, 2026. Financial data concerning Fathom were based on the Fathom Financial Information. Market information for the selected companies was based on information available as of June 16, 2026.
The following table summarizes the ranges of valuation multiples observed by Lucid for the selected companies:

	Low	25th Percentile	Median	75th Percentile	High
Enterprise Value / FY2025A Revenue	0.1x	0.1x	0.1x	0.5x	1.5x
Enterprise Value / FY2026E Revenue	0.1x	0.1x	0.1x	0.4x	0.7x
Enterprise Value / FY2026E EBITDA	4.0x	7.3x	10.5x	11.4x	12.3x

Lucid applied the low, 25th percentile, median, 75th percentile and high valuation multiples observed for the selected companies to Fathom’s fiscal year 2025 revenue, estimated fiscal year 2026 revenue and estimated fiscal year 2026 AEBITDA, as applicable. Lucid then adjusted the resulting implied enterprise values for Fathom’s debt and cash balances as of December 31, 2025, adjusted for subsequent publicly disclosed information, to derive a range of implied equity values for Fathom.
The following table summarizes the resulting implied equity values for Fathom:
Implied Equity Value of Fathom ($ in millions)

Fathom Financial Metric	Fathom Metric	Low	25th Percentile	Median	75th Percentile	High
FY2025A Revenue	$420	$9	$37	$50	$194	$616
FY2026E Revenue	$448	$46	$46	$47	$184	$321
FY2026E AEBITDA	$6	$10	$29	$48	$53	$58

The selected public companies analysis resulted in implied equity values for Fathom ranging from approximately $9 million to $616 million based on fiscal year 2025 revenue, approximately $46 million to $321 million based on estimated fiscal year 2026 revenue and approximately $10 million to $58 million based on estimated fiscal year 2026 AEBITDA. The corresponding 25th percentile to 75th percentile implied equity value ranges were approximately $37 million to $194 million, approximately $46 million to $184 million and approximately $29 million to $53 million, respectively. These implied equity values were compared to the approximately $43.2 million aggregate equity value implied by the Merger Consideration based on NXH’s trading price of $6.02 per share as of June 16, 2026.
Selected Transactions Analysis
Lucid performed a selected transactions analysis by reviewing certain publicly available financial information relating to selected transactions involving companies that Lucid considered generally relevant for purposes of its analysis. Lucid selected transactions involving targets deemed to have business or financial characteristics similar to Fathom that had closed, or had been announced but not yet closed, since June 1, 2021. Lucid focused its analysis on residential real estate platforms and adjacent housing services businesses with transaction values of less than $10 billion. The selected transactions were identified using information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other publicly available sources. Based on these criteria, Lucid selected the following five transactions:

Transaction Date	Target	Buyer(s)
April 27, 2026(1)	RE/MAX Holdings	The Real Brokerage
January 9, 2026	Anywhere Real Estate	Compass
December 10, 2025	Heidrick & Struggles	Advent; Corvex
July 1, 2025	Redfin	Rocket Companies
June 4, 2021	CoreLogic	Stone Point; Insight

(1)
The date shown for the pending acquisition of RE/MAX Holdings by The Real Brokerage reflects the transaction’s announcement date. The other dates shown reflect the applicable transaction closing dates.

Using publicly available information, including information obtained from S&P Capital IQ and SEC filings, Lucid calculated, to the extent meaningful and available, the implied enterprise value of each selected transaction as a multiple of the applicable target company’s revenue for the last twelve months, referred to as “LTM revenue,” estimated revenue for the next twelve months, referred to as “NTM revenue,” and estimated EBITDA for the next twelve months, referred to as “NTM EBITDA.” No selected transaction was identical or directly comparable to the Merger. Accordingly, Lucid’s evaluation of the selected transactions involved qualitative considerations and professional judgments regarding differences in the business, financial and operating characteristics of Fathom and the target companies involved in the selected transactions and other factors that Lucid considered relevant.
The following table summarizes the ranges of valuation multiples observed by Lucid for the selected transactions:

Financial Multiple	Low	25th Percentile	Median	75th Percentile	High
Enterprise Value / LTM Revenue	0.7x	0.9x	2.3x	3.1x	4.7x
Enterprise Value / NTM Revenue	0.7x	0.9x	2.4x	3.0x	4.6x
Enterprise Value / NTM EBITDA	7.2x	8.8x	10.4x	12.4x	15.0x

Lucid applied the low, 25th percentile, median, 75th percentile and high valuation multiples observed for the selected transactions to Fathom’s fiscal year 2025 revenue, estimated fiscal year 2026 revenue and estimated fiscal year 2026 AEBITDA, as applicable. Specifically, Lucid applied the LTM revenue multiples to Fathom’s fiscal year 2025 revenue and the NTM revenue and NTM EBITDA multiples to Fathom’s estimated fiscal year 2026 revenue and estimated fiscal year 2026 AEBITDA, respectively. Lucid then adjusted the resulting implied enterprise values for Fathom’s debt and cash balances as of December 31, 2025, adjusted for subsequent publicly disclosed information, to derive ranges of implied equity values for Fathom.
The following table summarizes the resulting implied equity values for Fathom:
Implied Equity Value of Fathom ($ in millions)

Fathom Financial Metric	Fathom Metric	Low	25th Percentile	Median	75th Percentile	High
LTM Revenue	$420	$292	$367	$974	$1,275	$1,957
NTM Revenue	$448	$318	$369	$1,057	$1,323	$2,034
NTM EBITDA	$6	$29	$38	$48	$59	$74

The selected transactions analysis resulted in implied equity values for Fathom ranging from approximately $292 million to $1.957 billion based on LTM revenue, approximately $318 million to $2.034 billion based on NTM revenue and approximately $29 million to $74 million based on NTM EBITDA. The corresponding 25th percentile to 75th percentile implied equity value ranges were approximately $367 million to $1.275 billion, approximately $369 million to $1.323 billion and approximately $38 million to $59 million, respectively. These implied equity values were compared to the approximately $43.2 million aggregate equity value implied by the Merger Consideration based on NXH’s trading price of $6.02 per share as of June 16, 2026.
Premiums Paid Analysis
Lucid performed a premiums paid analysis by reviewing the premiums paid in 37 selected transactions involving target companies that Lucid considered generally relevant for purposes of its analysis. Lucid reviewed transactions that had closed, or had been announced but had not yet closed, since June 1, 2021, with transaction values of less than $10 billion and target companies located primarily in the United States or Canada. The selected transactions involved transaction-driven and fee-based businesses across the housing, real estate services, financial services and asset-light services sectors. The selected transactions were identified using information obtained from S&P Capital IQ and other publicly available information.
For each selected transaction, Lucid reviewed the premium paid relative to the target company’s closing stock price one trading day, one month and three months prior to the public announcement of the applicable transaction. Lucid then applied the low, 25th percentile, median, 75th percentile and high premiums observed for each reference period to the corresponding historical closing price of Fathom Common Stock.

Reference Period	Low	25th Percentile	Median	75th Percentile	High
One Day Prior	1%	13%	19%	43%	119%
One Month Prior	(4%)	13%	18%	50%	139%
Three Months Prior	1%	20%	28%	44%	279%

The historical closing prices of Fathom Common Stock used by Lucid for the one-day, one-month and three-month reference periods were $0.63, $0.66 and $0.75 per share, respectively. Applying the observed premiums to the applicable historical closing prices resulted in the following ranges of implied prices per share of Fathom Common Stock:
Implied Value Per Share of Fathom Common Stock

Reference Period	Fathom Share Price	Low	25th Percentile	Median	75th Percentile	High
One Day Prior	$0.63	$0.64	$0.71	$0.75	$0.90	$1.39
One Month Prior	$0.66	$0.63	$0.74	$0.77	$0.98	$1.57
Three Months Prior	$0.75	$0.76	$0.90	$0.96	$1.08	$2.84

Based on approximately 34.1 million shares of Fathom Common Stock outstanding on a fully diluted basis, the foregoing implied per-share values resulted in the following implied equity values for Fathom:
Implied Equity Value of Fathom ($ in millions)

Reference Period	Fathom Share Price	Low	25th Percentile	Median	75th Percentile	High
One Day Prior	$0.63	$22	$24	$26	$31	$47
One Month Prior	$0.66	$21	$25	$26	$34	$53
Three Months Prior	$0.75	$26	$31	$33	$37	$97

The premiums paid analysis resulted in implied equity values for Fathom ranging from approximately $22 million to $47 million based on Fathom’s one-day historical share price, approximately $21 million to $53 million based on Fathom’s one-month historical share price and approximately $26 million to $97 million based on Fathom’s three-month historical share price. The corresponding 25th percentile to 75th percentile implied equity value ranges were approximately $24 million to $31 million, approximately $25 million to $34 million and approximately $31 million to $37 million, respectively. These implied equity values were compared to the approximately $43.2 million aggregate equity value, or approximately $1.27 per share, implied by the Merger Consideration based on NXH’s trading price of $6.02 per share as of June 16, 2026.
Discounted Cash Flow Analysis
Lucid performed discounted cash flow analyses of Fathom on a stand-alone basis, which were designed to estimate the implied value of Fathom by calculating the present value, as of June 16, 2026, of Fathom’s estimated future unlevered free cash flows and terminal value. Based on the Fathom Financial Information, Lucid calculated Fathom’s estimated unlevered free cash flows for the remainder of fiscal year 2026 through fiscal year 2030. For purposes of these analyses, unlevered free cash flow was calculated as earnings before interest and taxes, less cash taxes, plus depreciation and amortization, less capital expenditures and less increases in net working capital. Lucid used a partial fiscal year 2026 period to reflect the June 16, 2026 valuation date.
Lucid calculated terminal values for Fathom using two methods. Under the terminal revenue method, Lucid applied a range of terminal revenue multiples of 0.50x to 1.50x to Fathom’s estimated fiscal year 2030 revenue of approximately $615.1 million. Under the terminal EBITDA method, Lucid applied a range of terminal EBITDA multiples of 8.0x to 12.0x to Fathom’s estimated fiscal year 2030 AEBITDA of approximately $30.0 million. Lucid discounted Fathom’s estimated unlevered free cash flows and the resulting terminal values to present value using discount rates ranging from 10.0% to 14.0%. This range was centered around Fathom’s estimated weighted average cost of capital of approximately 12.0%.
As part of its discounted cash flow analyses, Lucid also evaluated Fathom’s net operating loss carryforwards by applying such carryforwards against projected taxable income, subject to applicable utilization limitations, and discounting the resulting estimated cash tax savings to present value. Lucid used an opening net operating loss balance of approximately $59.2 million as of December 31, 2025. Depending on the applicable discount rate, this analysis resulted in an estimated present value of Fathom’s net operating loss carryforwards ranging from approximately $10.4 million to $11.7 million.
Lucid adjusted the resulting implied enterprise values for Fathom’s debt and cash balances as of December 31, 2025, adjusted for subsequent publicly disclosed information, and added the estimated present value of Fathom’s net operating loss carryforwards to derive ranges of implied equity values for Fathom.
Implied Equity Value of Fathom ($ in millions)

DCF Method	Low	25th Percentile	Median	75th Percentile	High
Terminal Revenue Method	$200	$297	$401	$513	$634
Terminal EBITDA Method	$153	$180	$202	$219	$258

The discounted cash flow analyses resulted in implied equity values for Fathom ranging from approximately $200 million to $634 million under the terminal revenue method and approximately $153 million to $258 million under the terminal EBITDA method. The corresponding 25th percentile to 75th percentile implied equity value ranges were approximately $297 million to $513 million and approximately $180 million to $219 million, respectively. These implied equity values were compared to the approximately $43.2 million aggregate equity value implied by the Merger Consideration based on NXH’s trading price of $6.02 per share as of June 16, 2026.
Miscellaneous
Lucid, as a customary part of its investment banking business, is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes.
Fathom retained Lucid pursuant to an engagement letter dated April 13, 2026 solely to render its opinion to the Fathom Board. Pursuant to the engagement letter, Fathom agreed to pay Lucid an aggregate cash fee of $300,000 for evaluating the Merger and rendering its opinion, which fee was payable following delivery of the opinion and was not contingent upon the closing of the Merger. Fathom also agreed to reimburse Lucid for reasonable and documented legal fees and expenses actually incurred in an amount not to exceed $25,000 and to indemnify Lucid and certain related persons against certain liabilities arising out of Lucid’s engagement.
Lucid had not previously provided investment banking services to Fathom. Lucid may seek to be engaged for compensation in the future to perform investment banking services for Fathom. In the ordinary course of its business, Lucid and its affiliates may actively trade the debt or equity securities, or related derivative securities, of Fathom and other companies that may be the subject of Lucid’s engagement for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities. Lucid maintains policies and procedures, including information barriers, designed to prevent the misuse of material non-public information.
Consistent with applicable legal and regulatory requirements, Lucid has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Lucid’s research analysts may hold opinions, make statements or recommendations and publish research reports with respect to Fathom, NXH, the Merger or other participants in the Merger that differ from the views of Lucid’s investment banking personnel.
Lucid’s opinion was reviewed and approved by the Lucid Fairness Opinion Committee.
Fathom Unaudited Prospective Financial Information
Fathom does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings or other prospective financial information due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Merger, Fathom’s management provided certain non-public, unaudited internal financial forecasts with respect to Fathom on a stand-alone basis prepared by Fathom management to the Fathom Board, NXH and each of Fathom’s and NXH’s respective financial advisors (collectively, the “Fathom forecasted financial information”). Fathom has included a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to certain other parties in connection with the Merger. Such information may not be appropriate for other purposes.
The Fathom forecasted financial information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Fathom forecasted financial information included in this proxy statement/prospectus has been prepared or adopted by, as applicable, and is the responsibility of, Fathom management and was provided to the Fathom Board for purposes of evaluating the Merger and to Lucid for their use and reliance in connection with their financial analyses and opinions as described in the section entitled “— Opinion of Fathom’s Financial Advisors.”
Neither Deloitte & Touche LLP, Fathom’s independent registered public accounting firm, nor any other independent auditor, has audited, reviewed, examined, compiled nor applied any procedures with respect to the Fathom forecasted financial information, and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the Fathom forecasted financial information. The report of Deloitte & Touche LLP included in this proxy statement/prospectus, relates to historical financial information of Fathom, and such report does not extend to the Fathom forecasted financial information and should not be read to do so.
Closing and Effective Time of the Merger
The closing of the Merger will take place at 9:00 a.m., Eastern time, no later than the second (2nd) business day following the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “The Merger Agreement—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), via electronic exchange or required closing documentation in lieu of an in-person closing.
At the closing, the parties to the Merger Agreement will cause (i) a certificate of Merger with respect to the Merger to be executed and filed with the Secretary of State of the State of North Carolina and make all other filings or recordings required by the North Carolina Business Corporations Act (“NCBCA”) in connection with effecting the Merger and (ii) articles of Merger with respect to the Merger to be executed and filed with the Secretary of State of the State of North Carolina and make all other filings or recordings required by the NCBCA in connection with effecting the Merger. The Merger will become effective at the time when the certificate of Merger is filed with the Secretary of State of the State of North Carolina or at such later time as may be agreed to in writing by NXH and Fathom and specified in the certificate of Merger.
NXH and Fathom currently expect the Merger to close during the second half of 2026 and are working to complete the Merger on this timeline. However, it is possible that factors outside NXH’s or Fathom’s control could result in the Merger being completed at a different time, or not at all.
Ownership of the Combined Company
Based on the anticipated treatment of equity-based awards and the number of shares of NXH and Fathom Common Stock outstanding on August 10, 2026, and based on an assumed Exchange Ratio of 0.2229 (the estimated Exchange Ratio as of the date of this proxy statement/prospectus, without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note), upon completion of the Merger, former Fathom stockholders are expected to own approximately 7.9% of the outstanding shares of NXH Common Stock and NXH stockholders immediately prior to the Merger are expected to own approximately 92.1% of the outstanding shares of NXH Common Stock. Any increase in the number of shares of Fathom Common Stock outstanding (including as a result of the exercise of outstanding options and/or the vesting of outstanding restricted stock, restricted stock units and performance stock units), and any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date, will reduce the Exchange Ratio, which will reduce the percentage of NXH Common Stock owned by former Fathom stockholders upon completion of the Merger relative to the holders of NXH Common Stock immediately prior to the Merger. The relative ownership interests of NXH stockholders and former Fathom stockholders in the combined company immediately following the Merger will depend on the number of shares of NXH and Fathom Common Stock issued and outstanding immediately prior to the Merger, as well as the amount of indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date.

U.S. Federal Securities Law Consequences
Assuming the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, the shares of NXH Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of NXH Common Stock issued to any Fathom stockholder who may be deemed an “affiliate” of NXH after the completion of the Merger. This proxy statement/prospectus does not cover resales of shares of NXH Common Stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus, or the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, in connection with any resale of shares of NXH Common Stock.
Accounting Treatment
NXH prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations. NXH’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that NXH will be the acquirer for financial accounting purposes. Accordingly, NXH’s cost to acquire Fathom will be allocated to Fathom’s acquired assets and liabilities based upon their estimated fair values. The allocation of the purchase price will be dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of NXH’s acquisition of Fathom will not be known until the date of the completion of the Merger and could vary materially from the preliminary purchase price.
The financial condition and results of operations of NXH after completion of the Merger will include the operating results of Fathom beginning from the closing date of the Merger but will not be restated retroactively to reflect the historical financial condition or results of operations of Fathom. The earnings of NXH following completion of the Merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, NXH determines that tangible or intangible assets (including goodwill) are impaired, NXH would record an impairment charge at that time.
Exchange of Shares
Prior to the Effective Time, NXH will designate Computershare Trust Company, N.A. to act as exchange agent with respect to the Merger. At or prior to the Effective Time, NXH will deposit with the exchange agent (a) an amount of book-entry shares representing the shares of NXH Common Stock sufficient to deliver the aggregate Merger Consideration payable to holders of Fathom shares and (b) cash sufficient to make the aggregate payments in lieu of fractional shares in accordance with the Merger Agreement. At the Effective Time, all shares of Fathom Common Stock outstanding immediately prior to the Effective Time will automatically be cancelled and will cease to exist, and all holders of record of Fathom Common Stock will cease to have any rights as Fathom stockholders, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of NXH Common Stock, and any dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement or as provided by applicable law. In addition, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding as a share of common stock of the surviving corporation.
As promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the exchange agent will mail to each holder of record of each outstanding Fathom stock certificate (a) a letter of transmittal and (b) instructions for surrendering such holder’s Fathom stock certificates in exchange for the Merger Consideration.
Holders of Fathom stock certificates, after providing the proper documentation to the exchange agent, will receive from the exchange agent a statement reflecting the number of whole shares of NXH Common Stock such holder was entitled to receive (in non-certificated book-entry form) and cash in lieu of fractional shares of NXH Common Stock to which such holders are entitled (without interest and less any applicable withholding taxes) plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

As promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the exchange agent will mail to each holder of record of Fathom book-entry shares that are not held through DTC (a) a letter of transmittal and (b) instructions for returning such letter of transmittal in exchange for the Merger Consideration.
Holders of Fathom book-entry shares not held through DTC, after providing the proper documentation to the exchange agent, will receive from the exchange agent the Merger Consideration and cash in lieu of fractional shares of NXH Common Stock to which such holders are entitled (without interest and less any applicable withholding taxes) plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.
More information can be found under “The Merger Agreement—Exchange of Shares.”
Listing of NXH Common Stock; Delisting and Deregistration of Fathom Common Stock
It is a condition of the Merger Agreement that the shares of NXH Common Stock to be issued to Fathom stockholders in the Merger be approved for listing on the NYSE or the Nasdaq, subject to official notice of issuance. Although the Merger Agreement provides that shares of NXH Common Stock issued in the Merger will be listed on the NYSE or the Nasdaq, there can be no assurance that such shares of NXH Common Stock will continue to be listed on the NYSE or the Nasdaq in the future.
If the Merger is completed, Fathom Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act, and Fathom will no longer be required to file periodic reports with the SEC with respect to the Fathom Common Stock. Fathom has agreed to cooperate with NXH prior to the closing to cause the Fathom Common Stock to be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act as soon as practicable following the Effective Time of the Merger.
Litigation Related to the Merger
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Fathom’s, NXH’s and, as a result, the combined company’s financial condition, results of operations and liquidity, or result in an injunction delaying or preventing the completion of the Merger.
As of the date of this proxy statement/prospectus, Fathom and NXH are unaware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.
See the section entitled “Risk Factors” for additional information regarding any such potential litigation.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A hereto and incorporated by reference in this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the Merger Agreement. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference herein and in the public filings NXH and Fathom make with the SEC. See “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. NXH and Fathom are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about NXH and Fathom contained in this proxy statement/prospectus and in the public filings NXH and Fathom make with the SEC may supplement, update or modify the factual disclosures about NXH and Fathom contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by NXH, the Merger Sub and Fathom are qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. For the foregoing reasons, the representations, warranties and covenants and any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus the documents incorporated by reference herein and in the other public filings NXH and Fathom make with the SEC.
Additional information about NXH and Fathom can be found elsewhere in this proxy statement/prospectus, the documents incorporated by reference and in the public filings NXH and Fathom make with the SEC. See “Where You Can Find More Information.”
Structure of the Merger
On the closing date, at the Effective Time of the Merger, Merger Sub will be merged with and into Fathom in accordance with the NCBCA and on the terms and subject to the conditions set forth in the Merger Agreement, whereupon the separate existence of Merger Sub will cease and Fathom will be the surviving corporation of the Merger and a wholly owned subsidiary of NXH.
Completion and Effectiveness of the Merger
The closing of the Merger will take place on a date to be designated jointly by NXH and Fathom, which date will be no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by NXH and Fathom. The date on which the closing occurs is referred to as the “closing date.”

At the closing, the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of North Carolina and make all other filings or recordings required by the NCBCA in connection with the Merger and articles of merger to be executed and filed with the Secretary of State of the State of North Carolina and make all other filings or recordings required by the NCBCA in connection with the Merger. The Merger will become effective at the time when the certificate of Merger is filed with the Secretary of State of the State of North Carolina or at such later time as may be agreed to in writing by NXH and Fathom and specified in the certificate of merger.
Merger Consideration
At the Effective Time, automatically, by virtue of the Merger and without any further action on the part of Fathom, Fathom stockholders, NXH or Merger Sub, each share of Fathom Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of NXH Common Stock initially equal to 0.2236, subject to adjustment as described below (the “Exchange Ratio”), plus cash in lieu of any fractional shares of NXH Common Stock that otherwise would have been issued. The Exchange Ratio is subject to downward adjustment based on (i) the aggregate amount of indebtedness outstanding under the Bridge Note (including any accrued but unpaid interest) as of three (3) business days prior to the closing date and (ii) any increase in the total number of shares of Fathom Common Stock outstanding between the date of signing of the Merger Agreement and the closing date. As of the date of this proxy statement/prospectus, based on the number of shares of Fathom Common Stock outstanding as of August 10, 2026, and without giving effect to any downward adjustment based on the aggregate amount of indebtedness outstanding under the Bridge Note, the Exchange Ratio would be 0.2229. If all options to purchase Fathom Common Stock outstanding on the date hereof and exercisable prior to the closing date were exercised, and all restricted stock, restricted stock units and performance stock units outstanding on the date hereof and scheduled to vest prior to the closing date were vested, the Exchange Ratio would be 0.2081. Furthermore, any indebtedness outstanding under the Bridge Note as of three (3) business days prior to the closing date will further reduce the Exchange Ratio. Outstanding equity awards will be treated in accordance with the terms of Fathom’s equity incentive plans and the Merger Agreement. (see “—Treatment of Fathom Equity Awards” below).
Treatment of Fractional Shares
No fractional shares of NXH Common Stock will be issued in connection with the Merger. Each Fathom stockholder who would otherwise have been entitled to receive in the Merger a fractional share of NXH Common Stock pursuant to the Merger Agreement will receive cash (without interest and subject to any required tax withholdings) in an amount determined by multiplying such fractional share amount by $7.00. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of NXH Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests merely represents a mechanical rounding-off of the fractions in the exchange.
Exchange of Shares
Exchange Agent
Prior to the Effective Time, NXH will designate Computershare Trust Company, N.A. to act as exchange agent with respect to the Merger.
At or prior to the Effective Time, NXH will deposit with the exchange agent (a) an amount of book-entry shares representing the shares of NXH Common Stock sufficient to deliver the aggregate Merger Consideration payable to holders of Fathom shares and (b) cash sufficient to make the aggregate payments in lieu of fractional shares in accordance with the Merger Agreement.
Exchange of Fathom Stock Certificates and Fathom Book-Entry Shares
With respect to certificates representing shares of Fathom Common Stock (collectively, the “Fathom stock certificates”), as promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the exchange agent will mail to each holder of record of each outstanding Fathom stock certificate (a) a letter of transmittal and (b) instructions for surrendering such holder’s Fathom stock certificates in exchange for the Merger Consideration.

Upon surrender of a Fathom stock certificate and delivery of a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, the exchange agent will mail to each holder of record, as promptly as reasonably practicable after such surrender:
•
a statement reflecting the number of whole shares of NXH Common Stock, if any, that such holder is entitled to receive pursuant to the Merger Agreement in non-certificated book-entry form in the name of such record holder; and

•
a check or cash payment in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of NXH Common Stock plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

With respect to book-entry positions representing non-certificated shares of Fathom Common Stock (the “Fathom book-entry shares”) that are not held through DTC, as promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the exchange agent will mail to each holder of record of any such shares (a) a letter of transmittal and (b) instructions for returning such letter of transmittal in exchange for the Merger Consideration.
Upon delivery of a duly executed letter of transmittal to the exchange agent in compliance with the instructions provided by the exchange agent, the exchange agent will pay and deliver to each holder of record of any such shares as promptly as reasonably practicable after such delivery:
•	the Merger Consideration; and
•
a check or cash payment in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of NXH Common Stock plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement. Each such Fathom book-entry share not held through DTC will then promptly be cancelled.

With respect to Fathom book-entry shares that are held through DTC, NXH and Fathom will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the Effective Time upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures:
•	the Merger Consideration;
•
a check or cash payment in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of NXH Common Stock plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement. Each such Fathom book-entry share held through DTC will then promptly be cancelled.

In the event of a transfer of ownership of shares of Fathom Common Stock that is not registered in Fathom’s transfer records, the exchange agent may deliver the Merger Consideration and any cash in lieu of fractional shares of NXH Common Stock to such transferee if the transferee provides a proper endorsement or form of the Fathom stock certificate and has paid (or has established to the satisfaction of NXH that it has paid) all taxes required by delivery of the Merger Consideration (or has confirmed that no taxes are applicable).
Lost, Stolen or Destroyed Certificates
In the event that any Fathom stock certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss in lieu of such stock certificate and compliance with the replacement requirements established by the exchange agent (including, if necessary, an indemnity by such person for any claim that may be made against it or the surviving corporation with respect to such certificate), the exchange agent will deliver in exchange for such lost, stolen or destroyed Fathom stock certificate, the Merger Consideration, any cash in lieu of fractional shares of NXH Common Stock, and any other dividends or other distributions payable or issuable pursuant to the Merger Agreement, as if such lost, stolen or destroyed Fathom stock certificate had been surrendered.

Dividends and Distributions with Respect to Unexchanged Shares of Fathom Common Stock
No dividends or other distributions declared or made with respect to shares of NXH Common Stock with a record date after the Effective Time will be paid or otherwise delivered to the holder of any unsurrendered Fathom stock certificate or Fathom book-entry shares with respect to the shares of NXH Common Stock that such holder has the right to receive in the Merger until the later to occur of:
•	the date on which the holder surrenders such Fathom stock certificate or Fathom book-entry shares in accordance with the Merger Agreement; and
•
the payment date for such dividend or distribution with respect to shares of NXH Common Stock (at which time such holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Rights of Fathom Stockholders Following the Effective Time and Transfers Following the Effective Time
At the Effective Time, all shares of Fathom Common Stock outstanding immediately prior to the Effective Time will automatically be cancelled and will cease to exist, and all holders of record of Fathom Common Stock will cease to have any rights as Fathom stockholders, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of NXH Common Stock, and any dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement or as provided by applicable law. In addition, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding as a share of common stock of the surviving corporation.
Notwithstanding the foregoing, none of the surviving corporation, NXH or the exchange agent will be liable to any holder of shares of Fathom Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining unclaimed by holders of Fathom Common Stock (i) one (1) year after the Effective Time will be returned to NXH upon demand or (ii) if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by applicable law, the property of NXH free and clear of any claims or interest of any person previously entitled thereto.
Withholding Rights
NXH, the exchange agent, Merger Sub, and the surviving corporation will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.
Treatment of Fathom Equity Awards
At the Effective Time, subject to and in accordance with the terms of Fathom’s 2017 Stock Plan, the 2019 Omnibus Stock Incentive Plan, as amended, and the Inducement Award (together, the “Fathom Equity Plans”), outstanding equity awards will be treated in accordance with the Merger Agreement, as summarized below.
Stock Options. Each option to purchase shares of Fathom Common Stock (“Option”) that is outstanding as of immediately prior to the Effective Time, will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holder thereof, be terminated and cancelled without payment of any consideration to the holder thereof.
Restricted Stock Awards. Each award of restricted stock with respect to shares of Fathom Common Stock granted under the Fathom Equity Plans (“Restricted Stock Award”), will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holder thereof, be assumed by NXH and converted into an award of restricted stock with respect to shares of NXH Common Stock on the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting), except that each such Restricted Stock Award will relate to the number of shares of NXH Common Stock equal to the product of (A) the number of shares of Fathom Common Stock underlying such Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share (each, an “Assumed Restricted Stock Award”).
Restricted Stock Units (Non-Employee Directors). Each award of restricted stock units with respect to shares of Fathom Common Stock granted under the Fathom Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service (“RSU Award”), whether vested or unvested, and held by any non-employee director of Fathom (each, a “Cancelled RSU Award”), will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, vest and convert into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of NXH Common Stock equal to (i) the number of shares of Fathom Common Stock underlying such Cancelled RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 of the Merger Agreement.
Restricted Stock Units (Employees). Each RSU Award, whether vested or unvested, other than a Cancelled RSU Award (each, an “Assumed RSU Award”), will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, be assumed and converted into an award of restricted stock units with respect to shares of NXH Common Stock on the same terms and conditions as were applicable to the Assumed RSU Award immediately prior to the Effective Time (including with respect to vesting), except that each Assumed RSU Award will relate to the number of shares of NXH Common Stock equal to the product of (i) the number of shares of Fathom Common Stock subject to the Assumed RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
PSU Awards (Stock Price Hurdle Earned). Each award of restricted stock units with respect to shares of Fathom Common Stock granted under the Fathom Equity Plans that is, at the time of determination, subject to vesting conditions based on the achievement of performance targets (“PSU Award”) and that is subject to vesting based on the achievement of one or more stock price hurdles that is outstanding immediately prior to the Effective Time (each, a “Stock Price Hurdle PSU Award”) and that vests upon the occurrence of the Effective Time based on actual performance through the Effective Time (each, an “Earned PSU Award”) will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, be cancelled as of the Effective Time and converted into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of NXH Common Stock equal to (i) the number of shares of Fathom Common Stock underlying such Earned PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 of the Merger Agreement. Each Stock Price Hurdle PSU Award that has not vested as of the Effective Time based on actual performance through the Effective Time will automatically terminate and be canceled without payment of any consideration to the holder thereof.
PSU Awards (Stock Price Hurdle Not Earned). Each PSU Award (other than a Stock Price Hurdle PSU Award) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of NXH, Merger Sub, Fathom or the holders thereof, be assumed by NXH. Each such assumed Fathom PSU Award (each, an “Assumed PSU Award”) will be converted into an award of performance-based restricted stock units with respect to shares of NXH Common Stock on the same terms and conditions as were applicable to such Assumed PSU Award immediately prior to the Effective Time, except that each Assumed PSU Award will relate to the number of shares of NXH Common Stock equal to the product of (i) a number of shares of Fathom Common Stock subject to such Fathom PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
Double Trigger Acceleration. Notwithstanding the foregoing, if, at any time during the twelve (12)-month period following the Effective Time the employment of a holder of any Assumed Restricted Stock Award, Assumed RSU Award or Assumed PSU Award (each, an “Assumed Equity Award”) is terminated by NXH, Fathom (after the Merger) or any of their respective subsidiaries without Cause (as defined in the applicable Fathom Equity Plan or award agreement), then all Assumed Equity Awards held by such holder shall become fully vested as of the date of such termination of employment.
2019 Omnibus Stock Incentive Plan. As of the Effective Time, NXH shall assume Fathom’s 2019 Omnibus Stock Incentive Plan with the number of shares reserved and remaining available for issuance thereunder adjusted to a number of shares of NXH Common Stock determined by multiplying the number of shares of Fathom Common Stock reserved and remaining available for issuance under the Fathom 2019 Omnibus Stock Incentive Plan immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share.

Organizational Documents and Directors and Officers of the Surviving Corporation
Subject to the requirements described under “—Indemnification; Directors’ and Officers’ Insurance”:
•
at the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and bylaws of the surviving corporation (with such changes as reasonably required in accordance with applicable law); and

•
from and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time will become the initial directors and officers of the surviving corporation as the surviving corporation of the Merger.

Representations and Warranties
The Merger Agreement contains customary and, in certain cases, reciprocal, representations and warranties by NXH, the Merger Sub and Fathom that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.
The reciprocal representations and warranties relate to, among other things:
•	organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;
•	capitalization;
•	corporate authority and approval relating to the execution, delivery and performance of the Merger Agreement;
•
the absence of any violation of organizational documents, any conflict with or violation of applicable legal requirements, any violation of or default under contracts, or any lien on the properties, rights or assets of a party or its subsidiaries as a result of the execution and delivery of the Merger Agreement and completion of the Merger;

•	the proper filing of reports, schedules, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act of 2002, as amended;
•	the maintenance of internal controls and procedures;
•	the absence of undisclosed liabilities;
•	investigations, litigations and proceedings;
•
the absence of any need for action by governmental authorities in order to complete the Merger, except as may be required by the Securities Act, the Exchange Act, the NCBCA, applicable competition laws, applicable state securities takeover and “blue sky” laws or the Nasdaq or the NYSE rules and regulations;

•	compliance with applicable legal requirements and the holding of necessary permits;
•	broker’s and finder’s fees; and
•	information provided by a party for inclusion in this proxy statement/prospectus.
The Merger Agreement also contains additional representations and warranties by Fathom relating to, among other things, the following:
•	the absence of certain material changes or events in the business of Fathom;
•	employee benefit plans and employment and labor practices;
•	compliance with environmental laws and regulations;
•	Fathom’s significant contracts and agreements;
•	insurance policies;
•	real property leased by Fathom;
•	intellectual property, information technology and data privacy and security;

•	mortgage business and servicing matters;
•	securitization matters;
•	the applicability of anti-takeover statutes;
•	Fathom’s tax status;
•	regulatory matters, including compliance with (i) anti-corruption laws and (ii) international trade and export control laws; and
•	opinion of Fathom’s financial advisor.
The representations and warranties will not survive the Merger. Many of the representations and warranties contained in the Merger Agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.
Material Adverse Effect
A material adverse effect, with respect to Fathom, means (a) any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (x) that has had, would reasonably be expected to have or results in a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Fathom and its subsidiaries, taken as a whole, (y) does or would reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement on a timely basis and in any event on or before the outside date or (b) any restatement of Fathom’s financial statements following the date of the Merger Agreement; provided, that with respect to clause (a)(x) only, no Effect to the extent arising out of or related to the following, shall, to such extent, be deemed (individually or in the aggregate) to constitute, or be taken into account in determining whether there has been or would or could be, a Fathom material adverse effect:
•
general economic or business conditions or in the financial debt, banking, capital credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which Fathom or its subsidiaries operate;

•
any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the Merger Agreement in any applicable laws or any changes after the Merger Agreement in GAAP or other applicable accounting regulations or principles, or in interpretations of any of the foregoing;

•
any change in the price or trading volume of Fathom Common Stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
any failure by Fathom to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
political, geopolitical, social, legislative, or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, government shutdown, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), trade wars or tariffs, securities, credit, financial, debt or other capital market conditions, or any escalation or worsening of any such conditions; any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions;

•	any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions;
•
the announcement of the Merger Agreement and the Merger, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Fathom and its subsidiaries due to the announcement and consummation of the Merger or the identity of Fathom or NXH (with certain limitations);

•	any action taken by Fathom, or which Fathom causes to be taken by any of its subsidiaries, in each case which is expressly required by the Merger Agreement; and
•	any actions taken (or omitted to be taken) at the express written request of NXH.
Conduct of Business Prior to the Merger’s Completion
Fathom has also agreed that, except (i) as set forth in Fathom’s disclosure letter, (ii) as required by applicable law, (iii) as expressly required or contemplated by the Merger Agreement, or (iv) otherwise with the prior written consent of NXH (not to be unreasonably withheld, conditioned or delayed), Fathom will not, and will not permit its subsidiaries to:
•
amend, modify, waive, rescind or otherwise change its organizational documents (other than such amendments as may be necessary to effect the transactions contemplated by the Merger Agreement, the Merger) or adopt any new stockholder rights plan, “poison pill” antitakeover plan or similar device;

•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock, or grant to any person any right to acquire any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except pursuant to the exercise of vesting or settlement of Fathom equity awards outstanding as of the date of the Merger Agreement in accordance with their terms;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any of its capital stock or other equity interests (except for any dividend or distribution by a subsidiary of Fathom to Fathom or to other subsidiaries) or enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;

•
adjust, split, combine, exchange, redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Fathom’s or any of its subsidiaries’ capital stock or other equity interests (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Fathom options or settlement of RSUs or other awards or obligations outstanding as of the date of the Merger Agreement or permitted to be granted after the date of the Merger Agreement), or reclassify, combine, split, subdivide or otherwise amend, directly or indirectly, the terms of its capital stock or other equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Fathom’s or any of its subsidiaries’ capital stock or other equity interests;

•
(A) acquire (including by merger, consolidation, share exchange, division transaction, or acquisition of stock or assets) any interest in any Person or assets thereof in each case with value in excess of $100,000, other than the purchase of goods, equipment and other operating assets in the ordinary course of business consistent with past practice; (B) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or otherwise dispose of any material property or assets of Fathom or any Fathom subsidiary (other than transactions between Fathom and any wholly owned Fathom subsidiary or among wholly owned Fathom subsidiaries), except in the ordinary course of business consistent with past practice;

•
except in the ordinary course of business consistent with past practice, (x) materially amend or terminate any material contract (other than terminations pursuant to the expiration of the existing term of any material contract), (y) waive, release or assign any material rights under any material contract or (z) enter into any contract or agreement that, if in effect on the date of the Merger Agreement, would constitute a material contract;

•	make, or agree or commit to make, any capital expenditure, except in accordance with the Merger Agreement;
•
(A) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Fathom subsidiary), (B) repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date of the Merger Agreement, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money;

•
except to the extent required by applicable law or any Fathom plan in effect as of the date of the Merger Agreement, (A) increase or decrease the compensation or benefits of any director or any Fathom employee (other than annual base salary increases for employees with annual compensation less than $200,000 in the ordinary course of business consistent with past practice, and corresponding increases in target bonus compensation), (B) enter into, establish, amend, terminate or modify (including by exercising discretion to accelerate vesting or the time of payment or funding) any Fathom plan, or any arrangement that would be a Fathom plan if in effect as of the date of the Merger Agreement; (C) grant or increase any severance or termination pay or termination or change in control payments or benefits, or any similar compensation, (D) hire or engage any individual as an employee or other individual service provider (except, with respect to any individual whose annual base compensation does not exceed $200,000, to fill a vacancy); (E) terminate the employment of any Fathom employee (other than for cause); or (F) enter into any labor agreement;
•
implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•
adopt a plan of (A) complete or partial liquidation of Fathom or any subsidiary of Fathom or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned subsidiaries of Fathom;

•
compromise, settle or agree to settle any action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages not in excess of $100,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of a violation of law by, Fathom or any Fathom subsidiary;

•
waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $100,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•
make, change or revoke any material tax election, (B) change or adopt any tax accounting period or material method of tax accounting, (C) amend or refile any material tax return, (D) settle or compromise any material liability for taxes or any audit, claim or other proceeding relating to a material amount of taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Law), (F) request any ruling from any governmental entity relating to taxes, (G) knowingly surrender any right to claim a material refund of taxes, (H) other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, or (I) initiate any voluntary disclosure, amnesty or similar program with respect to a material amount of taxes;

•
sell, transfer, assign, license, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), or grant a lien on, covenant not to sue in respect of, mortgage, encumber or exchange any material intellectual property owned or purported to be owned by, or exclusively licensed to, Fathom or any subsidiary of Fathom; or

•	authorize, approve, enter into any agreement to or commit to do any of the foregoing.
NXH has also agreed that, except (i) as may be required by applicable legal requirements, (ii) as expressly permitted or required by the Merger Agreement, (iii) as set forth in NXH’s disclosure letter, or (iv) unless Fathom approves in writing, NXH will not, and will not permit its subsidiaries to:
•	amend or otherwise change its organizational documents;
•
implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•
adopt a plan of (i) complete or partial liquidation of NXH or any subsidiary of NXH or (ii) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (ii), transactions between or among direct or indirect wholly owned subsidiaries of NXH; or

•	authorize, approve, enter or commit to do any of the foregoing.
No Solicitation of Acquisition Proposals
Except as expressly permitted by the Merger Agreement and described under “Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” and “Change of Recommendation—Permitted Change of Recommendation-Intervening Event,” Fathom has agreed that it will not, and will cause its subsidiaries not to and will not authorize or permit and will not otherwise direct its and their respective representatives to, except as otherwise permitted by the Merger Agreement, directly or indirectly:
•
initiate, solicit, or knowingly encourage the submission of any acquisition proposal (as defined below) or any proposal, request or offer that would reasonably be expected to result in an acquisition proposal (as defined below);

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;
•
withdraw, change or qualify, in a manner adverse to NXH, the Company Board Recommendation or make, or permit any director or executive officer to make, any public statement in connection with the Company Stockholders Meeting by or on behalf of the Fathom Board or any committee thereof that would reasonably be expected to have the same effect;

•
approve, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or other similar agreement relating to any acquisition proposal; or

•	resolve or agree to do any of the foregoing
Notwithstanding the restrictions described above, prior to obtaining approval of the Merger Proposal, Fathom and its representatives may furnish information with respect to Fathom and its subsidiaries to, and participate in discussions or negotiations with, any person or its representatives that has made a bona fide written acquisition proposal after the date of the Merger Agreement that did not result from any breach of the foregoing restrictions by Fathom, its subsidiaries, or their representatives, as applicable, if:
•
prior to taking such action, the Fathom Board determines in good faith, after consultation with Fathom’s outside legal counsel and financial advisor, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to, a superior proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Fathom Board’s fiduciary duties to Fathom and its stockholders under applicable law; and

•
prior to providing any information regarding Fathom or any of its subsidiaries to such third party in response to such acquisition proposal, Fathom receives from such third party (or there is then in effect with such party) an executed customary confidentiality agreement with nondisclosure provisions that are at least as restrictive of such third party as those contained in Fathom’s confidentiality agreement with NXH and which does not prohibit the compliance of Fathom with the Merger Agreement’s no solicitation provisions.

Fathom has also agreed that after providing any non-public information to such third party, Fathom will promptly (within twenty-four (24) hours) make such non-public information available to NXH.
Fathom has further agreed that it will not terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of an acquisition proposal (other than NXH).
An “acquisition proposal” means any inquiry, proposal or offer from any entity other than NXH or one of its subsidiaries concerning (a) a merger, consolidation or other business combination transaction involving Fathom, (b) a sale, lease or other disposition by merger, consolidation, recapitalization, liquidation, dissolution, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Fathom Subsidiary) or the Fathom Subsidiaries representing 15% or more of the consolidated assets of Fathom and its Subsidiaries, based on their fair market value as determined in good faith by the Fathom Board, (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 15% or more of the voting power of Fathom, or (d) any combination of the foregoing (in each case, other than the Merger).
A “superior proposal” means any bona fide written acquisition proposal (except that the references to “15%” in the definition of acquisition proposal shall be replaced by “50%”) (A) which, in the good faith judgment of the Fathom Board (after consultation with its financial advisors and outside counsel), taking into account such factors as the Fathom Board considers in good faith to be appropriate, if accepted, is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, and the identity of the person or persons making the proposal and (B) if consummated, would reasonably be expected to result in a transaction that is more favorable to Fathom’s stockholders than the Merger, taking into account at the time of determination any proposal by NXH to amend or modify the terms of the Merger Agreement committed to in writing and after taking into account all aspects of the acquisition proposal, including the form of consideration, the adequacy and conditionality of any financing, and the timing and likelihood of consummation.
Notice Regarding Acquisition Proposals; Clarification of Acquisition Proposals
Fathom has also agreed that if it receives an acquisition proposal (or notice from any person that it intends to make an acquisition proposal) or any inquiry or request for information with respect to an acquisition proposal or that is reasonably likely to lead to an acquisition proposal, then Fathom will promptly (within twenty-four (24) hours) notify NXH in writing of such acquisition proposal or request (which notification must include the identity of the person making or submitting such request or acquisition proposal and a copy of any such written request or proposal, which may be redacted to the extent necessary to protect confidential information of the person or group making such request or acquisition proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements. Fathom must keep NXH reasonably informed in writing, on a current basis, of the status of such acquisition proposal or request, including informing NXH of any material change to the terms of such proposal, and the status of any negotiations, including any change in its intentions as previously notified.
Change of Recommendation
Fathom has agreed that, except as otherwise set forth in the Merger Agreement, Fathom will not, and will cause its Subsidiaries and Representatives not to:
•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;
•
withdraw, change or qualify, in a manner adverse to NXH, the Company Board Recommendation or make, or permit any director or executive officer to make, any public statement in connection with the Company Stockholders Meeting by or on behalf of the Fathom Board or any committee thereof that would reasonably be expected to have the same effect; and

•	resolve or agree to do any of the foregoing
Permitted Change of Recommendation-Superior Proposal
However, Fathom, at any time prior to its stockholders voting on Fathom Merger Proposal, may make a change of recommendation related to an acquisition proposal if Fathom receives from a third party a bona fide written acquisition proposal that has not been withdrawn and that did not result from a breach of the Merger Agreement’s no solicitation provisions, if, prior to making such change of recommendation:
•
The Fathom Board determines in good faith, after consultation with Fathom’s outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal and that failure to take such action would reasonably be expected to be inconsistent with the Fathom Board’s fiduciary duties to its stockholders under applicable law;

•	Fathom delivers to NXH a written notice at least five (5) business days in advance stating that the recipient’s board intends to make a change of recommendation;
•
during such five (5) business day period, if requested by NXH, Fathom has engaged in good faith with NXH (to the extent NXH wishes to engage) during such notice period commencing on the delivery of the notice related to the superior proposal, to consider any adjustments proposed by NXH to the terms and conditions of the Merger Agreement such that the alternative acquisition agreement ceases to constitute a superior proposal; and

•
after the expiration of such five (5) business day period, the Fathom Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such superior proposal and taking into account any revised terms proposed by NXH, such superior proposal continues to constitute a superior proposal and that the failure to make such adverse recommendation change or to so terminate the Merger Agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

If there is any material revision to such superior proposal offered in writing by the party making such superior proposal or any material change to the facts and circumstances relating to an intervening event, as applicable, Fathom must deliver to NXH a new written notice, and the notice period will recommence, except that the notice period shall be three (3) Business Days with respect to any such revised superior proposal.
Permitted Change of Recommendation-Intervening Event
In addition, Fathom, at any time prior to its stockholders voting on Fathom Merger Proposal, may make a change of recommendation if and only in response to an intervening event (as defined below) arising prior to making such change of recommendation:
•
The Fathom Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such intervening event, a failure to effect an adverse recommendation change would be reasonably expected to be inconsistent with the Fathom Board’s fiduciary duties to its stockholders under applicable law;

•	Fathom delivers to NXH a written notice at least five (5) business days in advance stating that the Fathom Board intends to make a change of recommendation;
•
during such five (5) business day period, if requested by NXH, Fathom has engaged in good faith negotiations with NXH to consider any adjustments proposed by NXH to the terms and conditions of the Merger Agreement such that the failure of the Fathom Board to make an adverse recommendation change in response to the intervening event would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; and

•
after the expiration of such five (5) business day period, the Fathom Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such intervening event and taking into account any revised terms proposed by NXH, the failure to make an adverse recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

An “intervening event” means an effect that arises following the date of the Merger Agreement that (i) (x) was not known to, or reasonably foreseeable by, the Fathom Board prior to the execution of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect becomes known to, or reasonably foreseeable by, the Fathom Board prior to the Special Meeting, and (y) is material to Fathom and its subsidiaries (taken as a whole), and (ii) does not relate to (x) an acquisition proposal or a superior proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, and (y) in each case in and of itself, any changes in the market price or trading volume of shares of Fathom Common Stock or the fact that Fathom meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing in this clause (y) may be an intervening event if not otherwise falling into the foregoing clauses (x) and (y) of this definition).
Special Meeting
As promptly as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC or as Fathom and NXH mutually determine to be appropriate, Fathom must take all actions necessary to convene the Special Meeting of the holders of shares of Fathom Common Stock to vote on a proposal to adopt the Merger Agreement, as well as a customary proposal regarding adjournment of such meeting. Except as described above with respect to a change of recommendation, Fathom must use commercially reasonable efforts to solicit proxies in favor of the Merger Proposal.
Fathom may postpone or adjourn the Special Meeting if NXH provides its prior written consent and:
•	if required by applicable legal requirements or a request from the SEC or its staff;
•	due to the absence of a quorum for the Special Meeting;
•
if Fathom has not received proxies representing a sufficient number of common shares for Fathom to obtain the Fathom stockholder approval, whether or not a quorum is present, to solicit additional proxies; or

•
to the extent reasonably necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Fathom Board has determined in good faith after consultation with NXH and outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Fathom’s stockholders prior to the Special Meeting.

However, without NXH’s prior written consent (which will not be unreasonably withheld), in the case of an adjournment as required by applicable law, requested by the SEC or its staff or to file and mail any supplemental or additional disclosure in compliance with the Merger Agreement: (a) no single adjournment or postponement (including as contemplated by the immediately following paragraph) may be for more than ten (10) days, except as may be required by law; and (b) all such adjournments and postponements, in the aggregate, may not cause the date of the Special Meeting to be more than forty (40) days after the date for which the meeting was originally scheduled.
In addition, at NXH’s request and to the extent permitted by law, Fathom will postpone or adjourn the Special Meeting to a date mutually agreed with NXH in the event of an absence of a quorum or if proxies representing a sufficient number of shares of Fathom Common Stock to obtain Fathom stockholder approval have not been received; provided, that no such adjournment will be required to exceed ten (10) Business Days.
Access to Information
Subject to certain limitations, prior to the Effective Time, Fathom will afford NXH and its representatives reasonable access, during normal business hours upon prior notice, to Fathom’s and its subsidiaries’ properties, assets, books, contracts, commitments, personnel and records, and, during such period, will furnish promptly to NXH all reasonably available information concerning Fathom’s business as NXH may reasonably request in each case for the purposes of integration planning and the consummation of the transactions contemplated by the Merger Agreement.
Publicity
The initial press release with respect to the Merger Agreement and the transactions contemplated thereby shall be a joint release mutually agreed to by Fathom and NXH. Thereafter, except for in the case of any press release or other public announcement or disclosure in connection with any acquisition proposal or change in recommendation in compliance with the Merger Agreement, NXH and Fathom must consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or statement with respect to the Merger Agreement or the Merger and may not issue any such public announcement or statement prior to such consultation, except as may be required by applicable legal requirements or by the Nasdaq or the NYSE rules and regulations (in which event NXH or Fathom, as applicable, must use its commercially reasonable efforts to provide a meaningful opportunity to the other party to review and comment upon such public announcement in advance, and must give due consideration to all reasonable additions, deletions or changes suggested thereto by NXH or Fathom, as applicable).
Certain Tax Matters
NXH and Fathom intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Merger Agreement is intended to constitute a “plan of reorganization” for purposes of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the NXH, Merger Sub and Fathom are parties under Section 368(b) of the Code, and each of NXH, Merger Sub and Fathom have adopted it as such.
Both prior to and following the Effective Time, NXH, Merger Sub and Fathom shall use their respective commercially reasonable efforts, and shall cause their respective subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify for the Intended Tax Treatment, including (A) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment and (B) shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state, local and non-U.S.) income tax purposes, unless otherwise required by a change in applicable tax law after the date of the Merger Agreement or a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law).

Indemnification; Directors’ and Officers’ Insurance
For at least six (6) years following the Effective Time:
•
NXH and the surviving company shall, and shall cause their respective Subsidiaries to, indemnify and hold harmless all past and present directors, officers and employees of Fathom or any Fathom Subsidiary (the “Covered Persons”) to the same extent such Covered Persons are indemnified as of the date hereof by Fathom or any Fathom Subsidiary pursuant to applicable Law, Fathom’s Charter, Fathom’s Bylaws, the certificate of incorporation and bylaws (or equivalent organizational or governing documents) of any Fathom Subsidiary or indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Fathom or any Fathom Subsidiary for any proceedings arising out of acts or omissions in their capacity as directors, officers or employees of Fathom or any Fathom Subsidiary, as applicable, occurring at or prior to the Effective Time;

•
NXH and the surviving company shall, and shall cause their respective Subsidiaries to, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law, for acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby;

•
NXH and the surviving company shall, and shall cause their respective Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding or investigation with respect to these matters subject to indemnification in accordance with the procedures set forth with respect to any Covered Person in Fathom’s Charter, Fathom’s Bylaws, the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, or indemnification agreements, if any, in existence on the date hereof with any directors, officers, and employees of Fathom or any Fathom Subsidiary; provided, however, that the Covered Person to whom expenses are advanced shall undertake to repay such advanced expenses, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification pursuant to the applicable Section 6.9(a) of the Merger Agreement; and

•
The articles of incorporation and Bylaws of the surviving company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are set forth (as of the date of signing of the Merger Agreement) with respect to any covered Person, in Fathom’s Charter, Fathom’s Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Fathom Subsidiary, and indemnification agreements, if any, in existence as of the date of signing of the Merger Agreement.

At Fathom’s option, Fathom may purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Fathom and its subsidiaries in effect as of the date hereof with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the annual cost of such “tail policy” may not exceed the 300% of the last annual premium paid by Fathom prior to the date hereof with respect to Fathom’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies. If Fathom has not purchased such tail policy prior to the Effective Time, for a period of six (6) years from the Effective Time, NXH shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Fathom and its subsidiaries or cause to be provided substitute policies or purchase or cause the surviving corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time.
Certain Additional Covenants
The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the delisting of shares of Fathom Common Stock from the Nasdaq and the deregistration of Fathom under the Exchange Act (which are described under “The Merger-Listing of NXH Common Stock; Delisting and Deregistration of Fathom Common Stock”), reporting requirements under Section 16 of the Exchange Act, notification of certain events, coordination with respect to litigation relating to the Merger, director resignations and cooperation with respect to indebtedness, including the 2024 Senior Notes and the Specified Indebtedness.

In particular, pursuant to the Merger Agreement, each of NXH and Fathom shall, and shall cause their respective subsidiaries to, use commercially reasonable efforts, in connection with any indebtedness that becomes or may become due and payable as a result of the transactions contemplated by the Merger Agreement, to obtain all necessary waivers or consents, or to amend, refinance, renew or replace such indebtedness. In addition, Fathom shall cooperate to repay in full the Specified Indebtedness and effectuate the release of all liens securing such Specified Indebtedness. In the event the foregoing requirements are not satisfied with respect to the 2024 Senior Notes, NXH shall cause such 2024 Senior Notes to be repaid in full and Fathom shall facilitate the release of all liens securing such 2024 Senior Notes. Simultaneous with the closing, NXH shall pay or cause to be paid all expenses of Fathom and all other accrued but unpaid professional service provider fees and expenses of Fathom and its subsidiaries as of the closing date directly to the persons to whom such amounts are owed.
Conditions to the Completion of the Merger
The obligations of each of NXH and Fathom to complete the Merger are subject to the satisfaction or waiver, as of the closing, of each of the following conditions:
•	approval by Fathom stockholders of the Merger Proposal must have been obtained;
•
no law or order preventing, enjoining or making illegal the consummation of the Merger may have been issued by a court of competent jurisdiction or other governmental entity of competent jurisdiction and remain in effect;

•	the shares of NXH Common Stock to be issued pursuant to the Merger must have been approved for listing (subject to notice of issuance) on the NYSE or the Nasdaq;
•
the declaration of the effectiveness by the SEC of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, filed with the SEC by NXH in connection with the registration of the shares of NXH Common Stock to be issued in connection with the Merger; and

•
Fathom shall have delivered to NXH (i) payoff letters and evidence of release of liens with respect to the Specified Indebtedness, (ii) in the event NXH is required to repay the 2024 Senior Notes, evidence that the 2024 Senior Notes will be paid in full at the closing by NXH, including a customary executed payoff letter providing for the release of all liens securing such 2024 Senior Notes, and (iii) an allonge in form and substance satisfactory to NXH in respect of the Bridge Note, duly executed by the payee thereunder.

The obligation of NXH and Merger Sub to complete the Merger is subject to the satisfaction or waiver by NXH, at or prior to the closing, of each of the following conditions:
•
Certain representations and warranties of Fathom regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•
Certain representations and warranties of Fathom regarding (a) Fathom’s incorporation and good standing, (b) corporate authority and approval, (c) non-violation of Fathom’s or its subsidiaries’ organizational documents, and (d) brokers, must have been true and accurate in all material respects at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate in all material respects as of such particular date or period of time);

•
The representation of Fathom regarding the absence of any effect that has constituted or resulted in, or that would reasonably be expected to constitute or result in, a material adverse effect must have been true and accurate in all respects at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time;

•
Fathom’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all respects as of such particular date or period of time), except where the failure to be true and accurate, individually or in the aggregate, has not constituted or resulted in a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;
•	Fathom’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;
•	Since the date of the Merger Agreement, there must not have occurred any effects that, individually or in the aggregate, have constituted or resulted in a material adverse effect for Fathom; and
•	NXH must have received a certificate, dated as of the closing date and signed by an executive officer of Fathom, certifying as to the matters set forth in the preceding bullets.
The obligation of Fathom to complete the Merger is subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:
•
Certain representations and warranties of NXH regarding capitalization must have been true and accurate, other than de minimis inaccuracies at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•
Certain representations and warranties of NXH regarding (a) NXH’s and the Merger Sub’s incorporation and good standing, (b) capitalization, (c) corporate authority and approval, (d) non-violation of NXH’s or its subsidiaries’ organizational documents and (e) brokers must have been true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all material respects as of such particular date or period of time);

•
The representations of NXH and Merger Sub regarding the absence of any effect that has constituted or resulted in, or that would reasonably be expected to constitute or result in, a material adverse effect must have been true and accurate in all respects at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time;

•
NXH’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the Merger Agreement and at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all respects as of such particular date or period of time), except where the failure to be true and accurate, individually or in the aggregate, has not constituted or resulted in a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	NXH’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;
•	Since the date of the Merger Agreement, there must not have occurred any effects that, individually or in the aggregate, have constituted or resulted in a material adverse effect for NXH; and
•	Fathom must have received a certificate, dated as of the closing date and signed by an executive officer of NXH, certifying as to the matters set forth in the preceding bullets.
Frustration of Closing Conditions
None of NXH, Merger Sub or Fathom may rely on the failure of any closing condition to be satisfied as a condition precedent to any right or obligation of such party hereunder if such failure was principally caused by such party’s material breach of the Merger Agreement, or failure to act in good faith.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger abandoned:
•	by mutual written consent of NXH and Fathom at any time prior to the Effective Time;

•
by either NXH or Fathom, if (i) the Merger has not been consummated on or prior to December 16, 2026 (the “Initial Outside Date”) provided that, if on the Initial Outside Date, certain regulatory conditions shall not be satisfied but all other conditions to the closing shall have been satisfied or waived, then the outside date shall automatically be extended to December 31, 2026 (the “Extended Outside Date” and together with the Initial Outside Date, the “outside date”); (ii) if any legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by the Merger Agreement shall have become final and nonappealable; or (iii) if the Fathom stockholder approval shall not have been obtained at the Special Meeting duly convened therefor (as such Special Meeting may be adjourned or postponed from time to time in accordance with terms hereof) at which a vote on the adoption of the Merger Agreement was taken;

•
by either NXH or Fathom, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and such breach would result in a failure of a closing condition and is not cured within 30 days following written notice to the other party;

•	by NXH, if at any time prior to the receipt of approval by Fathom stockholders, Fathom Board shall have effected an adverse recommendation; or
•
by Fathom, if at any time prior to obtaining approval by Fathom stockholders if, (i) the Fathom Board authorizes Fathom to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) concurrently with the termination of the Merger Agreement, Fathom enters into an alternative acquisition agreement providing for a superior proposal and (iii) prior to or substantially concurrently with such termination, Fathom pays to NXH any fees required to be paid in connection with a termination.

Termination Fee
Fathom will be obligated to pay to NXH the termination fee if:
•	the Merger Agreement is terminated by NXH due to a Fathom breach, and:
•
at any time after the date of the Merger Agreement and prior to the taking of a vote to adopt the Merger Agreement, an acquisition proposal shall have been communicated to the senior management of Fathom or the Fathom Board or shall have been publicly disclosed or announced or publicly made known to the stockholders of Fathom, or any person shall have publicly announced an intention to make an acquisition proposal, and in each case such acquisition proposal or intention to make an acquisition proposal is not publicly withdrawn prior to the time of the Special Meeting, or

•	within 12 months after such termination, Fathom shall have consummated or entered into a definitive agreement with respect to any acquisition proposal;
•	the Merger Agreement is terminated by Fathom in connection with a superior proposal; or
•
the Merger Agreement is terminated (A) by NXH in connection with an adverse recommendation change or (B) by either NXH or Fathom in connection with a failure to obtain stockholder approval with respect to the Merger, in each case at a time when NXH could have terminated in connection with an adverse recommendation change.

The termination fee of approximately $2.0 million will be payable by Fathom only once and not in duplication even though the termination fee may be payable by Fathom pursuant to all of the circumstances described above. In addition, if the Merger Agreement is terminated by NXH or Fathom due to failure to obtain stockholder approval in connection with the Merger Proposal, (or by NXH or Fathom pursuant to any other provision at a time when NXH would have been entitled to terminate due to a failure to obtain stockholder approval), then Fathom shall reimburse NXH for its reasonably documented out-of-pocket fees and expenses incurred in connection with the Merger Agreement, in an amount not to exceed $1.0 million, such reimbursement to be paid no later than two (2) Business Days following such termination; provided, that the payment of such expense reimbursement shall not relieve Fathom of any subsequent obligation to pay the termination fee (less any expense reimbursement previously paid to NXH).
Post-Termination Liability
Except in the case of any fraud or willful and material breach, if NXH receives the termination fee, then the receipt of the termination fee will be NXH’s sole and exclusive remedy against Fathom, its affiliates and their respective representatives in connection with the Merger Agreement.

Amendment and Waiver
The Merger Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed on behalf of each of the parties to the Merger Agreement, except that if the Merger Proposal is approved, no amendment may be made which by applicable legal requirements or the Nasdaq rule or regulation requires further approval of Fathom stockholders without the further approval of such Fathom stockholders.
Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Assignment
The Merger Agreement is not assignable by any party to the Merger Agreement, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties thereto.
Third-Party Beneficiaries
NXH, Merger Sub and Fathom have agreed that their respective representations and warranties set forth in the Merger Agreement are solely for the benefit of the other parties thereto, in accordance with and subject to the terms of the Merger Agreement. The Merger Agreement is not intended to, and does not, confer upon any person other than NXH, Merger Sub, Fathom and their respective successors and permitted assigns any rights or remedies, express or implied, thereunder, including the right to rely upon the representations and warranties set forth in the Merger Agreement, except with respect to the sections regarding indemnification and directors’ and officers’ insurance and, after the Effective Time, the provisions of the Merger Agreement relating to payment of the Merger Consideration, any cash in lieu of fractional shares of NXH Common Stock, and any dividends or other distributions, which provisions inure to the benefit of, and are enforceable by, holders of Fathom Common Stock and Fathom equity awards as of immediately prior to the Effective Time to the extent necessary to receive the consideration and amount due to such persons thereunder. The representations and warranties in the Merger Agreement are the product of negotiations among the parties. In some instances, the representations and warranties in the Merger Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties to the Merger Agreement may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of the Merger Agreement or as of any other date.
Jurisdiction; Specific Performance
Each of NXH, Merger Sub and Fathom has consented to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have jurisdiction, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court) in any legal actions or proceedings relating to the Merger Agreement or any of the transactions contemplated thereby. The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state, except that matters relating to the fiduciary duties of the Company Board or the internal affairs of the Company shall be subject to the internal Laws of the State of North Carolina.
Each of NXH, Merger Sub and Fathom has also agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed or were threatened to be not performed, or were otherwise breached. Accordingly, and in addition to any other remedy that each may be entitled to, including monetary damages, NXH, Merger Sub and Fathom have agreed that each will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

AGREEMENTS RELATED TO THE MERGER
Voting and Support Agreements
Concurrently with the execution of the Merger Agreement, Joshua Harley, Fathom’s founder, along with each of Fathom’s directors and officers identified in the Merger Agreement, entered into voting and support agreements with NXH and Fathom (the “Voting and Support Agreements”), pursuant to which each such person agreed, among other things, to vote any shares of Fathom Common Stock held by such person in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and against any other acquisition proposal, subject to the terms and conditions of the Voting and Support Agreements. Each such person also agreed not to transfer any of its shares of Fathom Common Stock or any related equity interests of Fathom during the term of such Voting and Support Agreement, subject to certain exceptions. The Voting and Support Agreements also restrict each such person and its controlled affiliates from taking any action that Fathom or its subsidiaries would be prohibited from taking under the non-solicitation provisions of the Merger Agreement, subject to certain exceptions. The form of the Voting and Support Agreements is included as Annex B to this proxy statement/prospectus.
Bridge Note between Fathom and NXH
On March 18, 2026, Fathom entered into a subordinated secured promissory note in the original principal amount of $2,000,000 (the “Original Bridge Note”) with NXH. In connection with the Original Bridge Note, on March 18, 2026, Fathom, the Material Subsidiaries (as defined in the Original Bridge Note), and NXH entered into (i) a security agreement (the “Security Agreement”) and (ii) a subsidiary guarantee (the “Subsidiary Guarantee”).
On May 29, 2026, NXH and Fathom agreed to amend and restate the Original Bridge Note (for purposes of this section, the “Amended and Restated Bridge Note”; the Original Bridge Note, as so amended and restated, is referred to elsewhere in this proxy statement/prospectus as the “Bridge Note”) to, among other things, increase the original principal amount by $1,000,000 (the “Additional Principal Amount”), for an aggregate original principal amount of $3,036,350, including $36,350 of accrued interest on the original principal amount as of May 29, 2026. The Amended and Restated Bridge Note also amended the Security Agreement and the Subsidiary Guarantee to include all obligations under the Amended and Restated Bridge Note, including the Additional Principal Amount, all accrued and future interest, and all other amounts owing under the Amended and Restated Bridge Note.
The terms of the Amended and Restated Bridge Note are as follows:
•
General. Fathom will pay NXH the principal amount under the Amended and Restated Bridge Note on April 1, 2027, or such earlier date as the Amended and Restated Bridge Note is required or permitted to be repaid as provided by its terms. The Amended and Restated Bridge Note bears interest at a rate equal to nine percent (9.0%) per annum, which is payable in kind and added to the principal amount at the end of each calendar month beginning in March 2026.

•	Security. The Amended and Restated Bridge Note is secured by all assets of Fathom and the Material Subsidiaries pursuant to the Security Agreement, as described in more detail below.
•	Guarantee. Fathom’s obligations under the Amended and Restated Bridge Note are guaranteed by the Material Subsidiaries pursuant to the Subsidiary Guarantee, as described in more detail below.
•
Subordination. The Amended and Restated Bridge Note is expressly subordinated in right of payment to the prior payment in full of all of Fathom’s obligations under that certain Securities Purchase Agreement, dated as of September 25, 2024, by and among Fathom and the signatories thereto (the “Senior Debt”).

•
Events of Default. The Amended and Restated Bridge Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the covenants described below. During the occurrence and continuation of any Event of Default (as defined in the Amended and Restated Bridge Note), at the election of the Investor, the interest on the Amended and Restated Bridge Note will accrue at a rate equal to the lesser of 18.0% per annum or the maximum rate permitted under applicable law.

•
Covenants. Fathom is subject to certain customary affirmative and negative covenants, including obligations to maintain its business and properties, preserve its corporate existence, timely pay taxes and liabilities, and maintain its intellectual property rights. The Amended and Restated Bridge Note also restricts Fathom from, among other things, making payments in respect of Indebtedness, other than Permitted Indebtedness (as such terms are defined in the Amended and Restated Bridge Note), or to any officer, director, or five percent or greater beneficial holder of Fathom’s voting stock or Common Stock, affiliate of Fathom or affiliate of any of the foregoing, other than payments made pursuant to the Senior Debt; declaring dividends or redeeming more than a de minimis number of shares; incurring any Indebtedness (other than Permitted Indebtedness); creating liens (other than Permitted Liens (as defined in the Amended and Restated Bridge Note)); making guarantees, loans, or advances; effecting any Change of Control Transaction (as defined in the Amended and Restated Bridge Note), unless all obligations under the Amended and Restated Bridge Note are paid in full prior to the closing of such Change of Control Transaction; changing the nature of Fathom’s business or corporate structure; and entering into transactions with affiliates unless such transactions are made on arms’ length terms and are approved by a majority of disinterested directors.
Security Agreement between Fathom and NXH
On March 18, 2026, and to secure the Original Bridge Note, Fathom and the Material Subsidiaries (each, a “Debtor” and, collectively, the “Debtors”) entered into a Security Agreement with NXH. Pursuant to the Security Agreement, each Debtor granted to the Investor a security interest in, and lien upon, and a right of setoff against all of its assets. As noted above, the Amended and Restated Bridge Note also amended the Security Agreement to include all obligations under the Amended and Restated Bridge Note, including the Additional Principal Amount, all accrued and future interest, and all other amounts owing under the Amended and Restated Bridge Note.
•
Representations and Warranties. The Debtors are subject to customary representations and warranties for a transaction of this type, which include, among other things, location and ownership of the Collateral (as defined in the Security Agreement), use of the Collateral in the Debtors’ business, the absence of liens other than Permitted Liens, payment of taxes related to the Collateral, the condition of the Collateral, and maintenance and lawful use of the Collateral.

•
Event of Default. Upon an Event of Default under the Amended and Restated Bridge Note, NXH may declare all obligations immediately due and payable, take possession of the Collateral, and sell it at a public or private sale, applying the proceeds to the outstanding obligations, with the Debtors remaining liable for any deficiency.

•
Subordination. NXH’s rights under the Security Agreement are subordinate to the Senior Debt, as provided in Section 9 of the Amended and Restated Bridge Note, and the security interest and liens granted to NXH under the Security Agreement are subordinate to the security interest and liens granted by Fathom and the Material Subsidiaries in connection with the Senior Debt.

Subsidiary Guarantee
On March 18, 2026, and in connection with the Original Bridge Note, the Material Subsidiaries made the Subsidiary Guarantee in favor of the Investor, pursuant to which the Material Subsidiaries guaranteed the prompt and complete payment and performance of Fathom’s obligations under the Bridge Note. As noted above, the Amended and Restated Bridge Note also amended the Subsidiary Guarantee to include all obligations under the Amended and Restated Bridge Note, including the Additional Principal Amount, all accrued and future interest, and all other amounts owing under the Amended and Restated Bridge Note.
•
Covenants. Each Material Subsidiary is subject to customary covenants for a transaction of this type, which include limitations on incurring indebtedness (other than Permitted Indebtedness); creating liens (other than Permitted Liens); amending its certificate of incorporation, bylaws, or other charter documents; redeeming more than a de minimis number of shares; paying cash dividends on Fathom’s equity securities; and entering into transactions with affiliates unless such transactions are made on arms’ length terms and are approved by a majority of disinterested directors.

•
Event of Default. Upon an Event of Default under the Amended and Restated Bridge Note, NXH is authorized to exercise a right of set off against any deposits, credits, indebtedness, or claims, held by or owing to any Material Subsidiary, and to apply such amounts against the Material Subsidiary’s obligations under the Subsidiary Guarantee.

•
Additional Guarantors. Fathom is obligated to cause any future Material Subsidiary to become a guarantor under the Subsidiary Guarantee by executing the form of assumption agreement appended to the Subsidiary Guarantee and granting a lien on all of its assets pursuant to documentation satisfactory to the Investor.

•	Subordination. NXH’s rights and obligations under the Subsidiary Guarantee are subordinate to the Senior Debt, as provided in Section 9 of the Amended and Restated Bridge Note.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FATHOM
Overview
Fathom Holdings Inc. (for purposes of this section, the “Company,” “Our,” or “We”), headquartered in Cary, North Carolina, is a national, technology-driven, end-to-end real estate services company integrating residential brokerage, mortgage, title, and SaaS offerings for brokers and agents. Our primary business, Fathom Realty (as defined below), operates as a real estate brokerage company, working with real estate agents to help individuals purchase and sell residential and commercial properties, primarily in the South, Atlantic, Southwest, and Western parts of the United States, with the intention of expanding into all states.
Fathom Realty Holdings, LLC, a Texas limited liability company (“Fathom Realty”), is a wholly owned subsidiary of the Company. Fathom Realty owns 100% of 43 subsidiaries, each an LLC representing the state in which the entity operates (e.g. Fathom Realty NJ, LLC).
Company Acquisitions
In November 2024, the Company acquired My Home Group (“MHG”), a real estate brokerage business in Arizona for total consideration of approximately $4.2 million. The purchase price included initial cash consideration of approximately $0.3 million and 814,672 shares of the Company’s common stock with an acquisition date fair value of $2.1 million. $1.0 million of additional consideration, subject to certain adjustments, as defined, was due within one year of the acquisition date; however, no payment was made as the applicable conditions for such consideration were not satisfied. Further, contingent consideration with an initial estimated present value of $0.7 million is due upon the occurrence of certain milestones. The Company will pay the contingent consideration, which may be paid in cash or shares of common stock at the Company’s discretion, equal to the amount by which MHG’s net income exceeds defined thresholds during each fiscal year through December 31, 2027. The acquisition was accounted for as a business combination in accordance with ASC 805. Assets acquired and liabilities assumed in the individual acquisitions were recorded on the Company’s consolidated balance sheet at their estimated fair values as of acquisition date, including current assets of $0.1 million and accounts payable and accrued liabilities of $0.2 million. The Company recorded finite-lived intangible assets of approximately $3.2 million and goodwill of approximately $1.4 million.
For the year ended December 31, 2025, MHG’s revenue was $126.7 million. The related earnings do not have a material effect on the Company’s consolidated results of operations. Pro forma information has not been included as it is impracticable to obtain the information due to the lack of availability of historical GAAP financial data.
In October 2025, the Company acquired START Real Estate (“START”), a real estate brokerage business in the Colorado real estate market, for total consideration of approximately $1.2 million. The purchase price included initial cash consideration of approximately $0.2 million and 157,356 shares of the Company’s common stock with an acquisition date fair value of $0.3 million. Contingent consideration with an initial estimated present value of $0.7 million is due upon the occurrence of certain milestones. The Company will pay the contingent consideration, which may be paid in cash or shares of common stock at the Company’s discretion, equal to the amount by which START’s net income exceeds defined thresholds during each fiscal year through December 31, 2028. The acquisition was accounted for as a business combination in accordance with ASC 805. Assets acquired and liabilities assumed in the individual acquisitions were recorded on the Company’s consolidated balance sheet at their estimated fair values as of acquisition date, including current assets of $0.04 million and accounts payable and accrued liabilities of $0.1 million. The Company recorded finite-lived intangible assets of approximately $0.8 million and goodwill of approximately $0.3 million. None of the goodwill is expected to be deductible for income tax purposes.
Financing Transactions
In December 2023, the Company completed an offering of common stock, which resulted in the issuance and sale by the Company of 2,450,000 shares at a public offering price of $2.00 per share, generating gross proceeds of approximately $4.9 million, of which the Company received approximately $4.2 million after deducting underwriting discounts and other offering costs.
In September 2024, the Company sold and issued senior secured convertible promissory notes in an aggregate principal amount of $5.0 million (the “2024 Senior Notes”) to an existing stockholder, who beneficially owns more than 5% of Fathom’s common stock, and the chairman of the Company’s Board of Directors in a private placement (the “2024 Offering”). The cash proceeds to the Company from the issuance of the 2024 Note were $4.9 million after deducting the 2024 Offering expense.

In March 2025, the Company completed the March 2025 Offering, which resulted in the issuance and sale by the Company of 3,505,364 shares of common stock at an offering price of $0.68 per share and 832,639 shares of common stock at an offering price of $0.72 per share, generating gross proceeds of $3.0 million, of which the Company received total net proceeds of $2.9 million after deducting underwriting discounts and other offering costs. The Company issued and sold shares of its common stock to certain investors and members of the Company’s Board.
In September 2025, the Company completed the September 2025 Offering, which resulted in the issuance and sale by the Company of 3,450,000 shares of common stock at an offering price of $2.00 per share, generating gross proceeds of $6.9 million, of which the Company received total net proceeds of $6.5 million, after deducting underwriting discounts and other offering costs.
Market Conditions and Industry Trends
Our business depends on the economic conditions of the markets in which we operate. Changes in these conditions can impact our business. The economic conditions influencing the housing markets primarily include economic growth, interest rates, unemployment, consumer confidence, mortgage availability and supply and demand.
Demand for housing typically increases in periods of economic growth, resulting in higher home sales transactions and home sales prices. Similarly, a decline in economic growth, increasing interest rates and declining consumer confidence generally decreases demand. Additionally, regulations imposed by local, state and federal government agencies and geopolitical instability can negatively impact the housing markets in which we operate.
Due to rising inflation and increasing mortgage interest rates, the U.S. residential real estate market began a contraction trend in the second quarter of 2022. In 2023, existing home sales declined approximately 6.2% compared to the prior year and declined an additional approximately 0.7% in 2024. In 2025, existing home sales remained at historically subdued levels, totaling approximately 4.06 million units, representing little growth from 2024, one of the lowest annual transaction volumes recorded since 1995.
The Company believes that it is well-positioned for growth in all of its businesses in the current economic climate. We have a strong base of agent support, which should drive organic market share growth, retention and productivity. Additionally, we have an efficient operating model with lower fixed costs driven by our cloud-based model, with minimum brick-and-mortar locations.
Regardless of whether the housing market continues to slow or grow, we believe that we are positioned to leverage our low-cost, high-engagement model, affording agents and brokers increased income and ownership opportunities while offering a scalable solution to brokerage owners looking to prosper in a series of fluctuations in economic activity.
National Housing Inventory
Throughout 2024 and continuing into 2025, historically elevated mortgage interest rates and high home prices contributed to subdued transaction activity and increased inventory levels. Construction of new homes also remained constrained due to elevated financing costs and continued challenges related to labor availability and material costs. According to the NAR, inventory of existing homes for sale in the United States was approximately 1.15 million units at the end of December 2024, compared to approximately 990,000 units at the end of December 2023. Inventory levels increased further during 2025 as transaction activity remained below long-term historical averages.
Mortgage Rates
Historically elevated mortgage interest rates are negatively impacting the demand for homebuying. Based on Freddie Mac data, the average rate for a 30-year, conventional fixed rate mortgage was 6.21% in December 2025 compared to 6.61% in December 2024. If inflation continues to lessen into 2026 as anticipated, mortgage rates should decline, which we expect to boost homebuyer demand and homebuilder sentiment. The NAR anticipates transactions to increase by 14% in 2026, from 4.06 million existing home sales in 2025 to 4.63 million existing home sales in 2026. According to the NAR, nationwide average sales price for existing homes in December 2025 (preliminary) was $405,400, up 0.4% from $403,700 in December 2024.
Rising Interest Rates, and Other Risks
Beginning in the second quarter of 2022, several economic factors began to adversely impact the residential real estate market, including higher mortgage interest rates, lower consumer sentiment, increased inflation, and declining financial market conditions. This shift in the macroeconomic backdrop had an adverse impact on consumer demand for our services, as consumers weighed the financial implications of selling or purchasing a home and taking out a mortgage. As previously reported, our growth slowed beginning in the third quarter of 2022. Our mortgage business also experienced significant declines in loan volumes beginning in the second quarter of 2022, particularly from declines in refinancing prior mortgages.
In response to these macroeconomic and consumer demand developments, we adjusted our operations to manage our business towards longer-term profitability despite these adverse macroeconomic factors. Looking ahead, we remain focused on getting back to positive total company Adjusted EBITDA for the full year 2026.
On October 31, 2023, a federal jury in Missouri found that the NAR and certain companies conspired to artificially inflate brokerage commissions, which violates federal antitrust law. The judgment was appealed on October 31, 2023. Additionally, certain other brokerage defendants settled with the plaintiffs, including both monetary and non-monetary settlement terms. That same day, the NAR, EXP World Holdings, Inc., Compass, Inc., Redfin Corporation, Weichert Realtors, United Real Estate, Howard Hann Real Estate Services, and Douglas Elliman, Inc. were named as defendants in Gibson v. National Association of Realtors (U.S. District Court for the Western District of Missouri), alleging a similar fact pattern and antitrust violations. On or about March 15, 2024, NAR agreed to settle the Burnett Ruling, along with a sister litigation, by agreeing to pay $418 million over approximately four years, and changing certain of its rules surrounding agent commissions (the “NAR Settlement”). In November 2024, the NAR Settlement was granted over objections, which resolved the claims against the Company.
There could also be further changes in real estate industry practices. All of this has prompted discussion of changes to rules established by local or state real estate boards or multiple listing services. All of this may require changes to many brokers’ business models, including changes in agent and broker compensation. For example, many of our competitors may need to develop mechanisms that enable buyers and sellers to negotiate commissions. In contrast, our flat fee per real estate transaction model has always enabled our agents to negotiate their own fees. Our flat fee helps us avoid interfering with our agents’ ability to negotiate commissions because we have no direct incentive to do so. Our flat fee per real estate transaction model enables our agents to freely settle their transaction commissions at their own discretion. The Company will continue to monitor ongoing and similar antitrust litigation against our competitors, however, as our agent compensation model fully supports commission negotiation, we do not expect to have to change our compensation model in a manner that would adversely affect our financial condition and results of operations. However, the litigation and its ramifications could cause unforeseen turmoil in our industry, the impacts of which could have a negative effect on us as an industry participant.
Real Estate Agents
Due to our low-overhead business model, we can offer our agents the ability to retain significantly more of their commissions compared to traditional real estate brokerage firms. We believe we offer our agents some of the best technology, training, and support available in the industry. We believe our business model and our focus on treating our agents well will attract more agents and higher-producing agents.
Fathom’s real estate agent licenses decreased 1.2% to approximately 14,135 agent licenses as of December 31, 2025, down from approximately 14,300 as of December 31, 2024.
Agent Equity Ownership
Beginning in January 2023, agents have been primarily able to earn stock grants in the form of stock units based on the achievement of agent referral metrics. These stock grants typically are granted quarterly and vest in two years. The Company discontinued this program during 2025, and no additional stock grants are expected to be issued under this program in the future.
Reportable Segments
The Company’s Chief Executive Officer is its Chief Operating Decision Maker (“CODM”), who is responsible for evaluating the performance of the Company’s operating segments and allocating resources. The Company identifies an operating segment as a component: (i) that engages in business activities from which it may earn revenues and incur expenses; (ii) that has available discrete financial information; and (iii) whose operating results are regularly reviewed by the CODM. The Company does not conduct business outside of the United States and no single customer accounts for more than 10% of total revenue in any reporting period.
Our CODM makes operating decisions and assesses performance based on the services of identified operating segments and has identified three operating and reportable segments: (1) Real Estate Brokerage, (2) Mortgage, and

(3) Title. Through its Real Estate Brokerage segment, the Company provides real estate brokerage services. Through its Mortgage segment, the Company provides residential loan origination and underwriting services. Through its Title segment, the Company provides title insurance, escrow, and settlement services to facilitate residential real estate transactions.
The CODM reviews revenue and Adjusted EBITDA to evaluate financial performance of the reportable segments and to allocate resources. Adjusted EBITDA represents the revenues of the operating segment less operating expenses directly attributable to the respective operating segment. We define Adjusted EBITDA as net income (loss), excluding: (i) other income and expense, (ii) costs related to acquisitions, (iii) income taxes, (iv) depreciation and amortization, and (v) share-based compensation expense. In particular, the Company believes the exclusion of non-cash share-based compensation expense related to restricted stock awards and stock options and transaction-related costs provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations. The Company’s presentation of Adjusted EBITDA might not be comparable to similar measures used by other companies. Refer to Note 17—Segment Reporting for further information regarding the Company’s business segments.
Components of Our Results of Operations
Revenue
Our revenue primarily consists of commissions generated from real estate brokerage services. We also have other service revenue, including mortgage lending, title insurance, and SaaS revenues.
Gross Commission Income
We recognize commission-based revenue when a transaction closes, less the amount of any closing-cost reductions. Revenue is affected by the number of real estate transactions we close, the mix of transactions, home sale prices, and commission rates.
Other Service Revenue
Mortgage Lending Revenue
We recognize revenue streams for our mortgage lending services business which primarily consists of loans sold, origination and other fees.
The gain on the sale of mortgage loans represents the difference between the net sales proceeds and the carrying value of the mortgage loans sold and includes the servicing rights release premiums.
Servicing rights release premiums represent one-time fee revenues earned for transferring the risk and rewards of ownership of servicing rights to third parties.
Retail origination fees are principally revenues from loan originations and are recorded in the statement of operations in other service revenue. Direct loan origination costs and expenses associated with the loans are expensed when the loans are sold. Interest income is interest earned on originated loans prior to the sale of the asset.
Title Service Revenue
Title services revenue includes fees charged for title search and examination, property settlement and title insurance services provided in association with property acquisitions and refinance transactions.
SaaS Revenue
The Company generated revenue from subscription and services related to the use of the LiveBy platform. The SaaS contracts are generally annual contracts paid monthly in advance of service and cancellable upon 30 days’ notice after the first year. The Company’s subscription arrangements do not provide customers with the right to take possession of the software supporting the platform. Subscription revenue, which includes support, is recognized on a straight-line basis over the non-cancellable contractual term of the arrangement, generally beginning on the date that the Company’s service is made available to the customer and is recorded as other service revenue in the statement of operations. The Company sold LiveBy in November 2025.

Operating Expenses
Commission and service costs
Commission and service costs consist primarily of: agent commissions, less fees paid by the Company to agents; order fulfillment; share-based compensation for agents; title searches; and direct costs to fulfill the services provided for our brokerage, mortgage lending, title service, and other services provided.
Technology and development
Technology and development expenses primarily include personnel costs related to ongoing development and maintenance of proprietary software for use by our own agents, customers, and support staff. Such personnel costs including base pay, bonuses, benefits, and share-based compensation. Technology and development expenses also include amortization of capitalized software and development costs, data licenses, other software, and equipment costs, as well as infrastructure and operational expenses, such as, for data centers, communication, and hosted services.
General and administrative
General and administrative expenses consist primarily of fees for professional services and personnel costs, including base pay, bonuses, benefits, and share-based compensation. Professional services principally consist of external legal, audit, and tax services. In the short term, we expect general and administrative expenses to increase in absolute dollars due to the anticipated growth of our business and to meet the increased compliance requirements associated with operation as a public company. However, in the long term, we anticipate general and administrative expenses as a percentage of revenue to decrease over time, if and as revenue increases.
Marketing
Marketing expenses consist primarily of online and traditional advertising, as well as costs for marketing and promotional materials. Advertising costs are expensed as they are incurred. We expect marketing expenses to increase in absolute dollars as we continue to expand our advertising programs and promote our newly acquired business lines, but we anticipate marketing expenses as a percentage of revenue to decrease over time, if and as our revenue increases.
Litigation contingency
Litigation contingency expenses consist primarily of litigation costs related to the settlement related to claims asserted in Burnett v. The National Association of Realtors., et al.
Depreciation and amortization
Depreciation and amortization represent how we expense our fixed and intangible assets other than capitalized software. Depreciation expense is recorded on a straight-line method, based on estimated useful lives of five years for computer hardware, seven years for furniture and equipment and seven years for vehicles. Leasehold improvements are depreciated over the lesser of the life of the lease term or the useful life of the improvements. Amortization expense consists of amortization recorded on acquisition-related intangible assets, excluding purchased software. Customer relationships are amortized on an accelerated basis, which coincides with the period of economic benefit we expect to receive. All other finite-lived intangibles are amortized on a straight-line basis over the term of the expected benefit. Purchased software and capitalized software development costs are amortized on a straight-line basis over the term of the expected benefit and the respective amortization expense is included in technology and development expense. In accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we do not amortize goodwill.
Income Taxes
In 2025, we recognized a U.S. federal and state income tax benefits for a portion of historical net losses. Previously, we had not recognized the tax benefits because of the uncertainty of realizing a future benefit from those items. As a result of certain acquisitions during the period ended December 31, 2022, we realized a portion of the pre-existing deferred tax assets due to the reversal of temporary book-tax differences. As of December 31, 2025, we had federal net operating loss carryforwards of approximately $59.2 million and state net operating loss carryforwards of approximately $33.5 million. Of the federal net operating losses $1.0 million are subject to expiration beginning in 2035 and $58.2 million carry forward indefinitely. State net operating losses will begin to expire, if not utilized, in 2032. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar state law provisions.
Results of Operations
Comparison of the Years Ended December 31, 2025, and 2024 (amounts in thousands)
Revenue

	Year Ended December 31,		Change
	2025	2024	Dollars	Percentage
Gross commission income	$398,767	$314,741	$84,026	26.7%
Other service revenue	21,710	20,443	1,267	6.2%
Revenue	$420,477	$335,184	$85,293	25.4%

For the year ended December 31, 2025, gross commission income increased by approximately $84.0 million, or 26.7%, as compared with the year ended December 31, 2024. This increase was primarily attributable to a 14.6% increase in transaction volume to approximately 42,405 real estate transactions from approximately 37,000 transactions in the prior year. Our transaction volume increased primarily due to the addition of My Home Group in November 2024. Average revenue per transaction increased by 7.9% to $9,404 for year ended December 31, 2025, compared to $8,712 for the year ended December 31, 2024.
For the year ended December 31, 2025, other service revenue was approximately $21.7 million, a 6.2% increase from 2024. This revenue increase is primarily attributable to an increase in mortgage loans and title service transaction volume, which were primarily attributable to organic growth and walkovers.
Operating Expenses

	Year Ended December 31,		Change
	2025	2024	Dollars	Percentage
Commission and service costs	$386,281	$306,913	$79,368	25.9%
General and administrative	33,058	33,573	(515)	(1.5%)
Marketing	5,157	5,796	(639)	(11.0%)
Technology and development	7,303	6,635	668	10.1%
Litigation contingency	2,027	3,491	(1,464)	(42%)
Depreciation and amortization	2,230	2,239	(9)	(0.4%)
Total operating expenses	$436,056	$358,647	$77,409	21.6%

For the year ended December 31, 2025, commission and service costs increased by approximately $79.4 million, or 25.9%, as compared with the year ended December 31, 2024. Commission and service costs primarily includes costs related to agent commissions, net of fees paid to us by our agents and commission costs for our mortgage and other ancillary business. These costs generally correlate with recognized revenues. As such, the increase in commission and service costs compared to the same period in 2024 was primarily due to an increase in agent commissions paid due to higher transaction volume.
For the year ended December 31, 2025, general and administrative expenses decreased by approximately $0.5 million, or 1.5%, as compared with the year ended December 31, 2024. This decrease is primarily due to a $3.0 million decrease in stock compensation expense, partially offset by an increase in compensation expense related to the Company’s investment in growth.
For the year ended December 31, 2025, total marketing expenses decreased by approximately $0.6 million, or 11.0%, as compared with the year ended December 31, 2024. The decrease in marketing expenses is primarily due to the Company’s reduced reliance on external marketing agencies.
For the year ended December 31, 2025, total technology and development expenses increased by approximately $0.7 million, or 10.1%, as compared with the year ended December 31, 2024. This increase is primarily due to our ongoing investment in the intelliAgent platform.

For the year ended December 31, 2025, total litigation contingency expenses decreased by approximately $1.5 million, or 41.9%, as compared with the year ended December 31, 2024. The decrease was due to reduced legal settlement fees being incurred in the current year, whereas the prior year included substantial legal costs associated with the NAR Settlement and related activities.
For the year ended December 31, 2025, depreciation and amortization expenses decreased by approximately $0.01 million, or 0.4%, as compared with the year ended December 31, 2024. The decrease was due to the absence of amortization related to our insurance business that we sold in May 2024.
Income Taxes
The Company recorded an income tax expense of $0.1 million and an income tax benefit of $1.0 million for the years ended December 31, 2025 and 2024, respectively. The tax benefit for the period ended December 31, 2025 primarily the result of the release of a portion of the valuation allowance against historical deferred tax assets. The Company maintains a valuation allowance on the remaining net deferred tax assets at year-end due to historical operating losses.
Liquidity and Capital Resources (amounts in thousands)
Capital Resources

	December 31, 2025	December 31, 2024	Change
			Dollars	Percentage
Current assets	$35,920	$24,956	$10,964	43.9%
Current liabilities	33,897	19,381	14,516	74.9%
Net working capital	$2,023	$5,575	$(3,552)	(63.7)%

To date, our principal sources of liquidity have been revenues and the net proceeds from public offerings and private sales of our common stock, as well as proceeds from loans. As of December 31, 2025, our cash totaled approximately $5.8 million, which represented a decrease of $1.4 million compared to December 31, 2024. As of December 31, 2025, we had net working capital of approximately $2.0 million, which represented a decrease of $3.6 million compared to December 31, 2024. In March 2026, the Company received $2.0 million in proceeds from a subordinated secured promissory note maturing in April 2027.
In November 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with an existing stockholder, who beneficially owns more than 5% of Fathom’s common stock, and the chairman of the Company’s Board of Directors and issued a Senior Secured Convertible Promissory Note in the principal amount of $5.0 million (the “Note”) in a private placement. The cash proceeds disbursed to the Company from the issuance of the Note were $4.9 million, after deducting the placement agent fee and purchaser expenses.
In March 2025, the Company completed an offering of common stock (the “March 2025 Offering”), which resulted in the issuance and sale by the Company of 3,505,364 and 832,639 shares of common stock, at a public offering price of $0.68 per share and $0.72 per share, respectively, generating gross proceeds of $3.0 million, of which the Company received approximately $2.9 million, after deducting underwriting discounts and other offering costs.
In September 2025, the Company completed an offering of common stock (the “September 2025 Offering”), which resulted in the issuance and sale by the Company of 3,450,000 shares of common stock at an offering price of $2.00 per share, generating gross proceeds of $6.9 million, of which the Company received total net proceeds of $6.5 million, after deducting underwriting discounts and other offering costs.
The Company had cash and cash equivalents of $5.8 million and $7.1 million as of December 31, 2025 and 2024, respectively. Management believes that existing cash along with its planned budget, the implementation of a $250 transaction fee for Fathom Realty transactions, an increase in monthly fees for MHG agents, growth from increasing attach rates across the Company’s businesses from internal referrals, ongoing expense reduction initiatives executed throughout 2025 and continuing in 2026, the ability to effectively manage working capital, and the expected ability to achieve sales volumes necessary to cover forecasted expenses, provide sufficient funding to continue as a going concern for a period of at least one year from the date of the issuance of these consolidated financial statements.
Our future capital requirements depend on many factors, including any future acquisitions, our level of investment in technology, and our rate of growth into new markets. Our capital requirements might also be affected by factors which we cannot control such as the residential real estate market, interest rates, and other monetary and fiscal policy changes, any of which could adversely affect the manner in which we currently operate. Additionally, we will continuously assess our liquidity needs as other world events, such as the ongoing conflict in Ukraine and in the Middle East, may impact the economy and our operations in new ways. In the event of a sustained market deterioration, we may need or seek advantageously to obtain additional funding through equity or debt financing, which might not be available on favorable terms or at all and could hinder our business and dilute our existing stockholders.
Cash Flows
Comparison of the Years Ended December 31, 2025 and 2024 (amounts in thousands)

	Year Ended December 31,		Change
	2025	2024	Dollars	Percentage
Net cash used in operating activities	$(20,536)	$(4,688)	$(15,848)	338%
Net cash provided by investing activities	$4,021	$3,302	$719	22%
Net cash provided by financing activities	$15,042	$1,236	$13,806	1117%

Cash Flows from Operating Activities
Net cash used in operating activities was approximately $20.5 million for the year ended December 31, 2025, compared to $4.7 million for the year ended December 31, 2024. The increase in cash used in operating activities was primarily driven by changes in mortgage activity, where originations of mortgage loans held for sale increased to $248.1 million compared to $234.0 million in 2024, while proceeds from sales and principal payments increased to $244.5 million from $243.8 million, resulting in a larger net cash outflow due to timing differences between loan originations and sales. Non-cash adjustments included $5.8 million of depreciation and amortization, and $3.7 million of stock-based compensation, partially offset by a $7.1 million gain on sale of mortgages. Changes in operating assets and liabilities also contributed to cash usage, primarily due to increases in prepaid and other current assets and accounts receivable, partially offset by increases in accounts payable and accrued liabilities.
Cash Flows from Investing Activities
Net cash provided by investing activities was approximately $4.0 million for the year ended December 31, 2025, compared to $3.3 million for the year ended December 31, 2024. Proceeds from the sale of multiple businesses were $7.1 million in 2025 compared to $7.4 million in 2024. Proceeds in 2025 were derived from multiple business dispositions, including the sale of the Company’s LiveBy business and the receipt of a second payment related to the prior-year sale of its insurance business. Proceeds in 2024 were primarily attributable to the sale of the Company’s insurance business. Purchases of intangible assets were $2.8 million in 2025 compared to $3.2 million in 2024, while cash used for acquisitions decreased to $0.2 million from $0.8 million in the prior year.
Cash Flows from Financing Activities
Net cash provided by financing activities was $15.0 million for the year ended December 31, 2025 compared to $1.2 million for the year ended December 31, 2024. The increase was primarily driven by $9.5 million of gross proceeds from public offerings of common stock in 2025, partially offset by $0.4 million of offering costs. Principal debt repayments were $4.6 million in 2025 compared to $0.6 million in 2024. In 2024, the Company received $5.7 million in debt proceeds, while no new debt was issued in 2025. Borrowings and repayments under warehouse lines of credit were $246.9 million and $236.3 million, respectively, in 2025, compared to $233.3 million and $237.1 million in 2024, reflecting an increase in transaction volume and timing of mortgage loan originations and sales.
NON-GAAP FINANCIAL MEASURE
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted EBITDA, a non-GAAP financial measure, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may be different than similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define the non-GAAP financial measure of Adjusted EBITDA as net income (loss), excluding other expense, income tax benefit, depreciation and amortization, share-based compensation expense, gain on sale of business benefit, and transaction-related cost.
We believe that Adjusted EBITDA provides useful information about our financial performance, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to a key metric used by our management for financial and operational decision-making. We believe that Adjusted EBITDA helps identify underlying trends in our business that otherwise could be masked by the effect of the expenses that we exclude in Adjusted EBITDA. In particular, we believe the exclusion of share-based compensation expense related to restricted stock awards and stock options and transaction-related costs associated with our acquisition activity provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations. Adjusted EBITDA also excludes other income and expense, net, which primarily includes nonrecurring items, such as gain on debt extinguishment, gain on sale of business, severance costs, and non-cash items representing reserves on certain agent fee collection, if applicable.
We are presenting Adjusted EBITDA to assist investors in seeing our financial performance through the eyes of management, and because we believe this measure provides an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are limitations related to the use of Adjusted EBITDA compared to net income (loss), the closest comparable GAAP measure. Some of these limitations include:
•
Adjusted EBITDA excludes share-based compensation expense related to restricted stock awards, restricted stock unit awards, and stock options, which have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of our compensation strategy;

•
Adjusted EBITDA excludes transaction-related costs primarily consisting of professional fees and any other costs incurred directly related to acquisition activity, which is an ongoing part of our growth strategy and therefore likely to occur;

•
Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of property and equipment and capitalized software costs, however, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA excludes the loss (gain) on the sale of the business, as this item is non-recurring and not indicative of the company’s core operating performance; and
•
Adjusted EBITDA excludes litigation expenses, including expenses related to the NAR Settlement, which could continue to be significant recurring expenses in our business until any final settlements have been approved by a court.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure, for each of the periods presented (amounts in thousands):

	Year Ended December 31,
	2025	2024
Loss before income tax	$(20,222)	(22,599)
Loss (gain) on sale of business	922	(2,958)
Stock based compensation	3,704	8,839
Depreciation and amortization	5,847	5,423
Litigation contingency	2,027	3,491
Other expense, net	3,721	2,094
Adjusted EBITDA	$(4,001)	$(5,710)

Critical Accounting Estimates
Discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Critical accounting estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require the most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
Goodwill
Goodwill is not amortized but is subject to impairment testing. We review goodwill for impairment on an annual basis in our fourth fiscal quarter or on an interim basis if an event occurs or circumstances change that indicate goodwill may be impaired. We assess goodwill for possible impairment by performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. No additional impairment steps are necessary if we qualitatively determine that it is more likely than not that the fair value of the reporting unit is less than its carrying value. An impairment loss for goodwill would be recognized based on the difference between the carrying value and its estimated fair value, which would be determined based on either discounted future cash flows or another appropriate valuation method.
The evaluation of goodwill for impairment requires management to use significant judgments and estimates in accordance with GAAP, including, economic, industry and company-specific qualitative factors, projected future net sales, operating results and cash flows. Although we currently believe the estimates used in the evaluation of goodwill are reasonable, differences between actual and expected net sales, operating results and cash flows and/or changes in the discount rates used could cause these assets to be deemed impaired. If this were to occur, we would be required to record a non-cash charge to earnings for the write-down in the value of the goodwill, which could have a material adverse effect on our results of operations and financial position but not on our cash flows from operations.
To perform these assessments, we identified and analyzed macroeconomic conditions, industry and market conditions and Company-specific factors. As a result of the analysis performed, management believes the estimated fair values of the reporting units continue to exceed their carrying values and does not represent a more likely than not possibility of potential impairment. For further information on goodwill, see Note 4—Goodwill.
Business Combinations
The Company accounts for its business combinations under the provisions of Accounting Standards Codification (“ASC”) Topic 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. For transactions that are business combinations, the Company evaluates the existence of goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred.
The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques. A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the context of purchase accounting, the determination of fair value often involves significant judgments and estimates by management, including the selection of valuation methodologies, estimates of future revenues, costs and cash flows, discount rates, and the selection of comparable companies. The estimated fair values reflected in the purchase accounting rely on management’s judgment and the expertise of a third-party valuation firm engaged to assist in concluding on the fair value measurements. For each business combination, the estimated fair value of identifiable intangible assets, primarily consisting of agent relationships, tradenames, customer relationships and technology, was determined using the relief-from-royalty and multi-period excess earnings methods. The most significant assumptions under these methods include the estimated remaining useful life, expected future revenue, annual agent revenue attrition, costs to develop new agents, charges for contributory assets, tax rate, discount rate and tax amortization benefit. Management has developed these assumptions based on historical knowledge of the business and projected financial information of the respective acquired company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed are based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates and the number of years on which to base the cash flow projections, as well as other assumptions and estimates used to determine the cash inflows and outflows. Management determines discount rates based on the risk inherent in the acquired assets, specific risks, industry beta and capital structure of guideline companies. The valuation of an acquired business is based on available information at the acquisition date and assumptions that are believed to be reasonable. However, a change in facts and circumstances as of the acquisition date can result in subsequent adjustments during the measurement period, but no later than one year from the acquisition date. Please see Note 3—Acquisitions, for more detail.
Corporate Developments During 2026
During the six months ended June 30, 2026, the Company implemented several leadership and growth initiatives to support agent productivity, expansion, and long-term operational performance.
Effective February 9, 2026, the Company appointed Lori Muller as President of Fathom Realty. Ms. Muller brings more than two decades of leadership experience in residential real estate, most recently serving as President of the U.S. Organization at EXIT Realty Corp. International, where she oversaw brokerage operations, agent growth, and strategic initiatives across a nationwide network of more than 25,000 agents.
On February 17, 2026, the Company appointed Stephanie Verderose as Vice President of Growth, a newly created role. Ms. Verderose reports directly to Ms. Muller and is responsible for leading initiatives focused on agent production, agent attraction and retention, and community development. Ms. Verderose is a seasoned real estate executive, speaker, and trainer, and a Senior Certified Coach with Workman Success Systems, bringing 39 years of industry experience.
On March 5, 2026, EXIT Homestead Realty Professionals joined Fathom Realty, adding more than 50 agents and expanding the Company’s presence in the South New Jersey market. This transition enhances the Company’s growing national network and provides the incoming agents with access to the Company’s proprietary intelliAgent platform, comprehensive training programs, and Fathom Elevate concierge offering.
On June 16, 2026, the Company entered into a Merger Agreement and Plan of Reorganization (as it may be amended from time to time, the “Merger Agreement”) with Neighborhood Intelligence, Inc., a Delaware corporation (formerly known as Bed Bath & Beyond, Inc.) (“NXH”) and Fathom Merger Sub, Inc., a North Carolina corporation and a wholly-owned subsidiary of NXH (“Merger Sub”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of NXH (the “Merger”).
Rising Interest Rates and Other Risks
Our business is dependent on the economic conditions within the markets in which we operate. Changes in these conditions can have a positive or negative impact on our business. The economic conditions influencing the housing markets primarily include economic growth, interest rates, unemployment, consumer confidence, mortgage availability, and supply and demand.
In periods of economic growth, demand typically increases resulting in increasing home sales transactions and home sales prices. Similarly, a decline in economic growth, uncertainty surrounding interest rates and declining consumer confidence generally decreases demand. These are the trends we have been facing. Additionally, industry litigation, and regulations imposed by local, state, and federal government agencies can also negatively impact the housing markets in which we operate. Finally, national and global events, including geopolitical instability, can impact economic conditions and financial markets, including interest rates, which can adversely impact the housing market.
On October 31, 2023, a federal jury in Missouri found that the National Association of Realtors (the “NAR”) and certain companies conspired to artificially inflate brokerage commissions, which violates federal antitrust law. The judgment was appealed on October 31, 2023, while the plaintiffs have now sued a number of other companies, including us. On or about March 15, 2024, NAR agreed to settle these lawsuits, by agreeing to pay $418 million over approximately four years, and changing certain of its rules surrounding agent commissions. In accordance with the terms of the settlement, effective August 17, 2024, NAR put in place a new rule prohibiting offers of compensation on the MLS and adopted new rules requiring written agreements between buyers and buyers’ agents. However, the direct and indirect effects, if any, of the litigation upon the real estate industry are not yet entirely clear.

There could also be further changes in real estate industry practices. All of this has prompted discussion of changes to rules established by local or state real estate boards or multiple listing services. All of this may require changes to many brokers’ business models, including changes in agent and broker compensation. For example, many of our competitors may need to develop mechanisms and a plan that enable buyers and sellers to negotiate commissions. In contrast, our flat fee per real estate transaction model has always enabled our agents to negotiate their own fees. Our flat fee allows our agents greater ability to negotiate commissions, and we have no direct incentive to interfere with their doing so. Our flat fee per real estate transaction model enables our agents to freely settle their transaction commissions at their own discretion, and our revenue share models enable our agents to freely settle their transaction commissions at their own discretion. The Company will continue to monitor ongoing and similar antitrust litigation against our competitors, however, as our agent compensation model fully supports commission negotiation, we do not expect to have to change our compensation model in a manner that would adversely affect our financial condition and results of operations. However, the litigation and its ramifications could cause unforeseen turmoil in our industry, the impacts of which could have a negative effect on us as an industry participant.
We believe that our strategic recruiting and acquisition strategy supported by our new competitive revenue share program have positioned our businesses for profitable growth in the future.
Real Estate Agents
Due to our low-overhead business model, which leverages our proprietary technology, we can offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe we offer our agents some of the best technology, training, and support available in the industry. We believe our business model and our focus on treating our agents well will attract more agents and higher-producing agents.
Results of Operations
Comparison of the Three Months Ended June 30, 2026 and 2025 (dollar amounts in thousands)
Revenue

	Three Months Ended June 30,		Change
	2026	2025	Dollars	Percentage
Gross commission income	$106,970	$115,979	$(9,009)	(8)%
Other service revenue	7,642	5,444	2,198	40%
Revenue	$114,612	$121,423	$(6,811)	(6)%

For the three months ended June 30, 2026, gross commission income decreased by approximately $9.0 million, or 8%, as compared with the three months ended June 30, 2025. This decrease was primarily attributable to a 15.0% decrease in transaction volume; specifically, we had 10,808 real estate transactions during the three months ended June 30, 2026, compared to 12,710 transactions during the three months ended June 30, 2025. Our transaction volume decreased primarily due to a reduction in our agent count and continued softness in existing home sales. During the three months ended June 30, 2026, average revenue per transaction was $9,897, a 8.5% increase, as compared to $9,125 during the three months ended June 30, 2025, which is primarily attributable to higher transaction volumes generated through the Fathom Elevate plan, the Company’s concierge-level plan.
For the three months ended June 30, 2026, other service revenue increased by approximately $2.2 million, or 40%, as compared with the three months ended June 30, 2025. This increase was primarily attributable to growth in title service transaction volume, reflecting organic expansion, increased walkover activity, and continued growth in the Company’s mortgage business.

	Three Months Ended June 30,		Change
	2026	2025	Dollars	Percentage
Commission and service costs	$104,612	$112,025	$(7,413)	(6.6)%
General and administrative	9,090	7,975	1,115	14.0%
Marketing	1,583	1,404	179	12.7%
Technology and development	2,931	1,839	1,092	59.4%
Litigation contingency	199	6	193	100.0%
Depreciation and amortization	537	553	(16)	(2.9)%
Total operating expenses	$118,952	$123,802	$(4,850)	(3.9)%

For the three months ended June 30, 2026, commission and service costs decreased by approximately $7.4 million, or 6.6%, as compared with the three months ended June 30, 2025. Commission and service costs primarily includes costs related to agent commissions, net of fees paid to us by our agents. These costs generally correlate with recognized revenues. As such, the decrease in commission and service costs compared to the same period in 2025 was primarily attributable to a decrease in agent commissions.
For the three months ended June 30, 2026, general and administrative expenses increased by approximately $1.1 million, or 14%, as compared with the three months ended June 30, 2025. The increase was primarily due to higher professional fees, and other corporate operating expenses incurred to support the Company’s operations.
For the three months ended June 30, 2026, total marketing expenses increased by approximately $0.2 million, or 13%, as compared with the three months ended June 30, 2025. The increase was primarily due to the Company’s investment in growth.
For the three months ended June 30, 2026, total technology and development expenses decreased by approximately $1.1 million, or 59.4%, as compared with the three months ended June 30, 2025. The decrease was primarily attributable to the Company’s divestiture of its LiveBy business in November 2025.
For the three months ended June 30, 2026, total litigation contingency expenses increased by approximately $0.02 million, or 100.0%, as compared with the three months ended June 30, 2025. The increase was primarily due to the recognition of litigation settlement expense associated with the preliminary approval of the settlement of the Fathom Realty lawsuit filed in August 2024 in the United States District Court for the Southern District of Florida. See “Business of Fathom—Legal Proceedings” for a discussion of the lawsuit.
For the three months ended June 30, 2026, depreciation and amortization expenses decreased by approximately $0.02 million, or 3%, as compared with the three months ended June 30, 2025. The decrease was due to the absence of amortization related to our LiveBy business that we sold in November 2025.
Income Taxes
The Company recorded income tax (benefit) expense of approximately $0.02 million and $0.06 million for the three months ended June 30, 2026 and 2025, respectively. This tax expense is primarily the result of current state income tax liabilities and deferred tax expense related to deferred tax liabilities that cannot be fully offset by deferred tax assets.
Comparison of the Six Months Ended June 30, 2026 and 2025 (dollar amounts in thousands)

	Six Months Ended June 30,		Change
	2026	2025	Dollars	Percentage
Gross commission income	$188,308	$204,854	$(16,546)	(8.1)%
Other service revenue	12,706	9,704	3,002	30.9%
Total revenue	$201,014	$214,558	$(13,544)	(6.3)%

For the six months ended June 30, 2026, gross commission income decreased by approximately $16.5 million, or 8.1%, as compared with the six months ended June 30, 2025. This decrease was primarily attributable to a 13.7% decrease in transaction volume; we had 19,358 real estate transactions during the six months ended June 30, 2026, compared to 22,425 transactions during the six months ended June 30, 2025. Our transaction volume decreased primarily due to a reduction in our agent count and continued softness in existing home sales. During the six months ended June 30, 2026, average revenue per transaction was $9,728, a 6.5% increase compared to $9,135 during the six months ended June 30, 2025, primarily attributable to higher transaction volumes generated through the Fathom Elevate plan.

For the six months ended June 30, 2026, other service revenue increased by approximately $3.0 million, or 31%, as compared with the six months ended June 30, 2025. This increase was primarily attributable to growth in title service transaction volume, reflecting organic expansion, increased walkover activity, and continued growth in the Company’s mortgage business.

	Six Months Ended June 30,		Change
	2026	2025	Dollars	Percentage
Commission and service costs	$184,423	$197,071	$(12,648)	(6.4)%
General and administrative	19,958	16,624	3,334	20.1%
Marketing	2,903	2,774	129	4.7%
Technology and development	4,374	3,776	598	15.8%
Litigation contingency	205	10	195	100.0%
Depreciation and amortization	1,096	1,107	(11)	(1.0)%
Total operating expenses	$212,959	$221,362	$(8,403)	(3.8)%

For the six months ended June 30, 2026, commission and service costs decreased by approximately $12.6 million, or 6.4%, as compared with the six months ended June 30, 2025. Commission and service costs primarily includes costs related to agent commissions, net of fees paid to us by our agents. These costs generally correlate with recognized revenues. As such, the decrease in commission and service costs compared to the same period in 2025 was primarily attributable to a decrease in agent commissions.
For the six months ended June 30, 2026, general and administrative expenses increased by approximately $3.3 million, or 20.1%, as compared with the six months ended June 30, 2025. The increase was primarily attributable to higher bad debt expense associated with agent fees.
For the six months ended June 30, 2026, total marketing expenses increased by approximately $0.1 million, or 4.7%, as compared with the six months ended June 30, 2025. The increase was primarily due to the Company’s investment in growth.
For the six months ended June 30, 2026, total technology and development expenses decreased by approximately $0.6 million, or 15.8%, as compared with the six months ended June 30, 2025. The decrease was primarily attributable to the Company’s divestiture of its LiveBy business in November 2025.
For the six months ended June 30, 2026, total litigation contingency expenses increased by approximately $0.2 million, or 100.0%, as compared with the six months ended June 30, 2025. The increase was primarily due to the recognition of litigation settlement expense associated with the preliminary approval of the settlement of the Fathom Realty lawsuit filed in August 2024 in the United States District Court for the Southern District of Florida. See “Business of Fathom—Legal Proceedings” for a discussion of the lawsuit.
For the six months ended June 30, 2026, depreciation and amortization expenses decreased by approximately $11.0 thousand, or 1.0%, as compared with the six months ended June 30, 2025. The decrease was due to the absence of amortization related to our LiveBy business that we sold in November 2025.
Income Taxes
The Company recorded income tax expense of approximately $0.04 million and $0.08 million for the six months ended June 30, 2026 and 2025, respectively. This tax expense is primarily the result of current state income tax liabilities and deferred tax expense related to deferred tax liabilities that cannot be fully offset by deferred tax assets.
Liquidity and Capital Resources (dollar amounts in thousands)
Capital Resources

	June 30, 2026	December 31, 2025	Change
			Dollars	Percentage
Current assets	34,652	35,920	(1,268)	(4)%
Current liabilities	44,831	33,897	10,934	32%
Net working capital	$(10,179)	$2,023	$(12,202)	(603)%

To date, our principal sources of liquidity have been the net proceeds we received through public offerings and private sales of our common stock, the sale of one of our businesses, as well as proceeds from loans. As of June 30, 2026, our cash and cash equivalents (including restricted cash) totaled approximately $4.7 million, which represented a decrease of approximately $1.2 million compared to December 31, 2025. As of June 30, 2026, we had net working capital of approximately negative $10.2 million, which represented a decrease of $12.2 million compared to December 31, 2025. As noted above, in May 2024 we sold our wholly-owned subsidiary, Dagley Insurance Agency for approximately $15.0 million in cash, $7.4 million of which we received at closing. The Company received $4.0 million during 2025. Of the balance the Company is owed related to the sale of its insurance business, the Company received $2.6 million in the first eight months of 2026 and received the outstanding $0.4 million from NXH as part of debt purchase. On April 7, 2025, the Company repaid its $3.5 million convertible note (the “2023 Note”) in full. In March 2025, the Company completed a public offering of common stock (the “March 2025 Offering”), which resulted in the issuance and sale by the Company of 3,505,364 shares of common stock at an offering price of $0.68 per share and 832,639 shares of common stock at an offering price of $0.72 per share, generating gross proceeds of $3.0 million, of which the Company received total net proceeds of $2.9 million, after deducting underwriting discounts and other offering costs. In September 2025, the Company completed a public offering of common stock (the “September 2025 Offering”), which resulted in the issuance and sale by the Company of 3,450,000 shares of common stock at an offering price of $2.00 per share, generating gross proceeds of $6.9 million, of which the Company received total net proceeds of $6.5 million, after deducting underwriting discounts and other offering costs. The Company received $3.0 million in November 2025 related to the sale of its LiveBy business. The Company has short-term obligations totaling $8.7 million, consisting of a $5.0 million promissory note due in October 2026 and $3.7 million in liabilities related to legal settlements. In September 2024, the Company completed a private placement of senior secured convertible promissory notes with an aggregate principal amount of $5.0 million (the “2024 Notes”). The 2024 Notes were issued to an existing shareholder who beneficially owned more than 5% of the Company’s common stock and to the Chairman of the Company’s Board of Directors (the “2024 Offering”). The 2024 Notes mature in October 2026. In March 2026, the Company entered into a subordinated secured promissory note in the original principal amount of $2.0 million (the “Bridge Note”), which was increased to $3.0 million on May 29, 2026 when the Company and the original party agreed to amend and restate the Bridge Note. In response to the identified conditions, NXH has committed to provide financial support to the Company, for a year and one day following December 1, 2026. Based on NXH’s commitment and financial capacity, management believes it is probable that these plans will be effectively implemented and will mitigate the conditions that raised substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date of the issuance of these condensed consolidated financial statements.
We anticipate that our existing balances of cash and cash equivalents and future expected cash flows generated from our operations, from the sale of our insurance business, and committed financial support will be sufficient to satisfy our operating requirements for at least the next twelve months from the date of the issuance of these unaudited interim condensed consolidated financial statements.
Our future capital requirements depend on many factors, including any future acquisitions, our level of investment in technology, and our rate of growth into new markets. Our capital requirements might also be affected by factors which we cannot control such as the residential real estate market, interest rates, and other monetary and fiscal policy changes, any of which could adversely affect the manner in which we currently operate. Additionally, we will continuously assess our liquidity needs as other world events, such as the ongoing conflict in Ukraine and in the Middle East, may impact the economy and our operations in new ways. In the event of a sustained market deterioration, we may need or seek advantageously to obtain additional funding through equity or debt financing, which might not be available on favorable terms or at all and could hinder our business and dilute our existing shareholders.
Cash Flows
Comparison of the Six Months Ended June 30, 2026 and 2025 (dollar amounts in thousands)

	Six Months Ended June 30,		Change
	2026	2025	Dollars	Percentage
Net cash used in operating activities	(4,563)	(11,671)	7,108	(61)%
Net cash (used in) provided by investing activities	(899)	2,441	(3,340)	(137)%
Net cash provided by financing activities	4,216	6,962	(2,746)	(39)%

Cash Flows from Operating Activities
Net cash used in operating activities for the six months ended June 30, 2026 consisted of a net loss of $14.4 million, non-cash charges of $6.9 million, including $1.0 million of stock-based compensation expense, $3.9 million of depreciation and amortization and $2.6 million of provision for credit losses, partially offset by $4.3 million in gains on the sales of mortgages. Changes in assets and liabilities were primarily driven by $177.5 million in mortgage loan originations, partially offset by $180.0 million in proceeds from the sales and principal payments on mortgage loans held for sale.
Net cash used in operating activities for the six months ended June 30, 2025 consisted of a net loss of $9.2 million, non-cash charges of $6.1 million, including $2.5 million of stock-based compensation expense and $2.9 million of depreciation and amortization, partially offset by $3.2 million in gains on the sales of mortgages. Changes in assets and liabilities were primarily driven by $120.0 million in mortgage loan originations, partially offset by $115.0 million in proceeds from the sales and principal payments on mortgage loans held for sale.
Cash Flows from Investing Activities
Net cash used in investing activities for the six months ended June 30, 2026 primarily consisted of $0.8 million purchases of intangible assets related to technology development.
Net cash provided by investing activities for the six months ended June 30, 2025 primarily consisted of proceeds from the sale of Dagley Insurance Agency completed in May 2024 of $4.0 million, partially offset by the purchases of intangible assets related to technology development of $1.4 million.
Cash Flows from Financing Activities
Net cash provided in financing activities for the six months ended June 30, 2026 was driven by a net decrease of approximately $1.7 million in warehouse lines of credit, offset by $3.0 million in proceeds from the Bridge Note.
Net cash provided in financing activities for the six months ended June 30, 2025 consisted primarily of the $3.0 million in proceeds from the issuance of common stock in connection with a public offering and the change of $8.1 million on our warehouse lines of credit, and the repayment of a $3.5 million convertible note.
NON-GAAP FINANCIAL MEASURE
The Company’s Chief Operating Decision Maker (“CODM”) is its Interim Chief Executive Officer (CEO), who is responsible for evaluating the performance of the Company’s operating segments and allocating resources. The Company identifies an operating segment as a component: (i) that engages in business activities from which it may earn revenues and incur expenses; (ii) that has available discrete financial information; and (iii) whose operating results are regularly reviewed by the CODM. The Company does not conduct business outside of the United States and no single customer accounts for more than 10% of total revenue in any reporting period.
Our CODM makes operating decisions and assesses performance based on the services of identified operating segments and has identified three operating and reportable segments: Real Estate Brokerage; Mortgage; and Title. Through its Real Estate Brokerage segment, the Company provides real estate brokerage services. Through its Mortgage segment, the Company provides residential loan origination and underwriting services. Through its Title segment, the Company provides title insurance, escrow, and settlement services to facilitate residential real estate transactions. Beginning in the fourth quarter of 2025, the Company determined that its Title operations meet the quantitative thresholds under ASC Topic 280, Segment Reporting, to be presented as a reportable segment. Following the sale of LiveBy in November 2025, the Company no longer presents its Technology operations as a reportable segment, as these activities no longer meet the quantitative thresholds or aggregation criteria for separate disclosure and are now managed and evaluated together with the Company’s other operating segments. Prior period segment information has been recast to conform to the current period presentation to reflect this change in reportable segments.
The CODM reviews revenue and Adjusted EBITDA to evaluate financial performance of the reportable segments and to allocate resources. Adjusted EBITDA represents the revenues of the operating segment less operating expenses directly attributable to the respective operating segment. Adjusted EBITDA is defined by us as net income (loss), excluding: (i) other income and expense, (ii) costs related to acquisitions, (iii) income taxes, (iv) depreciation and amortization, and (v) share-based compensation expense. In particular, the Company believes the exclusion of non-cash share-based compensation expense related to restricted stock awards and stock options and transaction-related costs provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations. The Company’s presentation of Adjusted EBITDA might not be comparable to similar measures used by other companies.
The Company has determined that the main expenses regularly reviewed by the CODM in assessing segment performance are:
•	Compensation Expense – Includes salaries and wages for personnel across the Real Estate Brokerage, Mortgage, Title, and Corporate and Other Services functions.
•
Commission Expense – Includes commissions and related agent payments incurred in connection with revenue-generating transactions, across the Real Estate Brokerage, Mortgage, Title, and Corporate and Other Services functions.

These expenses are presented within the segment disclosures below as they represent the most significant cost drivers impacting the Company’s operating segments and are used by management in evaluating performance, allocating resources, and assessing operating efficiency.
The Company has updated its segment reporting to include compensation and commission expenses as separate line items for each reportable segment beginning in fiscal year 2024. Prior period segment disclosures have been reclassified to conform to the current period presentation.
The Company does not allocate assets to its operating segments as they are not included in the review performed by the CODM for purposes of assessing segment performance and allocating resources. The balance sheet is managed on a consolidated basis and is not used in the context of segment reporting.
The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure, for each of the periods presented (amount in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Loss before income tax	$(6,180)	$(3,530)	$(14,394)	$(9,160)
Stock based compensation	425	945	1,013	2,450
Depreciation and amortization	2,562	1,458	3,930	2,897
Litigation contingency	199	6	205	10
Other expense, net	1,840	1,151	2,449	2,356
Adjusted EBITDA	$(1,154)	$29	$(6,797)	$(1,447)

Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with GAAP and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported. Our Annual Report on Form 10-K for the year ended December 31, 2025 contains a discussion of our critical accounting estimates in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section. There have been no material changes to these estimates during the six months ended June 30, 2026.

BUSINESS OF FATHOM
Overview
Fathom Realty LLC was founded in January 2010 and later incorporated as Fathom Holdings Inc. in the state of North Carolina on May 5, 2017. Fathom is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, and Software as a Service (“SaaS”) offerings to brokerages and agents by leveraging intelliAgent®, our proprietary cloud-based software. The Company’s brands include Fathom Realty, Encompass Lending, intelliAgent, Real Results, and Verus Title.
For Fathom Realty, Fathom’s core business, Fathom’s low overhead business model leverages its proprietary software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, Fathom can offer its agents significantly more of their commissions compared to traditional real estate brokerage firms by charging a flat fee per real estate transaction, and it also offers a revenue share plan that provides agents with additional income opportunities. Fathom believes it offers its agents some of the best technology, training, and support available in the industry. Fathom believes its commission structure, business model, advanced technology offerings, and focus on treating its agents well attract more agents and higher producing agents to join and stay with Fathom.
Fathom Realty’s commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a high percentage of their commission without sacrificing support, technology, or training. Fathom believes that by simply joining Fathom, agents from traditional model brokerages can increase their income by over 25% on average. More importantly, agents can reinvest that increase into their marketing thereby increasing their transaction volume which also benefits Fathom.
In a slowing housing market, it is difficult to increase revenue. Fathom’s low flat transaction fee allows agents greater marketing budgets than their competition while netting the same amount of money as an agent at a traditional brokerage. For example, even during a period in which home sales declined by 20%, Fathom believes most of its real estate agents could net as much income as they would during the prior period at a traditional brokerage. In other words, the agents may close 20% fewer homes but could earn the same income as before under Fathom’s fee model compared to that of a traditional brokerage, which Fathom believes is a competitive advantage.
Traditional brokerage companies retain between 20% and 50% of their agents’ commission.
Fathom believes its commission model also allows agents to directly compete against discount brokerages and other disruptive new competitors. Fathom’s flat transaction fee model allows its agents to adjust the commission they charge to be more competitive in their markets.
The commission Fathom collects from its agents is its primary source of revenue. For leases, Fathom recognizes revenue through lease commissions negotiated between its agents and landlords, and it retains $85 per transaction with the remainder paid to the agent.
In 2023, Fathom’s agents paid $550 for each of their first 15 completed sales transactions and $150 per transaction for the rest of their anniversary year. Each agent paid a $600 annual fee on their first sale (recognized as a reduction to commission and other agent-related costs over the following twelve months), which helped cover Fathom’s operating costs. In 2023, Fathom’s average cost to recruit a new agent was $1,050 and its annual costs associated with each agent was $1,150, meaning Fathom broke even if an agent completed just two sales in his or her first year.
In 2024, Fathom increased the fee it charged on an agent’s first transaction of each anniversary year from $600 to $700. A second change included a new fee on sales of properties over $600,000 and is in addition to the agent’s transaction fee of $550. This new “High-Value Property Fee” consists of an additional $200 on properties priced between $600,000 and $999,999, with a tiered fee structure of $250 for each $500,000 tier over a $1,000,000 sales price.
In August 2024, Fathom introduced two new commission plans, Fathom Max and Fathom Share, designed to provide agents with greater flexibility and a revenue sharing opportunity.
•
Fathom Max Plan: Agents on the Fathom Max Plan pay a fee of $465 per transaction until they reach an annual cap of $9,000 in fees paid to Fathom. Once the cap is met, the fee is reduced to $165 per sale for the remainder of the agent’s anniversary year. Additionally, transactions on properties priced over $500,000 are subject to a High-Value Property Fee of $250 per $500,000 tier for properties over $500,000.

•
Fathom Share Plan: Agents on the Fathom Share Plan pay a 12% commission fee on each transaction until they reach an annual cap of $12,000 in fees paid to Fathom. Once the cap is met, the transaction fee is reduced to $165 per sale for the remainder of the agent’s anniversary year. The High-Value Property Fee does not apply to the Fathom Share Plan.

•
Errors & Omissions (“E&O”) Insurance Fee: Regardless of whether an agent has reached their cap, a $35 E&O fee is charged on every transaction to cover the cost of maintaining professional liability insurance for all transactions.

In addition to these changes, Fathom launched a revenue share program in August 2024 to provide agents with the opportunity to earn additional income by recruiting other agents to Fathom. This program allows agents to receive a percentage of Fathom’s retained commission from agents they sponsor, with earnings based on a five-tier structure. The percentage of revenue share varies by plan, with higher earnings available for Fathom Share Plan participants.
During 2025, Fathom continued to implement its strategic initiatives focused on platform development, geographic expansion, and selective acquisitions. Fathom launched Elevate, an agent support program designed to provide participating agents with marketing resources, lead generation tools, transaction coordination support, coaching, and recruiting assistance. In August 2025, Fathom entered into a licensing agreement for its intelliAgent platform and Elevate program with Sovereign Realty Partners, operating under the Fathom Elite brand. Fathom believes this agreement represents an initial step in its strategy to offer its proprietary technology platform and related services to independent brokerages. Fathom also expanded its ancillary services operations during the year, including the expansion of Verus Title into Arizona and Alabama. In addition, Fathom completed the acquisition of START Real Estate (“START”) and began expanding operations into additional states. Fathom expects START to operate in approximately fifteen states within the next year. Fathom intends to integrate START’s operating model with its proprietary technology platform.
Every agent also pays an annual $700 fee, which is charged on their first transaction of each anniversary year. This fee contributes to covering Fathom’s operational costs, including technology, training, and agent support services. These structural changes are expected to enhance agent attraction and retention, increase gross profit per transaction from higher producing agents, and provide an additional revenue stream for agents through the revenue share program. Fathom anticipates that these adjustments will drive increased agent engagement and transaction volume, ultimately strengthening EBITDA as the new plans and revenue share program gains traction and industry awareness.
Fathom has grown rapidly since its launch and now have operations in 43 states plus the District of Columbia. IT achieved gross commission income of approximately $399.0 million on $16.5 billion in real estate sales volume for the year ended December 31, 2025. As of December 31, 2025, Fathom had approximately 14,135 agent licenses.
In 2024, Fathom was ranked the #6 largest independent real estate brokerage firm and the #9 overall largest brokerage firm in the United States (per available data). These rankings were published by The Real Trends Five Hundred based on several criteria including transaction size, sales volume, affiliation, top movers, core services, and others. Fathom also was listed in the top three of the Top 100 Places to Work in Dallas Fort Worth five years in a row by the Dallas Morning News.
On November 1, 2024, Fathom acquired My Home Group (“MHG”). MHG is a real estate agency group with over 2,200 agents. The acquisition increased Fathom’s real estate brokerage and ancillary business presence in Arizona and Washington.
In November 2025, Fathom completed the divestiture of LiveBy, a subsidiary focused on data and technology solutions. The transaction was part of Fathom’s ongoing efforts to evaluate its portfolio of businesses and allocate capital in alignment with its strategic priorities.
Industry Background
Fathom primarily operates in the U.S. residential real estate industry, with a market size of over $3.5 trillion with over 4.06 million new and existing properties sold in the United States in 2025. Fathom derives most of its revenues from serving buyers and sellers of existing homes, although its agents also opportunistically engage in commercial real estate transactions. According to the National Association of Realtors (the “NAR”), existing home sales represented approximately 90% of the number of real estate transactions in 2025.
The U.S. residential real estate industry has a long history of growth, despite periodical downturns. Periodic downturns, like the current one, are often defined by things over which industry participants have no control, such as economic uncertainty and increased interest rates (see “Industry Trends” below for further detail). The following information is based on data published by the NAR. This data includes the significant and lengthy downturn from the second half of 2005 through 2011, when the number of annual U.S. existing home sale transactions declined by approximately 39%. Beginning in 2012, the U.S. residential real estate industry began its recovery, and the number of annual U.S. existing home sale units improved. However, there was another housing downturn beginning in 2022, when elevated inflation and rising mortgage interest rates contributed to a significant decline in transaction activity. U.S. existing home sale transactions declined by approximately 33.5% in 2023 and declined an additional approximately 0.7% in 2024. In 2025, existing home sales remained at historically subdued levels, totaling approximately 4.06 million units, which was generally flat compared to 2024 and among the lowest annual transaction volumes recorded in nearly three decades.
Industry Trends
In addition to the negative impacts of recent economic uncertainty and increased interest rates, Fathom believes the following trends have impacted, and will continue to impact the U.S. real estate market:
•
The use of the Internet in home searches. According to the NAR, 97% of homebuyers use the Internet to search for homes, illustrating the importance of technology and transition away from expensive brick-and-mortar offices in the industry, while only 2% found their agent through the agent’s office;

•
The use of Agents by Buyers and Sellers. Nevertheless, according to the NAR, 88% of home buyers and 91% of home sellers still used an agent or broker in 2025, up from 86% for both buyers and sellers in 2022;

•
Technological advancement. The complexity of the home selling or buying process continues to require the best personal service possible, while technology can make the process and business more efficient; and

•	Economic downturns. Downturns like the current one are inevitable, and favor companies with lower-cost business models that pay higher commissions to their agents.
Fathom’s Strategy
Fathom’s goal is to be the leading 100% commission real estate brokerage in the United States while offering superior customer service, state of the art technology, and a great company culture. Fathom has grown rapidly since inception, and plans to accelerate its growth by executing the following aspects of our vision:
•	Offering full brokerage services via our technology-enabled, low-overhead business model;
•	Attracting and retaining high-producing agents by offering high compensation per transaction and industry-leading benefits;
•	Enhancing and refining its proprietary software platform to facilitate our own business and create licensing opportunities; and
•	Pursuing further growth through acquisitions, including potentially using its publicly traded stock as consideration, depending on its value at the time.
Technology
Fathom Realty operates primarily as a cloud-based real estate brokerage by utilizing its proprietary consumer-facing website, https://www.FathomRealty.com, and its internal proprietary technology, intelliAgent, to manage its brokerage operations. Through its website, Fathom provides buyers, sellers, landlords, and tenants with access to all available properties for sale or lease on the multiple listing service, or MLS, in each market in which it operates. Fathom provides each of its agents their own personal website that they can modify to match their personal branding. Fathom’s website also gives consumers access to our network of professional real estate agents and vendors. Through a combination of its proprietary technology platform and several third-party systems, Fathom provides its agents with marketing, training, and other support services, as well as client and transaction management. Fathom’s technology, services, data, lead generation, and marketing tools are designed for its agents to be able to represent their real estate clients with best-in-class service.
Internally, Fathom uses its technology to provide agents with opportunities to increase their profitability, reduce risk, and develop professionally, while fostering a culture that values collaboration, community, and commitment to serving the consumer’s best interests. Fathom provides its agents with the systems, support, professional development and infrastructure to help them succeed in unpredictable, and often challenging, economic conditions. This includes delivering 24/7 access to collaborative tools and training for agents.
At no cost to its agents, Fathom can improve compliance and oversight by providing advanced Internet-based software and technology tools and services to our agents and their customers, including:
•
A robust, mobile-friendly, customer-facing corporate website providing viewing access to all homes for sale and lease in the markets that Fathom serves, with the ability to search and save favorite properties and receive alerts for new properties that fit their criteria;

•	A customizable, mobile-friendly agent website with home search, lead capture, and blogging capabilities;
•	An advanced customer relationship management system, with visitor tracking, property alerts, and customer communication, all designed to help convert leads into customers;
•	Social media tools to enhance agent marketing and visibility;
•	Streamlined solicitation, collection, verification and posting of customer testimonials;
•	Single property websites for our agents’ listings;
•	On-demand training modules for the professional development of agents at all levels of experience; and
•	Agent access to intelliAgent, which is described in more detail below.
Fathom’s proprietary intelliAgent real estate technology platform provides a suite of brokerage and agent level tools, technology, business processes, business intelligence and reporting, training. IntelliAgent includes consumer facing websites, transaction management, personnel management, customer relationship management, accounting management for agent transactions, reporting, and social media marketing, along with a marketplace for add-on services and third-party technology. Fathom’s intelliAgent rollout strategy began with the core technology needed by every real estate brokerage to manage its agents, its agents’ transactions, commission structures, payments, and compliance, as well as the ability to gain a better understanding of the operations of the business through business intelligence and robust reporting. IntelliAgent has since grown to include brokerage and agent-level websites, content creation and management, customer relationship management, social media marketing, agent reviews, a training platform, and marketing repository. Fathom’s technology roadmap includes its own fully-integrated e-signature platform, goal setting and accountability for agents, expense tracking for agents, and application programming interfaces for integration with additional third-party tools. Fathom intends for intelliAgent to be more than just a technology platform for Fathom; it might someday use a simplified version of intelliAgent as a platform to unify independent brokerages through a smarter broker network, which would help them effectively compete against larger regional and national brands. Doing so would allow Fathom to monetize intelliAgent and generate revenue from small-to-medium sized brokerages who would not otherwise join Fathom. Fathom believes that intelliAgent also provides it a platform to more fully integrate our mortgage and title business. This deeper integration is designed to encourage a higher level of agent adoption and use of Fathom’s ancillary services, thereby creating a better agent and customer experience, which could lead to higher revenues for Fathom and add value for its stockholders.
In addition to building intelliAgent internally, in March 2021 Fathom acquired Naberly, a home search website and customer relationship management technology company, to help it achieve technology independence, which further enhanced its proprietary intelliAgent platform to give it a stronger competitive advantage. Naberly allowed Fathom to further improve its operational efficiency while reducing costs from third-party providers. Offering even more robust technology to help Fathom’s agents grow their businesses is a key strategy to continuing its agent growth trajectory. Fathom intends to offer an enhanced version of the Naberly platform to launch a national real estate portal to generate leads for its agents, including non-Fathom agents, in the markets in which Fathom is not currently operating.
To develop and accelerate agent growth, Fathom developed the Fathom Talent Acquisition Platform. The Fathom Talent Acquisition Platform combines talented agents, technology and process. Fathom has built an extensive database of potential agents who we believe would fit Fathom’s culture and benefit from joining Fathom. A content marketing strategy updates candidate agents on the latest developments and offers that may be of interest to them in growing their business. Additionally, a team of experienced recruiters focuses on personally introducing and sharing Fathom’s value proposition with real estate professionals nationwide. These elements are designed to build brand awareness and position Fathom as the brokerage of choice for agents making career decisions.

Fathom’s Focus on Agents
Fathom believes that agents deliver unique value to the specific customers they serve in different ways depending upon their knowledge, skills or expertise and the needs and desires of the customers. Fathom also believes that customers who choose agents because of the agent’s skills and service prioritize the agent’s skill service levels and style over the brokerage brand with which the agent is affiliated. Therefore, Fathom heavily emphasizes serving its agents, so that it attracts and retains the best in the industry.
In a recent study by the NAR, only 3% of home sellers chose their agent because of the agent’s brokerage. Fathom believes home buyers and sellers choose an agent because of the individual agent’s marketing prowess, professionalism, and personality. To capitalize on this, Fathom focuses on helping our agents improve professionally and increase their financial ability to invest in their personal marketing.
Cost Structure
Fathom’s lower overall operating costs relative to competitors enables it to offer our agents a 100% commission model. The 100% commission model charges each agent a flat fee per real estate transaction. Consequently, the higher commission retained by its agents combined with its unique delivery of support services has facilitated its growth over the past several years. Fathom also differentiates itself by not charging its agents royalties or franchise fees. A commission calculator on its website allows agents to determine how much money they could make if they join Fathom.
Fathom’s Markets
Currently, Fathom’s market is the United States. It currently operates in 43 states plus the District of Columbia:

Alabama	Kentucky	Ohio
Arizona	Louisiana	Oklahoma
Arkansas	Maryland	Oregon
California	Massachusetts	Rhode Island
Colorado	Michigan	Pennsylvania
Connecticut	Minnesota	South Carolina
Delaware	Missouri	Tennessee
Florida	Montana	Texas
Georgia	Nebraska	Utah
Hawaii	Nevada	Virginia
Idaho	New Hampshire	Washington
Illinois	New Jersey	West Virginia
Iowa	New Mexico	Wisconsin
Indiana	New York	Washington D.C.
Kansas	North Carolina

Fathom primarily targets urban or suburban areas or regions with populations of at least 50,000, of which there are approximately 775 in the United States. Fathom believes this provides opportunity for continued growth. Fathom has expanded rapidly since its inception fifteen years ago. As it continues to expand, it might also target smaller rural markets as well as move into Canada.
Competition
The residential real estate brokerage industry is highly competitive with low barriers to entry for new participants. Fathom believes that recruitment and retention of independent sales agents and independent sales agent teams are critical to the business and financial results of a brokerage. Competition for independent sales agents in Fathom’s industry is high and has intensified particularly for the more productive independent sales agents. Competition for independent sales agents is generally subject to numerous factors, including remuneration and benefits, other expenses borne by independent sales agents, leads or business opportunities generated for the independent sales agent from the brokerage, independent sales agents’ perception of the value of the broker’s brand affiliation, marketing and advertising efforts by the brokerage or franchisor, technology, continuing professional education, and other services provided by the brokerage or franchisor.

Fathom competes with three major categories of competitors:
•	National independent real estate brokerages, franchisees of national and regional real estate franchisors, regional independent real estate brokerages, and discount and limited-service brokerages;
•
Companies that employ technologies intended to disrupt the traditional brokerage model or eliminate agents from, or minimize the role they play in, the home sale transaction, such as through the reduction of brokerage commissions; and

•	Other non-traditional models that operate outside of the brokerage industry, such as companies that purchase homes directly from sellers.
Many of Fathom’s competitors are much larger than it, with more capital to fund growth and survive downturns like the current one, and many of them have greater brand awareness. Some of Fathom’s competitors are also increasingly well-funded, which strengthens their competitive position and ability to offer aggressive compensation arrangements to top-performing sales agents. Recent industry consolidation could strengthen competitors and increase competitive pressures on Fathom. Moreover, a growing number of companies are competing in non-traditional ways for a portion of the gross commission income generated by home sale transactions. For example, listing aggregators and other web-based real estate service providers not only compete with our business by establishing relationships with independent sales agents and/or buyers and sellers of homes, they also increasingly charge brokerages and independent sales agents for advertising on their sites.
Fathom’s ability to successfully compete is important to its prospects for growth. Its ability to compete may be affected by the recruitment, retention and performance of independent sales agents, the location of offices and target markets, the services provided to independent sales agents, the fees charged to independent sales agents, the number and nature of competing offices in the vicinity, affiliation with a recognized brand name, community reputation, technology and other factors. Fathom’s success may also be affected by national, regional and local economic conditions.
Intellectual Property
Fathom has a registered trademark with the USPTO for the name and logo of “intelliAgent” and “Fathom Realty”, as they relate to real estate and associated industries. Fathom also owns the rights to the domain names FathomHoldings.com, FathomRealty.com, FathomCareers.com, intelliAgent.com, and Naberly.com.
Fathom has developed and owns the intelliAgent software. It also licenses third-party software. While Fathom currently utilizes these vendors to provide our services in the short-term, it believes other alternatives are available in the longer term, should they be needed, to license or develop replacement technology.
If necessary, Fathom will aggressively assert its rights under trade secret, unfair competition, trademark and copyright laws to protect its intellectual property. Fathom protects these rights through trademark law, the maintenance of trade secrets, the development of trade dress, and, where appropriate, legal proceedings against those who are, in Fathom’s opinion, infringing these rights.
While asserting its rights could result in a substantial costs and diversion of management attention, Fathom believes the protection and defense against infringement of its intellectual property rights are essential to its business. There is also risk that someone else will claim that it is violating their intellectual property rights, which could cost money and time to defend, even if it is successful.
Seasonality of Business
Seasons and weather traditionally impact the real estate industry. Continuous poor weather or natural disasters negatively impact listings and sales. Spring and summer seasons historically reflect greater sales periods compared to fall and winter seasons. The latter periods also tend to see greater agent attrition. Fathom has historically experienced lower revenues during the fall and winter seasons, as well as during periods of unseasonable weather, which reduces our results of operations.
Because real estate listings precede sales, a period of poor listing activity could negatively impact revenue. Past performance in similar seasons or during similar weather events can provide no assurance of future performance, and macroeconomic shifts in the markets Fathom serves can obscure the impact of poor weather and/or seasonality.
Home sales in successive quarters can fluctuate widely due to a wide variety of factors, including holidays, national or international emergencies, the school year calendar’s impact on timing of family relocations, interest rate changes, speculation of pending interest rate changes and the overall macroeconomic market. Fathom’s revenue and operating margins each quarter is subject to seasonal fluctuations, poor weather, natural disasters and macroeconomic market changes that may make it difficult to compare or analyze its financial performance effectively across successive quarters.
Furthermore, the residential real estate market is often cyclical, characterized by protracted periods of depressed home values, lower buyer demand, inflated rates of foreclosure and often changing regulatory or underwriting standards applicable to mortgages. The best example of this was the significant downturn in the U.S. residential real estate market between 2005 and 2011. Such depressed real estate cycles are often followed by extended periods of higher buyer demand, lower available real estate supply and increasing home values. While Fathom believes it is well-positioned to compete during a downturn, its business is affected by these cycles in the residential real estate market, which can make it difficult to compare or analyze its financial performance effectively across successive periods.
Government Regulation
Fathom serves the residential real estate industry which is highly-regulated by federal, state and local authorities as well as private associations or state sponsored associations or organizations.
Fathom is also subject to federal and state regulations relating to employment, contractor, and compensation practices. Except for its employed state agents, all agents in its brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to these independent contractors, like all brokerage firms, Fathom is subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation.
Real Estate Regulation—Federal
The Real Estate Settlement Procedures Act of 1974, as amended (“RESPA”), requires lenders, mortgage agents, or servicers of home loans to provide borrowers with pertinent and timely disclosures regarding the nature and costs of the real estate settlement process. RESPA also protects borrowers against certain abusive practices, such as kickbacks, and limits the use of escrow accounts. RESPA also requires detailed disclosures concerning the transfer, sale, or assignment of mortgage servicing, as well as disclosures for mortgage escrow accounts.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), moved authority to administer RESPA from the Department of Housing and Urban Development to the Consumer Financial Protection Bureau (the “CFPB”). The Dodd-Frank Act also increased regulation of the mortgage industry, including: (i) generally prohibiting lenders from making residential mortgage loans unless a good faith determination is made of a borrower’s creditworthiness based on verified and documented information; (ii) requiring the CFPB to enact regulations to help ensure that consumers are provided with timely and understandable information about residential mortgage loans that protect them against unfair, deceptive and abusive practices; and (iii) requiring federal regulators to establish minimum national underwriting guidelines for residential mortgages that lenders will be allowed to securitize without retaining any of the loans’ default risk. In addition, federal fair housing laws generally prohibit discrimination against protected classes of individuals in housing or brokerage services. Other federal laws and regulations applicable to our business include (i) the Federal Truth in Lending Act of 1969; (ii) the Federal Equal Credit Opportunity; (iii) the Federal Fair Credit Reporting Act; (iv) the Fair Housing Act; (v) the Home Mortgage Disclosure Act; (vi) the Gramm-Leach-Bliley Act; (vii) the Consumer Financial Protection Act; (viii) the Fair and Accurate Credit Transactions Act; and (ix) the Do Not Call/Do Not Fax Act and other federal and state laws pertaining to the privacy rights of consumers, which affects our opportunities to solicit new agents.
Real Estate Regulation—State and Local Level
Real estate and brokerage licensing laws and requirements vary by state. In general, all individuals and entities lawfully conducting businesses as real estate agents or sales associates must be licensed in the state in which they carry on business.
States require a real estate broker to be engaged by the brokerage firm either as an employee or an independent contractor, and the broker may work for another broker conducting business on behalf of the sponsoring broker.
States may require a person licensed as a real estate agent, sales associate or salesperson to be affiliated with a broker to engage in licensed real estate brokerage activities or allow the agent, sales associate or salesperson to work for another agent, sales associate or salesperson conducting business on behalf of the sponsoring agent, sales associate or salesperson. Agents, sales associates or salespersons are generally classified as independent contractors.
Engaging in the real estate brokerage business requires obtaining a real estate broker license (although in some states the licenses are personal to individual agents). To obtain this license, most jurisdictions require that a member or manager be licensed individually as a real estate broker in that jurisdiction. If applicable, this member or manager is responsible for supervising the entity’s licensees and real estate brokerage activities within the state.
Real estate licensees must follow the state’s real estate licensing laws and regulations. These laws and regulations generally specify minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, escrow trust fund management, agency representation, advertising regulations and fair housing requirements.
Fathom assigns appropriate personnel to manage and comply with applicable laws and regulations in each of the states where it operates.
Most states have local regulations (city or county government) that govern the conduct of the real estate brokerage business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction as well as prescribed review and approval periods for documentation and broker conditions for review and approval.
Third-Party Rules
Beyond federal, state and local government regulations, the real estate industry is subject to rules established by private real estate groups and/or trade organizations, including, among others, state Associations of REALTORS® (AOR), and local Associations of REALTORS® (AOR), the National Association of Realtors® (NAR), and local Multiple Listing Services (MLSs). “REALTOR” and “REALTORS” are registered trademarks of the National Association of REALTORS®.
Each third-party organization has prescribed policies, bylaws, codes of ethics or conduct, and fees and rules governing the actions of members in dealings with other members, clients and the public, as well as how the third-party organization’s brand and services may or might not be deployed or displayed.
Human Capital
As of December 31, 2025, Fathom had approximately 281 full-time employees. As of December 31, 2025, Fathom had approximately 14,135 agent licenses.
None of Fathom’s employees or agents are represented by unions, and it believes its employee and agent relations are good.
Legal Proceedings
From time to time Fathom is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include actions relating to employment law and misclassification of agents as independent contractors, intellectual property, commercial or contractual claims, brokerage or real estate disputes, or other consumer protection statutes, ordinary-course brokerage disputes like the failure to disclose property defects, commission disputes, and various liabilities based upon conduct of individuals or entities, including agents and third-party contractor agents. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur.
In September 2024, Fathom Realty, a wholly-owned subsidiary of Fathom, reached a nationwide settlement related to claims asserted in Burnett v. The National Association of Realtors, et al. As part of the settlement, Fathom Realty paid $0.5 million into a settlement fund on October 1, 2025, $0.5 million on January 2, 2026, and is obligated to pay an additional $1.95 million on or before October 1, 2026, which Fathom has included in other short-term liabilities in its balance sheet as of June 30, 2026. Fathom Realty has also agreed to adhere to the rule changes put forth by the NAR.
As previously reported in a Current Report on Form 8-K filed by Fathom on November 28, 2023, Fathom has been named as a defendant in a purported class action complaint in the United States District Court for the Eastern District

of Texas Sherman Division, filed on November 13, 2023, by plaintiffs QJ Team, LLC and Five Points Holdings, LLC, individually and on behalf of all other persons similarly situated. A second purported class action complaint was filed on December 14, 2023, by plaintiffs Julie Martin, Mark Adams and Adelaida Matta in the same court, naming Fathom as a defendant along with others, many of whom are also named in the first lawsuit. These lawsuits are purportedly brought on behalf of a class consisting of all persons who listed properties on a Multiple Listing Service in Texas (the “MLS”) using a listing agent or broker affiliated with one of the defendants named in the lawsuits and paid a buyer broker commission beginning on November 13, 2019. The lawsuits allege unlawful conspiracy in violation of federal antitrust law and, against certain defendants (but not Fathom) deceptive trade practices under the Texas Deceptive Trade Practices Act. Fathom opted into a settlement between a nationwide plaintiff class and the NAR by executing a Supplemental Settlement Agreement in June 2024 (the “NAR Settlement”). On November 26, 2024, the court approved the NAR Settlement over objections. The final approval order is currently being appealed, and Fathom is actively monitoring. If the NAR Settlement is sustained on appeal, it is expected to resolve claims against Fathom related to this matter.
A third purported class action complaint was filed on April 11, 2024, by plaintiffs Shauntell Burton, Benny D. Cheatham, Robert Douglass, Douglas Fender, and Dana Fender in the United States District Court for the District of South Carolina. Like the Texas lawsuits, the South Carolina lawsuit alleges unlawful conspiracy in violation of federal antitrust law and is purportedly brought on behalf of a class consisting of all persons who used a listing broker in the sale of a home listed on an MLS in the District of South Carolina beginning on November 6, 2019. The case is currently stayed pending the final approval of the settlement between a nationwide plaintiff class and the NAR. As discussed above, Fathom opted into a settlement between a nationwide plaintiff class and the NAR by executing a Supplemental Settlement Agreement in June 2024. The court approved the NAR Settlement over objections on November 26, 2024, and the approval is subject to appeal. If the NAR Settlement is sustained on appeal, it is expected to resolve claims against Fathom related to this matter.
A fourth purported class action was filed against Fathom Realty, LLC and other real estate brokers on September 26, 2024 on behalf of buyers of residential property nationwide, and with an Illinois-specific sub-class. In the complaint, the Plaintiffs allege that Defendants conspired to raise buyer broker commissions in violation of Section 1 of the Sherman Act, the Illinois Antitrust Act, and the Illinois Consumer Fraud and Deceptive Business Practices Act. On December 16, 2024, Fathom filed a Motion to Dismiss for Failure to State a Claim, and the plaintiffs filed an amended complaint in January 2025. The parties have agreed in principle to a settlement amount of $0.3 million, payable in three installments; however, the agreement remains subject to negotiation and execution of a mutually acceptable settlement agreement. Fathom has included $0.2 million in accrued and other current liabilities and $0.1 million in other long-term liabilities in its consolidated balance sheet as of June 30, 2026.
My Home Group, which Fathom acquired in November 2024, is a defendant in a lawsuit filed in January 2024 in the United States District Court for the District of Arizona. On February 5, 2026, the Court granted final approval of the settlement. The period to file any appeals expired on March 9, 2026, and no appeals were filed, making the settlement final. The total settlement amount is $1.0 million. As of June 30, 2026, Fathom had paid $0.1 million in December 2025, with an additional $0.4 million paid on August 3, 2026. The remaining $0.5 million is due on or before March 9, 2027. Accordingly, Fathom has recorded $0.5 million in other current liabilities in its consolidated balance sheet as of June 30, 2026.
Fathom Realty, LLC was a defendant in a lawsuit filed in August 2024 in the United States District Court for the Southern District of Florida. The Court granted final approval of the settlement, resolving the matter. The total settlement amount was approximately $1.1 million. Fathom made a settlement payment of approximately $0.8 million on May 26, 2026, an additional payment of approximately $0.2 million on July 1, 2026, and has a remaining payment obligation of approximately $0.2 million. Fathom has included $0.2 million in accrued and other current liabilities in its balance sheet as of June 30, 2026.
On January 28, 2026, Fathom received written notice from TotalBrokerage alleging that MHG failed to remit certain subscription fees due in January 2026 under the parties’ subscription agreement (the “TotalBrokerage Agreement”). The TotalBrokerage matter involves an alleged claim amount of approximately $1.0 million.
Fathom is currently evaluating the claims asserted by TotalBrokerage and assessing its contractual rights and obligations under the TotalBrokerage Agreement. At this time, Fathom cannot reasonably estimate the ultimate outcome of this matter or determine whether a loss contingency exists or the amount of any potential loss, if any. Accordingly, no accrual has been recorded as of June 30, 2026. Fathom will continue to evaluate this matter and will record a liability in a future period if and when a loss becomes probable and reasonably estimable.

Other than the NAR Settlement above, Fathom cannot predict with certainty the cost of its defense, the cost of prosecution, insurance coverage, or the ultimate outcome of the lawsuits and any others that might be filed in the future, including remedies or damage awards. Adverse results in such litigation might harm Fathom’s business and financial condition. Moreover, defending these lawsuits, regardless of their merits, could entail substantial expense and require the time and attention of management.

INTERESTS OF NXH DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
As of the date of this proxy statement/prospectus, NXH directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other NXH stockholders generally. As used in this section, the terms “director” and “executive officer” include the individuals currently serving as directors and executive officers of NXH, as well as each person who has served in such capacity at any time since January 1, 2025

INTERESTS OF FATHOM’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendations of the Fathom Board with respect to the Merger, Fathom’s stockholders should be aware that Fathom’s directors and executive officers have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Fathom’s stockholders generally. The Fathom Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Fathom’s stockholders adopt the Merger Agreement. See the section of this proxy statement/prospectus entitled “The Merger—Background of the Merger” and the section of this proxy statement/prospectus entitled “The Merger—Recommendation of the Fathom Board; Fathom’s Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
Treatment of Fathom Equity Awards
As of the Effective Time, the treatment of Fathom’s outstanding equity awards will be as follows:
(i)	each option, whether or not then vested or exercisable, will automatically terminate and be canceled without payment of any consideration;
(ii)
each restricted stock award will be assumed by NXH and convert into an award of restricted stock with respect to shares of NXH Common Stock on the same terms and conditions applicable to such restricted stock award immediately prior to the Effective Time (including with respect to vesting);

(iii)
each restricted stock unit award not held by any non-employee director will be assumed by NXH and convert into an award of restricted stock units with respect to shares of NXH Common Stock on the same terms and conditions applicable to such restricted stock unit award immediately prior to the Effective Time (including with respect to vesting);

(iv)
each restricted stock unit award held by any non-employee director will automatically vest in full and convert into the right to receive shares of NXH Common Stock, plus cash in lieu of fractional shares

(v)
each performance stock unit award that is subject to vesting based on the achievement of one or more stock price hurdles and which vests at the Effective Time based on actual performance through the Effective Time, will convert into the right to receive shares of NXH Common Stock, plus cash in lieu of fractional shares;

(vi)
each performance stock unit award that is subject to vesting based on the achievement of one or more stock price hurdles and which has not vested as of the Effective Time based on actual performance through the Effective Time will automatically terminate and be canceled; and

(vii)
each other performance stock unit award, whether vested or unvested, will be assumed by NXH and convert into an award of performance-based restricted stock units with respect to shares of NXH Common Stock on the same terms and conditions applicable to such performance stock unit award immediately prior to the Effective Time.

Employment Agreements with Named Executive Officers
Fathom’s current named executive officers are Adam Rothstein, Fathom’s Interim Chief Executive Officer and director, and Daniel Weinmann, Fathom’s Chief Financial Officer. Only Mr. Weinmann has executed an employment agreement with Fathom.
On June 24, 2026, Mr. Weinmann entered into an employment agreement with Fathom (the “Weinmann Employment Agreement”), effective as of June 16, 2026. Pursuant to the Weinmann Employment Agreement, Fathom has agreed to provide Mr. Weinmann with a base salary of $300,000 per year (the “Base Salary”). In addition to the Base Salary, Fathom has agreed to provide a discretionary annual bonus with a target amount of up to 30% of the Base Salary, contingent upon the satisfaction of pre-established annual objectives as determined by the Committee prior to the commencement of each fiscal year. In the event Mr. Weinmann’s employment is terminated without Cause or by Mr. Weinmann for Good Reason (as each term is defined in the Weinmann Employment Agreement), Mr. Weinmann will be entitled to severance equal to (i) six months of his then-current monthly base salary and (ii) if such termination occurs at the time of or within 12 months immediately following a Corporate Transaction (as defined in the 2019 Omnibus Stock Incentive Plan), all then-outstanding stock options and other equity awards held by Executive as of the date of such termination, to the extent then-unvested and outstanding, shall become fully vested, subject to his execution of a release of claims.
As of the date of this proxy statement/prospectus, none of Fathom’s directors or executive officers have entered into any agreement with NXH or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Following the closing of the Merger, certain of Fathom’s executive officers may enter into agreements with NXH or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.
Severance Program
Fathom does not maintain a general severance plan, and except as otherwise discussed in this section with respect to the employment agreements of its named executive officers, there are no provisions for severance or change of control payments for its named executive officers.
Directors’ and Officers’ Insurance
In addition, pursuant to the Merger Agreement, for a period of not less than six years from the Effective Time, NXH will maintain an insurance and indemnification policy for the benefit of certain persons, including Fathom’s directors and executive officers. For additional information, see “Directors’ and Officers’ Insurance.”
Merger-Related Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Fathom (referred to as named executive officers) that is based on or that otherwise relates to the Merger. The amounts shown in the tables below are estimates as of August 12, 2026 based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including any assumptions described above under “Interests of Fathom’s Directors and Executive Officers in the Merger,” and those described in the footnotes to the table below. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. For purposes of calculating the amounts shown in the table below, the following assumptions were used:
•	The “Effective Time” as referenced in this section occurs on August 12, 2026, which is the assumed date of the Effective Time solely for purposes of the disclosures in this section;
•
The employment of Mr. Weinmann is terminated without Cause or due to Mr. Weinmann’s resignation for Good Reason (each, a “qualifying termination”), in either case immediately following the Effective Time; and

•	No additional grants of equity-based awards will be made after the assumed Effective Time (as defined above) to Mr. Weinmann.

Name	Cash Severance ($)	Equity Acceleration ($)(1)	Non-Qualified Deferred Compensation ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Daniel Weinmann	$150,000(5)	$118,366	—	—	—	$268,366
Adam Rothstein	—	—	—	—	—	—
Marco Fregenal(6)	—	—	—	—	—	—
Samantha Giuggio(6)	—	—	—	—	—	—
Joanne Zach(6)	—	—	—	—	—	—

(1)
As described in the subsection entitled “Employment Agreements” above, in the event of Mr. Weinmann’s qualifying termination that occurs on or within 12 months following a change in control, Mr. Weinmann is entitled to full accelerated vesting of any outstanding equity awards, subject to his execution and non-revocation of a release of claims. The amount shown in this column for Mr. Weinmann represents the value of the accelerated vesting of Mr. Weinmann’s 107,605 unvested RSUs (7,605 shares vest in full on September 2, 2026 and 100,000 shares vest in full on February 26, 2027) as of the Effective Time, determined based on the average closing market price per share of the Company’s common stock over the first five business days following the first public announcement of the Merger, which is $1.10. The accelerated vesting is considered a “double-trigger” arrangement, and the amount in this column for Mr. Weinmann will only become payable in the event of a qualifying termination that occurs within 12 months of the Effective Time. No equity awards held by any other named executive officers will be accelerated in connection with a change in control or otherwise.

(2)
The named executive officers are not entitled to any pension or non-qualified deferred compensation benefit enhancements for a qualifying termination in connection with a change in control or otherwise.

(3)	The named executive officers are not entitled to any perquisites or benefits in connection with a change in control or otherwise.
(4)	The named executive officers are not entitled to any tax reimbursements in connection with a change in control or otherwise.
(5)
As described in the subsection entitled “Employment Agreements” above, in the event of Mr. Weinmann’s qualifying termination, Mr. Weinmann is entitled to cash severance benefits pursuant to his employment agreement, subject to his execution and non-revocation of a release of claims. Such cash severance benefits are considered a “double-trigger” arrangement.

(6)	Mr. Fregenal, Ms. Giuggio and Ms. Zach are no longer employed by Fathom and will not receive any compensation in connection with the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion addresses the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) that exchange their Fathom Common Stock for the Merger Consideration in the Merger. The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings, published positions of the IRS and judicial decisions, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect), and any such change or interpretation could alter the tax consequences to holders of Fathom Common Stock as described in this discussion. This discussion applies only to holders that hold their Fathom Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of his, her or its individual circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including:
•	banks or other financial institutions;
•	mutual funds;
•	tax exempt organizations;
•	governmental agencies or instrumentalities;
•	insurance companies;
•	dealers in securities or non-U.S. currency;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•
entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes and investors in such partnerships or other pass-through entities (including S corporations);

•	certain expatriates;
•	regulated investment companies and real estate investment trusts;
•	broker-dealers;
•	holders liable for any alternative minimum tax;
•	holders that have a functional currency other than the U.S. dollar;
•	holders who received their Fathom Common Stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;
•	holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;
•	holders that acquired their Fathom Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•	holders whose Fathom Common Stock may be considered “qualified small business stock” under Section 1202 of the Code; and
•	holders who hold Fathom Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
In addition, this discussion does not address any state, local or foreign tax considerations of the Merger, nor does it address the impact of the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Fathom Common Stock who is, for U.S. federal income tax purposes:
(i)	an individual who is a citizen or resident of the United States;
(ii)	a corporation or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;
(iii)	an estate that is subject to U.S. federal income tax on its income regardless of its source; or
(iv)
a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Fathom Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, such partners and partnerships should consult their tax advisors regarding the particular tax considerations of the Merger to them.
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Fathom Common Stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
Each holder of Fathom Common Stock should consult his, her or its tax advisor with respect to the particular tax considerations of the Merger to such holder, including the applicable federal, state, local and non-U.S. tax consequences, and as to any tax reporting requirements of the Merger in light of their own specific circumstances.
Treatment of the Merger
Assuming that the Merger is completed as contemplated by the Merger Agreement, Fathom and NXH intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. There are many requirements that must be satisfied, however, in order for the Merger to qualify as a reorganization, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Merger. It is not a condition to Fathom’s obligation or NXH’s obligation to consummate the transactions contemplated by the Merger Agreement that the Merger qualify as a reorganization or that Fathom or NXH receive an opinion from counsel to that effect. Furthermore, Fathom and NXH have not requested, and do not intend to request, any ruling from the IRS with respect to the tax consequences of the Merger. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. Except as specifically discussed below, the remainder of the discussion assumes that the Merger qualifies as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Holders of Fathom Common Stock should consult with their own tax advisors regarding the potential tax consequences of the Merger.
Tax Consequences of the Merger to U.S. Holders
The Merger Qualifies as a Reorganization
Assuming that the Merger is treated as described above in “—Treatment of the Merger”, the material U.S. federal income tax consequences of the Merger to U.S. holders will be as follows:
•
a U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Fathom Common Stock for shares of NXH Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of NXH Common Stock (as discussed below);

•
the aggregate tax basis of the shares of NXH Common Stock received by a U.S. holder pursuant to the Merger (including any fractional share of NXH Common Stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s shares of Fathom Common Stock exchanged for such NXH Common Stock; and

•
a U.S. holder’s holding period in the NXH Common Stock received in exchange for shares of Fathom Common Stock (including any fractional share of NXH Common Stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Fathom Common Stock exchanged for such NXH Common Stock.

If a U.S. holder acquired different blocks of Fathom Common Stock at different times or at different prices, the NXH Common Stock received in the Merger generally will be allocated pro rata to each block of Fathom Common Stock surrendered in the Merger and such U.S. holder’s basis and holding period of each block of NXH Common Stock will be determined on a block-by-block basis by reference to the basis and holding period of the blocks of Fathom Common Stock exchanged for such NXH Common Stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of NXH Common Stock received in the Merger.
A U.S. holder who receives cash in lieu of fractional shares of NXH Common Stock generally will be treated as having received such fractional share pursuant to the Merger and then as having sold such fractional share for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate adjusted tax basis in its Fathom Common Stock surrendered that is allocated to such fractional share of NXH Common Stock. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of NXH Common Stock deemed to be received exceeds one year as of the date of the Merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitation.
The Merger Does Not Qualify as a Reorganization
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize gain or loss on each share of Fathom Common Stock surrendered in the Merger. A U.S. holder generally would recognize gain in an amount equal to the difference between (i) the fair market value at the Effective Time of the Merger of the NXH Common Stock received in the Merger (including any cash received in lieu of a fractional share of NXH Common Stock) and (ii) the U.S. holder’s adjusted tax basis in the Fathom Common Stock surrendered in the Merger. Gain or loss must be calculated separately for each block of Fathom Common Stock exchanged by the U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Fathom Common Stock exceeds one year as of the date of the Merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
A U.S. holder’s tax basis in the shares of NXH Common Stock received in the Merger would be equal to the fair market value of such shares as of the Effective Time of the Merger, and such U.S. holder’s holding period in such shares would begin on the day following the date of the Merger.
Tax Consequences of the Merger to Non-U.S. Holders
In general, a non-U.S. holder that exchanges its shares of Fathom Common Stock for NXH Common Stock in the Merger will be the same as those described above for a U.S. holder, except that a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized in connection with the Merger unless:
•
such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is recognized and certain other conditions are met; or
•
shares of Fathom Common Stock constitute a “United States real property interest” (“USRPI”) by reason of Fathom’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that such non-U.S. holder held shares of Fathom Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax with respect to such gain at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by such non-U.S. holder’s U.S. source capital losses, if any, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, Fathom does not believe it is, or during the period of time referred to in the preceding bullet has been, a USRPHC, and will deliver to NXH in connection with the Merger a certificate stating that Fathom Common Stock is not a USRPI.
Non-U.S. holders should consult their tax advisors regarding such withholding and any available exemptions from or reduction with respect thereto, as well as the potential application of income tax treaties that may provide for different rules with respect to gain recognized by a non-U.S. holder.
Information Reporting and Backup Withholding
Information returns may be required to be filed with the IRS in connection with the Merger. Further, the consideration payable to holders of shares of Fathom Common Stock in connection with the Merger (including any payments of cash in lieu of fractional shares of NXH Common Stock) may be subject to deduction or withholding as required under applicable law.
A U.S. holder may be subject to backup withholding on any cash payments made pursuant to the Merger (including any payments of cash in lieu of fractional shares of NXH Common Stock), unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number (generally, an IRS Form W-9) to the applicable withholding agent or otherwise establishes an exemption from the U.S. backup withholding rules. Certain U.S. holders, such as corporations, generally are not subject to backup withholding if the U.S. holders provide the appropriate documentation to establish an exemption.
Information reporting and backup withholding generally will not apply to payments to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Any amounts withheld under the U.S. backup withholding rules is not an additional tax. Any amounts withheld may be allowed as a refund or credit against such holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
THIS SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF FATHOM COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS, INCLUDING UNDER ANY APPLICABLE TAX TREATY.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Fathom is a North Carolina corporation and the rights of Fathom’s stockholders (referred to as shareholders in the NCBCA) are governed by the NCBCA and NXH is a Delaware corporation and the rights of NXH stockholders are governed by the DGCL. Fathom stockholders’ rights are also governed by the Fathom charter and bylaws. If the Merger is completed, the rights of Fathom stockholders who become NXH stockholders will be governed by the NXH charter and bylaws.
The following is a summary of the material differences between (1) the current rights of Fathom stockholders under the current Fathom charter and bylaws and (2) the current rights of NXH stockholders under the current NXH charter and bylaws. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. NXH stockholders and Fathom stockholders should carefully read the relevant provisions of the NXH charter, the NXH bylaws, the Fathom charter, the Fathom bylaws, the NCBCA and the DGCL. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

NXH	Fathom
Authorized and Outstanding Capital Stock
NXH is authorized to issue 205,000,000 shares of stock, consisting of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of the close of business on the record date, there were    shares of NXH Common Stock and no shares of preferred stock issued and outstanding.
Fathom is authorized to issue 100,000,000 shares of common stock, no par value. As of the close of business on the record date, there were shares of Fathom Common Stock outstanding.

Rights of Preferred Stock
NXH is authorized to issue preferred stock in one or more series. The NXH Board may fix by resolution or resolutions the designation, powers (which may include, without limitation, full, limited or no voting power), preferences, and rights of the shares and any qualifications, limitations or restrictions thereof, as may be permitted by the DGCL.
Fathom is not authorized to issue preferred stock under the current Fathom charter.

Voting Rights
Each share of NXH Common Stock entitles the holder to one vote on each matter properly submitted to the stockholders of NXH for their vote.

Other than with respect to the election of directors, for all matters for which no other voting requirement is specified by the DGCL, NXH’s charter or bylaws, the affirmative vote required for stockholder action is that of a majority of votes cast (excluding abstentions) on such matter.

Each share of Fathom Common Stock entitles the holder to one vote on each matter properly submitted to the stockholders of Fathom for their vote.

Other than with respect to the election of directors, for all matters for which no other voting requirement is specified by the NCBCA, Fathom’s charter or bylaws, so long as a quorum is present, the affirmative vote required for stockholder action is that of a majority of votes cast.

Distributions and Dividends
The NXH Board may declare and pay dividends upon the shares of NXH capital stock. Dividends may be paid in cash, in property or in shares of stock. The NXH Board may set apart any funds available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve, at its discretion. Such purposes shall include, but not be limited to, equalizing dividends, repairing or

The Fathom Board may from time to time declare, and the corporation may pay dividends on its outstanding shares in the manner and upon the terms and conditions provided by the NCBCA and the Fathom charter, which dividends may include or consist of stock dividends. The NCBCA prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as

NXH	Fathom
maintaining any property of NXH, and meeting contingencies.
they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred stockholders.

Quorum
The NXH bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote thereat constitutes a quorum for the transaction of business at all meetings of stockholders.

The Fathom bylaws provide that a majority of the outstanding shares of the corporation entitled to vote and represented in person or by proxy is required to constitute a quorum at all meetings of stockholders.

Record Date
The NXH Board may fix a record date for purposes of, among other things, determining the rights of stockholders entitled to notice of or to vote at such meeting. Such record date cannot be less than ten or more than 60 days preceding the date of any meeting of stockholders.

If no record date is fixed, the record date for determining NXH stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the NXH Board may fix a new record date for the adjourned meeting.

The Fathom Board may fix a future date as the record date in order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof. Such record date may not be more than 70 days before the meeting.

If no record date is fixed, the close of business on the day before the first notice of the meeting is delivered to stockholders is the record date for such determination of stockholders.

A determination of stockholders entitled to notice of or to vote at a stockholders’ meeting is effective for any adjournment of the meeting unless the Fathom Board fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Number of Directors
The NXH bylaws provide that the authorized number of NXH directors shall be established from time to time by resolution of the NXH Board. There are currently seven NXH directors.
The Fathom bylaws provide that the number of directors on the Fathom Board shall be between one and nine. The number of directors may be fixed or changed from time to time within the minimum and maximum by the Fathom Board or the stockholders. There are currently five Fathom directors.

Election of Directors
Pursuant to the NXH charter, directors are elected annually and hold office for a term that expires at the next annual meeting of stockholders (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal).

Pursuant to the NXH bylaws, directors are elected at each annual meeting of stockholders by a plurality of the votes of the shares present in person or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.

Pursuant to the Fathom bylaws, all Fathom directors are elected annually and each director shall be elected for a term of office to expire at the next annual stockholders’ meeting following a director’s election or upon such director’s death, resignation or removal.

Pursuant to the Fathom bylaws, directors are elected at each annual meeting of stockholders by a plurality of the votes of the shares present or represented and entitled to be voted on the election of directors.

NXH	Fathom
Newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, disqualification, removal or other causes are filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director.

Any vacancy occurring on the Fathom Board, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the stockholders to elect the full authorized number of directors, may be filled by the stockholders entitled to vote or the Fathom Board, whichever group shall act first. If the directors remaining in office do not constitute a quorum of the Fathom Board, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors.

Removal of Directors
Any NXH director or the entire NXH Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of NXH entitled to vote in the election of directors.

Any director may be removed at any time with or without cause by a vote of the stockholders if the number or votes cast to remove such director exceeds the number of votes cast not to remove them. If any director is removed, a new director may be elected at the same meeting. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting, is removal of the director.

Director Nominations by Stockholders
The NXH bylaws provide that stockholders who comply with the notice provisions set forth in the NXH bylaws, are stockholders of record on the date of giving such notice and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the NXH Board for election at such meeting.

These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information no less than 90 days and no more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders or, if later, the tenth day following the day on which public disclosure of the date of such special meeting was first made.

The Fathom bylaws provide that stockholders who comply with the notice provisions set forth in the Fathom bylaws, are stockholders of record on the date of giving such notice and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the Fathom Board for election at such meeting.

These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information at least 80 days but no more than 120 days in advance of the first anniversary of the notice date of Fathom’s proxy statement for the preceding year’s annual meeting. In the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year’s annual meeting, notice by a stockholder must be delivered no earlier than the 120th day prior to such annual meeting and no later than the later of the 80th day prior to such annual meeting or the tenth day following the notice date for such meeting.

Stockholder Proposals
Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record at the time of giving the written notice provided in the NXH bylaws, is entitled to vote at the meeting and complies with the notice requirements set forth in the NXH bylaws.

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record at the time of giving the written notice provided in the Fathom bylaws, is entitled to vote at the meeting and complies with the notice requirements set forth in the Fathom bylaws.

NXH	Fathom
To be timely, a stockholder’s notice must generally be delivered to NXH’s Secretary no less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.

To be timely, a stockholder’s notice must generally be delivered to Fathom’s Chief Financial Officer at least 80 days but no more than 120 days in advance of the first anniversary of the notice date of Fathom’s proxy statement for the preceding year’s annual meeting. In the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year’s annual meeting, notice by a stockholder must be delivered no earlier than the 120th day prior to such annual meeting and no later than the later of the 80th day prior to such annual meeting or the tenth day following the notice date for such meeting.

Stockholder Action by Written Consent
The NXH charter prohibits stockholder action by written consent and requires that any action taken by NXH stockholders be taken at an annual or special meeting of stockholders.	The Fathom charter prohibits stockholder action by written consent and requires that any action taken by Fathom stockholders be taken at an annual or special meeting of stockholders.

Special Stockholder Meetings
A special meeting of NXH stockholders may be called only by the NXH Board, the chair of the NXH Board, the chief executive officer of NXH, or the president of NXH, and not by stockholders or any other person. The only matters that may be brought before a special meeting are those specified in the meeting notice (or any supplement thereto).

A special meeting of Fathom stockholders may be called only by the Fathom Board, the chair of the Fathom Board, the president of Fathom or stockholders holding a majority of outstanding common stock. The notice of the special meeting shall specifically state the purpose or purposes for which the meeting is called.

Notice of Stockholder Meetings
Whenever NXH stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and hour of the meeting, and, (i) in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) in the case of the annual meeting, those matters which the NXH Board intends to present for action by the stockholders. Notice must be given no less than ten and no more than 60 days before the date of the meeting.

Notice stating the time and place of any meeting of the stockholders shall be delivered not less than ten nor more than 60 days before the date of any stockholders’ meeting to each stockholder of record entitled to vote at such meeting. In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called; but, in the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted thereat unless such a statement is required by the provisions of the NCBCA.

Adjournment of Stockholder Meetings
Any meeting of the NXH stockholders may be adjourned from time to time by the chair of the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders to participate in the meeting by means of remote communications or set forth in a notice of meeting given in accordance with the NXH

In the absence of a quorum at the opening of any meeting of stockholders, such meeting may be adjourned from time to time by a vote of a majority of the shares voting on the motion to adjourn; and at any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting.

NXH	Fathom
bylaws. At any adjourned meeting, NXH may transact any business which might have been transacted at the original meeting.

Limitation of Personal Liability of Directors
To the fullest extent permitted by the DGCL, the NXH charter provides that no NXH director will be personally liable to NXH or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

Except to the extent that the NCBCA prohibits such limitation or elimination of liability of directors for breaches of duty, no director of Fathom shall be liable to Fathom or to any of its stockholders for monetary damages for breach of duty as a director.

Indemnification of Directors and Officers
The NXH charter and bylaws provide that NXH will indemnify any of its directors and officers who was or is a party or is made or is threatened to be made a party or is otherwise involved in proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines or penalties and amounts paid in settlement) reasonably incurred by such person.

NXH is also obligated, to the fullest extent not prohibited by applicable law, to pay the expenses (including attorneys’ fees) incurred by any officer or director of NXH, and may pay the expenses incurred by any employee or agent of the corporation, in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the person being indemnified to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

The Fathom charter and bylaws provide that any person who serves or has served as a director or officer of Fathom has the right to be indemnified by Fathom to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and any appeal therein), and whether or not brought by or on behalf of the corporation, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

Fathom is also obligated (upon receipt of an undertaking by the director or officer involved to repay the expenses described herein unless it is ultimately determined that he or she is entitled to be indemnified by the corporation against such expenses) pay expenses incurred by such director or officer in defending any proceeding whether formal or informal in advance of the final disposition of such proceeding.

Rights Upon Liquidation
Upon the liquidation, dissolution or winding up of NXH, after payment or provision for payment of the debts and other liabilities of NXH and subject to the rights, if any, of the holders of any outstanding preferred stock or any class of stock having a preference over or the right to participate with the common stock with respect to the distribution of assets of NXH upon such dissolution, liquidation or winding up of NXH, the holders of NXH Common Stock shall be entitled to receive the remaining assets of NXH available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Upon a liquidation, after payment or provision for payment of the debts and other liabilities of Fathom, the remaining assets and funds of Fathom, if any, shall be distributed and paid over to the holders of Fathom Common Stock, pro rata according to their respective shares.

NXH	Fathom
Amendments to Charter and Bylaws
NXH reserves the right to amend, alter, change or repeal any provision contained in the NXH charter, in accordance with the DGCL.

The NXH bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the stockholders entitled to vote or by the NXH Board. All such amendments must be approved by either the holders of 66-2/3% of the voting power of outstanding NXH capital stock entitled to vote at an election of directors or by a majority of the NXH Board.

According to the NCBCA, a corporation may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required in the articles of incorporation. Further, the NCBCA states that a board can adopt some amendments without stockholder approval, but other amendments require the board to adopt the amendment and submit it to the stockholders for approval. Generally, the NCBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment.

The bylaws of Fathom may be amended or repealed by the affirmative vote of a majority of the directors at any regular or special meeting of the Fathom Board. No bylaw adopted or amended or repealed by the stockholders shall be readopted, amended or repealed by the Fathom Board, unless a charter provision or a bylaw adopted by the stockholders authorizes the Fathom Board to adopt, amend or repeal that particular bylaw or the bylaws generally.

Approval of Extraordinary Corporation Transactions
The DGCL requires an affirmative vote of at least a majority of the voting power of all outstanding shares of NXH Common Stock to approve a merger, consolidation or sales of substantially all assets of NXH.

Under the NCBCA, a merger or share exchange must be approved by each voting group entitled to vote separately on the merger of share exchange by a majority of all the votes entitled to be cast on the merger or share exchange by that voting group. The Fathom charter and bylaws do not provide for a different number.

Appraisal Rights
Under the DGCL, when a corporation participates in certain merger or consolidation transactions, a stockholder of the corporation may, in various circumstances, be entitled to the right of appraisal, by which the stockholder, after properly exercising such appraisal rights, will be entitled to receive in cash the “fair value” of the shares held by such stockholder as determined by the Delaware Court of Chancery, in lieu of the consideration that would otherwise be received as a result of the merger. Under the DGCL, appraisal is not available with respect to shares that are listed on a national securities exchange or that are held by more than 2,000 stockholders of record.

Under the NCBCA, stockholders are generally entitled to object and receive the fair value of their stock in the event of certain corporate actions, as set forth in Section 55-13-02 of the NCBCA. However, appraisal is not available with respect to shares that are listed on a national securities exchange or that are held by more than 2,000 stockholders of record.

Exclusive Forum
The NXH bylaws provide that unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of

The Fathom bylaws provide that unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed

NXH	Fathom
the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or the NXH Certificate of Incorporation or the NXH bylaws, or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases to the fullest extent permitted by applicable law.

by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the NCBCA or the Fathom charter or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine must be a state court located within the City of Raleigh in Wake County, North Carolina or the United States District Court for the Eastern District of North Carolina. Actions filed in any North Carolina state court shall be subject to designation or assignment to the North Carolina Business Court. Notwithstanding the foregoing, this provision is not intended to apply to claims arising under the federal securities laws and the rules and regulations thereunder.

Certain Takeover Statutes
Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (a) together with its affiliates and associates, owns or (b) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met.

Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above, the NXH charter does not require a greater vote.

The NCBCA has two primary anti-takeover statutes: The North Carolina Control Share Acquisition Act and The North Carolina Shareholder Protection Act. As permitted by the NCBCA, Fathom has opted out of The North Carolina Control Share Acquisition Act and the North Carolina Shareholder Protection Act.

DISSENTERS’ RIGHTS
Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from certain Merger or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under the NCBCA, stockholders generally do not have dissenters’ rights if the shares of stock they hold are listed on a national securities exchange.
Because Fathom Common Stock is listed on the Nasdaq, a national securities exchange, holders of Fathom Common Stock are not entitled to dissenters’ rights in connection with the Merger.

LEGAL MATTERS
The legality of the shares of NXH Common Stock offered hereby will be passed upon for NXH by Latham & Watkins LLP.

EXPERTS
NXH
The consolidated financial statements of Neighborhood Intelligence, Inc. (formerly known as Bed Bath & Beyond, Inc.) as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2023 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Neighborhood Intelligence, Inc., for the year ended December 31, 2025, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2024 and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Neighborhood Intelligence, Inc., for the year ended December 31, 2025, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of tZERO Group, Inc. as of December 31, 2023 and 2022 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Baker Tilly US, LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of The Brand House Collective, Inc. as of January 31, 2026 and February 1, 2025 and for the three years in the period ended January 31, 2026 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in the Current Report on Form 8-K/A of Neighborhood Intelligence, Inc., filed on May 8, 2026, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of The Container Store Group, Inc. as of March 29, 2025 and for the periods from January 26, 2026 through March 29, 2025 (Successor) and March 31, 2024 through January 25, 2025 (Predecessor) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Current Report on Form 8-K/A of Neighborhood Intelligence, Inc., filed on July 27, 2026, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The audited historical financial statements of The Container Store Group, Inc. included as Exhibit 99.1 of Neighborhood Intelligence, Inc.’s Current Report on Form 8-K/A dated July 27, 2026 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Cabinets To Go, LLC as of December 31, 2025 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.
The financial statements of LumLiq2, LLC as of December 31, 2025 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Southwind Building Products, LLC as of December 31, 2025 and for the year then ended have been audited by Estes & Walcott, independent auditors, as set forth in their report thereon, and are included in the Current Report on Form 8-K of Neighborhood Intelligence, Inc., filed on August 5, 2026, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Fathom
The financial statements of Fathom Holdings Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NXH
The following table sets forth, as of August 10, 2026, the number of shares of NXH Common Stock beneficially owned by: (a) each person who is known to NXH to beneficially own 5.0% or more of the outstanding shares of NXH Common Stock; (b) each current director of the NXH board of directors; (c) each named executive officer of NXH; and (d) all current members of the NXH board of directors and NXH’s executive officers as a group. Unless otherwise noted in the footnotes to the table below, to NXH’s knowledge, each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power. Unless indicated in the footnotes below, the address of each beneficial owner listed in the table below is c/o Neighborhood Intelligence, Inc., 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123.
Except as otherwise noted in the table below, NXH calculated the percentage of shares outstanding based on 95,497,683 shares of NXH Common Stock outstanding on August 10, 2026. In accordance with SEC regulations, NXH also includes (a) shares of NXH Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of August 10, 2026, and (b) shares of NXH Common Stock issuable upon settlement of restricted and performance stock units that are vested or will become vested within 60 days of August 10, 2026. Those shares of NXH Common Stock are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for purposes of computing the percentage ownership of that person, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner (>5%)	Shares of NXH Common Stock Owned(1)	Percentage of Total Outstanding NXH Common Stock (%)
5% Stockholders
Amplify Investments, LLC(2)	7,214,414	7.6
Mitchell A. Rosen and Sharon Rosen(3)	7,200,000	7.5
Directors and Named Executive Officers
Marcus A. Lemonis(4)	713,138	*
Joanna C. Burkey(4)	32,474	*
Barclay F. Corbus(4)	105,047	*
William B. Nettles, Jr.(4)	49,747	*
Debra G. Perelman(4)	32,174	*
Dr. Robert J. Shapiro(4)	70,107	*
Joseph J. Tabacco, Jr.(4)	225,588	*
Tamara R. Ward	4,676	*
Adrianne B. Lee(5)	—	—
Leah R. Putnam(5)	—	—
David J. Nielsen(5)	—	—
Rick S. Lockton(5)	—	—
Alexander W. Thomas(5)	—	—
All Current Directors and Executive Officers as a Group (11 persons)(6)	1,342,366	1.4

*	Less than one percent
(1)
No director or named executive officer has any shares issuable under stock-based awards or convertible or exchangeable from any other type of equity within 60 days of August 10, 2026, except for Mr. Lemonis, Ms. Burkey, Mr. Corbus, Mr. Nettles, Ms. Perelman, Dr. Shapiro and Mr. Tabacco.

(2)
Amplify Investments, LLC, the investment advisor for Amplify Blockchain Technology ETF (formerly Amplify Transformational Data Sharing ETF), a series of the Amplify ETF Trust, has sole voting and dispositive power over 7,214,414 shares. The information regarding these shares is based solely on a Schedule 13G/A filing made jointly by Amplify Investments LLC and Amplify ETF Trust on July 2, 2026. The principal business address of Amplify Blockchain Technology ETF, a series of the Amplify ETF Trust is 3333 Warrenville Road #350, Lisle, IL 60532.

(3)
Mitchell A. Rosen has sole voting power over 3,600,000 shares and shared voting power over 3,600,000 shares and sole dispositive power over 3,600,000 shares and shared dispositive power over 3,600,000 shares. Mitchell A. Rosen’s aggregate beneficial ownership includes 3,600,000 shares held by the Sharon Rosen Revocable Trust Dated March 21, 2017, over which he shares voting and dispositive power as co-trustee, and which he may be deemed to beneficially own by virtue of his relationship with Sharon Rosen. Sharon Rosen has shared voting power over 3,600,000 shares and shared dispositive power over 3,600,000 shares. Sharon Rosen’s aggregate beneficial ownership includes 3,600,000 shares held by the Mitchell A. Rosen Revocable Trust Dated March 21, 2017, which she may be deemed to beneficially own solely by virtue of her relationship with Mitchell Rosen. The Mitchell A. Rosen Revocable Trust Dated March 21, 2017, has sole voting power and sole dispositive power over 3,600,000 shares. The Sharon Rosen Revocable Trust Dated March 21, 2017, has sole voting power and sole dispositive power over 3,600,000 shares. The information regarding these shares is based solely on a Schedule 13G/A filing made jointly by Mitchell A. Rosen, Sharon Rosen, Mitchell A. Rosen Revocable Trust Dated March 21, 2017, and the Sharon Rosen Revocable Trust Dated March 21, 2017, on July 7, 2026. The address of each of the reporting persons discussed in this footnote is 139 Island Estates Parkway, Palm Coast, Florida 32137.
(4)
Inclusive of the following number of warrants exercisable for shares of common stock within 60 days after August 10, 2026: for Mr. Lemonis, 45,615; for Ms. Burkey, 1,554; for Mr. Corbus, 7,816; for Mr. Nettles, 2,286; for Ms. Perelman, 530; for Dr. Shapiro, 4,022; and for Mr. Tabacco, 15,780.

(5)	Ms. Lee, Ms. Putnam, Mr. Nielsen, Mr. Lockton and Mr. Thomas were not with NXH on August 10, 2026, and NXH does not have access to current information regarding their share ownership.
(6)	Inclusive of an aggregate of 77,603 warrants exercisable for shares of common stock within 60 days of August 10, 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FATHOM
The following table sets forth, as of August 10, 2026, the number of shares of Fathom Common Stock beneficially owned by: (a) each person who is known to Fathom to beneficially own 5.0% or more of the outstanding shares of Fathom Common Stock; (b) each current director of the Fathom board of directors; (c) each named executive officer of Fathom; and (d) all current members of the Fathom board of directors and Fathom’s executive officers as a group. Unless otherwise noted in the footnotes to the table below, to Fathom’s knowledge, each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power. Unless indicated in the footnotes below, the address of each beneficial owner listed in the table below is c/o Fathom Holdings Inc., 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518.
Except as otherwise noted in the table below, Fathom calculated the percentage of shares outstanding based on 34,207,238 shares of Fathom Common Stock outstanding on August 10, 2026. In accordance with SEC regulations, Fathom also includes (a) shares of Fathom Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of August 10, 2026, and (b) shares of Fathom Common Stock issuable upon settlement of restricted stock awards that are vested, or will become vested within 60 days of August 10, 2026. Those shares of Fathom Common Stock are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock award for purposes of computing the percentage ownership of that person, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner (>5%)	Shares of Fathom Common Stock Owned(1)	Percentage of Total Outstanding Fathom Common Stock (%)
5% Stockholders
Joshua Harley(1)	5,551,816	16.2%
Prometheus Foundation(2)	2,117,824	6.2%
Directors and Named Executive Officers
Scott Flanders(3)	1,921,797	5.6%
Marco Fregenal(4)	1,286,366	3.8%
Adam Rothstein(5)	913,046	2.7%
Stephen H. Murray(6)	349,145	1.0%
David C. Hood(7)	184,335	*
Jennifer B. Venable(8)	174,432	*
Samantha Giuggio(9)	107,967	*
Joanne Zach(10)	94,321	*
Daniel Weinmann(11)	7,607	*
All Current Directors and Executive Officers as a Group (6 persons)(12)	3,550,362	10.2%

*	Less than one percent (1%)
(1)
Includes an aggregate of 1,710,346 shares held by three trusts for which Mr. Harley serves as a trustee and one of which he is a beneficiary. Also includes 10,346 shares held in trust for Mr. Harley’s daughter in which Mr. Harley has voting control; 363,032 shares that are held in trust for Mr. Harley’s wife in which Mr. Harley has voting control; and 343,032 shares that are held in trust for Mr. Harley’s brother-in-law in which Mr. Harley has voting control.

(2)
Based on a Schedule 13D filed by Prometheus Foundation on March 24, 2025. Includes 2,117,824 shares owned solely by Prometheus Foundation, who is a member of a “group” with ReMY Capital Partners III, L.P. (“ReMY LP”), ReMY Holdings, Inc. (“ReMY GP”), Mark S. Siegel, and Adam Rothstein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Rothstein is a director and officer of Fathom and files separate reports pursuant to Section 16(a) of the Exchange Act. Includes 657,256 shares held directly by ReMY LP. ReMY LP’s general partner is ReMY GP, whose president and sole stockholder is Mr. Siegel. ReMY GP may be deemed to beneficially own the shares held by ReMY LP. Mr. Siegel has voting and investment power over the shares held by ReMY LP and, accordingly, may be deemed to beneficially own the shares held by ReMY LP. ReMY GP and Mr. Siegel disclaim beneficial ownership in these shares except to the extent of its or his respective pecuniary interest therein. The address of Prometheus Foundation is 23901 Calabasas Road #1010 Calabasas, CA 91302.

(3)
Includes (i) 90,000 shares held in trust for the benefit of Mr. Flanders’ grandchildren; (ii) 82,645 RSUs that vest in full on August 19, 2026; (iii) 13,078 shares underlying fully vested options; and (iv) 242,078 shares issuable upon the conversion of the Senior Secured Convertible Promissory Note held by Mr. Flanders.

(4)
Does not include 150,000 shares held by a trust for the benefit of Mr. Fregenal’s children and for which Mr. Fregenal’s wife is trustee of the trust; and 5,056 shares of stock held by Mr. Fregenal’s wife; the reporting person disclaims beneficial ownership of these securities. Mr. Fregenal served as the Chief Executive Officer and a director of Fathom until June 2026.

(5)	Includes 82,645 RSUs that vest in full on August 19, 2026 and does not include the shares held by Prometheus Foundation (see footnote (2)).
(6)	Includes 82,645 RSUs that vest in full on August 19, 2026.

(7)	Includes 82,645 RSUs that vest in full on August 19, 2026 and 18,337 shares underlying fully vested stock options.
(8)	Includes 82,645 RSUs that vest in full on August 19, 2026 and 22,148 shares underlying fully vested stock options.
(9)	Includes 5,424 shares held by Ms. Giuggio’s husband. Ms. Giuggio served as the Chief Operating Officer of Fathom until February 2026.
(10)	Ms. Zach served as the Chief Financial Officer of Fathom until February 2025.
(11)	Includes 7,605 RSUs that vest in full on September 2, 2026.
(12)
Consists of shares beneficially owned by the current executive officers and directors of Fathom and includes 420,830 RSUs that vest in full within 60 days of August 10, 2026, 53,563 shares underlying fully vested stock options and 242,078 shares issuable upon the conversion of the Senior Secured Convertible Promissory Note.

STOCKHOLDER PROPOSALS
Fathom will hold an annual meeting of stockholders in 2026 (the “2026 Annual Meeting”) only if the Merger has not already been completed. Stockholders may nominate director candidates and make proposals to be considered at the 2026 Annual Meeting. In accordance with the Fathom bylaws, any stockholder nominations of one or more candidates for election as directors at the 2026 Annual Meeting or any other proposal for consideration at the 2026 Annual Meeting must have been received by Fathom at the address set forth below, together with certain information specified in Fathom’s Bylaws, between March 13, 2026 and April 22, 2026.
In addition to satisfying the foregoing requirements under the Fathom bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Fathom’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 21, 2026.
A copy of the full text of the Fathom bylaw provisions discussed above may be obtained by writing to the Chief Financial Officer of Fathom, and all notices and nominations referred to above must be sent to the Chief Financial Officer of Fathom, at the following address: Fathom Holdings Inc., 2000 Regency Parkway Drive, Suite 300, Cary, NC 27518, Attention: Chief Financial Officer.

WHERE YOU CAN FIND MORE INFORMATION
NXH and Fathom file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both NXH and Fathom, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents NXH and Fathom file with the SEC, including the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, by going to NXH’s and Fathom’s websites at https://investors.beyond.com and https://ir.fathominc.com, respectively. The websites of NXH and Fathom are provided as inactive textual references only. The information contained on or accessible through the websites of NXH and Fathom (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein.
Statements contained or incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows NXH to “incorporate by reference” in this proxy statement/prospectus documents that NXH files with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. This means that NXH can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this proxy statement/prospectus, and later information that NXH files with the SEC will update and supersede that information. NXH incorporates by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of Fathom special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). The following documents may contain important information about NXH’s businesses, financial performance or other matters:
•	NXH’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026;
•
The information specifically incorporated by reference into NXH’s Annual Report on Form 10-K for the year ended December 31, 2025, from NXH’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2026;

•	NXH’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026, and June 30, 2026, filed with the SEC on April 27, 2026, and August 4, 2026, respectively;
•
NXH’s Current Reports on Form 8-K and Form 8-K/A (as applicable and except, in each case, for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto) filed with the SEC on January 5, 2026, January 9, 2026, January 23, 2026, April 2, 2026 (including the first and second reports filed on such date), May 8, 2026, May 19, 2026, May 20, 2026, June 17, 2026, July 1, 2026, July 9, 2026, July 27, 2026 (including the first and second reports filed on such date), August 4, 2026, August 5, 2026 (including the first, second and third reports filed on such date), August 13, 2026 and August 14, 2026;

•
The description of NXH’s common stock contained in the Registration Statement on Form 8-A12B, filed with the SEC on August 14, 2026, and any amendment or report filed with the SEC for the purpose of updating such description.

If you are a NXH stockholder, you may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference in this proxy statement/prospectus or other information concerning NXH, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:
Neighborhood Intelligence, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
Attn: Investor Relations
(801) 947-3100

If you are a Fathom stockholder, you may request a copy of this proxy statement/prospectus, any of the documents incorporated by reference to this proxy statement/prospectus or other information concerning Fathom, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:
Fathom Holdings Inc.
2000 Regency Parkway Drive
Suite 300
Cary, North Carolina 27518

TRANSFER AGENT
The transfer agent for NXH is Computershare Trust Company, N.A. The transfer agent for Fathom is Continental Stock Transfer & Trust Company.

TRADEMARK NOTICE
This proxy statement/prospectus and the documents incorporated by reference herein include the trademarks, trade names and service marks of NXH and its subsidiaries and Fathom and its subsidiaries, which are protected under applicable intellectual property laws and are the property of either NXH or Fathom, as applicable.
This proxy statement/prospectus and the documents incorporated by reference herein also contain trademarks, trade names and service marks of other companies, which are the property of their respective owners.
Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus and the documents incorporated by reference herein may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that NXH, Fathom or the applicable owner will not assert, to the fullest extent permitted under applicable law, its respective rights or the right of any applicable licensor to these trademarks, trade names and service marks.
Neither NXH nor Fathom intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of NXH or Fathom by, these other parties.

FATHOM HOLDINGS, INC.
Audited Consolidated Financial Statements as of December 31, 2025 and for Each of the Two Years in the Period Ended December 31, 2025
Unaudited Condensed Consolidated Financial Statements as of June 30, 2026 and for the Three- and Six-Month Periods Ended June 30, 2025 and 2026

Unaudited Condensed Consolidated Balance Sheets	F-34
Unaudited Condensed Consolidated Statements of Operations	F-35
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity	F-36
Unaudited Condensed Consolidated Statements of Cash Flows	F-37
Notes to the Unaudited Condensed Consolidated Financial Statements	F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Fathom Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Fathom Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Goodwill — Mortgage Reporting Unit — Refer to Note 4 to the financial statements
Critical Audit Matter Description
The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value. The Company determined the fair value of its mortgage reporting unit using the discounted cash flow model and the market approach. The determination of the fair value using the discounted cash flow model requires management to make significant estimates and assumptions related to forecasts of future revenues, profit margins, and discount rates. The determination of the fair value using the market approach requires management to make assumptions related to guideline public companies and selected revenue multiples. Changes in these assumptions could have a significant impact on either the fair value, the amount of any goodwill impairment charge, or both. The goodwill balance was $17.7 million as of December 31, 2025, of which $10.4 million is allocated to the mortgage reporting unit. The fair value of the mortgage reporting unit exceeded its carrying value as of the measurement date and, therefore, no impairment was recognized.

We identified goodwill for the mortgage reporting unit as a critical audit matter because of the significant judgments and assumptions management makes to estimate its fair value and the sensitivity of its operations to changes in demand. Auditing these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to management’s estimate of the fair value of the mortgage reporting unit included the following, among others:
•
We evaluated the reasonableness of management’s forecasted revenue and profit margins by comparing the forecasts to (1) historical results, (2) internal and external communications, and (3) analyst and industry reports for the Company and companies in its peer group.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the valuation methodology and assumptions by:
○	Testing the source information underlying the determination of the valuation assumptions as well as the mathematical accuracy of the calculation.
○	Developing a range of independent estimates and compared those to the valuation assumptions selected by management.
○
With respect to the revenue multiples, testing the underlying source information and mathematical accuracy of the calculations, and comparing the multiples selected by management to its guideline companies.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
March 30, 2026
We have served as the Company’s auditor since 2021.

FATHOM HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$5,773	$7,127
Restricted cash	144	263
Accounts receivable	3,718	3,147
Other receivable-current	3,000	4,000
Mortgage loans held for sale, at fair value	15,479	4,772
Prepaid and other current assets	7,806	5,647
Total current assets	35,920	24,956
Property and equipment, net	1,606	1,854
Lease right of use assets	4,180	3,781
Intangible assets, net	18,576	20,234
Goodwill	17,668	21,498
Other receivable-long-term	—	3,000
Other assets	94	74
Total assets	$78,044	$75,397
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,649	$4,305
Accrued and other current liabilities	5,973	4,894
Warehouse lines of credit	15,106	4,556
Lease liability - current portion	1,663	1,237
Long-term debt - current portion	5,506	4,389
Total current liabilities	33,897	19,381
Lease liability, net of current portion	3,296	3,522
Long-term debt, net of current portion	80	5,087
Other long-term liabilities	3,332	2,726
Total liabilities	40,605	30,716
Commitments and contingencies (Note 18)
Shareholders’ equity:
Common stock (no par value, shares authorized, 100,000,000; shares issued and outstanding, 32,716,641 and 22,732,716 as of December 31, 2025 and 2024, respectively)	—	—
Additional paid-in capital	150,909	137,844
Accumulated deficit	(113,470)	(93,163)
Total shareholders’ equity	37,439	44,681
Total liabilities and shareholders’ equity	$78,044	$75,397

The accompanying notes are an integral part of these consolidated financial statements.

FATHOM HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)

	Year Ended December 31,
	2025	2024
Revenue	$420,477	$335,184
Commission and service costs	386,281	306,913
General and administrative	33,058	33,573
Marketing	5,157	5,796
Technology and development	7,303	6,635
Litigation contingency	2,027	3,491
Depreciation and amortization	2,230	2,239
Loss from operations	(15,579)	(23,463)
Other expense (income), net
Loss (gain) on sale of business	922	(2,958)
Interest expense, net	594	537
Other nonoperating expense, net	3,127	1,557
Other (income) expense, net	4,643	(864)
Loss before income taxes	(20,222)	(22,599)
Income tax expense (benefit)	85	(1,022)
Net loss	$(20,307)	$(21,577)
Net loss per share:
Basic	$(0.72)	$(1.07)
Diluted	$(0.72)	$(1.07)
Weighted average common shares outstanding:
Basic	28,196,335	20,244,255
Diluted	28,196,335	20,244,255

The accompanying notes are an integral part of these consolidated financial statements.

FATHOM HOLDINGS INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2025 and 2024
(amounts in thousands except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Number of Outstanding Shares	Par Value
Balance at December 31, 2024	22,732,716	$—	$137,844	$(93,163)	$44,681
Stock-based compensation, net of forfeitures	2,038,566	—	3,704	—	3,704
Issuance of common stock for public offering	7,788,003	—	9,513	—	9,513
Issuance of common stock for purchase of business	157,356	—	300	—	300
Offering costs in connection with public offering	—	—	(387)	—	(387)
Other	—	—	(64)	—	(64)
Net loss	—	—	—	$(20,307)	(20,307)
Balance at December 31, 2025	32,716,641	$—	$150,909	$(113,470)	$37,439

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Number of Outstanding Shares	Par Value
Balance at December 31, 2023	20,671,515	$—	$126,820	$(71,586)	$55,234
Stock-based compensation, net of forfeitures	1,246,529	—	8,839	—	8,839
Offering costs in connection with public offering	—	—	(58)	—	(58)
Issuance of common stock for purchase of businesses	814,672	—	2,110	—	2,110
Other	—	—	132	—	132
Net loss	—	—	—	(21,577)	(21,577)
Balance at December 31, 2024	22,732,716	$—	$137,844	$(93,163)	$44,681

The accompanying notes are an integral part of these consolidated financial statements.

FATHOM HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,307)	$(21,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,847	5,423
Loss (gain) on sale of business	922	(2,958)
Non-cash lease expense	1,423	2,067
Deferred financing costs amortization	29	100
Gain on sale of mortgages	(7,086)	(5,942)
Stock-based compensation	3,704	8,839
Deferred income taxes	3	(1,107)
Change in operating assets and liabilities:
Accounts receivable	(614)	113
Prepaid and other current assets	(1,516)	(1,872)
Other assets	(20)	(16)
Accounts payable	1,344	1,053
Accrued and other current liabilities	978	2,067
Operating lease liabilities	(1,622)	(2,268)
Other long-term liabilities	—	1,618
Mortgage loans held for sale originations	(248,081)	(233,979)
Proceeds from sale and principal payments on mortgage loans held for sale	244,460	243,751
Net cash used in operating activities	(20,536)	(4,688)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(121)	(51)
Purchase of intangible assets	(2,773)	(3,192)
Proceeds from sale of business	7,070	7,435
Other investing activities	—	(130)
Amounts paid for business and asset acquisitions, net of cash acquired	(155)	(760)
Net cash provided by investing activities	4,021	3,302
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(4,570)	(602)
Proceeds from debt	—	5,674
Borrowings from warehouse lines of credit	246,893	233,269
Repayment on warehouse lines of credit	(236,343)	(237,067)
Deferred acquisition consideration payments	(64)	—
Proceeds from other financing activities	—	20
Proceeds from the issuance of common stock in connection with a public offering	9,513	—
Payment of offering cost in connection with issuance of common stock in connection with public offering	(387)	(58)
Net cash provided by financing activities	15,042	1,236
Net decrease in cash, cash equivalents, and restricted cash	(1,473)	(150)
Cash, cash equivalents, and restricted cash at beginning of period	7,390	7,540
Cash, cash equivalents, and restricted cash at end of period	$5,917	$7,390
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$608	$299
Income taxes paid	68	2

The accompanying notes are an integral part of these consolidated financial statements.

	Year Ended December 31,
	2025	2024
Right of use assets obtained in exchange for new lease liabilities	1,822	2,031
Intangible assets acquired upon sale of business	4,031	—
Issuance of common stock for purchase of business	300	2,110
Reconciliation of cash and restricted cash:
Cash and cash equivalents	$5,773	$7,127
Restricted cash	144	263
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$5,917	$7,390

The accompanying notes are an integral part of these consolidated financial statements.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Description of Business and Nature of Operations
Fathom Holdings Inc. (“Fathom,” “Fathom Holdings,” and collectively with its consolidated subsidiaries and affiliates, the “Company”) is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance services and supporting software called intelliAgent. The Company’s brands include Fathom Realty, Encompass Lending, intelliAgent, Real Results, MHG, Verus Title and Cornerstone.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) for financial information. All adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included.
The consolidated financial statements include the accounts of Fathom Holdings’ wholly owned subsidiaries. All transactions and accounts between and among its subsidiaries have been eliminated. All adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included.
Certain Significant Risks and Business Uncertainties — The Company is subject to the risks and challenges associated with companies at a similar stage of development. These include dependence on key individuals, successful development and marketing of its offerings, and competition with larger companies with greater financial, technical, and marketing resources. Furthermore, during the period required to achieve substantially higher revenue in order to become consistently profitable, the Company may require additional funds that might not be readily available or might not be on terms that are acceptable to the Company.
Liquidity — The Company has a history of negative cash flows from operations and operating losses. The Company generated net losses of approximately $20.3 million and $21.6 million for the years ended December 31, 2025 and 2024, respectively. Additionally, the Company anticipates further expenditures associated with the process of expanding its business organically and via acquisitions. The Company had cash and cash equivalents of $5.8 million and $7.1 million as of December 31, 2025 and 2024, respectively. The Company received $4.0 million in 2025 related to the sale of its insurance business, which was completed in May 2024. The Company expects to receive the remaining $3.0 million in May 2026. On April 7, 2025, the Company repaid its $3.5 million convertible note (the “2023 Note”) in full. In March 2025, the Company completed a public offering of common stock (the “March 2025 Offering”), which resulted in the issuance and sale by the Company of 3,505,364 shares of common stock at an offering price of $0.68 per share and 832,639 shares of common stock at an offering price of $0.72 per share, generating gross proceeds of $3.0 million, of which the Company received total net proceeds of $2.9 million, after deducting underwriting discounts and other offering costs. In September 2025, the Company completed a public offering of common stock (the “September 2025 Offering”), which resulted in the issuance and sale by the Company of 3,450,000 shares of common stock at an offering price of $2.00 per share, generating gross proceeds of $6.9 million, of which the Company received total net proceeds of $6.5 million, after deducting underwriting discounts and other offering costs. The Company received $3.0 million in November 2025 related to the sale of its LiveBy business. In March 2026, the Company received $2.0 million in proceeds from a subordinated secured promissory note maturing in April 2027. The Company has short-term obligations totaling $8.7 million, consisting of a $5.0 million promissory note due in October 2025 and $3.7 million in liabilities related to legal settlements. In September 2024, the Company completed a private placement of senior secured convertible promissory notes with an aggregate principal amount of $5.0 million (the “2024 Notes”). The 2024 Notes were issued to an existing shareholder who beneficially owned more than 5% of the Company’s common stock and to the Chairman of the Company’s Board of Directors (the “2024 Offering”). The 2024 Notes mature in October 2026. Management believes that existing cash along with its planned budget, the implementation of a $250 transaction fee for Fathom Realty transactions, an increase in monthly fees for MHG agents, growth from increasing attach rates across the Company’s businesses from internal referrals, ongoing expense reduction initiatives executed throughout 2025 and so far in 2026, the ability to effectively manage working capital, and the expected ability to achieve sales volumes necessary to cover forecasted expenses, provide sufficient funding to continue as a going concern for a period of at least one year from the date of the issuance of these consolidated financial statements.
Use of Estimates — The preparation of consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates its estimates and assumptions related to provisions for doubtful accounts, legal contingencies, income taxes, deferred tax asset valuation allowances, share-based compensation, goodwill, estimated lives of intangible assets, and intangible asset impairment. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company might differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments. From time to time, the Company’s cash deposits exceed federally insured limits. The Company has not experienced any losses resulting from these excess deposits.
Fair Value Measurements — FASB ASC 820, Fair Value Measurement, (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:
•	Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).
•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•	Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).
The fair value of cash and cash equivalents, restricted cash, accounts receivable, other receivable-current, mortgage loans held for sale, prepaid and other current assets, accounts payable and accrued liabilities approximate their carrying value due to their short-term maturities. The current portion of long-term debt, warehouse line of credit, long-term debt, and lease liability are presented at their carrying value, which based on borrowing rates currently available to the Company for loans and leases with similar terms, approximate their fair values.
Nonfinancial assets, such as goodwill, are accounted for at fair value on a nonrecurring basis.
Accounts Receivable — Accounts receivable consist of balances due from customers. The Company records no allowances due to the Company’s ability to collect substantially all receivables. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances.
Agent Annual Fees Receivable - Agent annual fees receivable, net of estimated allowance for credit losses were approximately $6.0 million and $3.2 million as of December 31, 2025 and 2024, respectively, and are recorded in prepaid and other current assets on the consolidated balance sheet. The agent annual fees receivable represents the $700 fee that agents pay on their first sale or their one-year anniversary date, which is recognized as a reduction to cost of revenue ratably over the year in which the fee pertains. The Company estimates the allowance for credit losses based on historical write-off experience each period.
Property and Equipment — Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are expensed when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Depreciation is calculated using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives, as follows:

Asset category	Depreciable life
Vehicles	7 years
Computers and equipment	3 — 5 years
Furniture and fixtures	7 years

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets were considered to be impaired, an impairment loss would be recognized as the difference between the fair value and carrying value when the carrying amount of the asset exceeds the fair value of the asset. To date, no such impairment has occurred.
Business Combinations — The Company accounts for its business combinations under Accounting Standards Codification (“ASC”) Topic 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. For transactions that are business combinations, the Company evaluates the existence of goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred.
The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. A fair value measurement is determined as the price received to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the context of acquisition accounting, the determination of fair value often involves significant judgments and estimates by management, including the selection of valuation methodologies, estimates of future revenues, costs and cash flows, discount rates, and selection of comparable companies. The estimated fair values reflected in the acquisition accounting rely on management’s judgment and the expertise of a third-party valuation firm engaged to assist in concluding on the fair value measurements. The estimated fair value of identifiable intangible assets, primarily consisting of agent relationships, tradenames customer relationships, know-how and technology, was determined using relief-from-royalty method.
The most significant assumptions under the relief-from-royalty method used to value trade names include estimated remaining useful life, expected future revenue, annual agent revenue attrition, costs to develop new agents, charges for contributory assets, tax rate, discount rate and tax amortization benefit. The most significant variables in these valuations are discount rates and the number of years on which to base the cash flow projections, as well as other assumptions and estimates used to determine the cash inflows and outflows. Management determines discount rates based on the risk inherent in the acquired assets, specific risks, industry beta and capital structure of guideline companies. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.
The Company includes the results of operations from the acquisition date in the financial statements for all businesses acquired.
Asset Acquisitions — The Company follows the guidance in ASC 805-10 for determining the appropriate accounting treatment for asset acquisitions. ASC 805-10 provides an initial fair value screen to determine if substantially all of the fair value of the assets acquired is concentrated in a single asset or group of similar assets. If the initial screening test is not met, the asset is considered a business based on whether there are inputs and substantive processes in place. We derive the accounting treatment based on the results of this analysis and conclusion on an acquisition’s classification of a business combination or an asset acquisition.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
If the acquisition is deemed to be a business, the acquisition method of accounting is applied. Identifiable assets acquired and liabilities assumed at the acquisition date are recorded at fair value. If the transaction is deemed to be an asset acquisition, the cost accumulation and allocation model is used whereby the assets and liabilities are recorded based on the purchase price and allocated to the individual assets and liabilities based on relative fair values.
Mortgage Loans Held for Sale —Mortgage loans held for sale are carried at fair value under the fair value option with changes in fair value recorded in other service revenue on the statements of operations. The fair value of mortgage loans held for sale is typically calculated using observable market information including pricing from actual market transactions, purchaser commitment prices, or broker quotations. The fair value of mortgage loans held for sale covered by purchaser commitments is generally based on commitment prices. The fair value of mortgage loans held for sale not committed to a purchaser is generally based on current delivery pricing using best execution pricing.
Intangible Assets, Net — Intangible assets, net consists of definite-lived intangibles and capitalized internal use software.
Definite-lived intangibles — The Company’s definite-lived intangible assets primarily consist of trade names, agent relationships, customer relationships, know-how and technology acquired as part of the Company’s business acquisitions. For definite-lived intangible assets, whenever impairment indicators are present, the Company reviews for impairment. The Company calculates the undiscounted value of the projected cash flows associated with the asset, or asset group, and compares this estimated amount to the carrying amount. If the carrying amount is found to be greater, the Company will record an impairment loss for the excess of book value over the fair value. In addition, in all cases of an impairment review, the Company will reevaluate the remaining useful lives of the assets and modify them, as appropriate. Currently, trade names, agent relationships, customer relationships, know-how and software development have a useful life estimated at ten years, seven years, eight years, five years and five years, respectively.
Capitalized internal use software — Costs incurred in the preliminary stages of website and software development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs relating to upgrades or enhancements that meet the capitalization criteria are capitalized in capitalized software, net and amortized on a straight-line basis over their estimated useful lives. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the websites (or software) that result in added functionality, in which case the costs are capitalized as well.
Capitalized software costs are amortized over the expected useful lives of the applicable software and such amortization is recorded in technology and development expense on the statement of operations. Currently, capitalized software costs for internal use have an estimated useful life of five years.
Estimated useful lives of website and software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and are adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.
Goodwill - Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. Goodwill is assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and compare the fair value of the reporting unit to its carrying value. If the fair value exceeds the carrying value, then no impairment is recognized. If the carrying value recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. The judgments made in determining the projected cash flows used to estimate the fair value can materially impact the Company’s financial condition and results of operations. There was no impairment of goodwill for the year ended December 31, 2025.
Revenue Recognition — The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), for revenue recognition. The Company recognizes revenue under the core principle to depict the transfer of

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control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. To achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a performance obligation is satisfied.
The Company has utilized the practical expedient in ASC 606 and elected not to capitalize contract costs for customer contracts with durations less than one year. The Company does not have significant remaining unfulfilled performance obligations or contract balances.
Gross Commission Income
The Company’s real estate brokerage services revenue consists substantially of commissions generated from real estate brokerage services. The Company is contractually obligated to provide for the fulfillment of transfers of real estate between buyers and sellers. The Company provides these services itself and controls the services of its agents necessary to legally transfer the real estate. Correspondingly, the Company is defined as the principal. The Company, as principal, satisfies its obligation upon the closing of a real estate transaction. Upon satisfaction of its obligation, the Company recognizes revenue in the gross amount of consideration it is entitled to receive. The transaction price is calculated by applying the Company’s portion of the agreed-upon commission rate to the property’s selling price. The Company may provide services to the buyer, seller, or both parties to a transaction. When the Company provides services to the seller in a transaction, it recognizes revenue for its portion of the commission, which is calculated as the sales price multiplied by the commission rate less the commission separately distributed to the buyer’s agent, or the “sell” side portion of the commission. When the Company provides services to the buyer in a transaction, the Company recognizes revenue in an amount equal to the sales price for the property multiplied by the commission rate for the “buy” side of the transaction. In instances in which the Company represents both the buyer and the seller in a transaction, it recognizes the full commission on the transaction. Commission revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company’s customers remit payment for the Company’s services to the title company or attorney closing the sale of property at the time of closing. The Company receives payment upon close of property or within days of the closing of a transaction. The Company is not entitled to any commission until the performance obligation is satisfied and is not owed any commission for unsuccessful transactions, even if services have been provided.
Mortgage Lending Revenue
The revenue streams for the Company’s mortgage lending services business primarily consist of gains and losses from loans sold, and origination and other fees. The majority of these revenue streams are exempted from ASC 606, as the scope of the standard does not apply to revenue on contracts accounted for under ASC 860 Transfers and Servicing. Origination and other fees are not specifically separable from actual mortgage loans.
The gain on sale of mortgage loans represents the difference between the net sales proceeds and the carrying value of the mortgage loans sold, including the servicing rights release premiums and is recorded in the statement of operations in other service revenue. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.
Servicing rights release premiums represent revenues earned when the risk and rewards of ownership of servicing rights are transferred to third parties.
Retail origination fees are principally revenues earned from loan originations. Direct loan origination costs and expenses associated with the loans are charged to expenses when the loans are sold. Interest income is interest earned on originated loans prior to the sale of the asset.
Title Service Revenue
The Company’s title services revenue includes fees charged for title search and examination, property settlement and title insurance services provided in association with property acquisitions and refinance transactions. The Company

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
provides the title search and property settlement services itself and controls the services before they are transferred to its customers since the Company is primarily responsible for fulfilling the promise and also has full discretion in establishing the price for the settlement services (except in states where fees are set statutorily). As such, the Company is defined as the principal. As principal, the Company satisfies its obligation upon the closing of a real estate transaction. Upon satisfaction of its obligation, the Company recognizes revenue in the gross amount of consideration the Company is entitled to receive. The transaction price for title and property settlement services is determined by the fixed fees the Company charges for its services. The Company provides services to the buyers and sellers involved in the purchase transaction, as well as to the borrower in a refinance transaction. Title and property settlement revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company is not entitled to any title and property settlement revenue until the performance obligation is satisfied and is not owed any consideration for unsuccessful transactions, even if services have been provided.
For title insurance services, the Company works in conjunction with insurance underwriters to perform these services, obtains the insurance policy premiums associated with title insurance on behalf of customers and remits the policy premium to the insurance underwriters. Since the insurance underwriter is ultimately providing the insurance policy to the borrower, the Company is not responsible for fulfilling the promise to provide the insurance. Additionally, the Company does not have discretion in dictating the price for the insurance policy, which is set by each jurisdiction and is either filed by insurance underwriters or set by the state insurance commissioners. Therefore, the Company does not control the specified service provided by the insurance underwriter. As such, in these circumstances, the Company acts as an agent. As the agent, the Company satisfies its obligation upon the closing of a real estate transaction. Upon satisfaction of its obligation, the Company recognizes revenue in the net amount of consideration the Company is entitled to receive, which is its fee for brokering the insurance policy less any consideration paid to the insurance underwriters. The transaction price for title insurance services is fixed, based on statutory rates depending on the jurisdiction. The Company negotiates with insurance underwriters the percentage they receive, and the rest is recognized as revenue. Title insurance revenue contains a single performance obligation that is satisfied upon the closing of a real estate transaction, at which point the entire transaction price is earned. The Company is not entitled to any title insurance revenue until the performance obligation is satisfied and is not owed any consideration for unsuccessful transactions, even if services have been provided.
SaaS Revenue
The Company generated revenue from subscription and services related to the use of the LiveBy platform. The SaaS contracts are generally annual contracts paid monthly in advance of service and cancellable upon 30 days’ notice after the first year. The Company’s subscription arrangements do not provide customers with the right to take possession of the software supporting the platform. Subscription revenue, which includes support, is recognized on a straight-line basis over the non-cancellable contractual term of the arrangement, generally beginning on the date that the Company’s service is made available to the customer, and recorded as other service revenue in the statement of operations. The Company sold LiveBy in November 2025.
Commission and service costs - Commission and service costs consists primarily of agent commissions, less fees paid by the Company to agents, order fulfillment, share-based compensation for agents, title searches, and direct cost to fulfill the services provided for our brokerage, mortgage lending, title service, insurance services and other services provided.
Technology and development — Technology and development expenses primarily include personnel costs, including base pay, bonuses, benefits, and share-based compensation, related to ongoing development and maintenance of our proprietary software for use by our agents, customers, and support staff. Technology and development expenses also include amortization of capitalized software and development costs, data licenses, other software, and equipment costs, as well as infrastructure and operational expenses, such as, for data centers, communication, and hosted services.
General and Administrative - General and administrative expenses consist primarily of personnel costs, share-based compensation, and fees for professional services. Professional services principally consist of external legal, audit, and tax services.
Litigation Contingency - Litigation contingency expenses consist primarily of costs associated with legal settlements.

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Marketing - Marketing expenses consist primarily of marketing and promotional materials. Marketing costs are expensed as incurred.
Leases - The Company categorizes leases as either operating or finance leases at their inception. On certain lease agreements, the Company may receive rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments.
Share-based Compensation - Share-based compensation for employees and non-employees is measured at the grant date based on the fair value of the award and is expensed over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur. Fully vested restricted stock awards are measured at their grant date fair value.
Common Stock Warrant - The Company accounts for common stock warrants as either equity instruments or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), depending on the specific terms of the warrant agreement. If warrants are issued in exchange for services the Company evaluates whether they should be accounted for in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”). Under ASC 718, the warrants are classified as a liability if (1) the underlying shares are classified as liabilities, or (2) the issuing entity can be required under any circumstances to settle the warrant by transferring cash or other assets. For additional discussion on warrants, see Note 11 – Equity-classified Warrants.
Derivative financial instruments — The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (“Interest Rate Lock Commitments”). Interest Rate Lock Commitments on loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees from potential borrowers, are recorded at fair value in derivative assets and liabilities, with changes in fair value recorded in the statement of operations in other service revenue. Fair value is based upon changes in the fair value of the underlying mortgages, estimated to be realized upon sale into the secondary market. Fair value estimates take into account Interest Rate Lock Commitments not expected to be exercised by customers.
The Company manages the interest rate risk associated with its outstanding Interest Rate Lock Commitments and loans held for sale by entering into derivative loan instruments such as forward loan commitments, mandatory delivery commitments, options and future contracts, whereby the Company maintains the right to deliver residential loans to purchasers in the future at a specified yield. Fair value is based upon estimated amounts that the Company would receive or pay to terminate the commitment at the reporting date. The Company takes into account various factors and strategies in determining the portion of the mortgage pipeline it wants to economically hedge. Management expects the derivatives used to manage interest rate risk will experience changes in fair value opposite to changes in the fair value of the derivative loan commitments and loans held for sale, thereby reducing earnings volatility.
Income Taxes — Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the combined financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.
The Company believes that it is currently more likely than not that its deferred tax assets will not be realized. Consequently, it has recorded a full valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and accumulated deficit, the Company provided a full valuation allowance against the U.S. tax assets resulting from the tax losses as of December 31, 2025 and 2024.
Recently Implemented Accounting Pronouncements
In December 2023, the FASB issued ASU 2023-09 - Income Taxes (Topic 740) (“ASU 2023-09”). ASU 2023-09 enhanced disclosures about the income tax rate reconciliation and income taxes paid. ASU 2023-09 is intended to improve the transparency and decision-usefulness of income tax disclosures for investors. The Company adopted

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
ASU 2023-09 on January 1, 2025, on a prospective basis, as required for public companies with fiscal years beginning after December 15, 2024. The adoption did not have an impact on the Company’s consolidated financial position, results of operations, or cash flows.
Recent Upcoming Accounting Pronouncements
In November 2024, the FASB issued Accounting Standards Update ASU 2024-03 – Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40) (“ASU 2024-03”). ASU 2024-03 requires the disclosure of specified information about certain costs and expenses in the notes to the financial statements. Per the amendment, for each interim and annual reporting period, the reporting entity must 1) disclose the amounts of (i) purchases of inventory, (ii) employee compensation, (iii) depreciation, (iv) intangible asset amortization and (v) depreciation, depletion, and amortization recognized as part of oil-and-gas producing activities; 2) include certain amounts that are already required to be disclosed under current GAAP in the same disclosure as the other disaggregation requirements; 3) disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively; and 4) disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. This amendment is effective for all annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the effect ASU 2024-03 will have on its disclosures.
In September 2025, the FASB issued Accounting Standards Update ASU 2025-06 - Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 (i) eliminates references to discrete development “stages” in ASC 350-40, (ii) clarifies that internal-use software costs may be capitalized only when both of the following criteria are met: (a) management authorizes and commits to fund the project; and (b) it is probable that the project will be completed and the software will be used to perform the intended function (the “probable-to-complete” threshold), and (iii) introduces new guidance to evaluate whether there is significant development uncertainty (for example, where software features are novel, unproven, or performance requirements have not been identified or remain subject to substantial revision). ASU 2025-06 is effective for annual and interim periods beginning after December 15, 2027. The Company is currently evaluating the effect ASU 2025-06 will have on its consolidated financial statement and related disclosures.
Note 3. Acquisitions
Acquisition of My Home Group
In November 2024, the Company acquired My Home Group (“MHG”), a real estate brokerage business in the Arizona real estate market, for total consideration of approximately $4.2 million. The purchase price included initial cash consideration of approximately $0.3 million and 814,672 shares of common stock with an acquisition date fair value of $2.1 million. $1.0 million of additional consideration, subject to certain adjustments, as defined, is due within one year of the acquisition date; however, no payment was made as the applicable conditions for such consideration were not satisfied. Further, contingent consideration with an initial estimated present value of $0.7 million is due upon the occurrence of certain milestones. The Company will pay the contingent consideration, which may be paid in cash or shares of common stock at the Company’s discretion, equal to the amount by which MHG’s net income exceeds defined thresholds during each fiscal year through December 31, 2027. The acquisition was accounted for as a business combination in accordance with ASC 805. Assets acquired and liabilities assumed in the individual acquisitions were recorded on the Company’s consolidated balance sheet at their estimated fair values as of acquisition date, including current assets of $0.1 million and accounts payable and accrued liabilities of $0.2 million. The Company recorded finite-lived intangible assets of approximately $3.2 million and goodwill of approximately $1.4 million. None of the goodwill is expected to be deductible for income tax purposes.
For the year ended December 31, 2025, MHG revenue was $126.7 million. The related earnings do not have a material effect on the Company’s consolidated results of operations.
Acquisition of START Real Estate
In October 2025, the Company acquired START Real Estate (“START”), a real estate brokerage business in the Colorado real estate market, for total consideration of approximately $1.2 million. The purchase price included initial cash consideration of approximately $0.2 million and 157,356 shares of the Company’s common stock with an

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
acquisition date fair value of $0.3 million. Contingent consideration with an initial estimated present value of $0.7 million is due upon the occurrence of certain milestones. The Company will pay the contingent consideration, which may be paid in cash or shares of common stock at the Company’s discretion, equal to the amount by which START’s net income exceeds defined thresholds during each fiscal year through December 31, 2028. The acquisition was accounted for as a business combination in accordance with ASC 805. Assets acquired and liabilities assumed in the individual acquisitions were recorded on the Company’s consolidated balance sheet at their estimated fair values as of acquisition date, including current assets of $0.04 million and accounts payable and accrued liabilities of $0.1 million. The Company recorded finite-lived intangible assets of approximately $0.8 million and goodwill of approximately $0.3 million. None of the goodwill is expected to be deductible for income tax purposes.
Note 4. Goodwill
The Company recorded goodwill in connection with the acquisitions: Verus, which the Company acquired in November 2020; Red Barn, E4:9, Epic and Woodhouse, which the Company acquired in 2021; My Home Group, which the Company acquired in November 2024; and START, which the Company acquired in October 2025. These acquisitions have been accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the Company allocated the total purchase price to the tangible and identifiable intangible assets acquired, and assumed liabilities based on their estimated fair values as of the acquisition date, as determined by management. The excess of the purchase price over the aggregate fair values of the identifiable assets was recorded as goodwill.
The change in goodwill within Other is a result of the sale of LiveBy in November 2025.
The Company no longer presents its Technology operations as a reportable segment. Changes in carrying value of goodwill by segment information has been recast to conform to the current period presentation to reflect the change in reportable segments. See Note 17 - Segment Reporting for more information.
The changes in carrying value of goodwill by segment as of December 31, 2025 are as noted in the table below (amounts in thousands):

	Real Estate Brokerage	Mortgage	Title	Other[1]	Total
Balance at December 31, 2024	$4,068	$10,428	$929	$6,073	$21,498
Goodwill acquired during the period	339	—	—	—	339
Goodwill disposed during the period	—	—	—	(4,168)	(4,168)
Balance at December 31, 2025	$4,407	$10,428	$929	$1,905	$17,668

(1)	Other comprises goodwill not assigned to a reportable segment.
Note 5. Property and Equipment, Net
Property and equipment, net consisted of the following at the dates indicated (amounts in thousands):

	December 31,
	2025	2024
Computers and equipment	$784	$710
Furniture and fixtures	1,199	1,190
Leasehold improvements	1,689	1,689
Total property and equipment	3,672	3,589
Accumulated depreciation	(2,066)	(1,735)
Total property and equipment, net	$1,606	$1,854

Depreciation expense for property and equipment was approximately $0.4 million for each of the years ended December 31, 2025 and 2024.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 6. Intangible Assets, Net
Intangible assets, net, consisted of the following at the dates indicated (amounts in thousands):

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Trade names	$4,256	$(1,881)	$2,375
Software development	14,027	(7,743)	6,284
Customer relationships	—	—	—
Agent relationships	10,033	(4,105)	5,928
Know-how	430	(405)	25
Data usage	4,031	(67)	3,964
	$32,777	$(14,201)	$18,576

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Trade names	$5,226	$(1,841)	$3,385
Software development	17,371	(8,404)	8,967
Customer relationships	2,020	(723)	1,297
Agent relationships	9,235	(2,761)	6,474
Know-how	430	(319)	111
	$34,282	$(14,048)	$20,234

The decrease in intangible assets is due to the sale of LiveBy on November 28, 2025.
As of December 31, 2025, the estimated future amortization expense for definite-lived intangible assets will be (amounts in thousands):

Years Ended December 31,
2026	$5,014
2027	4,455
2028	3,514
2029	2,666
2030	2,054
Thereafter	873
Total	$18,576

Amortization expense for purchased and capitalized software included in technology and development expense was approximately $3.6 million and $3.2 million for the years ended December 31, 2025 and 2024, respectively.
Note 7. Accrued and other Current Liabilities
Accrued and other current liabilities consisted of the following at the dates indicated (amount in thousands):

	December 31,
	2025	2024
Deferred annual fee	$681	$851
Due to sellers	936	1,328
Accrued compensation	901	818
Other accrued liabilities	3,455	1,897
Total accrued and other current liabilities	$5,973	$4,894

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 8. Warehouse Lines of Credit
Encompass Lending Group (“Encompass”), a wholly owned subsidiary of the Company, uses line of credit facilities to temporarily finance mortgage loans pending their sale. The underlying warehouse lines of credit agreements, as described below, contain financial and other debt covenants.

	December 31, 2025
Lender	Borrowing Capacity	Outstanding Borrowings	Weighted-Average Interest Rate on Outstanding Borrowings
Bank A1	$8.0	$6.3	6.10%
Bank B2	$10.0	$2.3	6.46%
Bank C3	$10.0	$6.5	6.24%

	December 31, 2024
Lender	Borrowing Capacity	Outstanding Borrowings	Weighted-Average Interest Rate on Outstanding Borrowings
Bank A1	$10.0	$2.5	6.84%
Bank B2	$10.0	$2.0	7.01%

(1)
Bank A’s interest on funds borrowed is equal to the greater of 5.50%, or the 30-Day Secured Overnight Financing Rate (“SOFR”) plus 2.438%. The agreement ends on August 31, 2026. Encompass was in compliance with debt covenants under this facility as of December 31, 2025.

(2)
Bank B’s interest on funds borrowed is equal to the note rate. The agreement does not expire and can be canceled by either party at any time. As of December 31, 2025, Encompass was not in compliance with certain of these debt covenants under this facility related to earnings. Encompass has requested a waiver for the non-compliant covenant and expects to receive the waiver from the bank. If the Company is unable to obtain the covenant waiver, the bank would have the right to terminate the credit facility.

(3)
Bank C’s interest on funds borrowed is equal to the greater of 4.50% or the 1-month CME Term SOFR plus 2.40%. The agreement ends in May 2026. Encompass was in compliance with debt covenants under this facility as of December 31, 2025.

Note 9. Debt
Long-term debt consisted of the following at the dates indicated (amounts in thousands):

	December 31, 2025	December 31, 2024
3.75% Small Business Administration installment loan due May 2050	$102	$109
Convertible note payable, less unamortized costs $29	5,000	8,471
Promissory note	53	226
Revolving credit line	—	197
Director and Officer (D&O) insurance policy promissory note1	102	135
Executive and Officer (E&O) insurance policy promissory note2	329	338
Total debt	5,586	9,476
Long-term debt, current portion	(5,506)	(4,389)
Long-term debt, net of current portion	$80	$5,087

(1)
The 2025 D&O note carries a 7.80% interest rate and is payable quarterly with the last quarterly payment due in June 2026. The 2024 D&O note carried a 7.35% interest rate and final payment was made in August 2025.

(2)
The October 2025 E&O note carries 12.25% interest rate and is payable monthly with the last monthly payment being due in August 2026. The October 2024 E&O note carried a 13.5% interest rate and final payment was made in August 2025.

Debt maturities and principal amortization of our consolidated existing debt as of December 31, 2025 for the next five years and thereafter are as follows (amounts in thousands):

Calendar Year	Amount
2026	$5,506
2027	—
2028	—

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Calendar Year	Amount
2029	—
2030	—
Thereafter	80
Total	$5,586

Promissory Note
In connection with the acquisition of My Home Group (“MHG”) in November 2024, the Company assumed a promissory note with a principal balance of $0.2 million, bearing an interest rate of 8.5% per annum. The note is payable in 20 equal installments of $13,413, with the final payment due in April 2026.
Revolving Credit Line
In connection with the acquisition of MHG in November 2024, the Company assumed a revolving credit line with an outstanding balance of $0.2 million, bearing an interest rate of 12% per annum. The final payment was made in December 2025.
Convertible Note Payable
In September 2024, the Company sold and issued senior secured convertible promissory notes in aggregate principal amount of $5.0 million (the “2024 Notes”) to an existing shareholder, who beneficially owns more than 5% of Fathom’s common stock, and the chairman of the Company’s Board of Directors in a private placement (the “2024 Offering”). The cash proceeds to the Company from the issuance of the 2024 Note were $4.9 million after deducting the 2024 Offering expense.
Beginning on September 25, 2024 quarterly interest payments are due in cash on the principal amount at a fluctuating equal to (i) the monthly average SOFR plus (ii) 4% per annum, subject to certain adjustments, with a minimum rate of 8%. The 2024 Notes have a conversion price of $4.25 per share of common stock, representing an initial conversion premium of approximately 85% above the last reported sale price of Fathom’s common stock on September 26, 2024. The 2024 Notes mature on October 1, 2026, unless repurchased or converted in accordance with their terms prior to such date. The 2024 Notes may not be converted by either purchaser into shares of common stock if such conversion would result in the purchaser and its affiliates owning an aggregate of in excess of 19.99% of the then-outstanding shares of the Company’s common stock.
In connection with the 2024 Offering, the Company also entered into Security Agreements pursuant to which the 2024 Note is secured by all existing and future assets of the Company.
Note 10. Fair Value Measurements
FASB ASC 820, Fair Value Measurement, (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:
•	Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).
•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•	Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).
A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In general, fair value is based upon quoted market prices. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure the financial instruments are recorded at fair value.
While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Mortgage loans held for sale – The fair value of mortgage loans held for sale is determined, when possible, using quoted secondary-market prices or purchaser commitments. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan, which would be used by other market participants. The loans are considered Level 2 on the fair value hierarchy.
Derivative financial instruments – Derivative financial instruments are reported at fair value. Fair value is determined using a pricing model with inputs that are unobservable in the market or cannot be derived principally from or corroborated by observable market data. These instruments are Level 3 on the fair value hierarchy.
The fair value determination of each derivative financial instrument categorized as Level 3 required one or more of the following unobservable inputs:
•	Agreed prices from Interest Rate Lock Commitments (“IRLC”);
•	Trading prices for derivative hedges; and
•	Closing prices at December 31, 2025 for derivative hedges.
The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024, respectively (amounts in thousands):

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale	$—	$15,479	$—	$15,479
Derivative assets	—	—	41	41
Derivative liabilities	—	—	(57)	(57)
	$—	$15,479	$(16)	$15,463

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale	$—	$4,772	$—	$4,772
Derivative assets	—	—	26	26
Derivative liabilities	—	—	—	—
	$—	$4,772	$26	$4,798

The Company enters into IRLCs to originate residential mortgage loans held for sale, at specified interest rates and within a specific period of time (generally between 30 and 90 days), with applicants who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs meet the definition of a derivative and are reflected on the consolidated balance sheets at fair value with changes in fair value recognized in other service revenue on the consolidated statements of operations. Unrealized gains and losses on the IRLCs, reflected as derivative assets and derivative liabilities, respectively, are measured based on the fair value of the underlying mortgage loan, quoted agency mortgage-backed security (“MBS”) prices, estimates of the fair value of the mortgage servicing rights and the probability that the mortgage loan will fund within the terms of the IRLC, net of commission expense and broker fees. The fair value of the forward loan sales commitment and mandatory delivery commitments being used to hedge the IRLCs and mortgage loans held for sale not committed to purchasers are based on quoted agency MBS prices.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 11. Shareholders’ Equity
On March 10, 2022, the Company’s Board of Directors authorized an expenditure of up to $10 million for the repurchase of shares of the Company’s common stock. The share repurchase program does not have a fixed expiration. Under the program, repurchases can be made using a variety of methods, including open market transactions, privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The actual timing and amount of future repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The repurchase program does not obligate the Company to acquire any shares and may be suspended or discontinued at any time at the Company’s discretion. There were no equity repurchases during the years ended December 31, 2025 or 2024. The approximate dollar value of shares that may yet be purchased pursuant to the repurchase program is $4.0 million.
The Company issued an equity-classified warrant issued to an underwriter in August 2020 (the “Underwriter Warrant”) to purchase 240,100 shares of common stock. The Underwriter Warrant had an exercise price of $11.00 per share and was exercisable at any time through August 4, 2025, at which time it expired unexercised.
During the year ended December 31, 2024, the Company issued shares of common stock as part of the purchase consideration in connection with the acquisition of MHG. Refer to Note 3 for additional information.
In March 2025, the Company completed the March 2025 Offering, which resulted in the issuance and sale by the Company of 3,505,364 shares of common stock at an offering price of $0.68 per share and 832,639 shares of common stock at an offering price of $0.72 per share, generating gross proceeds of $3.0 million, of which the Company received total net proceeds of $2.9 million, after deducting underwriting discounts and other offering costs. The Company issued and sold shares of its common stock to certain investors and members of the Company’s Board.
In September 2025, the Company completed the September 2025 Offering, which resulted in the issuance and sale by the Company of 3,450,000 shares of common stock at an offering price of $2.00 per share, generating gross proceeds of $6.9 million, of which the Company received total net proceeds of $6.5 million, after deducting underwriting discounts and other offering costs.
Note 12. Stock-based Compensation
The Company’s 2017 Stock Plan (the “2017 Plan”) provides for granting stock options and restricted stock awards to employees, directors, contractors and consultants of the Company. A total of 3,182,335 shares of common stock are authorized to be issued pursuant to the 2017 Plan. As of December 31, 2025, there were 2,739,261 shares available for future grants under the 2017 Plan. Since August 2019, the Company has not granted, and in the future does not intend to grant, awards under the 2017 Stock Plan.
The Company’s 2019 Omnibus Stock Incentive Plan (the “2019 Plan”) provides for granting stock options and restricted stock awards to employees, directors, contractors and consultants of the Company. A total of 5,760,778 shares of common stock are authorized to be issued pursuant to the 2019 Plan. On August 19, 2024, the Company’s shareholders approved an amendment to the 2019 Plan that increased the share reserve of the 2019 Plan by 1,600,000 shares from 5,760,778 shares to 7,360,778 shares. On August 20, 2025, the Company’s shareholders approved an amendment to the 2019 Plan that increased the share reserve of the 2019 Plan by 1,300,000 shares from 7,360,778 to 8,660,778 shares.
As of December 31, 2025, there were 596,258 shares available for future grants under the 2019 Plan.
Restricted Stock Awards

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2023	1,766,417	$10.01
Granted	590,002	2.40
Vested	(1,535,536)	(9.33)
Forfeited	(274,230)	(7.97)
Nonvested at December 31, 2024	546,653	$4.72

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Shares	Weighted Average Grant Date Fair Value
Granted	—	—
Vested	(348,074)	4.59
Forfeited	(63,998)	8.95
Nonvested at December 31, 2025	134,581	$2.88

At December 31, 2025, the total unrecognized compensation related to unvested restricted stock awards granted was $0.2 million which the Company expects to recognize over a period of approximately 15 months.
Restricted Stock Units

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2023	2,191,297	$4.94
Granted	2,049,983	2.02
Vested	(935,943)	(4.95)
Forfeited	(286,963)	(4.25)
Nonvested at December 31, 2024	3,018,374	$3.02
Granted	1,727,471	1.03
Vested	(2,168,287)	2.72
Forfeited	(529,468)	2.62
Nonvested at December 31, 2025	2,048,090	$1.36

During 2022, the Company commenced granting restricted stock units to employees and agents.
At December 31, 2025, the total unrecognized compensation related to unvested restricted stock units was granted was $1.4 million which the Company expects to recognize over a period of approximately 13 months.
Stock Option Awards
A summary of stock option activity under the 2017 Plan and 2019 Plan is as follows:

Stock Options	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2023	147,707	$11.87	9.32	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Balance at December 31, 2024	147,707	$11.87	9.32	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(103,711)	8.22	9.67	—
Balance at December 31, 2025	43,996	20.46	4.23	—
Options exercisable at December 31, 2025	43,996	$20.46	4.23	$—

There were no options granted in the year ended December 31, 2025. At December 31, 2025, all stock option awards were vested and all related compensation expense had been recognized.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Stock based compensation related to the Company’s 2019 Plan is reported within the consolidated statement of operations as follows (amounts in thousands):

	Year Ended December 31,
	2025	2024
Commission and service costs	$1,724	$3,739
General and administrative	1,945	4,918
Marketing	35	182
Total stock-based compensation	$3,704	$8,839

The Company did not capitalize any stock-based compensation expense associated with the cost of developing software for internal use during the years ended December 31, 2025 and 2024.
Note 13. Leases
Operating Leases
The Company has operating leases primarily consisting of office space with remaining lease terms of 1 to 5 years, subject to certain renewal options as applicable.
Leases with an initial term of twelve months or fewer are not recorded on the balance sheet, and the Company does not separate lease and non-lease components of contracts. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space.
Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used estimated incremental borrowing rates for all active leases.
Lease Costs
The table below presents certain information related to the lease costs for the Company’s operating leases for the periods indicated (amounts in thousands):

	Year Ended December 31,
	2025	2024
Operating lease expense	$1,423	$2,067
Short-term lease expense	565	630
Total lease cost	$1,988	$2,697

Lease Position as of December 31, 2025 and 2024
Right of use lease assets and lease liabilities for our operating leases were recorded in the consolidated balance sheet as follows (amounts in thousands):

	December 31,
	2025	2024
Assets
Lease right of use assets	$4,180	$3,781
Total lease assets	$4,180	$3,781
Liabilities
Current liabilities:
Lease liability - current portion	$1,663	$1,237
Noncurrent liabilities:
Lease liability, net of current portion	3,296	3,522
Total lease liability	$4,959	$4,759

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Lease Terms and Discount Rate
The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of:

	December 31,
	2025	2024
Weighted average remaining lease term (in years) - operating leases	3.2	4.1
Weighted average discount rate - operating leases	8.33%	7.61%

Future Minimum Lease Payments
Future lease payments included in the measurement of lease liabilities on the consolidated balance sheet as of December 31, 2025, for the following five fiscal years and thereafter were as follows (amounts in thousands):

Years Ended December 31,	Operating Leases
2026	$1,995
2027	1,822
2028	1,273
2029	184
2030	123
Thereafter	280
Total Minimum Lease Payments	5,677
Less effects of discounting	(718)
Present value of future minimum lease payments	$4,959

Note 14. Related Party Transactions
Effective May 3, 2024, the Company sold its wholly-owned insurance agency, Dagley Insurance Agency, to its original owner (for more information see Note 18 - Sale of Business.)
In September 2024, the Company sold and issued senior secured convertible promissory notes in aggregate principal amount of $5.0 million (the “2024 Notes”) to an existing shareholder, who beneficially owns more than 5% of Fathom’s common stock, and the chairman of the Company’s Board of Directors in a private placement (the “2024 Offering”). The cash proceeds to the Company from the issuance of the 2024 Note were $4.9 million after deducting the 2024 Offering expense.
In September 2024, intelliAgent, a wholly owned subsidiary of the Company, purchased Hometown Heroes, LLC from Joshua Harley, the founder and former Chief Executive Officer of the Company, who is an employee of the Company and holds more than 15% of its outstanding stock. The purchase price was $500,000, of which $200,000 was paid at closing and the remaining balance was paid in five monthly installments of $60,000 beginning in October 2024 and ending in February 2025. The terms of the transaction were approved by the disinterested members of the Company’s Board of Directors in accordance with related-party transaction policies of the Company.
We lease office space from entities affiliated with certain of our employees. We paid $0.1 million and $0.4 million in total rent expense under these leases for the years ended December 31, 2025 and 2024, respectively.
Included in marketing expense for each of the years ended December 31, 2025 and 2024 was approximately $0.1 million and $0.5 million, respectively, from related parties in exchange for the Company receiving marketing services.
In March 2025, the Company completed a $3.0 million offering of common stock, which resulted in the issuance and sale by the Company of 832,639 shares of common stock to members of its Board of Directors, at a public offering price of $0.72 per share, generating gross proceeds of $0.6 million, of which the Company received approximately $0.5 million, after deducting underwriting discounts and other offering costs.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 15. Net Loss per Share Attributable to Common Stock
Basic loss per share of common stock is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share is calculated by adjusting the weighted-average number of shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. Diluted loss per share excludes, when applicable, the potential impact of stock options, unvested shares of restricted stock awards, and common stock warrants because their effect would be anti-dilutive due to our net loss.
The calculation of basic and diluted net loss per share attributable to common stock was as follows (amounts in thousands except share data):

	Year Ended December 31,
	2025	2024
Numerator:
Net loss attributable to common stock—basic and diluted	$(20,307)	$(21,577)
Denominator:
Weighted- average basic and diluted shares outstanding	28,196,335	20,244,255
Net loss per share attributable to common stock—basic and diluted	$(0.72)	$(1.07)

The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stock for the periods presented because their effect would have been anti-dilutive.

	Year Ended December 31,
	2025	2024
Stock options	43,996	147,707
Non-vested restricted stock awards	134,581	546,653
Non-vested restricted stock units	2,048,090	3,018,374
Common stock warrants	—	240,100

Note 16. Income Taxes
The provision for income taxes consists of the following (amounts in thousands):

	December 31,
	2025	2024
Current provision:
Federal	$—	$—
State	91	85
Total current	91	85
Deferred expense (benefit):
Federal	45	(998)
State	(51)	(109)
Total deferred	(6)	(1,107)
Income tax expense (benefit)	$85	$(1,022)

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate consists of the following (amounts in thousands):

	For the Years Ended December 31,
	2025		2024
Provision for federal income taxes at statutory rates	$(4,246)	21%	$(4,761)	21%
Provision for state income taxes, net of federal benefit*	31	—%	(19)	—%
Change in valuation allowance	2,479	(12)%	252	(1)%
Nondeductible expenses	0	—%	350	(2)%
Nondeductible book goodwill disposed	875	(4)%	0	—%
Nondeductible meals and entertainment	18	—%	0	—%
Other nondeductible expenses	1	—%	0	—%
Stock compensation adjustments	927	(5)%	3,287	(14)%
Other	—	—%	(131)	1%
Income tax expense (benefit)	$85	—%	$(1,022)	5%
Effective Tax Rate	(0.4)%		4.5%

*	The jurisdiction that contributes to the majority of the tax effect in this category is Texas.
The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets consist of the following (amounts in thousands):

	December 31,
	2025	2024
Deferred tax assets
Net operating loss carryforward	$13,682	$12,564
Property and equipment	167	139
Reserves	1,029	587
Share-based compensation	369	1,229
Interest expense carryforward	300	173
Research and development credits	35	35
Lease liability	1,151	1,095
Basis in partnership	13	2
Internally developed software	910	12
Charitable contributions carryover	34	34
Total deferred tax assets	17,690	15,870
Deferred tax liabilities
Intangibles	(580)	(1,512)
Right-of-Use assets	(970)	(870)
Prepaid expenses	(379)	(374)
Total deferred tax liabilities	(1,929)	(2,756)
Valuation allowance	(15,803)	(13,162)
Deferred tax liability, net	$(42)	$(48)

The income taxes paid (net of refunds) by jurisdiction are set forth below:

	Year Ended December 31,
	2025	2024
Federal	$—	$—
State*	68	2
Total	$68	$2

*	For the year ended December 31, 2025, all income tax payments related to state income taxes. The majority of state income tax payments were made to the State of Texas.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2025, and December 31, 2024, the Company had federal net operating loss carryforwards of approximately $59.2 million and $54.6 million and state net operating loss carryforwards of approximately $33.5 million and $28.9 million, respectively. Federal net operating losses in the amount of $58.2 million carryforward indefinitely; the remainder are subject to expiration beginning in 2035. Unused state net operating losses will begin to expire in 2032. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.
The Company applies the standards on uncertainty in income taxes contained in ASC Topic 740, Accounting for Income Taxes. The adoption of this interpretation did not have any impact on the Company’s consolidated financial statements, as the Company did not have any significant unrecognized tax benefits during the years ended December 31, 2025 and 2024. Due to the Company’s carryforward of net operating losses the statute of limitations remains open subsequent to and including the year ended December 31, 2015.
Note 17. Segment Reporting
The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer (CEO), who is responsible for evaluating the performance of the Company’s operating segments and allocating resources. The Company identifies an operating segment as a component: (i) that engages in business activities from which it may earn revenues and incur expenses; (ii) that has available discrete financial information; and (iii) whose operating results are regularly reviewed by the CODM. The Company does not conduct business outside of the United States and no single customer accounts for more than 10% of total revenue in any reporting period.
Our CODM makes operating decisions and assesses performance based on the services of identified operating segments and has identified three operating and reportable segments: Real Estate Brokerage; Mortgage; and Title. Through its Real Estate Brokerage segment, the Company provides real estate brokerage services. Through its Mortgage segment, the Company provides residential loan origination and underwriting services. Through its Title segment, the Company provides title insurance, escrow, and settlement services to facilitate residential real estate transactions. Beginning in the fourth quarter of 2025, the Company determined that its Title operations meet the quantitative thresholds under ASC 280, segment reporting, to be presented as a reportable segment. Following the sale of LiveBy in November 2025, the Company no longer presents its Technology operations as a reportable segment, as these activities no longer meet the quantitative thresholds or aggregation criteria for separate disclosure and are now managed and evaluated together with the Company’s other operating segments. Prior period segment information has been recast to conform to the current period presentation to reflect this change in reportable segments.
The CODM reviews revenue and Adjusted EBITDA to evaluate financial performance of the reportable segments and to allocate resources. Adjusted EBITDA represents the revenues of the operating segment less operating expenses directly attributable to the respective operating segment. Adjusted EBITDA is defined by us as net income (loss), excluding: (i) other income and expense, (ii) costs related to acquisitions, (iii) income taxes, (iv) depreciation and amortization, and (v) share-based compensation expense. In particular, the Company believes the exclusion of non-cash share-based compensation expense related to restricted stock awards and stock options and transaction-related costs provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations. The Company’s presentation of Adjusted EBITDA might not be comparable to similar measures used by other companies.
The Company has determined that the main expenses regularly reviewed by the CODM in assessing segment performance are:
•	Compensation Expense – Includes salaries and wages for personnel across the Real Estate Brokerage, Mortgage, Title, and Corporate and Other Services functions.
•
Commission Expense – Includes commissions and related agent payments incurred in connection with revenue-generating transactions, across the Real Estate Brokerage, Mortgage, Title, and Corporate and Other Services functions.

These expenses are presented within the segment disclosures below as they represent the most significant cost drivers impacting the Company’s operating segments and are used by management in evaluating performance, allocating resources, and assessing operating efficiency.

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Company has updated its segment reporting to include compensation and commission expenses as separate line items for each reportable segment beginning in fiscal year 2024. Prior-period segment disclosures have been reclassified to conform to the current period presentation.
The Company does not allocate assets to its operating segments as they are not included in the review performed by the CODM for purposes of assessing segment performance and allocating resources. The balance sheet is managed on a consolidated basis and is not used in the context of segment reporting.
Key operating data for the reportable segments for the years ended December 31, 2025 and 2024 and are set forth in the tables below (amounts in thousands). The Company has included the results of the acquisitions from the acquisition date.

	For the Year Ended December 31, 2025
	Real Estate Brokerage	Mortgage	Title	Total
Revenue	$398,953	$12,813	$6,030	$417,796
Intersegment revenue	—	—	128	128
Total segment revenue	398,953	12,813	6,158	417,924
Corporate and other services(a)				4,342
Elimination of intersegment revenue				(1,789)
Total revenue				420,477
Less:
Commissions	381,445	3,704	949	386,098
Compensation	5,628	4,238	3,814	13,680
Other segment expenses	6,849	5,373	2,607	14,829
Adjusted EBITDA by segment	5,031	(502)	(1,212)	3,317
Corporate and other services (a) expenses				(7,318)
Total adjusted EBITDA				(4,001)
Loss (gain) on sale of business				(922)
Stock based compensation				(3,704)
Litigation contingency				(2,027)
Depreciation and amortization				(5,847)
Other expense (income), net				(3,721)
Other non-cash items and transactions costs				—
Loss before income tax				$(20,222)

(a)	Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.

	For the Year Ended December 31, 2024
	Real Estate Brokerage	Mortgage	Title	Total
Revenue	$314,741	$10,925	$4,424	$330,090
Intersegment revenue	—	—	112	112
Total segment revenue	314,741	10,925	4,536	330,202
Corporate and other services(a)				6,504
Elimination of intersegment revenue				(1,522)
Total revenue				335,184
Less:
Commissions	299,257	3,255	358	302,870
Compensation	3,594	3,297	2,387	9,278
Other segment expenses	8,725	5,857	2,309	16,891
Adjusted EBITDA by segment	3,165	(1,484)	(518)	1,163

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	For the Year Ended December 31, 2024
	Real Estate Brokerage	Mortgage	Title	Total
Corporate and other services(a)				(6,873)
Total adjusted EBITDA				(5,710)
Loss (gain) on sale of business				2,958
Stock based compensation				(8,839)
Litigation contingency				(3,491)
Depreciation and amortization				(5,423)
Other expense (income), net				(2,094)
Other non-cash items and transactions costs				—
Loss before income tax				$(22,599)

(a)	Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.
Note 18. Sale of Business
On May 3, 2024, the Company completed the sale of its Dagley Insurance Agency operations (the “Dagley Disposal Group”), to its former owner. The Dagley Disposal Group had been included in the Company’s Corporate and Other Services segment. The aggregate sales price was $15.0 million, excluding closing adjustments, of which approximately (i) $7.4 million, net of closing adjustments, was received by the Company in cash at closing, (ii) $4.0 million was received in cash on the first anniversary of the closing date, and (iii) $3.0 million will be received in cash on the second anniversary of the closing date (a short-term receivable). The total gain on the transaction was approximately $3.0 million, which is recorded in the Loss (gain) on sale of business in the consolidated statements of earnings.
The Dagley Disposal Group did not meet the requirements to be classified as discontinued operations, as the sale did not materially affect the Company’s operations and did not represent a strategic shift for the Company. Our consolidated earnings from operations for the first four months of 2024 included net loss of approximately $0.3 million from the Dagley Disposal Group.
The major classes of divested assets and liabilities were as follows (amounts in thousands):

As of May 3, 2024
Assets divested
Cash and cash equivalents	$396
Restricted cash	1
Accounts receivable, net	91
Property and equipment, net	114
Lease right of use assets	333
Intangible assets, net	5,107
Goodwill	6,393
Other assets	68
Total assets divested	12,503
Liabilities divested
Accounts payable	172
Accrued and other current liabilities	125
Lease liability	333
Total liabilities divested	630
Disposal group, net	$11,873

On November 28, 2025, the Company completed the sale of its LiveBy business (the “LiveBy Disposal Group”), to a third party. The LiveBy Disposal Group had been included in the Company’s Technology segment. The purchase price included cash of $3.0 million, excluding closing adjustments. The sale also provided the Company access to certain LiveBy technology products for a period of five years, commencing on the closing date, at no cost. The future

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
use of LiveBy products was treated as non-cash consideration in the sale and measured at fair value using the income approach. The fair value was determined by estimating the discrete future cash flows attributable to the use of the products over the contractual term of five years, and discounting those cash flows to their present value using a risk-adjusted discount rate of 15.5%. The Company recognized an intangible asset of approximately $4.0 million related to the product usage which will be amortized over its 5 year contractual life. The total loss on the transaction was approximately $0.9 million, which is recorded in the Loss (gain) on sale of business in the consolidated statements of earnings.
The LiveBy Disposal Group did not meet the requirements to be classified as discontinued operations, as the sale did not materially affect the Company’s operations and did not represent a strategic shift for the Company. Our consolidated earnings from operations for the first eleven months of 2025 included net loss of approximately $0.7 million from the LiveBy Disposal Group.
The major classes of divested assets and liabilities were as follows (amounts in thousands):

As of November 28, 2025
Assets divested
Accounts receivable, net	$52
Property and equipment, net	8
Intangible assets, net	3,765
Goodwill	4,168
Total assets divested	7,993
Liabilities divested
Deferred revenue	15
Total liabilities divested	15
Disposal group, net	$7,978

Note 19. Commitments and Contingencies
Legal Proceedings
From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include actions relating to employment law and misclassification of agents as independent contractors, intellectual property, commercial or contractual claims, brokerage or real estate disputes, or other consumer protection statutes, ordinary-course brokerage disputes like the failure to disclose property defects, commission disputes, and various liabilities based upon conduct of individuals or entities, including agents and third-party contractor agents. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur.
In September 2024, Fathom Realty, a wholly-owned subsidiary of the Company, reached a nationwide settlement related to claims asserted in Burnett v. The National Association of Realtors, et al. As part of the settlement, Fathom Realty paid $0.5 million into a settlement fund on October 1, 2025, $0.5 million on January 2, 2026, and is obligated to pay an additional $1.95 million on or before October 1, 2026. The Company has included $2.45 million in other short-term liabilities in its balance sheet as of December 31, 2025. Fathom Realty has also agreed to adhere to the rule changes put forth by the NAR.
As previously reported in a Current Report on Form 8-K filed on November 28, 2023, the Company has been named as a defendant in a purported class action complaint in the United States District Court for the Eastern District of Texas Sherman Division, filed on November 13, 2023, by plaintiffs QJ Team, LLC and Five Points Holdings, LLC, individually and on behalf of all other persons similarly situated. A second purported class action complaint was filed on December 14, 2023, by plaintiffs Julie Martin, Mark Adams and Adelaida Matta in the same court, naming the Company as a defendant along with others, many of whom are also named in the first lawsuit. These lawsuits are purportedly brought on behalf of a class consisting of all persons who listed properties on a Multiple Listing Service in Texas (the “MLS”) using a listing agent or broker affiliated with one of the defendants named in the lawsuits and paid a buyer broker commission beginning on November 13, 2019. The lawsuits allege unlawful conspiracy in violation of

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
federal antitrust law and, against certain defendants (but not the Company) deceptive trade practices under the Texas Deceptive Trade Practices Act. The Company opted into a settlement between a nationwide plaintiff class and the NAR by executing a Supplemental Settlement Agreement in June 2024 (the “NAR Settlement”). On November 26, 2024, the court approved the NAR Settlement over objections. The final approval order is currently being appealed, and the Company is actively monitoring. If the NAR Settlement is sustained on appeal, it is expected to resolve claims against the Company related to this matter.
A third purported class action complaint was filed on April 11, 2024, by plaintiffs Shauntell Burton, Benny D. Cheatham, Robert Douglass, Douglas Fender, and Dana Fender in the United States District Court for the District of South Carolina. Like the Texas lawsuits, the South Carolina lawsuit alleges unlawful conspiracy in violation of federal antitrust law and is purportedly brought on behalf of a class consisting of all persons who used a listing broker in the sale of a home listed on an MLS in the District of South Carolina beginning on November 6, 2019. The case is currently stayed pending the final approval of the settlement between a nationwide plaintiff class and the NAR. As discussed above, the Company opted into a settlement between a nationwide plaintiff class and the NAR by executing a Supplemental Settlement Agreement in June 2024. The court approved the NAR Settlement over objections on November 26, 2024, and the approval is subject to appeal. If the NAR Settlement is sustained on appeal, it is expected to resolve claims against the Company related to this matter.
A fourth purported class action was filed against Fathom Realty, LLC and other real estate brokers on September 26, 2024 on behalf of buyers of residential property nationwide, and with an Illinois-specific sub-class. In the complaint, the Plaintiffs allege that Defendants conspired to raise buyer broker commissions in violation of Section 1 of the Sherman Act, the Illinois Antitrust Act, and the Illinois Consumer Fraud and Deceptive Business Practices Act. On December 16, 2024, the Company filed a Motion to Dismiss for Failure to State a Claim, and the plaintiffs filed an amended complaint in January 2025. The parties have agreed in principle to a settlement amount of $250,000, payable in three installments; however, the agreement remains subject to negotiation and execution of a mutually acceptable settlement agreement.
My Home Group, which the Company acquired in November 2024, is a defendant in an active lawsuit in the United States District Court for the District of Arizona, filed in January 2024. In September 2025, the plaintiff filed for preliminary approval of the settlement agreement. The Company estimates the total cost of the settlement to be approximately $1.0 million. The Company has included $0.5 million in accrued and other current liabilities and $0.5 million in other long-term liabilities in its balance sheet as of December 31, 2025.
Fathom Realty, LLC is a defendant in an active lawsuit filed in August 2024 in the United States District Court for the Southern District of Florida. In September 2025, the court granted preliminary approval of a settlement agreement. The Company estimates the total cost of the settlement to be approximately $1.0 million. The Company has included $1.0 million in accrued and other current liabilities in its balance sheet as of December 31, 2025.
On January 28, 2026 the Company received written notice from TotalBrokerage alleging that My Home Group (“MHG”) failed to remit certain subscription fees due in January 2026 under the parties’ subscription agreement (the “Agreement”). TotalBrokerage matter involves an alleged claim amount of approximately $1.0 million.
The Company is currently evaluating the claims asserted by TotalBrokerage and assessing its contractual rights and obligations under the Agreement. At this time, the Company cannot reasonably estimate the ultimate outcome of this matter or determine whether a loss contingency exists or the amount of any potential loss, if any. Accordingly, no accrual has been recorded as of December 31, 2025. The Company will continue to evaluate this matter and will record a liability in a future period if and when a loss becomes probable and reasonably estimable.
Other than the NAR Settlement above, we cannot predict with certainty the cost of our defense, the cost of prosecution, insurance coverage, or the ultimate outcome of the lawsuits and any others that might be filed in the future, including remedies or damage awards. Adverse results in such litigation might harm our business and financial condition. Moreover, defending these lawsuits, regardless of their merits, could entail substantial expense and require the time and attention of management.
Assets in Escrow
In conducting our operations, we routinely hold customers’ assets in escrow, pending completion of real estate transactions, and are responsible for the proper disposition of these balances for our customers. Certain of these amounts

FATHOM HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
are maintained in segregated bank accounts and have not been included in the accompanying consolidated balance sheet at December 31, 2025, consistent with GAAP and industry practice. The balances amounted to $3.2 million and $1.9 million at December 31, 2025 and 2024, respectively.
Encompass Net Worth Requirements
To maintain approval from the U.S. Department of Housing and Urban Development to operate as a Title II non-supervised mortgagee, our indirect subsidiary, Encompass Lending Group, is required to maintain adjusted net worth of $1.0 million and must maintain liquid assets (cash, cash equivalents, or readily convertible instruments) of 20% of the required net worth. As of December 31, 2025, Encompass had adjusted net worth of approximately $2.3 million and liquid assets of $2.4 million.
Commitments to Extend Credit
Encompass enters into IRLCs with borrowers who have applied for residential mortgage loans and have met certain credit and underwriting criteria. These commitments expose Encompass to market risk if interest rates change and the underlying loan is not economically hedged or committed to a purchaser. Encompass is also exposed to credit loss if the loan is originated and not sold to a purchaser and the mortgagor does not perform. The collateral upon extension of credit is typically a first deed of trust in the mortgagor’s residential property. Commitments to originate loans do not necessarily reflect future cash requirements as commitments are expected to expire without being drawn upon.
Regulatory Commitments
Encompass is subject to periodic audits and examinations from various federal and state agencies, including those made as part of the regulatory oversight of mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal government bodies, regulators or the courts.
Note 20. Subsequent Events
The Company has evaluated the impact of events that have occurred subsequent to December 31, 2025, through the date the consolidated financial statements were filed with the SEC.

FATHOM HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	June 30, 2026	December 31, 2025
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$4,484	$5,773
Restricted cash	187	144
Accounts receivable	5,938	3,718
Other receivable - current	2,015	3,000
Mortgage loans held for sale, at fair value	17,282	15,479
Prepaid and other current assets	4,745	7,806
Total current assets	34,652	35,920
Property and equipment, net	1,556	1,606
Lease right of use assets	3,874	4,180
Intangible assets, net	15,595	18,576
Goodwill	17,668	17,668
Other assets	102	94
Total assets	$73,448	$78,044
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,320	$5,649
Accrued and other current liabilities	6,790	5,973
Warehouse lines of credit	16,831	15,106
Lease liability - current portion	1,735	1,663
Long-term debt - current portion	8,155	5,506
Total current liabilities	44,831	33,897
Lease liability, net of current portion	2,806	3,296
Long-term debt, net of current portion	76	80
Other long-term liabilities	1,868	3,332
Total liabilities	49,581	40,605
Commitments and contingencies (Note 18)
Shareholders’ equity:
Common stock (no par value, shares authorized, 100,000,000; shares issued and outstanding, 33,792,998 and 32,716,641 as of June 30, 2026 and December 31, 2025, respectively)	—	—
Additional paid-in capital	151,774	150,909
Accumulated deficit	(127,907)	(113,470)
Total shareholders' equity	23,867	37,439
Total liabilities and shareholders’ equity	$73,448	$78,044

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FATHOM HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$114,612	$121,423	$201,014	$214,558
Commission and service costs	104,612	112,025	184,423	197,071
General and administrative	9,090	7,975	19,958	16,624
Marketing	1,583	1,404	2,903	2,774
Technology and development	2,931	1,839	4,374	3,776
Litigation contingency	199	6	205	10
Depreciation and amortization	537	553	1,096	1,107
Loss from operations	(4,340)	(2,379)	(11,945)	(6,804)
Other expense (income), net
Interest expense, net	218	207	328	363
Other nonoperating expense	1,622	944	2,121	1,993
Other expense, net	1,840	1,151	2,449	2,356
Loss before income taxes	(6,180)	(3,530)	(14,394)	(9,160)
Income tax expense	22	62	42	78
Net loss	$(6,202)	$(3,592)	$(14,436)	$(9,238)
Net loss per share:
Basic	$(0.19)	$(0.13)	$(0.44)	$(0.36)
Diluted	$(0.19)	$(0.13)	$(0.44)	$(0.36)
Weighted average common shares outstanding:
Basic	33,424,659	27,487,816	33,061,012	25,459,131
Diluted	33,424,659	27,487,816	33,061,012	25,459,131

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FATHOM HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
(in thousands, except share data)

	Common Stock
	Number of Outstanding Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at March 31, 2026	33,324,652	$—	$151,447	$(121,705)	$29,742
Stock-based compensation, net of forfeitures	468,346	—	425	—	425
Other	—	—	(98)	—	(98)
Net loss	—	—	—	(6,202)	(6,202)
Balance at June 30, 2026	33,792,998	$—	$151,774	$(127,907)	$23,867

	Common Stock
	Number of Outstanding Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at March 31, 2025	27,587,774	$—	$142,224	$(98,809)	$43,415
Stock-based compensation, net of forfeitures	522,346	—	945	—	945
Other	—	—	(68)	—	(68)
Net loss	—	—	—	(3,592)	(3,592)
Balance at June 30, 2025	28,110,120	$—	$143,101	$(102,401)	$40,700

	Common Stock
	Number of Outstanding Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2025	32,716,641	$—	$150,909	$(113,470)	$37,439
Stock-based compensation, net of forfeitures	1,076,357	—	1,013	—	1,013
Other	—	—	(148)	—	(148)
Net loss	—	—	—	(14,436)	(14,436)
Balance at June 30, 2026	33,792,998	$—	$151,774	$(127,907)	$23,867

	Common Stock
	Number of Outstanding Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2024	22,732,716	$—	$137,844	$(93,163)	$44,681
Stock-based compensation, net of forfeitures	1,039,401	—	2,450	—	2,450
Issuance of common stock for public offering	4,338,003		3,043		3,043
Discount of common stock for public offering	—	—	(126)	—	(126)
Other	—		(110)		(110)
Net loss	—	—	—	(9,238)	(9,238)
Balance at June 30, 2025	28,110,120	$—	$143,101	$(102,401)	$40,700

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FATHOM HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,436)	$(9,238)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,930	2,897
Non-cash lease expense	876	700
Deferred financing cost amortization	—	29
Other non-cash	7	—
Gain on sale of mortgages	(4,311)	(3,161)
Stock-based compensation	1,013	2,450
Deferred income taxes	(1,464)	3
Provision for credit losses	2,581	—
Change in operating assets and liabilities:
Accounts receivable	(2,220)	(2,928)
Prepaid and other current assets	1,465	(1,124)
Other assets	(8)	(5)
Accounts payable	5,671	4,476
Accrued and other current liabilities	817	73
Operating lease liabilities	(988)	(798)
Mortgage loans held for sale originations	(177,508)	(120,024)
Proceeds from sale and principal payments on mortgage loans held for sale	180,016	114,979
Net cash used in operating activities	(4,563)	(11,671)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(84)	(54)
Purchase of intangible assets	(815)	(1,385)
Proceeds from sale of business	—	4,000
Amounts paid for business and asset acquisitions, net of cash acquired	—	(120)
Net cash (used in) provided by investing activities	(899)	2,441
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(362)	(3,993)
Proceeds from debt	3,000	—
Deferred acquisition consideration payments	—	(33)
Borrowings from warehouse lines of credit	169,469	120,987
Repayment on warehouse lines of credit	(167,743)	(112,916)
Member distribution, net	(148)	—
Proceeds from the issuance of common stock in connection with a public offering	—	3,043
Payment of offering cost in connection with issuance of common stock in connection with public offering	—	(126)
Net cash provided by financing activities	4,216	6,962
Net decrease in cash, cash equivalents, and restricted cash	(1,246)	(2,268)
Cash, cash equivalents, and restricted cash at beginning of period	5,917	7,389
Cash, cash equivalents, and restricted cash at end of period	$4,671	$5,121
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$336	$90
Right of use assets obtained in exchange for new lease liabilities	$570	$1,213
Reconciliation of cash and restricted cash:
Cash and cash equivalents	$4,484	$4,879
Restricted cash	187	242
Total cash, cash equivalents, and restricted cash shown in statement of cash flows	$4,671	$5,121

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization, Consolidation and Presentation of Financial Statements
Fathom Holdings Inc. (“Fathom,” “Fathom Holdings,” and collectively with its consolidated subsidiaries and affiliates, the “Company”) is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance services and supporting software called intelliAgent. The Company's brands include Fathom Realty, Encompass Lending Group (“Encompass”), intelliAgent, Real Results, MHG, and Verus Title.
The unaudited interim condensed consolidated financial statements include the accounts of Fathom Holdings’ wholly-owned subsidiaries. All transactions and accounts between and among its subsidiaries have been eliminated. All adjustments and disclosures necessary for a fair presentation of these unaudited interim condensed consolidated financial statements have been included.
The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results of operations for the periods presented. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the Security and Exchange Commission (“SEC”) on March 30, 2026, as amended on April 30, 2026 (the “Form 10-K”). The results of operations for any interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.
Note 2. Risks and Uncertainties
Certain Significant Risks and Business Uncertainties — The Company is subject to the risks and challenges associated with companies at a similar stage of development. These include dependence on key individuals, successful development and marketing of its offerings, and competition with larger companies with greater financial, technical, and marketing resources. Furthermore, during the period required to achieve higher revenue in order to become consistently profitable, the Company may require additional funds that might not be readily available or might not be on terms that are acceptable to the Company.
Liquidity — The Company has a history of negative cash flows from operations and operating losses. The Company generated net losses of approximately $14.4 million and $9.2 million for the six months ended June 30, 2026 and 2025, respectively. Additionally, the Company anticipates further expenditures associated with the process of expanding its business organically and via acquisitions. The Company had cash and cash equivalents of $4.5 million and $5.8 million as of June 30, 2026 and December 31, 2025, respectively. On March 18, 2026, the Company entered into a subordinated secured promissory note in the original principal amount of $2.0 million with Bed Bath & Beyond, Inc. (“BBBY”), which was subsequently amended and restated on May 29, 2026 (as amended and restated, the “Bridge Note”) to, among other things, increase the original principal amount by $1.0 million. The Company will pay BBBY the principal amount under the Bridge Note on April 1, 2027 or such earlier date as the Bridge Note is required or permitted to be repaid provided by its terms. The Bridge Note bears interest at a rate equal to nine percent (9%) per annum, which is added to the principal amount at the end of each calendar month beginning in March 2026. The Company received $3.0 million during the first eight months of 2026 related to the sale of its insurance business, which was completed in May 2024.
The conditions described above — including the Company’s history of operating losses, its low cash position, and debt obligations discussed more fully in Note 8 below — raised substantial doubt about the Company’s ability to continue as a going concern. To address these conditions, BBBY has committed to provide financial support to the Company, for a year and one day following December 1, 2026. Based on BBBY's commitment and financial capacity, management believes it is probable that these plans will be effectively implemented and will mitigate the conditions that raised substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date of the issuance of these condensed consolidated financial statements.
Use of Estimates — The preparation of the unaudited interim condensed consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions, including those related to doubtful accounts, legal contingencies, income taxes, deferred tax asset valuation allowances, stock-based compensation, goodwill, estimated lives of intangible assets, and intangible asset impairment. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company might differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.
Note 3. Recent Accounting Pronouncements
Upcoming Accounting Pronouncements
In November 2024, the FASB issued Accounting Standards Update ASU 2024-03 – Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40) (“ASU 2024-03”). ASU 2024-03 requires the disclosure of specified information about certain costs and expenses in the notes to the financial statements. Per the amendment, for each interim and annual reporting period, the reporting entity must 1) disclose the amounts of (i) purchases of inventory, (ii) employee compensation, (iii) depreciation, (iv) intangible asset amortization and (v) depreciation, depletion, and amortization recognized as part of oil-and-gas producing activities; 2) include certain amounts that are already required to be disclosed under current GAAP in the same disclosure as the other disaggregation requirements; 3) disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively; and 4) disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. This amendment is effective for all annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the effect ASU 2024-03 will have on its disclosures.
In September 2025, the FASB issued Accounting Standards Update ASU 2025-06 - Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 (i) eliminates references to discrete development “stages” in ASC Topic 350-40, (ii) clarifies that internal-use software costs may be capitalized only when both of the following criteria are met: (a) management authorizes and commits to fund the project; and (b) it is probable that the project will be completed and the software will be used to perform the intended function (the “probable-to-complete” threshold), and (iii) introduces new guidance to evaluate whether there is significant development uncertainty (for example, where software features are novel, unproven, or performance requirements have not been identified or remain subject to substantial revision). ASU 2025-06 is effective for annual and interim periods beginning after December 15, 2027. The Company is currently evaluating the effect ASU 2025-06 will have on its disclosures.
Note 4. Intangible Assets, Net
Intangible assets, net consisted of the following (amounts in thousands):

	June 30, 2026
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Trade names	$4,256	$(2,094)	$2,162
Software development	14,836	(10,181)	4,655
Agent relationships	10,038	(4,821)	5,217
Know-how	430	(430)	—
Data usage	4,031	(470)	3,561
	$33,591	$(17,996)	$15,595

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Trade names	$4,256	$(1,881)	$2,375
Software development	14,027	(7,743)	6,284
Agent relationships	10,033	(4,105)	5,928
Know-how	430	(405)	25
Data-usage	4,031	(67)	3,964
	$32,777	$(14,201)	$18,576

Estimated future amortization of intangible assets as of June 30, 2026 was as follows (amounts in thousands):

Years Ending December 31,
2026 (remaining)	$5,601
2027	2,682
2028	2,581
2029	2,023
2030	1,834
Thereafter	874
Total	$15,595

The aggregate amortization expense for intangible assets was $2.5 million and $1.4 million, of which $2.0 million and $0.9 million was included in technology and development expense for the three months ended June 30, 2026 and 2025, respectively. During the three months ended June 30, 2026, the Company revised the estimated remaining useful life of certain internally developed software in connection with its decision to phase out and decommission the platform by September 30, 2026. As a result, the Company accelerated the amortization of the remaining carrying value of the affected software on a prospective basis. This change in estimate increased amortization expense recognized during the three months ended June 30, 2026.
The aggregate amortization expense for intangible assets was $3.8 million and $2.7 million, of which $2.8 million and $1.8 million was included in technology and development expense for the six months ended June 30, 2026 and 2025, respectively. As noted above, the Company revised the estimated remaining useful life of certain internally developed software, which prospectively accelerated the amortization of the remaining carrying value of the affected software. This change in accounting estimate increased amortization expense recognized during the six months ended June 30, 2026.
Note 5. Goodwill
The carrying amounts of goodwill by reportable segment as of June 30, 2026 and December 31, 2025 were as follows (amounts in thousands):

	Real Estate Brokerage	Mortgage	Title	Other(a)	Total
Balance at June 30, 2026	$4,407	$10,428	$929	$1,905	$17,668

	Real Estate Brokerage	Mortgage	Title	Other(a)	Total
Balance at December 31, 2025	$4,407	$10,428	$929	$1,905	$17,668

(a)	Other comprises goodwill not assigned to a reportable segment.
The Company has a risk of future impairment to the extent that individual reporting unit performance does not meet projections. Additionally, if current assumptions and estimates, including projected revenues and income growth rates, terminal growth rates, competitive and consumer trends, market-based discount rates, and other market factors,

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
are not met, or if valuation factors outside of the Company’s control change unfavorably, the estimated fair value of goodwill could be adversely affected, leading to a potential impairment in the future. For the six months ended June 30, 2026, no events occurred that indicated it was more likely than not that goodwill was impaired. There were no accumulated impairment losses as of June 30, 2026. The Company plans to conduct an annual goodwill impairment test in the fourth quarter of 2026.
Note 6. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following (amounts in thousands):

	June 30, 2026	December 31, 2025
Deferred annual fee	$676	$681
Due to sellers	845	936
Accrued compensation	830	901
Other accrued liabilities	4,439	3,455
Total accrued and other current liabilities	$6,790	$5,973

Note 7. Warehouse Lines of Credit
Encompass uses line of credit to temporarily finance mortgage loans pending their sale. The underlying warehouse lines of credit agreements, as described below, contain financial and other debt covenants. The warehouse credit facilities are classified as current liabilities on our balance sheets. The below table has dollars in millions.

	June 30, 2026
Lender	Borrowing Capacity	Outstanding Borrowings	Weighted -Average Interest Rate on Outstanding Borrowings
Bank A1	$8.0	$4.1	6.06%
Bank B2	$10.0	$5.8	6.56%
Bank C3	$15.0	$6.9	6.06%

	December 31, 2025
Lender	Borrowing Capacity	Outstanding Borrowings	Weighted -Average Interest Rate on Outstanding Borrowings
Bank A1	$8.0	$6.3	6.10%
Bank B2	$10.0	$2.3	6.46%
Bank C3	$10.0	$6.5	6.24%

(1)
Bank A's interest on funds borrowed is equal to the greater of (i) 5.50%, or (ii) the 30-Day Secured Overnight Financing Rate (“SOFR”) plus 2.438%. The agreement ends on August 31, 2026. Encompass was in compliance with debt covenants under this facility as of June 30, 2026.

(2)
Bank B's interest on funds borrowed is equal to the note rate. The agreement does not expire and can be canceled by either party at any time. As of June 30, 2026, Encompass was not in compliance with certain of these debt covenants under this facility related to earnings. Encompass was in compliance with debt covenants under this facility as of June 30, 2026.

(3)
Bank C's interest on funds borrowed is equal to the greater of 4.50%, or the 30-Day SOFR plus 2.40%. The agreement ends in May 2027. Encompass was in compliance with debt covenants under this facility as of June 30, 2026.

Note 8. Debt
Total debt consisted of the following (amounts in thousands):

	June 30, 2026	December 31, 2025
3.75% Small Business Administration installment loan due May 2050	$98	$102
Convertible note payable	5,000	5,000
Promissory note payable	—	53
Bridge note	3,052	—

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	June 30, 2026	December 31, 2025
Director and officer (D&O) insurance policy promissory note1	—	102
Executive and officer (E&O) insurance policy promissory note2	81	329
Total debt	8,231	5,586
Long-term debt, current portion	(8,155)	(5,506)
Long-term debt, net of current portion	$76	$80

(1)	The 2025 D&O note carries a 7.80% interest rate and is payable quarterly with the last quarterly payment due in June 2026.
(2)	The 2025 E&O note carries a 12.25% interest rate and is payable monthly with the last monthly payment being due in August 2026.
Promissory Note
In connection with the acquisition of My Home Group (“MHG”) in November 2024, the Company assumed a promissory note with a principal balance of $0.2 million, bearing an annual interest rate of 8.5%. The note was payable in 20 equal monthly installments of $13,413, with the final payment made in April 2026.
Bridge Note
In March 2026, the Company entered into a subordinated secured promissory note in the original principal amount of $2.0 million (the “Original Bridge Note”) with Bed Bath & Beyond, Inc. (the “Investor”). In connection with the Original Bridge Note, on March 18, 2026, the Company, the Material Subsidiaries (as defined in the Original Bridge Note), and the Investor entered into (i) a security agreement (the “Security Agreement”) and (ii) a subsidiary guarantee (the “Subsidiary Guarantee”). The Company will pay the Investor the principal amount under the Original Bridge Note on April 1, 2027, or such earlier date as the Original Bridge Note is required or permitted to be repaid as provided by its terms. The Original Bridge Note bears interest at a rate equal to 9.0% per annum, which is added to the principal amount at the end of each calendar month beginning in March 2026. On May 29, 2026, the parties to the Original Bridge Note agreed to amend and restate the Original Bridge Note (the “Amended and Restated Bridge Note”) to, among other things, increase the original principal amount by $1.0 million (the “Additional Principal Amount”), for an aggregate original principal amount of $3,036,350, including $36,350 of accrued interest on the original principal amount as of May 29, 2026. The Amended and Restated Bridge Note also amended the Security Agreement and the Subsidiary Guarantee to include all obligations under the Amended and Restated Bridge Note, including the Additional Principal Amount, all accrued and future interest, and all other amounts owing under the Amended and Restated Bridge Note.
The Company will pay the Investor the principal amount under the Amended and Restated Bridge Note on April 1, 2027, or such earlier date as the Amended and Restated Bridge Note is required or permitted to be repaid as provided by its terms. The Amended and Restated Bridge Note bears interest at a rate equal to 9.0% per annum, which is added to the principal amount at the end of each calendar month beginning in March 2026.
Convertible Note Payable
In September 2024, the Company sold and issued senior secured convertible promissory notes in aggregate principal amount of $5.0 million (the “2024 Notes”) to an existing shareholder, who beneficially owns more than 5.0% of Fathom's common stock, and the chairman of the Company's Board of Directors in a private placement (the “2024 Offering”). The 2024 Notes were issued pursuant to that certain Securities Purchase Agreement, dated as of September 25, 2024 (the “SPA”) by and among the Company and two accredited investors (each a “Holder” and together, the “Holders”).
The cash proceeds to the Company from the issuance of the 2024 Note were $4.9 million after deducting the 2024 Offering expense. In connection with the 2024 Offering, the Company also entered into a Security Agreement pursuant to which the 2024 Note is secured by all existing and future assets of the Company.
The Company failed to timely file with the Securities and Exchange Commission (the “Commission”) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 (the “Q1 Form 10-Q”), as required under Section 13(a) of the Exchange Act, which failure constituted an Event of Default under Section 6(a)(viii) of the 2024

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Notes (the “Existing Filing Default”). The Company’s failure also constituted a breach under the SPA, which requires the Company to satisfy the current public information requirement under Rule 144(c) under the Securities Act (the “Existing SPA Default”), as well as a cross-default under Section 6(a)(iii) of the 2024 Notes (collectively with the Existing Filing Default and the Existing SPA Default, the “Existing Defaults”).
On May 29, 2026, the Company and the Holders entered into a Limited Waiver and Omnibus Amendment to the Senior Secured Convertible Promissory Notes (the “Waiver”). Pursuant to the Waiver, the Holders agreed to waive the Existing Defaults solely during the period commencing on the date of the Waiver through and including October 1, 2026 (the “Waiver Period”), subject to the terms and conditions set forth therein. The Waiver does not constitute a waiver of the Company’s obligation to pay Rule 144 Failure Payments as and when due in accordance with the SPA.
In consideration for the Holders’ agreement to waive the Existing Defaults, the Waiver provides for amendments to certain terms of the 2024 Notes, including an increase in the minimum interest rate floor from 8% per annum to 10% per annum. Further, during the continuance of the Existing Filing Default (from the date the Q1 Form 10-Q was required to be filed through the date on which the Q1 Form 10-Q is actually filed with the Commission), interest on the outstanding principal amount of the 2024 Notes shall accrue at a rate equal to 18% per annum (the “Default Rate”) in lieu of the interest rate otherwise applicable under the 2024 Notes. Upon the Company's cure of the Existing Filing Default, the interest rate on the 2024 Notes reverted to the rate otherwise applicable under the 2024 Notes. As of June 30, 2026, the Company was in compliance with the covenants under the 2024 Notes.
Beginning on September 25, 2024, quarterly interest payments are to be paid in cash on the principal amount at a fluctuating rate equal to (i) the monthly average Secured Overnight Financing Rate (SOFR) plus (ii) 6.0% per annum, subject to certain adjustments and a minimum rate of 10.0%. The 2024 Notes have a conversion price of $4.25 per share of common stock, representing an initial conversion premium of approximately 85% above the last reported sale price of Fathom's common stock on September 26, 2024. The 2024 Notes will mature on October 1, 2026, unless repurchased or converted in accordance with their terms prior to such date. The 2024 Notes may not be converted by either purchaser into shares of common stock if such conversion would result in the purchaser and its affiliates owning an aggregate of in excess of 19.99% of the then-outstanding shares of the Company’s common stock.
Note 9. Fair Value Measurements
ASC Topic 820, Fair Value Measurement (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The methodology establishes consistency and comparability by providing a fair value hierarchy that prioritizes the inputs to valuation techniques into three broad levels, which are described below:
•	Level 1 inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).
•
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

•	Level 3 inputs are unobservable inputs that reflect the entity’s own assumptions in pricing the asset or liability (used when little or no market data is available).
A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.
In general, fair value is based upon quoted market prices, where evaluated. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure the financial instruments are recorded at fair value.
While management believes its valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Mortgage loans held for sale – Management determines the fair value of mortgage loans held for sale is determined using quoted secondary-market prices or purchaser commitments. If no such quoted price exists, the fair value of a loan

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan, which would be used by other market participants. The loans are considered Level 2 on the fair value hierarchy.
Derivative financial instruments – Derivative financial instruments are reported at fair value. Fair value is determined using a pricing model with inputs that are unobservable in the market or cannot be derived principally from or corroborated by observable market data. These instruments are Level 3 on the fair value hierarchy.
The fair value determination of each derivative financial instrument categorized as Level 3 required one or more of the following unobservable inputs:
•	Agreed prices from Interest Rate Lock Commitments (“IRLC”);
•	Trading prices for derivative instruments; and
•	Closing prices at June 30, 2026 and December 31, 2025 for derivative instruments.
The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025 (amounts in thousands):

	June 30, 2026
	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale	$—	$17,282	$—	$17,282
Derivative assets	—	—	45	45
Derivative liabilities	—	—	(64)	(64)
	$—	$17,282	$(19)	$17,263

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale	$—	$15,479	$—	$15,479
Derivative assets	—	—	41	41
Derivative liabilities	—	—	(57)	(57)
	$—	$15,479	$(16)	$15,463

The Company enters into IRLCs to originate residential mortgage loans held for sale, at specified interest rates and within a specific period of time (generally between 30 and 90 days), with customers who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs meet the definition of a derivative and are reflected on the consolidated balance sheets at fair value with changes in fair value recognized in other service revenue on the consolidated statements of operations. Unrealized gains and losses on the IRLCs, reflected as derivative assets and derivative liabilities, respectively, are measured based on the fair value of the underlying mortgage loan, quoted agency mortgage-backed security (“MBS”) prices, estimates of the fair value of the mortgage servicing rights and the probability that the mortgage loan will fund within the terms of the IRLC, net of commission expense and broker fees. The fair value of the forward loan sales commitment and mandatory delivery commitments being used to hedge the IRLCs and mortgage loans held for sale not committed to purchasers are based on quoted agency MBS prices.
Note 10. Leases
Operating Leases
The Company has operating leases primarily consisting of office space with remaining lease terms of less than one year to five years, subject to certain renewal options as applicable.
Leases with an initial term of twelve months or fewer are not recorded on the balance sheet, and the Company does not separate lease and non-lease components of contracts. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings to derive an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. The Company used estimated incremental borrowing rates for all active leases.
The table below presents certain information related to lease costs for the Company’s operating leases (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating lease expense	$500	$343	$876	$700
Short-term lease expense	214	147	367	291
Total lease cost	$714	$490	$1,243	$991

The following table presents the weighted average remaining lease term and the weighted average discount rate related to operating leases:

	June 30, 2026	December 31, 2025
Weighted average remaining lease term (in years) - operating leases	2.9	3.2
Weighted average discount rate - operating leases	8.44%	8.33%

The following table presents the maturities of lease liabilities (amounts in thousands):

Years Ended December 31,	Operating Leases
2026 (remaining)	$1,044
2027	1,960
2028	1,395
2029	270
2030	190
Thereafter	301
Total minimum lease payments	5,160
Less effects of discounting	(619)
Present value of future minimum lease payments	$4,541

Note 11. Shareholders’ Equity
On March 10, 2022, the Company’s Board of Directors authorized an expenditure of up to $10.0 million for the repurchase of shares of the Company’s common stock. The share repurchase program does not have a fixed expiration. Under the program, repurchases can be made from time-to-time using a variety of methods, including open market transactions, privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The actual timing and amount of future repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The repurchase program does not obligate the Company to acquire any particular number of shares and may be suspended or discontinued at any time at the Company’s discretion. There were no equity repurchases during the six months ended June 30, 2026 and the full year ended December 31, 2025, leaving approximately $4.0 million remaining under the share repurchase authorization.
In March 2025, the Company completed a public offering (the “March 2025 Offering”), which resulted in the issuance and sale by the Company of 3,505,364 shares of common stock at an offering price of $0.68 per share and 832,639 shares of common stock at an offering price of $0.72 per share, generating gross proceeds of $3.0 million, of which the Company received total net proceeds of $2.9 million, after deducting underwriting discounts and other offering costs. The Company issued and sold shares of its common stock to certain investors and members of the Company’s Board.

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In September 2025, the Company completed a public offering (the “September 2025 Offering”), which resulted in the issuance and sale by the Company of 3,450,000 shares of common stock at an offering price of $2.00 per share, generating gross proceeds of $6.9 million, of which the Company received total net proceeds of $6.5 million, after deducting underwriting discounts and other offering costs. The Company issued and sold shares of its common stock to certain investors.
Note 12. Stock-based Compensation
The Company’s 2019 Omnibus Stock Incentive Plan (the “2019 Plan”) provides for granting stock options, restricted stock awards, and restricted stock units to employees, directors, contractors and consultants of the Company. On August 9, 2024, the Company's shareholders approved an amendment to the 2019 Plan that increased the share reserve of the 2019 Plan by 1,600,000 shares from 5,760,778 shares to 7,360,778 shares. On August 20, 2025, the Company's shareholders approved an amendment to the 2019 Plan that increased the share reserve of the 2019 Plan by 1,300,000 shares from 7,360,778 to 8,660,778 shares.
Restricted Stock Awards
The following is the restricted stock award activity for the three and six months ended June 30, 2026:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2025	134,581	$2.88
Granted	—	—
Vested	(34,375)	3.67
Forfeited	0	—
Nonvested at March 31, 2026	100,206	$2.61
Granted	—	—
Vested	—	—
Forfeited	(41,000)	3.73
Nonvested at June 30, 2026	59,206	$1.83

Restricted Stock Unit Awards
During 2025, the Company commenced granting restricted stock units to employees and agents.
The following is the restricted stock unit award activity for the three and six months ended June 30, 2026:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2025	2,048,090	$1.36
Granted	619,187	0.93
Vested	(608,011)	1.35
Forfeited	(10,273)	1.94
Nonvested at March 31 2026	2,048,993	$1.23
Granted	53,940	0.95
Vested	(133,270)	1.23
Forfeited	(610,356)	0.81
Nonvested at June 30, 2026	1,359,307	$1.41

Stock Option Awards
The Company did not grant stock option awards during the six month period ended June 30, 2026.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Stock-based Compensation expense
Stock-based compensation expense related to all awards issued under the Company’s stock compensation plans for the three and six months ended June 30, 2026 and 2025 was as follows (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Commission and service costs	$205	$444	$504	$1,106
General and administrative	220	489	508	1,302
Marketing	—	12	1	43
Total stock-based compensation	$425	$945	$1,013	$2,451

At June 30, 2026, the total unrecognized compensation cost related to nonvested restricted stock awards was approximately $0.1 million, which is expected to be recognized over a weighted average period of approximately thirteen months.
At June 30, 2026, the total unrecognized compensation cost related to nonvested restricted stock units was $0.8 million, which the Company expects to recognize over a weighted average period of approximately nine months.
Note 13. Related Party Transactions
In May 2026, the Company and the Holders of the 2024 Notes entered into the Waiver, as discussed in more detail in Note 8 above. Scott Flanders, the chairman of the Company’s Board, was a party to the Waiver. As required by the Company’s internal policies, this related-party transaction was approved by a majority of the independent, disinterested members of the Company’s Board.
In the March 2025 Offering, the Company issued and sold shares of its common stock to certain investors and members of the Company’s Board.
The Company leases office from entities affiliated with certain of our employees. Rent expense was $0.03 million and $0.06 million, for the three and six months ended June 30, 2026, respectively, and $0.03 million and $0.06 million for the three and six months ended June 30, 2025, respectively.
Marketing expense for the three and six months ended June 30, 2026 and 2025 included approximately $0.1 million and $0.1 million, respectively, paid to related parties in exchange for the Company receiving marketing services.
Note 14. Net Loss per Share Attributable to Common Stock
Basic loss per share of common stock is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is calculated by adjusting the weighted-average number of shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. Diluted loss per share excludes, when applicable, the potential impact of stock options, unvested shares of restricted stock awards, and common stock warrants because their effect would be anti-dilutive due to net loss.
The calculation of basic and diluted net loss per share attributable to common stock was as follows (amounts in thousands except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Numerator:
Net loss attributable to common stock—basic and diluted	$(6,202)	$(3,592)	$(14,436)	$(9,238)
Denominator:
Weighted-average basic and diluted shares outstanding	33,424,659	27,487,816	33,061,012	25,459,131
Net loss per share attributable to common stock—basic and diluted	$(0.19)	$(0.13)	$(0.44)	$(0.36)

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stock for the periods presented because their effect would have been anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Stock options	41,723	147,707	41,723	147,707
Non-vested restricted stock awards	100,206	192,907	100,206	192,907
Non-vested restricted stock units	1,629,307	1,915,211	1,629,307	1,915,211
Common stock warrants	—	240,100	—	240,100
Convertible debt	1,759,804	1,176,471	1,759,804	1,176,471

Note 15. Income Taxes
In determining the quarterly provision for income taxes, the Company used the annual effective tax rate applied to year-to-date income. The Company’s annual estimated effective tax rate differs from the statutory rate primarily as a result of state taxes, permanent differences, and changes in the Company’s valuation allowance. The income tax effects of unusual or infrequent items including a change in the valuation allowance as a result of a change in judgment regarding the realizability of deferred tax assets are excluded from the estimated annual effective tax rate and are required to be discretely recognized in the interim period they occur.
The Company has historically maintained a valuation allowance against deferred tax assets and reported only minimal current state tax expense. For each of the three and six months ended June 30, 2026 the Company recorded income tax expense of approximately $0.02 million and $0.04 million, respectively, and $0.06 million and $0.08 million for the three and six months ended June 30, 2025, respectively. The Company expects to maintain a valuation allowance on current year remaining net deferred tax assets by year-end due to historical operating losses, but records a net deferred tax liability when reversals of deferred tax liabilities that relate to indefinite-live intangible assets may not be used in realizing deferred tax assets.
The Company applies the standards on uncertainty in income taxes contained in ASC Topic 740, Accounting for Income Taxes. The application of this interpretation did not have any impact on the Company’s condensed consolidated financial statements, as the Company did not have any significant unrecognized tax benefits during the six months ended June 30, 2026 or the year ended December 31, 2025. Due to the Company's carryforward of net operating losses, the statute of limitations remains open subsequent to and including the year ended December 31, 2015.
On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA introduced multiple U.S. federal income tax changes such as deductibility of domestic research and development expenses, deductibility on certain property additions and limitations on interest expense deduction. The Company has assessed the legislation and the impact of these provisions on our condensed consolidated financial statements. The legislation does not have a material impact on the Company’s condensed consolidated financial statements.
Note 16. Segment Reporting
The Company's Chief Operating Decision Maker (“CODM”) is its Interim Chief Executive Officer (CEO), who is responsible for evaluating the performance of the Company's operating segments and allocating resources. The Company identifies an operating segment as a component: (i) that engages in business activities from which it may earn revenues and incur expenses; (ii) that has available discrete financial information; and (iii) whose operating results are regularly reviewed by the CODM. The Company does not conduct business outside of the United States and no single customer accounts for more than 10% of total revenue in any reporting period.
Our CODM makes operating decisions and assesses performance based on the services of identified operating segments and has identified three operating and reportable segments: Real Estate Brokerage; Mortgage; and Title. Through its Real Estate Brokerage segment, the Company provides real estate brokerage services. Through its Mortgage segment, the Company provides residential loan origination and underwriting services. Through its Title segment, the Company provides title insurance, escrow, and settlement services to facilitate residential real estate transactions. Beginning in the fourth quarter of 2025, the Company determined that its Title operations meet the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
quantitative thresholds under ASC Topic 280, Segment Reporting, to be presented as a reportable segment. Following the sale of LiveBy in November 2025, the Company no longer presents its Technology operations as a reportable segment, as these activities no longer meet the quantitative thresholds or aggregation criteria for separate disclosure and are now managed and evaluated together with the Company’s other operating segments. Prior period segment information has been recast to conform to the current period presentation to reflect this change in reportable segments.
The CODM reviews revenue and Adjusted EBITDA to evaluate financial performance of the reportable segments and to allocate resources. Adjusted EBITDA represents the revenues of the operating segment less operating expenses directly attributable to the respective operating segment. Adjusted EBITDA is defined by us as net income (loss), excluding: (i) other income and expense, (ii) costs related to acquisitions, (iii) income taxes, (iv) depreciation and amortization, and (v) share-based compensation expense. In particular, the Company believes the exclusion of non-cash share-based compensation expense related to restricted stock awards and stock options and transaction-related costs provides a useful supplemental measure in evaluating the performance of our operations and provides better transparency into our results of operations. The Company’s presentation of Adjusted EBITDA might not be comparable to similar measures used by other companies.
The Company has determined that the main expenses regularly reviewed by the CODM in assessing segment performance are:
•	Compensation Expense – Includes salaries and wages for personnel across the Real Estate Brokerage, Mortgage, Title, and Corporate and Other Services functions.
•
Commission Expense – Includes commissions and related agent payments incurred in connection with revenue-generating transactions, across the Real Estate Brokerage, Mortgage, Title, and Corporate and Other Services functions.

These expenses are presented within the segment disclosures below as they represent the most significant cost drivers impacting the Company’s operating segments and are used by management in evaluating performance, allocating resources, and assessing operating efficiency.
The Company does not allocate assets to its operating segments as they are not included in the review performed by the CODM for purposes of assessing segment performance and allocating resources. The balance sheet is managed on a consolidated basis and is not used in the context of segment reporting.
Key operating data for the reportable segments for the three and six months ended June 30, 2026 and 2025 are set forth in the tables below (amounts in thousands):

	Three Months Ended June 30, 2026
	Real Estate Brokerage	Mortgage	Title	Total
Revenue	$106,970	$5,681	$1,950	$114,601
Intersegment revenue	—	—	32	32
Total segment revenue	106,970	5,681	1,982	114,633
Corporate and other services(a)				392
Elimination of intersegment revenue				(413)
Total revenue				114,612
Less:
Commissions	101,711	1,538	278
Compensation	1,343	1,550	956
Other segment expenses	2,782	2,337	794
Adjusted EBITDA by segment	1,134	256	(46)	1,344
Corporate and other services(a) expenses				(2,498)
Stock based compensation				(425)
Litigation contingency				(199)
Depreciation and amortization				(2,562)
Other income (expense), net				(1,840)
Loss before income tax				$(6,180)

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended June 30, 2025
	Real Estate Brokerage	Mortgage	Title	Total
Revenue	$115,979	$3,316	$1,492	$120,787
Intersegment revenue	—	—	32	32
Total segment revenue	115,979	3,316	1,524	120,819
Corporate and other services(a)				1,054
Elimination of intersegment revenue				(450)
Total revenue				121,423
Less:
Commissions	111,334	984	217
Compensation	1,537	1,042	958
Other segment expenses	1,007	1,376	621
Adjusted EBITDA by segment	2,101	(86)	(272)	1,743
Corporate and other services(a) expenses				(1,713)
Stock based compensation				(945)
Litigation contingency				(6)
Depreciation and amortization				(1,458)
Other expense (income), net				(1,151)
Loss before income tax				$(3,530)

	Six Months Ended June 30, 2026
	Real Estate Brokerage	Mortgage	Title	Total
Revenue	$188,308	$9,164	$3,531	$201,003
Intersegment revenue	—	—	63	63
Total segment revenue	188,308	9,164	3,594	201,066
Corporate and other services(a)				773
Elimination of intersegment revenue				(825)
Total revenue				201,014
Less:
Commissions	179,612	2,444	581
Compensation	2,675	2,854	1,925
Other segment expenses	7,945	3,933	1,436
Adjusted EBITDA by segment	(1,924)	(67)	(348)	(2,339)
Corporate and other services(a) expenses				(4,457)
Stock based compensation				(1,013)
Litigation contingency				(205)
Depreciation and amortization				(3,930)
Other income (expense), net				(2,450)
Loss before income tax				$(14,394)

	Six Months Ended June 30, 2025
	Real Estate Brokerage	Mortgage	Title	Total
Revenue	$204,854	$5,919	$2,505	$213,278
Intersegment revenue	—	—	65	65
Total segment revenue	204,854	5,919	2,570	213,343
Corporate and other services(a)				2,117
Elimination of intersegment revenue				(902)
Total revenue				214,558

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30, 2025
	Real Estate Brokerage	Mortgage	Title	Total
Less:
Commissions	195,744	1,687	335
Compensation	2,850	2,096	1,810
Other segment expenses	2,574	2,599	1,126
Adjusted EBITDA by segment	3,686	(463)	(701)	2,522
Corporate and other services (a) expenses				(3,969)
Stock based compensation				(2,450)
Litigation contingency				(10)
Depreciation and amortization				(2,897)
Other expense (income), net				(2,356)
Loss before income tax				$(9,160)

(a)	Transactions between segments are eliminated in consolidation. Such amounts are eliminated through the Corporate and other services line.
Note 17. Acquisition and Sale of Business
Acquisitions
In October 2025, the Company acquired START Real Estate (“START”), a real estate brokerage business in the Colorado real estate market, for total consideration of approximately $1.2 million. The purchase price included initial cash consideration of approximately $0.2 million and 157,356 shares of the Company's common stock with an acquisition date fair value of $0.3 million. Contingent consideration with an initial estimated present value of $0.7 million is due upon the occurrence of certain milestones. The Company will pay the contingent consideration, which may be paid in cash or shares of common stock at the Company’s discretion, equal to the amount by which START's net income exceeds defined thresholds during each fiscal year through December 31, 2028. The acquisition was accounted for as a business combination in accordance with ASC Topic 805. Assets acquired and liabilities assumed in the individual acquisitions were recorded on the Company’s consolidated balance sheet at their estimated fair values as of acquisition date, including current assets of $0.04 million and accounts payable and accrued liabilities of $0.1 million. The Company recorded finite-lived intangible assets of approximately $0.8 million and goodwill of approximately $0.3 million. None of the goodwill is expected to be deductible for income tax purposes
Sale of Business
On November 28, 2025, the Company completed the sale of its LiveBy business (the “LiveBy Disposal Group”), to a third party. The LiveBy Disposal Group had been included in the Company's Technology segment. The purchase price included cash of $3.0 million, excluding closing adjustments. The sale also provided the Company access to certain LiveBy technology products for a period of five years, commencing on the closing date, at no cost. The future use of LiveBy products was treated as non-cash consideration in the sale and measured at fair value using the income approach. The fair value was determined by estimating the discrete future cash flows attributable to the use of the products over the contractual term of five years, and discounting those cash flows to their present value using a risk-adjusted discount rate of 15.5%. The Company recognized an intangible asset of approximately $4.0 million related to the data usage which will be amortized over its five-year contractual life.
The LiveBy Disposal Group did not meet the requirements to be classified as discontinued operations, as the sale did not materially affect the Company's operations and did not represent a strategic shift for the Company.
Note 18. Commitments and Contingencies
Legal Proceedings
From time to time the Company is involved in litigation, claims, and other proceedings arising in the ordinary course of business. Such litigation and other proceedings may include actions relating to employment law and misclassification of agents as independent contractors, intellectual property, commercial or contractual claims,

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
brokerage or real estate disputes, or other consumer protection statutes, ordinary-course brokerage disputes like the failure to disclose property defects, commission disputes, and various liabilities based upon conduct of individuals or entities, including agents and third-party contractor agents. Litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur.
In September 2024, Fathom Realty, a wholly-owned subsidiary of the Company, reached a nationwide settlement related to claims asserted in Burnett v. The National Association of Realtors, et al. As part of the settlement, Fathom Realty paid $0.5 million into a settlement fund on October 1, 2025, $0.5 million on January 2, 2026, and is obligated to pay an additional $1.95 million on or before October 1, 2026, which the Company has included in other short-term liabilities in its balance sheet as of June 30, 2026. Fathom Realty has also agreed to adhere to the rule changes put forth by the NAR.
As previously reported in a Current Report on Form 8-K filed on November 28, 2023, the Company has been named as a defendant in a purported class action complaint in the United States District Court for the Eastern District of Texas Sherman Division, filed on November 13, 2023, by plaintiffs QJ Team, LLC and Five Points Holdings, LLC, individually and on behalf of all other persons similarly situated. A second purported class action complaint was filed on December 14, 2023, by plaintiffs Julie Martin, Mark Adams and Adelaida Matta in the same court, naming the Company as a defendant along with others, many of whom are also named in the first lawsuit. These lawsuits are purportedly brought on behalf of a class consisting of all persons who listed properties on a Multiple Listing Service in Texas (the “MLS”) using a listing agent or broker affiliated with one of the defendants named in the lawsuits and paid a buyer broker commission beginning on November 13, 2019. The lawsuits allege unlawful conspiracy in violation of federal antitrust law and, against certain defendants (but not the Company) deceptive trade practices under the Texas Deceptive Trade Practices Act. The Company opted into a settlement between a nationwide plaintiff class and the NAR by executing a Supplemental Settlement Agreement in June 2024 (the “NAR Settlement”). On November 26, 2024, the court approved the NAR Settlement over objections. The final approval order is currently being appealed, and the Company is actively monitoring. If the NAR Settlement is sustained on appeal, it is expected to resolve claims against the Company related to this matter.
A third purported class action complaint was filed on April 11, 2024, by plaintiffs Shauntell Burton, Benny D. Cheatham, Robert Douglass, Douglas Fender, and Dana Fender in the United States District Court for the District of South Carolina. Like the Texas lawsuits, the South Carolina lawsuit alleges unlawful conspiracy in violation of federal antitrust law and is purportedly brought on behalf of a class consisting of all persons who used a listing broker in the sale of a home listed on an MLS in the District of South Carolina beginning on November 6, 2019. The case is currently stayed pending the final approval of the settlement between a nationwide plaintiff class and the NAR. As discussed above, the Company opted into a settlement between a nationwide plaintiff class and the NAR by executing a Supplemental Settlement Agreement in June 2024. The court approved the NAR Settlement over objections on November 26, 2024, and the approval is subject to appeal. If the NAR Settlement is sustained on appeal, it is expected to resolve claims against the Company related to this matter.
A fourth purported class action was filed against Fathom Realty, LLC and other real estate brokers on September 26, 2024 on behalf of buyers of residential property nationwide, and with an Illinois-specific sub-class. In the complaint, the Plaintiffs allege that Defendants conspired to raise buyer broker commissions in violation of Section 1 of the Sherman Act, the Illinois Antitrust Act, and the Illinois Consumer Fraud and Deceptive Business Practices Act. On December 16, 2024, the Company filed a Motion to Dismiss for Failure to State a Claim, and the plaintiffs filed an amended complaint in January 2025. The parties have agreed in principle to a settlement amount of $0.3 million, payable in three installments; however, the agreement remains subject to negotiation and execution of a mutually acceptable settlement agreement. The Company has included $0.2 million in accrued and other current liabilities and $0.1 million in other long-term liabilities in its consolidated balance sheet as of June 30, 2026.
My Home Group, which the Company acquired in November 2024, is a defendant in a lawsuit filed in January 2024 in the United States District Court for the District of Arizona. On February 5, 2026, the Court granted final approval of the settlement. The period to file any appeals expired on March 9, 2026, and no appeals were filed, making the settlement final. The total settlement amount is $1.0 million. As of June 30, 2026, the Company had paid $0.1 million in December 2025, with an additional $0.4 million paid on August 3, 2026. The remaining $0.5 million is due on or before March 9, 2027. Accordingly, the Company has recorded $0.5 million in other current liabilities in its consolidated balance sheet as of June 30, 2026.

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Fathom Realty, LLC was a defendant in a lawsuit filed in August 2024 in the United States District Court for the Southern District of Florida. The Court granted final approval of the settlement, resolving the matter. The total settlement amount was approximately $1.1 million. The Company made a settlement payment of approximately $0.8 million on May 26, 2026, an additional payment of approximately $0.2 million on July 1, 2026, and has a remaining payment obligation of approximately $0.2 million. The Company has included $0.2 million in accrued and other current liabilities in its balance sheet as of June 30, 2026.
On January 28, 2026 the Company received written notice from TotalBrokerage alleging that MHG failed to remit certain subscription fees due in January 2026 under the parties’ subscription agreement (the “TotalBrokerage Agreement”). The TotalBrokerage matter involves an alleged claim amount of approximately $1.0 million.
The Company is currently evaluating the claims asserted by TotalBrokerage and assessing its contractual rights and obligations under the TotalBrokerage Agreement. At this time, the Company cannot reasonably estimate the ultimate outcome of this matter or determine whether a loss contingency exists or the amount of any potential loss, if any. Accordingly, no accrual has been recorded as of June 30, 2026. The Company will continue to evaluate this matter and will record a liability in a future period if and when a loss becomes probable and reasonably estimable.
Other than the NAR Settlement above, we cannot predict with certainty the cost of our defense, the cost of prosecution, insurance coverage, or the ultimate outcome of the lawsuits and any others that might be filed in the future, including remedies or damage awards. Adverse results in such litigation might harm our business and financial condition. Moreover, defending these lawsuits, regardless of their merits, could entail substantial expense and require the time and attention of management.
Assets in Escrow
In conducting its operations, the Company routinely holds customers’ assets in escrow, pending completion of real estate transactions, and is responsible for the proper disposition of these balances for its customers. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying condensed consolidated balance sheets, consistent with GAAP and industry practice. The balance amounted to $6.0 million and $3.2 million at June 30, 2026 and December 31, 2025, respectively.
Encompass Net Worth Requirements
To maintain approval from the U.S. Department of Housing and Urban Development to operate as a Title II non-supervised mortgagee, our indirect subsidiary Encompass is required to have adjusted net worth of $1.0 million as of each December 31 and must maintain liquid assets (cash, cash equivalents, or readily convertible instruments) of at least $0.2 million. As of December 31, 2025, Encompass had adjusted net worth of approximately $2.3 million and liquid assets of $2.4 million.
Commitments to Extend Credit
Encompass enters into IRLCs with borrowers who have applied for residential mortgage loans and have met certain credit and underwriting criteria. These commitments expose Encompass to market risk if interest rates change and the underlying loan is not economically hedged or committed to a purchaser. Encompass is also exposed to credit loss if the loan is originated and not sold to a purchaser and the mortgagor does not perform. The collateral upon extension of credit is typically a first deed of trust in the mortgagor’s residential property. Commitments to originate loans do not necessarily reflect future cash requirements as commitments are expected to expire without being drawn upon.
Regulatory Commitments
Encompass is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of the regulatory oversight of mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal government bodies, regulators or the courts.

FATHOM HOLDINGS INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 19. Subsequent Events
As previously reported, on April 10, 2026, Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).
On July 6, 2026, the Company received written communication from Nasdaq notifying the Company that, for the last 10 consecutive business days, from June 19, 2026 through July 6, 2026, the closing bid price of the Company’s common stock had been at least $1.00 per share. Accordingly, the Company has regained compliance with the Bid Price Rule, and Nasdaq now considers this matter closed.
The Company has evaluated subsequent events through the date these financial statements were issued and has determined that, other than the matters discussed above, there were no events or transactions occurring during this period that would require recognition or disclosure in the condensed consolidated financial statements.

Annex A
MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BED BATH & BEYOND, INC.,

FATHOM MERGER SUB, INC.,

AND

FATHOM HOLDINGS INC.

DATED AS OF JUNE 16, 2026

A-i

Exhibits

Exhibit A	Sample Adjusted Exchange Ratio	A-51
A-ii

MERGER AGREEMENT AND PLAN OF REORGANIZATION
This MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 16, 2026 (this “Agreement”), is by and among Bed Bath & Beyond, Inc., a Delaware corporation (the “Parent”), Fathom Merger Sub, Inc., a North Carolina corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub” and collectively with Parent, the “Parent Parties”), and Fathom Holdings Inc., a North Carolina corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 9.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS
A. The parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) as a direct wholly owned Subsidiary of Parent in accordance with the applicable provisions of each of the North Carolina Business Corporations Act (the “NCBCA”) and the General Corporation Law of the State of Delaware;
B. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) determined to recommend that the Company’s stockholders adopt this Agreement (collectively, the “Company Board Recommendation”);
C. The Board of Directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including each of the Merger and the Parent Share Issuance, are advisable, fair to and in the best interests of Parent and its stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance;
D. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole stockholder and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
E. Concurrently with the execution of this Agreement, each Company D&O Individual and Parent are entering into a Voting and Support Agreement, pursuant to which, among other actions and matters, such Company D&O Individual has agreed to vote all shares of Company Common Stock beneficially owned by such Company D&O Individual in favor of adopting this Agreement and authorizing and approving the Merger; and
F. For U.S. federal income Tax purposes, the Company, Parent and Merger Sub intend that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Company, Parent and Merger Sub be parties to such reorganization (within the meaning of Section 368(b) of the Code), and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
Article 1
THE MERGER
1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the NCBCA:
(a) At the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. As a result of the Merger, the Surviving Corporation shall become a direct wholly owned Subsidiary of Parent. The Merger shall have the effects set forth in the applicable provisions of the NCBCA. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b) In connection with the Merger and prior to the Effective Time, Parent shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of shares of Parent Common Stock to permit the issuance of shares of Parent Common Stock to the holders of shares of Company Common Stock as of the Effective Time, subject to and in accordance with the terms of this Agreement.
(c) At the Effective Time, by virtue of the Merger and without any action by the Company, Parent, Merger Sub or any other Person, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws of Merger Sub (except that the name of the Surviving Corporation shall not be changed), as in effect immediately prior to the Effective Time.

(d) The directors of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Unless otherwise determined by Parent in its sole discretion, the officers of the Company serving in such positions immediately prior to the Effective Time shall become, effective as of the Effective Time, the officers of the Surviving Corporation, each until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.2 Closing and Effective Time of the Merger.
(a) The closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 a.m., New York City time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all of the applicable conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), or at such other time and place as the parties shall agree in writing. The date and time at which the Closing occurs is referred to herein as the “Closing Date”.
(b) On the Closing Date, Parent, Merger Sub and the Company shall cause (i) a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA and (ii) articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of North Carolina, or at such other date and time as is agreed upon by the parties and specified in the Certificate of Merger in accordance with the NCBCA (such time as the Merger becomes effective, the “Effective Time”).
Article 2
CONVERSION OF SECURITIES IN THE MERGERS
2.1 Conversion of Securities.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any capital stock of the Company, Parent, or Merger Sub:
(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Cancelled Shares), shall be automatically converted into the right to receive, without interest, that number of validly issued, fully paid and non-assessable shares of Parent Common Stock, equal to the Exchange Ratio rounded down to the nearest whole share (after taking into account all shares of Company Common Stock delivered by such holder) pursuant to Section 2.5 and any required withholding of Taxes pursuant to Section 2.8 (“Merger Consideration”).
(ii) All shares of Company Common Stock (other than any Company Cancelled Shares) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist and, as of the Effective Time, each holder of record of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.1(a)(i) and Section 2.2, plus any Fractional Shares Cash Amount to which such holder is entitled in accordance with Section 2.5.
(iii) All shares of Company Common Stock held by (x) the Company as treasury shares, (y) any Company Subsidiary or (z) Parent or any Parent Subsidiary, in each case, immediately prior to the Effective Time (collectively, the “Company Cancelled Shares”), shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iv) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.
(b) If, prior to the Effective Time, Parent or the Company should split, subdivide, consolidate, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, as applicable, or pay a stock dividend or other stock distribution in the Parent Common Stock or the Company Common Stock, as applicable, or otherwise change the Parent Common Stock or the Company Common Stock, as applicable, into any other securities, or make any other such stock dividend or stock distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, as applicable, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Parent Common Stock or Company Common Stock, as applicable, shall be appropriately adjusted to proportionately reflect such split, combination, stock dividend or other stock distribution or change; provided that nothing in this Section 2.1(b) shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
2.2 Payment for Securities; Surrender of Certificates.
(a) Exchange Agent. At or prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A. to act as the exchange agent for purposes of effecting the payment of the Merger Consideration and the Fractional Shares Cash Amount in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (x) an amount of cash sufficient to deliver the aggregate Fractional Shares Cash Amount and (y) an amount of uncertificated, book-entry shares representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, in each case, to which holders of Company Common Stock shall be entitled at the Effective Time pursuant to Section 2.1(a)(i) and Section 2.5, as applicable (such cash and book-entry shares, the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder. Following the Effective Time, Parent shall pay, or shall cause to be paid to the Exchange Agent, from time to time, as needed, cash sufficient to pay the aggregate dividends and other distributions pursuant to Section 2.4. In the event such deposited funds or shares are insufficient to make the payments contemplated pursuant to Section 2.1(a)(i), Section 2.4 and Section 2.5, as applicable, Parent shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds or shares, as applicable, to ensure that the Exchange Agent has sufficient funds or shares, as applicable, to make such payments. Earnings from any investment by the Exchange Agent (to be made solely at Parent’s direction) of the cash deposited by Parent with the Exchange Agent pursuant to the second and fourth sentences of this Section 2.2(a) shall be the sole and exclusive property of Parent. No part of such earnings shall accrue to the benefit of holders of Company Common Stock (other than by virtue of receipt of the Merger Consideration and the Fractional Shares Cash Amount pursuant to the terms hereof) and no losses shall alter Parent’s obligation to fully fund the Exchange Fund or cause the Exchange Agent to pay the Merger Consideration and the Fractional Shares Cash Amount in accordance with Section 2.2(b).
(b) Procedures for Surrender; Treatment of Certificates and Book Entry Shares.
(i) Company Certificated Shares. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each Person that was a holder of record of shares of Company Common Stock represented by a certificate (“Company Certificated Shares”) immediately prior to the Effective Time: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificated Shares shall pass, only upon delivery of the Company Certificated Shares to the Exchange Agent, and shall otherwise be in such form as Parent, the Company and the Exchange Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Company Certificated Shares (or affidavits of loss in lieu of the Company Certificated Shares as provided in Section 2.2(f)) in exchange for payment of the Merger Consideration and any Fractional Shares Cash Amount that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.5. Upon surrender of a Company Certificated Shares (or affidavit of loss in lieu of the Company Certificated Shares as provided in Section 2.2(f)) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Company Certificated Shares, the holder of such Company Certificated Shares shall be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after such surrender, (I) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which the shares of Company Common Stock have been converted pursuant to Section 2.1(a)(i) and (II) in the case of any Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.1(a)(i) and Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4, and any Company Certificated Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration and any Fractional Shares Cash Amount is to be made to a Person other than the Person in whose name any surrendered Company Certificated Shares are registered, it shall be a condition precedent of payment that the Company Certificated Shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and any Fractional Shares Cash Amount to a Person other than the registered holder of the Company Certificated Shares so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Company Certificated Shares. Until surrendered as contemplated hereby, each Company Certificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Shares Cash Amount as contemplated by this Agreement, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4.
(ii) Company Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of shares of Company Common Stock held in book-entry form (“Company Book-Entry Shares”) shall be required to deliver a certificate evidencing such Company Book-Entry Shares or, in the case of holders of Company Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration and any Fractional Shares Cash Amount that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.5. In lieu thereof, each holder of record of one or more Company Book-Entry Shares held through The Depository Trust Company whose shares of Company Common Stock were converted into the right to receive the Merger Consideration and any Fractional Shares Cash Amount shall automatically, upon the Effective Time, be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which such Company Book-Entry Shares have been converted pursuant to Section 2.1(a)(i) and (B) in the case of the Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.1(a)(i) and Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Book-Entry Shares becomes entitled in accordance with Section 2.4, and any Company Book-Entry Shares shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Book-Entry Shares not held through The Depository Trust Company: (I) a letter of transmittal, which shall be in such form as Parent, the Company and the Exchange Agent shall reasonably agree; and (II) instructions for returning such letter of transmittal in exchange for the Merger Consideration and the Fractional Shares Cash Amount. Upon delivery of such letter of transmittal, duly executed and in proper form, with respect to such Company Book-Entry Shares, the holder of such Company Book-Entry Shares shall be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after such delivery, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which such Company Book-Entry Shares have been converted pursuant to Section 2.1(a)(i) and (B) in the case of the Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.1(a)(i) and Section 2.5, as applicable, together with any dividends or other distributions to which such holder of Company Book-Entry Shares becomes entitled in accordance with Section 2.4, and any Company Book-Entry Shares shall forthwith be cancelled. Payment of the Merger Consideration and the Fractional Shares Cash Amount with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Company Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Shares Cash Amount, in each case as contemplated by this Agreement, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4.
(c) Transfer Books; No Further Ownership Rights in Shares. The shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock pursuant to and in accordance with Section 2.1(a)(i) and Section 2.2, together with any Fractional Share Cash Amount paid in accordance with Section 2.5 and any dividends or other distributions paid or issued in accordance with Section 2.4, shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. From and after the Effective Time, (i) all holders of Company Common Stock as of immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares of Company Common Stock have been converted pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which the former holders of such shares of Company Common Stock become entitled in accordance with Section 2.4) and the Fractional Shares Cash Amount to which such holders are entitled to receive in accordance with Section 2.5 and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.
(d) Post-Effective Time Surrender. If, after the Effective Time, any Company Certificated Shares are presented to Parent or the Surviving Corporation for any reason, such Company Certificated Shares shall be cancelled and exchanged for the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which such holder is entitled in accordance with Section 2.4) and any Fractional Shares Cash Amount to which such holder is entitled to receive pursuant to Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4 (in each case, subject to abandoned property, escheat or other similar Laws).
(e) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Company Common Stock on the first anniversary of the Effective Time shall be returned to Parent upon demand, and any such holder of Company Common Stock who has not complied with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration and any Fractional Shares Cash Amount and any dividends or other distributions to which such holders are entitled in accordance with Section 2.4 in respect of such holder’s shares of Company Common Stock. Any Merger Consideration or Fractional Shares Cash Amount remaining unclaimed by the holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or their respective affiliates will be liable to any holder of Company Common Stock for Merger Consideration (or any dividends or other distributions payable or issuable in connection therewith in accordance with Section 2.4) or any Fractional Shares Cash Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificated Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificated Shares, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which such holder is entitled in accordance with Section 2.4) and any Fractional Share Cash Amount to which the holder is entitled pursuant to Section 2.5. Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration (and any dividends or other distributions payable or issuable in connection therewith in accordance with Section 2.4) or any Fractional Share Cash Amount, require the owner of such lost, stolen or destroyed Company Certificated Shares to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificated Shares alleged to have been lost, stolen or destroyed.
2.3 No Dissenter’s Rights. Pursuant to Article 13 of Chapter 55 of the NCBCA, no holder of any shares of Company Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of, or in connection with, this Agreement or the transactions contemplated hereby, including the Mergers.

2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.1(a)(i) until such holder shall have complied with the provisions of Section 2.2(b). Subject to escheat, Tax or other applicable Law, following the surrender of any such Company Common Stock in accordance with Section 2.2(b), such holder shall be entitled to receive any such dividends or distributions, without interest, which theretofore had become payable with respect to the Parent Common Stock exchangeable for such Company Common Stock pursuant to Section 2.1(a)(i) (after giving effect to any required Tax withholdings as provided in Section 2.8).
2.5 Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to Section 2.1(a)(i) that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock delivered by such holder in accordance with Section 2.2(b)) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Parent Stock Price (such cash amount, the “Fractional Shares Cash Amount”). Company and Parent acknowledge that payment of any Fractional Shares Cash Amount was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.
2.6 Further Assurances. From and after the Effective Time, the respective officers of Parent and the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company or any Parent Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or any Parent Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation, as applicable, as a result of, or in connection with, the Mergers.
2.7 Treatment of Company Equity Awards.
(a) Treatment of Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will automatically terminate and be canceled without payment of any consideration to the holder thereof.
(b) Treatment of Company Restricted Stock Awards.
As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time will be assumed by Parent. Each such assumed Company Restricted Stock Award (each, an “Assumed Restricted Stock Award”) will be converted into an award of restricted stock with respect to shares of Parent Common Stock on the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting), except that each Assumed Restricted Stock Award will relate to the number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.
(c) Treatment of Company RSU Awards.
(i) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, and held by any non-employee director of the Company (each, a “Cancelled RSU Award”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, fully vest and be converted into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock underlying such Cancelled RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 (the “Company RSU Consideration”).
(ii) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, other than a Cancelled RSU Award, will be assumed by Parent. Each such assumed Company RSU Award (each, an “Assumed RSU Award”) will be converted into an award of restricted stock units with respect to shares of Parent Common Stock on the same terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time (including with respect to vesting), except that each Assumed RSU Award will relate to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
(d) Treatment of Company PSU Awards.
(i) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company PSU Award that is subject to vesting based on the achievement of one or more stock price hurdles that is outstanding immediately prior to the Effective Time (each, a “Stock Price Hurdle PSU Award”) and that vests upon the occurrence of the Effective Time based on actual performance through the Effective Time (each, an “Earned PSU Award”) will be cancelled as of the

Effective Time and converted into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock underlying such Earned PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 (the “Company Earned PSU Consideration”).
(ii) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Stock Price Hurdle PSU Award that has not vested as of the Effective Time based on actual performance through the Effective Time will automatically terminate and be canceled without payment of any consideration to the holder thereof.
(iii) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company PSU Award (other than a Stock Price Hurdle PSU Award) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by Parent. Each such assumed Company PSU Award (each, an “Assumed PSU Award”) will be converted into an award of performance-based restricted stock units with respect to shares of Parent Common Stock on the same terms and conditions as were applicable to such Company PSU Award immediately prior to the Effective Time, except that each Assumed PSU Award will relate to the number of shares of Parent Common Stock equal to the product of (i) a number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. Each Assumed Restricted Stock Award, Assumed RSU Award and Assumed PSU Award is referred to herein as an “Assumed Equity Award.”
(e) Double Trigger Acceleration; Share Reservation; Section 409A. Notwithstanding the foregoing, if, at any time during the twelve (12)-month period following the Effective Time, the employment of a holder of any Assumed Equity Award is terminated by Parent, the Surviving Corporation or any of their respective Subsidiaries without Cause (as defined in the applicable Company Equity Plan or award agreement), then all Assumed Equity Awards held by such holder shall become fully vested as of the date of such termination of employment. Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon vesting or settlement of the Assumed Equity Awards assumed pursuant to this Section 2.7. Promptly after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) that registers the offer and sale of the shares of Parent Common Stock issuable upon vesting or settlement of the Assumed Equity Awards and shall use commercially reasonable efforts to keep effective, and maintain a current prospectus meeting the requirements of the Securities Act with respect to, such registration for so long as such Assumed Equity Awards remain outstanding (or, if earlier, until the issuance thereunder of all shares of Parent Common Stock so registered). The transactions contemplated by Section 2.7(e) shall in all cases be effected in a manner intended to comply with Section 409A of the Code.
(f) Plan Administration. Prior to the Effective Time, the Company (or the administrator under the Company Equity Plans, as applicable) shall adopt such resolutions and take such other corporate actions as are necessary or appropriate to effect the treatment of Company Equity Awards contemplated by this Section 2.7.
(g) Payment Procedures. Parent shall cause the Company RSU Consideration and Company Earned PSU Consideration, if any, to holders of Cancelled RSU Awards and Earned PSU Awards, inclusive of the aggregate Fractional Shares Cash Amount payable in the Merger to holders of Cancelled RSU Awards and Earned PSU Awards to be paid as soon as practicable following the Company Merger Effective Time, without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of shares of Parent Common Stock otherwise payable as Merger Consideration to satisfy such obligations).
(h) Company Equity Plan. As of the Effective Time, Parent shall assume the Company’s 2019 Omnibus Stock Incentive Plan with the number of shares reserved and remaining available for issuance thereunder adjusted to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock reserved and remaining available for issuance under the Company’s 2019 Omnibus Stock Incentive Plan immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share.
2.8 Withholding Rights.
Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Law. The parties shall reasonably cooperate with each other in coordinating the deduction and withholding of any Taxes required to be deducted and withheld under applicable Law. Other than with respect to deductions and withholdings attributable to compensatory payments or a failure to deliver the certificate described in Section 7.2(e), if the Parent or the Surviving Corporation determines that it is required to deduct and withhold with respect to any amounts payable pursuant to this Agreement, the Parent and the Surviving Corporation shall use commercially reasonable efforts to notify the Person in respect of which such deduction and withholding is to be made at least three (3) Business Days prior to making any such deduction or withholding and, to the extent reasonably practicable, cooperate with and provide such Person with a reasonable opportunity to reduce or eliminate such deduction or withholding to the extent permitted by applicable Law. In the event any such deduction and withholding is required to be made in respect of Parent Common Stock to be received by a holder of shares of Company Common Stock in the Merger, such deduction and withholding shall be satisfied by reducing the number of shares of Parent Common Stock to which such holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding, divided by (y) the Parent Closing Price. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted by the deducting and withholding party to the applicable Governmental Entity as required by applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.9 Tax Treatment.
(a) Each of Parent, Merger Sub and the Company intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and shall, and shall cause its respective affiliates to, use their commercially reasonable efforts to cause the Merger to so qualify and shall not take, or cause to be taken, any action that would reasonably be expected to prevent, preclude or impede the Merger from so qualifying. Each of the parties will notify the other parties promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b) The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and agree that the Company, Parent and Merger Sub shall constitute parties to such reorganization (within the meaning of Section 368(b) of the Code).
(c) None of the parties nor any of their affiliates shall take any position for U.S. federal income tax purposes (and applicable state, local and non-U.S. Tax purposes) on any applicable Tax Return or in any applicable Tax contest or audit or in any communication (whether written or unwritten) with any applicable Governmental Entity inconsistent with the Intended Tax Treatment unless required by a final “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law).
(d) Each of the parties shall use all commercially reasonable efforts to obtain, and shall reasonably cooperate with each other in obtaining, any tax opinions that are required in connection with the preparation, filing and delivery of the Joint Proxy Statement/Prospectus or the Registration Statement with respect to the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and such tax opinions shall be in form and substance reasonably satisfactory to the Company and the Parent. In connection with the issuance of any such tax opinions, Parent and the Company shall provide such other information as reasonably requested by counsel for purposes of rendering such tax opinion.
2.10 Adjustment of Exchange Ratio. On the date that is three Business Days prior to the Closing Date, for the purposes of calculating the Exchange Ratio, the Equity Value of the Company shall be reduced by the Equity Value Shortfall (if any) and the Exchange Ratio shall be adjusted to an amount equal to: (a) the Equity Value of the Company (as reduced by the Equity Value Shortfall), divided by (b) the total number of shares of Company Common Stock outstanding as of the Closing Date, divided by (c) the Parent Stock Price. A sample calculation of the adjustment to the Exchange Ratio pursuant to this Section 2.10 is attached to this Agreement as Exhibit A.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the schedule of exceptions delivered by the Company to Parent (the “Company Schedule of Exceptions”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Schedule of Exceptions as to a specific representation or warranty shall qualify one or more other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections) and (b) as otherwise disclosed or identified in the Company SEC Documents filed or furnished at least two (2) Business Days prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, but including any historical or factual matters disclosed in such sections), the Company hereby represents and warrants to Parent as follows:
3.1 Organization and Qualification; Subsidiaries.
(a) The Company and each of its Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries taken as a whole.
(b) The Company has made available or caused to be made available to Parent true and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. None of the Company or any Company Subsidiary is in violation of any provision of its organizational or governing documents.

(c) Section 3.1(c) of the Company Schedule of Exceptions sets forth a true and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. The Company owns, beneficially and of record, directly or indirectly, all Equity Interests of the Company Subsidiaries free and clear of any Liens other than Permitted Liens.
3.2 Capitalization.
(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of the close of business on June 12, 2026 (the “Company Capitalization Date”), there were (i) 34,108,953 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury and (iii) no shares of preferred stock, no par value, of the Company (“Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”). As of the Company Capitalization Date, no shares of Company Preferred Stock are issued and outstanding. No Company Subsidiary owns any shares of Company Stock or has any option or warrant to purchase shares of any Company Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
(b) As of the close of business on the Company Capitalization Date, (i) 43,996 shares of Company Common Stock were subject to outstanding Company Options under the Company Equity Plans, (ii) 100,206 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards under the Company Equity Plans, (iii) 1,764,875 shares of Company Common Stock were subject to outstanding Company RSU Awards under the Company Equity Plans, (iv) 337,615 shares of Company Common Stock were subject to outstanding Company PSU Awards under the Company Equity Plans (assuming that, for purposes of any such Company PSU Awards, the applicable performance metrics have been achieved at “target” levels) and (v) 17,803,002 shares of Company Common Stock were reserved for future issuance under the Company Equity Plans for awards not yet granted. All shares of Company Common Stock subject to issuance under the Company Equity Plans have been or, upon issuance prior to the Effective Time, will be issued, on the terms and conditions specified in the instruments pursuant to which they are issuable and in compliance with all applicable Laws, and have been or shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Section 3.2(b) of the Company Schedule of Exceptions sets forth the following information with respect to each outstanding Company Equity Award as of the close of business on the Company Capitalization Date: (1) the name (or employee identification number) of the holder thereof; (2) the number of shares of Company Common Stock issuable thereunder (with Company PSU Awards disclosed assuming that applicable performance goals are achieved at each of “target” levels and “maximum” levels); (3) the grant date; (4) the expiration date (if any); (5) the exercise price (if any); (6) the vesting schedule; and (7) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.1
(c) Except for Equity Interests set forth in Section 3.2(b) and the Company Rights outstanding under the Company Rights Agreement, there are no outstanding Equity Interests or other options, phantom equity, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. From the close of business on the Company Capitalization Date until the date hereof, the Company has not issued any Company Stock or other Equity Interests other than Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Company Capitalization Date in accordance with their terms.
(d) Except with respect to the Company Equity Awards, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Company Stock or other Equity Interests of the Company or any Company Subsidiary.
3.3 Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and, except for affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the “Required Company Vote”), no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The Company has duly and validly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery by the Parent Parties, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (the “Enforceability Limitations”). The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company. The Company Board has, at a meeting duly called and held, adopted resolutions to give effect to the Company Board Recommendation and resolved to include the Company Board Recommendation in the Proxy Statement.
3.4 No Conflict. Subject to receipt of the Required Company Vote, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under (or an event which with notice or lapse of time or both would become a default under), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or any Company Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, rights, other occurrences or Liens (other than Permitted Liens) which would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the transactions contemplated hereby, including the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) be materially adverse to the Company or the Company Subsidiaries, taken as a whole.
3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Parent Parties, in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger and the Certificate of Merger as required by the NCBCA, as applicable, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, Securities Act and any other applicable U.S. state or federal securities Laws, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries, taken as a whole.
3.6 Compliance With Law. Neither the Company nor any Company Subsidiary is, or since January 1, 2023, has been in conflict with, default under or in violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not been and would not reasonably be expected to be materially adverse to the Company or the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to the Company or any Company Subsidiary have not been, and would not reasonably be expected to be materially adverse to the Company or the Company Subsidiaries, taken as a whole.
3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Company SEC Documents”). No Company Subsidiary is required to make any filings with the SEC.
(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Company Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes and other presentation items.
(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents.
(e) The Company and the Company Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other transactions contemplated hereby and (iv) for liabilities and obligations that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries, taken as a whole.
(f) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.
3.8 Absence of Certain Changes or Events. Since January 1, 2025 through the date hereof:
(a) Except for the discussion and negotiation of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.
(b) There has not been any Company Material Adverse Effect or any Effect, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) There has not been any action taken by the Company or any Company Subsidiary that, if taken during the period between the date hereof through the Effective Time, would constitute a breach of, or required Parent’s consent pursuant to, Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.1(g), 5.1(i), 5.1(j), 5.1(m), 5.1(o), 5.1(p), 5.1(q) or, as it relates to any of the foregoing, 5.1(t).
3.9 Employee Benefit Plans.
(a) Section 3.9(a) of the Company Schedule of Exceptions sets forth a complete and accurate list of each Company Benefit Plan as of the date hereof, excluding (i) any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that (x) does not materially differ from the applicable form set forth on Section 3.9(a) of the Company Schedule of Exceptions, (y) does not provide for (A) any change in control, retention or other payments or benefits that could be triggered by the consummation of the transactions contemplated hereby (either alone or in combination with any other event or the passage of time), or (B) severance payments or benefits and (z) can be terminated upon sixty (60) days’ notice or less without further payment, liability or obligation (other than as required by applicable Laws) and (ii) any individual award agreement evidencing Company Equity Awards that is on a form that does not materially differ from the applicable form set forth on Section 3.9(a) of the Company Schedule of Exceptions. With respect to each Company Benefit Plan scheduled on Section 3.9(a) of the Company Schedule of Exceptions, to the extent applicable, the Company and the Company Subsidiaries have either delivered or made available to Parent prior to the execution of this Agreement true, correct and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten Company Benefit Plans, written descriptions of the material provisions thereof, (ii) the most recent determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, (vi) all nondiscrimination and compliance testing reports for the most recently completed plan year and (vii) all material non-routine correspondence to and from any Governmental Entity within the last three (3) years.
(b) Each Company Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, such Company Benefit Plan has received a determination from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter, or if it is a volume submitter plan, it has a favorable advisory letter), and, to the Knowledge of the Company, nothing has occurred since the date of the last such letter that has or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.
(c) Except as set forth on Section 3.9(c) of the Company Schedule of Exceptions, no Company Benefit Plan is, and none of the Company, any of the Company Subsidiaries or their respective ERISA Affiliates has within the previous six years, sponsored, maintained, contributed to, had any obligation to contribute to, or otherwise had any liability or obligation (whether direct or contingent) under or with respect to: (i) a Multiemployer Plan; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) a “defined benefit plan” (as defined in Section 3(35) of

ERISA whether or not subject thereto) or any other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; or (v) a health or other welfare arrangement that is self-insured by the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has any current or contingent liability or obligation as a consequence of being considered a “single employer” with any other Person under Section 414 of the Code during the past six (6) years.
(d) No Company Benefit Plan provides, and neither the Company nor any of the Company Subsidiaries sponsors, maintains, contributes to or is required to contribute to or has any liability with respect to any post-retirement welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) benefits in the nature of severance pay with respect to one or more of the Company Benefit Plans set forth on Section 3.9(a) of the Company Schedule of Exceptions.
(e) No claims, actions, causes of action, suits, litigations, proceedings, arbitrations, mediations, interferences, audits, assessments, hearings or other legal proceedings (including Proceedings but excluding routine claims for benefits) are pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan that would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries.
(f) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby could (alone or in conjunction with any other event) (i) entitle any current or former employee, individual independent contractor, officer or director of the Company or any of the Company Subsidiaries to any compensation or benefits, (ii) increase the amount of any compensation or benefits due to any such individual, (iii) accelerate the vesting, funding or time of payment of any compensation or benefits due to any such individual or under any Company Benefit Plan, or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(g) Except as, individually or in the aggregate, has not or would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, all required premiums for, or contributions required to be made to, each Company Benefit Plan have been timely made or otherwise properly accrued or adequately reserved for, as applicable, in accordance with the terms of the applicable Company Benefit Plan and applicable Law.
(h) Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects with all applicable requirements of Sections 409A of the Code. Neither the Company nor any of the Company Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
3.10 Labor and Other Employment Matters.
(a) The Company has provided to Parent a true, complete and accurate list, as of the date hereof, of all employees of the Company and the Company Subsidiaries, showing for each such employee, each as applicable: (i) name or identification number, (ii) job title, (iii) primary work location (city, state (where applicable), and country), (iv) date of hire, (v) base hourly rate or annual salary or other base rate of compensation, (vi) eligibility for commissions, bonuses or other incentive-based compensation payments and amounts paid by the Company or any of the Company Subsidiaries for such incentive-based compensation in the calendar year 2025, (vii) full-time or part-time status, (viii) exempt or non-exempt status under applicable wage and hour laws, (ix) union affiliation, (x) employing entity, and (xi) employment status as active or on leave (including type of leave and anticipated date of return if on leave).
(b) The Company provided to Parent a true, complete and accurate list, as of the date hereof, of all individual independent contractors engaged by or providing services to the Company or any of the Company Subsidiaries, including those providing services through a sole proprietorship or an entity wholly owned and operated by the individual, showing for each individual, each as applicable: (i) their name, (ii) the scope of services they provide, (iii) their primary work location (city, state (where applicable), and country), (iv) their first date of retention, (v) their compensation terms, (vi) the approximate average number of hours they perform work for the Company or any of the Company Subsidiaries per month, and (vii) their engaging entity.
(c) Neither the Company nor any of the Company Subsidiaries is a party to, bound by or negotiating any Collective Bargaining Agreement and no employees of the Company or any of the Company Subsidiaries are represented by a Union or, to the Knowledge of the Company, purported to be represented by a Union in connection with their employment by the Company or any of the Company Subsidiaries. As of the date hereof, there are no and for the past three (3) years have been no (i) Union organizing activities or efforts, (ii) demands of any Union for recognition involving any current or former employee of Company or any of the Company Subsidiaries or (iii) representation proceedings, petitions, or certifications seeking representation pending or threatened against the Company or any of the Company Subsidiaries. There is no, and for the past three (3) years has been no, labor strike, picketing, lockouts, handbillings, material labor dispute or disruption, grievances, material slowdown or concerted work stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.
(d) The Company and the Company Subsidiaries are and for the past three (3) years have been in material compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, hiring, background checks, promotions, terminations, employee privacy, worker classification, health and safety, wage payment, wages and hours, meal and rest periods, overtime, compensation, child labor, immigration and work authorizations, employment harassment and discrimination, retaliation, disability rights or benefits, accommodations, leaves of absence, paid sick leave, equal employment opportunity, fair employment practices, plant closures and layoffs, reductions in force, affirmative action, pay transparency, workers’ compensation, working conditions, labor relations, collective bargaining, discipline, termination, social welfare obligations and unemployment insurance. Neither the Company nor any of the Company Subsidiaries has incurred in the past three (3) years any material liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of any independent contractors or other non-employee workers, or (iii) the misclassification of any employees as exempt from the overtime requirements of applicable wage and hour Laws.
(e) There are no and for the past three (3) years have been no Proceedings pending, or to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their officers, directors, employees or independent contractors in their capacity as such, based on, arising out of, in connection with, or otherwise relating to (i) the employment or engagement of, termination of employment or engagement of or the failure to employ or engage any person including any applicant for employment, any current or former employee, any current or former individual independent contractor (including those providing or who provided services through sole proprietorships or entities wholly owned and operated by them), any other non-employee service provider (including workers provided through temporary staffing agencies) or (ii) any other labor or employment matter.
(f) To the Knowledge of the Company, no current employee of the Company or any Company Subsidiary with an annualized compensation at or above $100,000, intends to terminate his or her employment.
(g) In the past three (3) years, the Company and the Company Subsidiaries have not implemented or effectuated a “mass layoff” or “plant closings” as defined under Worker Adjustment and Retraining Notification Act of 1988 or by any equivalent foreign or state Law (each a “WARN Act”) or other employment decision sufficient in number to trigger application of an applicable WARN Act. In the past six (6) months, the Company and the Company Subsidiaries have not implemented or effectuated any furlough, layoff affecting more than 15 employees, or material reduction in hours across its or their workforce.
(h) To the Knowledge of the Company, in the past three (3) years, no allegations of sexual harassment, discriminatory harassment, sexual assault, or sexual misconduct have been made or threatened by or against any current or former officer, director, manager, executive or employee or other individual service provider of the Company or the Company Subsidiaries in their capacity as such. In the past three (3) years, the Company and the Company Subsidiaries have not entered into any settlement or separation agreements related to allegations or claims of sexual harassment, discriminatory harassment, sexual assault, or sexual misconduct. The Company and the Company Subsidiaries have promptly and reasonably investigated all sexual harassment, discrimination, sexual assault, sexual misconduct and retaliation allegations of which they are or were aware and have taken appropriate corrective actions with respect to such allegations found to have merit reasonably calculated to prevent further harassment. Neither the Company nor the Company Subsidiaries reasonably expect any material liability with respect to any such allegations and that any such allegations, if known to the public, would bring the Company or any of the Company Subsidiaries into material disrepute.
3.11 Contracts.
(a) Section 3.11(a) of the Company Schedule of Exceptions sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories, other than those Contracts filed with the SEC as an exhibit to any Company SEC Document after January 1, 2025 (such Contracts, the “Filed Material Contracts”):
(i) any joint venture, partnership, strategic alliance, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company or any Company Subsidiary owns any interest;
(ii) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $100,000 in any one-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;
(iii) any purchase, sale or supply Contract that contains “take or pay” provisions, volume requirements or commitments, exclusive or preferred purchasing arrangements, “most favored nation” provisions or promotional requirements.
(iv) any Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary, or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;
(v) any Contract that limits the freedom of the Company or any of its affiliates (including Parent and its affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area;
(vi) any Contract related to the acquisition, disposition or other merger, reorganization or business combination that pursuant to which the Company or any Company Subsidiary has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations;

(vii) (A) any Contract relating to indebtedness for borrowed money (including obligations evidenced by bonds, debentures, notes, or similar instruments), (B) any financial guaranty (including any guaranty by the Company or any Company Subsidiary of any obligations of any third party), in each case pertaining to indebtedness and (C) any Liens to which the Company is subject;
(viii) any Contract with a term exceeding one year after the date of this Agreement which is a financial derivative interest rate hedge with a value in excess of $100,000;
(ix) any Contract related to any cryptocurrency, tokens or other digital assets;
(x) any Collective Bargaining Agreement;
(xi) any Contract with any Person that is one of the top 10 customers of the Company and its Subsidiaries (as measured by total revenue for the fiscal year ending December 31, 2025) or with any Person that is one of the top 10 vendors of the Company and the Company Subsidiaries (as measured by expenditures for the fiscal year ending December 31, 2025);
(xii) any Company Real Property Lease that is material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted;
(xiii) any Contract pursuant to which the Company or any Company Subsidiary licenses to or from a third party or otherwise grants or is granted the right to use or exploit Intellectual Property that is material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted, except (A) shrink-wrap, click-through or off-the-shelf software licenses, and other licenses of un-customized Software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of $50,000 or less, and (B) non-exclusive licenses granted to customers by the Company or any of the Company Subsidiaries in the ordinary course of business;
(xiv) any Contract with a Governmental Entity;
(xv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than a Company Benefit Plan.
(b) Each Filed Material Contract and each Contract of the type described in this Section 3.11(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof has been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.
(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries, taken as a whole: (i) each Company Material Contract is a legally valid and enforceable obligation of the Company or the Company Subsidiary party thereto, and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable Enforceability Limitations; (ii) each Company Material Contract is in full force and effect, (iii) none of the Company or any Company Subsidiary is in breach or default under any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound or affected and (iv) neither the Company, any of the Company Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract has terminated or failed to renew any Company Material Contract or given notice of any termination or intent to not renew thereunder, nor, to the Knowledge of the Company, has the other party to a Company Material Contract given any informal indication that it does not intend to renew that agreement on terms substantially the same as, or more favorable to the Company and Company Subsidiaries than, the current agreement.
3.12 Permits. The Company and each Company Subsidiary (a) holds all Permits; (b) has filed all tariffs, reports, notices and other documents with any Governmental Entity, in each case, that is necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (collectively, the “Company Permits”); and (c) is, and since January 1, 2023, has been in compliance with all the terms and conditions of all Company Permits, except where the failure to comply with, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole. There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Company Permit. Neither the Company nor any Company Subsidiary has, since January 1, 2023, received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Company Permit, nor to the Knowledge of the Company, has any charge, claim or assertion been threatened, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and the Company Subsidiaries, taken as a whole.
3.13 Litigation. As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, or challenges the validity or propriety of the transactions contemplated hereby. Neither the Company nor any of the Company Subsidiaries is subject to any Order that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.
3.14 Environmental Matters. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (a) each of the Company and the Company Subsidiaries is, and since

January 1, 2023, has been, in compliance with all Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of their respective businesses, properties and assets, and all such Environmental Permits are in good standing; (b) none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law, in each case, that remains pending or unresolved, and there are no Proceedings pending or, to the Knowledge of the Company, threatened (in writing or orally) against any of the Company or any Company Subsidiary or their respective properties, assets or operations by any Governmental Entity or other Person relating to any Environmental Law; (c) there has been no Release of or exposure of any Person to any Hazardous Substance by the Company, any Company Subsidiary, or, to the Knowledge of the Company, any other Person that has given rise or would reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under Environmental Law, including at, in, on, under or from any Company Leased Real Property or, to the Knowledge of the Company, at, in, on, under or from any real property formerly owned, leased or operated by the Company or any Company Subsidiary; (d) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order, or is subject to any judgment, decree or judicial order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto; and (e) none of the Company or any Company Subsidiary has assumed by Contract or by operation of Law any liabilities or obligations, or is subject to an outstanding indemnity with respect to any liabilities or obligations, of any other Person under Environmental Law (including any liability or obligation to investigate or remediate any Release of any Hazardous Material). The Company has made available to Parent copies of all reports, audits, assessments, and other similar material documents in the possession of the Company or any Company Subsidiary with respect to the environmental condition of the Company Leased Real Property or the Company’s or any Company Subsidiary’s compliance with Environmental Law.
3.15 Intellectual Property.
(a) Section 3.15(a) of the Company Schedule of Exceptions sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by the Company or any of the Company Subsidiaries (collectively, the “Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, each item of Company Registered Intellectual Property that has been issued or registered is valid and enforceable. No Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, use, ownership or scope of any Company Registered Intellectual Property (other than office actions in connection with applications for the registration or issuance of any Company Registered Intellectual Property).
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, (i) each item of Company Owned Intellectual Property is owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Liens), and (ii) none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of Company Subsidiaries in any Intellectual Property.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, neither the Company nor any of the Company Subsidiaries is infringing, misappropriating, diluting, or otherwise violating, and since January 1, 2023, has not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property rights of any Person. Neither the Company nor any of the Company Subsidiaries has received any charge, complaint, claim, demand, or notice in writing since January 1, 2023 (or earlier, if presently not resolved) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Neither the Company nor any of the Company Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2023 (or earlier, if presently not resolved) alleging that any Person has infringed, misappropriated, diluted, or otherwise violated any Company Owned Intellectual Property in any material respect.
(d) The Company has used commercially reasonable efforts to protect the confidentiality of all material Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, the Company IT Systems operate and perform as required by the Company and the Company Subsidiaries for the conduct of their businesses as currently conducted. There has not been any material disruption to the business of the Company or any Company Subsidiary as a result of any malfunction or failure of the Company IT Systems since January 1, 2023. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the security and integrity of the Company IT Systems. To the Knowledge of the Company, the Company IT Systems do not contain any Malicious Code.
(f) The Company and the Company Subsidiaries possess the source code for all versions of the Company Software that are currently in use, together with such documentation as is reasonably necessary to enable competent programmers to maintain, support, further develop, and otherwise modify the Company Software.

(g) Neither the Company nor any of the Company Subsidiaries has provided or made available or is required to provide or otherwise make available to any third party, or to escrow with any third party, any source code of the Company Software, other than to employees or contractors engaged by the Company or the Company Subsidiaries who require access to such source code in connection with their employment or engagement and who are subject to written obligations to maintain the confidentiality of such source code. No Company Software incorporates, links to or is distributed with, or otherwise uses any Open Source Software in a manner that subjects the Company Software to the terms of any Open Source Software license that (i) requires the disclosure, licensing or distribution of any source code of such Company Software, (ii) requires that licensees or users of such Company Software be permitted to decompile, disassemble, or reverse engineer such Company Software, or to create derivative works of such Company Software, or (iii) restricts or prohibits the Company or any of the Company Subsidiaries from charging fees to licensees or end users of such Company Software.
3.16 Data Privacy and Security.
(a) The Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, all third parties with respect to the Processing of Personal Information on behalf of the Company and the Company Subsidiaries (collectively, “Data Partners”), comply, and have since January 1, 2023, complied in all material respects with all applicable (i) public-facing policies, statements, and notices regarding the privacy, security, or Processing of Personal Information (each, a “Privacy Policy”), (ii) contractual commitments governing the privacy, security, or Processing of Personal Information Processed by or on behalf of the Company or Company Subsidiaries, and (iii) Privacy Laws (collectively, “Privacy Requirements”). The Company and each of the Company Subsidiaries have since January 1, 2023, published a Privacy Policy, and such Privacy Policies are and have since January 1, 2023, been, in all material respects, accurate and not misleading or deceptive.
(b) The Company and each of the Company Subsidiaries have since January 1, 2023, implemented, maintained, and materially complied with, and required all Data Partners to implement and maintain, commercially reasonable technical, physical, and organizational measures designed to protect Personal Information, confidential or proprietary information, and any other material information against Security Incidents. The Company and each of the Company Subsidiaries regularly test their information security program by conducting security audits, penetration tests, and/or vulnerability scans, and the Company and each of the Company Subsidiaries have taken commercially reasonable steps to mitigate vulnerabilities with a severity risk of critical or high identified through such security audits, penetration tests, and/or vulnerability scans, and, to the Knowledge of the Company, no such vulnerabilities remain unremediated. Since January 1, 2023, there has been no material Security Incident impacting Personal Information, confidential or proprietary information, or any other material information processed by or on behalf of the Company or any Company Subsidiary.
(c) In relation to any Security Incident and/or actual or alleged violation of the Privacy Requirements, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any Data Partner, has since January 1, 2023 (i) notified or been required by Privacy Laws to notify any Person of a Security Incident, or (ii) received any notice, claim, or complaint from any Person alleging the occurrence of a Security Incident or violation of the Privacy Requirements, or to the Knowledge of the Company, been the subject of any investigation or enforcement action by any Governmental Entity.
(d) The execution, delivery, and performance of this Agreement and the Merger do not and would not result in a material violation or breach of any Privacy Requirements or otherwise prohibit the transfer of Personal Information to the Parent.
3.17 Tax Matters.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) all Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;
(ii) all Taxes payable by or with respect to the Company and the Company Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity;
(iii) all withholding Tax requirements imposed on or with respect to the Company and the Company Subsidiaries have been satisfied in full;
(iv) no agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file) have been entered into, given or requested with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary (other than extension of time to file Tax Returns obtained in the ordinary course of business);
(v) no deficiency for any amount of Taxes has been asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary, except for deficiencies that have been resolved in full with no further liability to the Company or any Company Subsidiary or that are being contested in good faith in appropriate Proceedings for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;
(vi) there are no audits, examinations, investigations or other Proceedings in progress, pending or threatened in writing by any Governmental Entity with respect to any Taxes of the Company or any Company Subsidiary;
(vii) no taxing jurisdiction has made an assertion in writing to the Company or any of its Subsidiaries that it believes the Company and/or a Company Subsidiary was required to file a Tax Return that it had not filed, which assertion has not been fully resolved;

(viii) neither the Company nor any Company Subsidiary (A) is a party to any Tax-allocation, Tax-sharing, Tax-indemnity or similar agreement (not including, for the avoidance of doubt (I) an agreement or arrangement solely between or among the Company and the Company Subsidiaries or (II) any customary commercial contract not primarily related to Taxes and entered into in the ordinary course of business) or (B) has requested or is subject to any IRS private letter ruling or closing agreement (within the meaning of Section 7121 of the Code) or any comparable ruling from or agreement with any other Governmental Entity;
(ix) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (B) has any liability for Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by contract;
(x) there are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries;
(xi) neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or under a similar provision of state, local, or non-U.S. Tax Law); and
(xii) neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date hereof.
(b) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Company is not aware of any agreement, plan or other circumstance that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
3.18 Real Property; Title to Assets.
(a) Section 3.18(a) of the Company Schedule of Exceptions sets forth (i) a true and complete list of all real property that is leased, subleased or otherwise occupied by the Company or any of the Company Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for such Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, guarantees and modifications relating thereto (collectively, the “Company Real Property Leases”). The Company or a Company Subsidiary has valid leasehold interest in the Company Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company Leased Real Property constitutes all real property used, held for use or necessary to be used in connection with the conduct of the business as currently conducted.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Knowledge of the Company there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property, and (ii) no casualty event has occurred in connection with any Company Leased Real Property that has not been remedied in all material respects (including in compliance with the applicable Company Real Property Lease).
(c) The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens); except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.19 Mortgage Business.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are and have been since January 1, 2023 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses as presently conducted, (ii) since January 1, 2023 through the date of this Agreement, neither Company nor any Company Subsidiaries has received written notice or, to the Knowledge of Company, any other communication from any Governmental Entity alleging any conflict with or breach of any such Governmental Authorization, (iii) since January 1, 2023, neither Company nor any of Company Subsidiaries has received written notice or, to the Knowledge of Company, any other communication from any Governmental Entity regarding any actual, threatened or possible revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iv) to the Knowledge of Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.
(b) Section 3.19(b) of the Company Schedule of Exceptions sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by Company or any Company Subsidiary and used for the conduct of their business as presently conducted. Other than Encompass Lending Group, LP, no Company Subsidiary is required to be licensed or registered with any Governmental Entity as an originator, owner, broker or servicer of Mortgage Loans.
(c) The Issuer Entities (i) are each approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) have not received any written or, to the Knowledge of Company, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, nor to the Knowledge of Company does any circumstance exist that would reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) have not received any written notice indicating that any event has occurred that would reasonably be expected to result in Company or any Company Subsidiary not maintaining its Mortgage Servicing Rights in respect of any Company Servicing Agreement, except, in the case of this clause (iii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, Company and the Company Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced or subserviced by Company or the Company Subsidiaries, including the Issuer Entities, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each servicing advance made by or on behalf of Company or any Company Subsidiary was made, and is reimbursable in accordance with, the applicable Company Servicing Agreement and is a valid and subsisting amount owing to Company or such Subsidiary and (ii) neither Company nor any of its Subsidiaries has received any written notice from an investor, insurer, Company Securitization Trust, or other party in which such investor, insurer, Company Securitization Trust or other party disputes or denies any claim by or on behalf of Company or such Company Subsidiary for reimbursement in connection with a servicing advance.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with Company’s and such Company Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither Company nor any of the Company Subsidiaries has received written or, to the Knowledge of Company, oral or other notice of any pending or threatened cancellation or partial termination of any Company Servicing Agreement.
(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, (ii) no Company Originated Mortgage Loan is subject to any defect or condition that would allow an investor or Governmental Entity to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against Company or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) to the Knowledge of Company, each appraisal obtained in connection with each Company Originated Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Company Originated Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43) and meets the qualified mortgage standards set forth therein; and (vi) no Company Originated Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the servicing file for each Company Originated Mortgage Loan owned, or Company Serviced Mortgage Loan serviced, by Company or any Company Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Company or any Company Subsidiaries under any Company Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by Company or such Company Subsidiary under any such Company Servicing Agreement or Applicable Requirements; (B) permit termination of any such Company Servicing Agreement by a third party without the consent of Company or such Company Subsidiary; (C) impose on Company or the Company Subsidiaries sanctions or penalties in respect of any Company Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance or guarantee benefits in respect of any Company Servicing Agreement that would result in a breach or trigger a default of any obligation of Company or its Subsidiaries under any Company Servicing Agreement or Applicable Requirement.
(h) Prior to the date hereof, Company has made available to Parent the Company Data Tape. The information included in the Company Data Tape is true and correct in all material respects as of the date(s) specified therein.
(i) From January 1, 2023 until the date of this Agreement, there have not been any material deficiencies in any exams or audits of Company or the Company Subsidiaries conducted by any Governmental Entity, mortgage loan investor or insurer.

(j) For purposes of this Agreement:
(i) “Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by Company or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that Company otherwise advances in its capacity as servicer.
(ii) “Applicable Requirements” means, as of the time of reference, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Company Originated Mortgage Loan application, as applicable and the closing or funding of the relevant Company Originated Mortgage Loan, as applicable), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan that is in a Company Securitization Trust, as applicable, at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan that is in a Company Securitization Trust, (iii) all requirements set forth in the Company Servicing Agreements, (iv) any Orders applicable to any Mortgage Loan that is in a Company Securitization Trust and (v) all legal obligations to, or Contracts with, any insurer, investor, Company Securitization Trust or Governmental Entity, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Entity and accepted servicing practices, applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan, as applicable.
(iii) “Company Originated Mortgage Loan” means any Mortgage Loan originated by Company or any of its Subsidiaries at any time since January 1, 2023.
(iv) “Company Serviced Mortgage Loan” means any Mortgage Loan serviced by an Issuer Entity or any of its Subsidiaries pursuant to a Company Servicing Agreement since January 1, 2023.
(v) “Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, non-objections, expirations and terminations of any waiting period requirements (including pursuant to Antitrust Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Entity.
(vi) “Company Data Tape” means the data tape, dated as of April 29, 2026, provided by Company to Parent prior to the date hereof in computer tape form with respect to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan held or serviced by Company and the Company Subsidiaries as of such date.
(vii) “Company Servicing Agreement” means any Contract pursuant to which Company or any of the Company Subsidiaries is obligated to a Governmental Entity or a third party (including any Company Securitization Trust) to service and administer Mortgage Loans.
(viii) “Issuer Entities” mean Encompass Lending Group, LP.
(ix) “Mortgage Loan” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, originated, purchased, serviced or subserviced by Company or any Company Subsidiaries, including forward and reverse mortgage loans.
(x) “Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws, Orders or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Company Servicing Agreement.
3.20 Securitization Matters.
(a) Except for those transactions set forth on Section 3.20(a) of the Company Schedule of Exceptions (the “Company Securitization Transactions”), there are no existing securitization transactions directly involving Mortgage Loans originated or held by Company or any Company Subsidiaries or any securitization transactions with respect to which Company or any Company Subsidiary has any outstanding liabilities or obligations. Each of the Company Securitization Trusts were formed in accordance with, and all transactions between Company or any Company Subsidiaries and any Company Securitization Trust have been consummated in accordance with, all applicable Laws and all Applicable Requirements in all material respects. For the purposes of this Agreement, “Company Securitization Trusts” means the trusts associated with the Company Securitization Transactions.
(b) In connection with securitizations of Company Originated Mortgage Loans and, to the extent applicable, Company Serviced Mortgage Loans, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and the Company Subsidiaries have provided all material servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by Company or the Company Subsidiaries under applicable Laws (including as required under Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time), and pursuant to any Company Servicing Agreement, to the person designated for receipt in the applicable Company Servicing Agreement, on a timely basis.
3.21 Anti-Corruption.
(a) The Company and each Company Subsidiary and, in each case, any of its respective officers, managers, directors, employees, or, to the knowledge of the Company, any other Person acting on behalf of the Company or any Company Subsidiary, is and, since January 1, 2021, has been in compliance in all material respects with the Anti-Corruption Laws.
(b) None of the Company or any Company Subsidiary or, in each case, any of its respective officers, managers, directors, employees, nor to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s agents, representatives, or other Persons that act for or on behalf of the Company or any Company Subsidiary has made any corrupt payment or corruptly given, offered, promised, solicited, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person including any Government Official.
(c) None of the Company or any Company Subsidiary has, since January 1, 2021, offered, paid, promised, or authorized any Facilitation Payment to or for the benefit of any Government Official.
(d) None of the Company or any Company Subsidiary has made any voluntary or involuntary disclosure to any Governmental Entity under the Anti-Corruption Laws, and there have been no actual or threatened written or oral inquiries, investigations, or enforcement actions by any Governmental Entity regarding compliance by the Company or any Company Subsidiary, and their respective Company Representatives, with Anti-Corruption Laws, and no Governmental Entity has assessed any fine or penalty against the Company or any Company Subsidiary, and their respective Company Representatives, or issued any warning letter to the Company or any Company Subsidiary, and their respective Company Representatives, with regard to compliance with Anti-Corruption Laws.
(e) The Company and the Company Subsidiaries have established and maintain policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries, and Company Representatives with the Anti-Corruption Laws.
(f) The Company and each Company Subsidiary has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Company. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed and access to assets is given only in accordance with management’s general or specific authorization, and transactions are recorded as necessary to permit the preparation of financial statements to maintain accountability for assets and accounts.
3.22 International Trade.
(a) None of the Company or any Company Subsidiary or, in each case, any of its respective officers, managers, directors, employees, nor to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s agents, representatives, or other Persons that act for or on behalf of the Company or any Company Subsidiary is currently, or since April 24, 2019, has been, (i) a Sanctioned Person; (ii) engaged in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or in or with any Sanctioned Country; or (iii) otherwise in violation of applicable Sanctions.
(b) The Company and the Company Subsidiaries, and its and their officers, managers, directors, employees, and to the Knowledge of the Company, the Company’s and the Company Subsidiaries’ agents, representatives, and other Persons that act for or on behalf of the Company or the Company Subsidiaries is and, since five years prior to the date of this Agreement, has been in compliance, in all respects, with all Trade Compliance Laws.
(c) Since April 24, 2019, the Company and the Company Subsidiaries have not made any voluntary or involuntary disclosure to any Governmental Entity regarding the actual or possible violations of Sanctions or Trade Compliance Laws, and there have been no actual or threatened inquiries, investigations, or enforcement actions regarding compliance by the Company or any Company Subsidiary with Sanctions or Trade Compliance Laws, and no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, the Company or any Company Subsidiary with regard to compliance with Sanctions or Trade Compliance Laws.
(d) The Company and the Company Subsidiaries have implemented and maintain policies and procedures to promote compliance with Sanctions and Trade Compliance Laws.
(e) None of the products or materials imported by, for or on behalf of the Company or the Company Subsidiaries, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Entity.
(f) The Company and the Company Subsidiaries are not importing and have not imported, products or materials mined, produced, or manufactured, wholly or in part, with the use of forced labor or mined, produced, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.
3.23 Opinion of Financial Advisor. The Company Board has received the opinion (the “Company Fairness Opinion”) of Lucid Capital Markets, LLC (the “Company Financial Advisor”) in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date of the Company Fairness Opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. The Company shall make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.
3.24 Information Supplied. The information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Parties or any of their respective Parent Representatives for inclusion therein. The information supplied or to be supplied by the Company in writing expressly for inclusion in the Joint Proxy Statement/Prospectus (or any amendment or supplement thereof), which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus (or any amendment or supplement thereof) is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Parties or any of their respective Parent Representatives for inclusion therein.
3.25 State Takeover Statutes. No “fair price”, “moratorium”, “business combination”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Merger or the other transactions contemplated by this Agreement.
3.26  Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company, or any Company Subsidiary to, and neither the Company, nor any of the Company Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the shares of Company Common Stock, or any director, officer or employee of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice. Since January 1, 2023, there have been no transactions or contracts between the Company or any Company Subsidiaries, on the one hand, and any affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.
3.27 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by the Company or any Company Subsidiary, are in full force and effect and provide insurance in such amounts and against such risks as the management of such party reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid when due; and (b) neither the Company nor any Company Subsidiary is in material breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy.
3.28 Brokers. Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.
3.29 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent Parties or the Parent Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person shall have or be subject to any liability or other obligation to the Parent Parties or their respective Parent Representatives or affiliates or any other Person resulting from the Parent Parties’ or the Parent Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Parent Parties or their respective Parent Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Parent Parties or their respective Parent Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.
3.30 No Reliance. The Company acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of Parent and its Subsidiaries with the management of Parent, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of Parent and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of Parent or any of its Subsidiaries, except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article 4 of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its Subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement, the Company is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and the Company will have no claim against Parent, Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto and (subject to the express representations and warranties of Parent set forth in Article 4) the Company and its Subsidiaries, affiliates, stockholders and representatives expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Parent or any Person with respect to Parent other than the representations and warranties set forth in this Agreement.
Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (a) as set forth in the schedule of exceptions delivered by Parent to the Company (the “Parent Schedule of Exceptions”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Schedule of Exceptions as to a specific representation or warranty shall qualify one or more other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections) and (b) as otherwise disclosed or identified in the Parent SEC Documents filed or furnished at least two Business Days prior to the date hereof (other than forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Parent SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, but including any historical or factual matters disclosed in such sections), each Parent Party each hereby jointly and severally represent and warrant to the Company as follows:
4.1 Organization and Qualification; Subsidiaries.
(a) Each Parent Party and each of its Subsidiaries, including Merger Sub (each, a “Parent Subsidiary”) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent and each Parent Subsidiary, is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent has made available or caused to be made available to the Company true and complete copies of (i) any amendments and any proposed amendments to the Certificate of Incorporation of Parent (the “Parent Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of Parent (the “Parent Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Parent Subsidiary that is a “significant subsidiary” (as defined in Regulation S-X promulgated under the Securities Act). Parent is not in material violation of any provision of the Parent Charter or the Parent Bylaws in any material respect.
(c) Parent owns, beneficially and of record, directly or indirectly, all Equity Interests of each Parent Subsidiary free and clear of any Liens other than Permitted Liens; except where the failure to own such interest has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Merger Sub has been newly formed solely for the purpose of engaging in the Merger and has not engaged in any activity other than in connection with the Merger.
4.2 Capitalization.
(a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, of which, as of the close of business on June 12, 2026 (the “Parent Capitalization Date”), there were 74,493,795 shares issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of the Parent (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Stock”), of which no shares of Parent Preferred Stock are issued and outstanding. No Parent Subsidiary owns any shares of Parent Stock or has any option or warrant to purchase shares of any Parent Stock or any other Equity Interest in Parent. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
(b) As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Common Stock subject to or reserved for issuance, except for shares of Parent Common Stock reserved for future issuance under the Parent Equity Plans for awards not yet granted or pursuant to awards outstanding on such date or pursuant to outstanding warrants outstanding on such date.

(c) Except as described in Section 4.2(b), there are no outstanding Equity Interests or other options, phantom equity, warrants or other rights, relating to or based on the value of any Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary. From the close of business on the Parent Capitalization Date until the date hereof, Parent has not issued any Parent Common Stock or other Equity Interests other than Parent Common Stock issued upon the exercise or settlement of Parent Equity Awards outstanding as of the close of business on the Parent Capitalization Date in accordance with their terms.
(d) Except with respect to the Parent Equity Awards, there are no outstanding obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Parent Common Stock or other Equity Interests of Parent or any Parent Subsidiary.
4.3 Authority. Each Parent Party has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including (x) in the case of Parent, the Parent Share Issuance and (y) in the case of Merger Sub, the Merger (subject to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub). The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated hereby, including the Parent Share Issuance (in the case of Parent) and the Merger (in the case of Merger Sub), have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either Parent Party, except for the affirmative vote of Parent as sole stockholder of Merger Sub in favor of the adoption of this Agreement, no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. Each Parent Party has duly and validly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery by the other Parent Party and the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Enforceability Limitations.
4.4 No Conflict. None of the execution, delivery or performance of this Agreement by each Parent Party, including the Parent Share Issuance, the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of Parent or Merger Sub’s certificate of incorporation or bylaws, in each case as amended to the date of this Agreement; and (b) assuming compliance with the matters described in Section 4.5, conflict with or violate any materially applicable Law, except for any such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by the Parent Parties, including the consummation by Parent of the Parent Share Issuance or by Merger Sub of the Merger, or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger and the Certificate of Merger as required by the NCBCA, as applicable, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, Securities Act and any other applicable U.S. state or federal securities Laws, (d) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.6 Compliance With Law. Neither Parent nor any Parent Subsidiary is, or since January 1, 2023, has been in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent or the Parent Subsidiaries, taken as a whole. To the Knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any Parent Subsidiary is pending, nor has any Governmental Entity indicated to Parent an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to Parent or any Parent Subsidiary have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.7 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) Parent has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Parent SEC Documents”). No Parent Subsidiary is required to make any filings with the SEC.
(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the Parent Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Parent Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes and other presentation items.
(d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Parent SEC Documents.
(e) Parent and the Parent Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of Parent (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other transactions contemplated hereby and (iv) for liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(f) Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s published financial statements or other Parent SEC Documents.
4.8 Information Supplied. The information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Company Representatives for inclusion therein. The information supplied or to be supplied by Parent in writing expressly for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Company Representatives for inclusion therein.
4.9 Litigation. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent, except, in each case, for those that are not and would not reasonably be expected to be, individually or in the aggregate, a Parent Material Adverse Effect or challenges the validity or propriety of the transactions contemplated hereby. Neither Parent nor any Parent Subsidiary is subject to any Order that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.10 No Parent Material Adverse Effect. Since January 1, 2025, through the date hereof there has not been any Parent Material Adverse Effect or any Effect, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.11 Brokers. Except for Parent’s obligations to Consensus Advisors LLC, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

4.12 No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any Contract with any Person. Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.
4.13 Tax Matters. None of the Parent, any Parent Subsidiary or, to the Knowledge of the Parent, any of the Parent’s affiliates has taken or agreed to take any action that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parent is not aware of any agreement, plan or other circumstance that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
4.14 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Parent Parties, any of their affiliates or any other Person on behalf of the Parent Parties makes any express or implied representation or warranty with respect to any Parent Party or their respective businesses or with respect to any other information provided, or made available, to the Company or the Company Representatives or the Company’s affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, no Parent Party nor any other Person shall have or be subject to any liability or other obligation to the Company or the Company Representatives or the Company’s affiliates or any other Person resulting from the Company’s or the Company Representatives’ or the Company’s affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or the Company Representatives or the Company’s affiliates, including any information made available in any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or the Company’s Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.
4.15 No Reliance. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties set forth in Article 3 or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article 3 of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that except for the representations and warranties set forth in Article 3 or in any certificate delivered in connection with this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto and (subject to the express representations and warranties of Company set forth in Article 3) Parent and Merger Sub, and their respective affiliates, stockholders and representatives, expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement.
Article 5
COVENANTS
5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 5.1 of the Company Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement or (z) otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, (I) use commercially reasonable efforts to conduct its operations only in the ordinary course of business consistent with past practice and (II) to preserve substantially intact its business organizations and material assets, to not terminate the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships and goodwill with material customers and material suppliers and others with whom it has business relations and comply in all material respects with all applicable Laws, except (w) as set forth in Section Article 5 of the Company Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement, or (z) otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions:
(a) amend, modify, waive, rescind or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents or adopt any new stockholder rights plan, “poison pill” antitakeover plan or similar device;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), other than (i) the issuance of Company Common Stock (and the related Company Rights) upon the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect as of the date hereof and (ii) pledges of capital stock of any Company Subsidiaries in connection with the incurrence or refinancing of indebtedness permitted under Section 5.1(h);
(c) sell, pledge, dispose of, transfer, lease, license, abandon, allow to lapse, guarantee or encumber any material property or assets of the Company or any Company Subsidiary (other than transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), except in the ordinary course of business consistent with past practice;
(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;
(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with the terms of such awards as in effect on the date hereof or (ii) upon the forfeiture of outstanding Company Equity Awards pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;
(f) merge or consolidate the Company or any Company Subsidiary with any Person, effect a division transaction or statutory conversion, domestication or transfer, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(g) acquire (including by merger, consolidation, share exchange, division transaction, or acquisition of stock or assets) any interest in any Person or assets thereof in each case with value in excess of $100,000, other than the purchase of goods, equipment and other operating assets in the ordinary course of business consistent with past practice;
(h) repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;
(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Company Subsidiary);
(j) except in the ordinary course of business consistent with past practice, materially modify or amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract;
(k) except as otherwise required by applicable Law, the terms of this Agreement or an existing Company Benefit Plan, (i) grant any severance or termination pay to any current or former employee, director, consultant or individual service provider, (ii) increase the compensation or benefits payable to any current or former employee, director, consultant or individual service provider, (iii) establish, modify, enter into, recognize, negotiate, certify or amend, or agree to assume or otherwise be bound by any Collective Bargaining Agreement, (iv) hire, promote or terminate the employment or service relationship of any director or officer, or any employee or other individual service provider who has (or who would have) an annualized total compensation at or above $200,000 (other than a termination for cause), (v) adopt, enter into, terminate or amend any Company Benefit Plan (or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), (vi) accelerate the vesting, funding or time of payment of any compensation or other benefit (including a Company Equity Award) with respect to any current or former individual service provider or (vii) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to its current or former officers, employees, directors or consultants;
(l) implement or announce (i) any employee layoffs, facility closings, reductions in force, furloughs, salary or wage reductions of fifty percent (50%) or more, or reduction of an employee’s hours of fifty percent (50%) or more, (ii) any “mass layoff” or “plant closings” in either case as defined in an applicable WARN Act, or (iii) any other actions that trigger or would reasonably be expected to trigger, individually or in the aggregate, notification requirements of an applicable WARN Act;
(m) waive, modify or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other restrictive covenant obligation of any current or former employee, officer, director, or independent contractor of the Company or any of the Company Subsidiaries;
(n) (i) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $100,000, except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) forgive any loans to directors, officers, employees or any of their respective affiliates or (iii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(o) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;
(p) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements that involve only the payment of monetary damages by the Company or any Company Subsidiary not in excess of $100,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of a violation of Law by, the Company or any Company Subsidiary;
(q) (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period for purposes of a material Tax, (iii) adopt or change any material method of Tax accounting, (iv) file any amended material Tax Return, (v) settle or compromise any audit or other proceeding relating to a material amount of Taxes, (vi) agree to an extension of a statute of limitations in respect of any material Taxes (other than in the ordinary course of business or an automatically granted extension to file Tax Returns), (vii) surrender any right to claim a material refund of Taxes, or (viii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law);
(r) (i) sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any Company Owned Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any Proceeding concerning any Company Owned Intellectual Property except in the ordinary course of business consistent with past practice;
(s) make any capital expenditure or expenditures, or enter into any agreement arrangement providing for, or otherwise commit to providing, any capital expenditure or expenditures that exceed, individually or in the aggregate, $100,000; or
(t) agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 5.2 of the Parent Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement or (z) otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each Parent Subsidiary to, (I) conduct its operations in the ordinary course of business consistent with past practice and (II) use commercially reasonable efforts to preserve substantially intact its business organizations and material assets, to preserve its present relationships and goodwill with material customers, material suppliers and material vendors and others with whom it has significant business relations and to comply with all applicable Laws in all material respects. Without limiting the foregoing, and as an extension thereof, except (w) as set forth in Section 5.2 of the Parent Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement, or (z) otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions:
(a) amend, modify, waive, rescind or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents or adopt any new stockholder rights plan, “poison pill” antitakeover plan or similar device;
(b) merge or consolidate Parent or any Parent Subsidiary with any Person, effect a division transaction or statutory conversion, domestication or transfer, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary, other than transactions between or among direct or indirect wholly owned Parent Subsidiaries;
(c) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity; or
(d) agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
Article 6
ADDITIONAL COVENANTS OF THE PARTIES
6.1 Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.
(a) As promptly as reasonably practicable after the date hereof, the Company and Parent shall cooperate in preparing the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to adopt this Agreement (the “Company Stockholders Meeting”) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and the registration statement on Form S-4 (and any amendment or supplement thereto) pursuant to which shares of Parent Common Stock issuable in the Merger (the “Registration Statement”) (including, for the avoidance of doubt, the preparation of any and all financial statements and pro forma financial information required to be included therein), and shall file the Joint Proxy Statement/Prospectus and the Registration Statement with the SEC. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. The Joint Proxy Statement/Prospectus shall include (i) the Company Board Recommendation, and (ii) the recommendation of the Company Board in favor of approval of any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent there has been a Change of Company Board Recommendation permitted by Section 6.3 (in the case of the Company Recommendation). Each of the Company and Parent shall use its commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective. Each party shall promptly provide the other parties and their legal counsel with copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement and promptly advise one another of any oral comments received from the SEC. Prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other parties a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), except to the extent such disclosures relate to a Company Acquisition Proposal. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party (except to the extent such disclosures relate to a Company Acquisition Proposal) and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the stockholders of the Company.
(b) Parent, Merger Sub and the Company shall make all necessary filings with respect to the Merger and the other transactions contemplated hereby, in each case, as applicable, under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of the parties (except to the extent such disclosures relate to a Company Acquisition Proposal), which approval shall not be unreasonably withheld, conditioned or delayed; provided that this right of approval shall not apply with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement.
(c) The Company shall duly take all action necessary in accordance with the NCBCA, the Company Charter, and the Company Bylaws to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Registration Statement has become effective for the purpose of obtaining the Required Company Vote. The Company agrees that its obligation to hold the Company Stockholders Meeting pursuant to this Section 6.1(c) shall not be affected by any Change of Company Board Recommendation. In connection with such meeting, the Company (i) shall use its commercially reasonable efforts to obtain the Required Company Vote and otherwise comply with all legal requirements applicable to such meeting and (ii) shall not submit any other proposal (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the approval of the transactions contemplated hereby and, if the Company Stockholders Meeting is also the Company’s annual stockholders meeting, proposals customarily brought in connection with the Company’s annual stockholders meeting) to Company stockholders in connection with the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the foregoing, if the Company reasonably believes that (A) after good faith consultation with the Company’s outside legal counsel, it is necessary to postpone or adjourn the Company Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) (I) the Company will not receive proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, whether or not a quorum is present, or (II) the Company will not have a sufficient number of shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company shall have the right to (after consultation with Parent), and shall upon request by Parent, on one or more occasions, postpone or adjourn the Company Stockholders Meeting for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement and not more than an aggregate of 40 days (in the case of clause (B) of this sentence) or 10 days per adjournment or postponement but no longer than 40 days in the aggregate (in the case of each supplement and amendment subject to clause (A) of this sentence). The Company shall, upon the reasonable request of Parent, advise Parent on a daily basis on each of the last seven Business Days prior to the date of the Company Stockholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Required Company Vote and other matters to be considered at the Company Stockholders Meeting.
6.2 Access to Information; Confidentiality.
(a) From the date hereof to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each Company Subsidiary as Parent or any Parent Representative may reasonably request (other than any of the foregoing that relate to any Company Acquisition Proposal, subject to the disclosure requirements set forth in Sections 6.3); provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or (C) breach, contravene or violate any applicable Law (including Competition Laws).
(b) The Company shall not, and shall cause the Company Representatives not to, and Parent shall not, and shall cause the Parent Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby and the integration of the businesses of the Company and Parent. The Mutual Confidentiality Agreement, dated February 13, 2026, by and between Parent and the Company (the “Confidentiality Agreement”) shall apply with respect to information furnished under this Section 6.2 and shall survive any termination of this Agreement.
6.3 Company Non-Solicitation.
(a) Except as expressly permitted by this Section 6.3, from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 8, the Company shall not, and shall cause the Company Subsidiaries and Company Representatives not to: (i) initiate, solicit or knowingly encourage the submission of any Company Acquisition Proposal or any proposal, request or offer that would reasonably be expected to result in a Company Acquisition Proposal, or engage in any discussions or negotiations with respect thereto (other than informing any third party of the existence of the provisions contained in this Section 6.3), (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal, (iii) withdraw, change or qualify, in a manner adverse to Parent, the Company Board Recommendation or make, or permit any director or executive officer to make, any public statement in connection with the Company Stockholders Meeting by or on behalf of the Company Board or any committee thereof that would reasonably be expected to have the same effect, (iv) approve, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal, or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Company Board Recommendation”). As promptly as possible after the date hereof, the Company agrees that it shall, and shall cause the Company Subsidiaries and Company Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons conducted heretofore with respect to any Company Acquisition Proposal (or that could reasonably be expected to lead to a Company Acquisition Proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. The Company shall not terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Company Acquisition Proposal (other than Parent).
(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date hereof and prior to obtaining the Required Company Vote (i) the Company has received a bona fide unsolicited written Company Acquisition Proposal from a third party, (ii) the Company has not breached in any material respect this Section 6.3 with respect to such Company Acquisition Proposal, and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the third party making such Company Acquisition Proposal, its representatives and potential sources of financing and (B) participate in discussions or negotiations with the third party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided that the Company shall not, and shall cause the Company Subsidiaries not to, take the actions described in the foregoing clauses (A) and (B) unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to take such actions would reasonably be expected to be inconsistent with its duties to the stockholders of the Company; provided, further that the Company (x) shall not, and shall cause the Company Subsidiaries not to and shall instruct the Company Representatives not to, disclose any information to such third party without first entering into a Company Acceptable Confidentiality Agreement with such Person and (y) shall, except to the extent prohibited under Law, provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other third party which was not previously provided or made available to Parent as promptly as practicable (and in any event within 24 hours).
(c) If, at any time following the date hereof, the Company or any Company Subsidiary receives any (i) Company Acquisition Proposal (or inquiry, offer or request for discussions or negotiations that could reasonably be expected to lead to a Company Acquisition Proposal) or (ii) any request for non-public information relating to the Company or any Company Subsidiary, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, the Company shall promptly (and in any event within 24 hours) (i) notify Parent in writing of such proposal, inquiry or request and (ii) advise Parent if the Company determines to begin providing information in connection with, or to engage in discussions or negotiations concerning, a Company Acquisition Proposal pursuant to Section 6.3(b). Such notice provided by the Company to Parent pursuant to this Section 6.3(c) shall include (I) the identity of the Person making the Company Acquisition Proposal, inquiry, offer or request, (II) a copy of such Company Acquisition Proposal, inquiry, offer or request (which may be redacted to the extent necessary to protect confidential information of the Person or group making such Company Acquisition Proposal, inquiry, offer or request), (III) if available, drafts of any Contract to effectuate such Company Acquisition Proposal (which such drafts may be redacted to the extent necessary to protect confidential information of the Person or group making such Company Acquisition Proposal, inquiry, offer or request), (IV) copies of any financing commitments (but excluding any fee letters that are customarily redacted with respect thereto)

received by the Company in connection therewith and (V) if made orally, a reasonably detailed description of such summary of the material terms and conditions of such Company Acquisition Proposal. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to and in accordance with Section 8.1 and the Effective Time, the Company shall (i) keep Parent and Merger Sub reasonably informed of the status and any material changes to the material terms and conditions of any such Company Acquisition Proposal, including by providing copies of all amendments and proposed amendments provided to or by such Person (which such copies may be redacted to the extent necessary to protect confidential information of the Person or group making such Company Acquisition Proposal) and (ii) notify Parent promptly (and, in any event, within 48 hours) after it first enters into discussions or negotiations concerning or provides non-public information or data to any Person relating thereto.
(d) Notwithstanding anything to the contrary contained in Section 6.3(a), if (i) (A) the Company has received a bona fide unsolicited written Company Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Company Superior Proposal or (B) the Company Board (or any duly authorized committee thereof) determines that a Company Intervening Event has occurred and is continuing and (ii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Company Board Recommendation in response to such Company Superior Proposal or Company Intervening Event would reasonably be expected to be inconsistent with its duties to the stockholders of the Company, then the Company Board may, at any time prior to obtaining the Required Company Vote, effect a Change of Company Board Recommendation with respect to such Company Superior Proposal or Company Intervening Event (as applicable) and fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, subject to the requirements of this Section 6.3(d) and Section 6.3(e).
(e) The Company shall not be entitled to effect a Change of Company Board Recommendation pursuant to Section 6.3(d) unless, in each case:
(i) the Company shall have provided to Parent at least five (5) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall include, (A) with respect to a Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal (which shall not be required to include the identity of the party making such Company Acquisition Proposal), and a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal (which copy may be redacted to omit any information regarding the identity of the party making such Company Acquisition Proposal), or (B) with respect to a Company Intervening Event, a reasonably detailed summary of the Company Intervening Event that is the basis of such action;
(ii) during the Company Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent intended to (A) with respect to a Company Acquisition Proposal, cause the relevant proposal to no longer constitute a Company Superior Proposal or, (B) with respect to a Company Intervening Event, permit the Company Board (consistent with its fiduciary duties under applicable Law) to not make a Change of Company Board Recommendation; and
(iii) the Company Board (or any duly authorized committee thereof) shall have considered any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Company Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Company Notice Period and shall have determined in good faith that (A) the Company Superior Proposal (as applicable) would continue to constitute a Company Superior Proposal or (B) the Company Intervening Event (as applicable) requires the Company Board (consistent with its fiduciary duties under applicable Law) to make a Change of Company Board Recommendation, in each case, if such Company Proposed Changed Terms were to be given effect.
In the event of any material revisions to such Company Superior Proposal offered in writing by the party making such Company Superior Proposal or any material change to the facts and circumstances relating to a Company Intervening Event, as applicable, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(e) with respect to such new written notice, except that the Company Notice Period shall be three (3) Business Days with respect to any such revised Company Superior Proposal, but no such new written notice shall shorten the original Company Notice Period.
(f) Notwithstanding a Change of Company Board Recommendation or any other provision of this Agreement to the contrary, unless this Agreement has been validly terminated pursuant to and in accordance with Section 8.1, the Company shall cause the transactions contemplated by this Agreement, including the Merger, to be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting in order to obtain the Required Company Vote.
(g) Nothing contained in this Section 6.3 shall prohibit the Company Board (or any duly authorized committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be a violation of its fiduciary duties. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Board Recommendation.
(h) Any violation of the restrictions provided in this Section 6.3 by any Company Subsidiary or Company Representative, as applicable, shall be deemed to be a breach of this Section 6.3 by the Company.

(i) The Company shall promptly inform the Company Representatives of the obligations undertaken in this Section 6.3. Nothing in this Section 6.3 shall affect any other obligation of the Company under this Agreement. Unless this Agreement shall have been earlier validly terminated, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal.
6.4 Appropriate Action; Consents; Filings.
(a) The Company and Parent shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, (ii) take such actions as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the date hereof, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company, or any of their respective Subsidiaries, in order to effect the Closing by not later than two Business Days prior to the Outside Date, and to avoid any Proceeding by any Governmental Entity (including those in connection with Competition Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) cause the satisfaction of all conditions set forth in Article 7, (v) as promptly as practicable, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith (all such fees to be borne 50% by Parent and 50% by the Company), with respect to this Agreement and the Merger required under any Competition Laws, and (vi) as promptly as practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any Competition Laws and any other applicable Law (all such fees to be borne 50% by Parent and 50% by the Company). The Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Joint Proxy Statement/Prospectus and Registration Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and the transactions contemplated by this Agreement and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party shall consent to any voluntary extension of the Outside Date or otherwise delay the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. No party shall, except as may be consented to in writing by the other parties, directly or indirectly through one or more of its affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 7 or the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, Parent, the Company, and their respective Subsidiaries, in connection with efforts to avoid or eliminate impediments under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger, are not obligated to (A) propose, negotiate, commit to, and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (B) accept any operational restrictions or otherwise take or commit to take actions that limit the Surviving Corporation’s or any of its Subsidiary’s freedom of action with respect to, or its or their ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries. In addition, Parent, at Parent’s sole discretion, and the Company shall use their respective best efforts to defend through litigation and through appeal on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date), including seeking to lift or rescind any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case, until the issuance of a final, non-appealable Order. The parties shall jointly develop, consult and cooperate with one another regarding the strategy for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 6.4. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and direct all communications and strategy in dealing with any Governmental Entity under Competition Laws; provided that, Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.
(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain the third party consents, approvals or waivers identified on Section 3.4 and 3.5 of the Company Schedule of Exceptions (with respect to the Company) and Section 4.4 and 4.5 of the Parent Schedule of Exceptions (with respect to Parent) and the Company and Parent shall coordinate and cooperate in seeking any such consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.4(a), such party shall take any such actions reasonably requested by the other party (at such other party’s sole cost and expense), to minimize any adverse effect upon Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and their respective businesses resulting after, or which would reasonably be expected to result after, the Effective Time from the failure to obtain such consent.
(c) Without limiting the generality of anything contained in this Section 6.4, and subject to Section 6.6, each party shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental

Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. Each party shall consult and cooperate with the other parties, and shall consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Proceeding, each party shall permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding.
(d) Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Merger. Prior to the Effective Time, the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their respective business operations.
6.5 Certain Notices. From and after the date hereof until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Article 8, unless prohibited by applicable Law, each party shall promptly notify the other party of any material Effect that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied, including of the breach by a party of, or any other failure of a party to comply with or satisfy any, representation, warranty, covenant, condition or agreement made, or to be complied with or satisfied, by it pursuant to this Agreement which would reasonably be expected, individually or in the aggregate, to result in any condition to the obligations of any party to effect the Merger not to be satisfied (provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice). Any such notice pursuant to this Section 6.5 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 7 have been satisfied or give rise to any right of termination set forth in Article 8.
6.6 Stockholder Litigation.
(a) The Company shall promptly advise Parent, and give Parent the opportunity to participate in the defense, of any claim, demand, other correspondence related to stockholder litigation against the Company and/or its directors and officers, or any of them, in connection with or relating to the transactions contemplated by this Agreement (collectively, “Company Transaction Litigation”), including the Merger, and shall keep Parent reasonably informed regarding any such Company Transaction Litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Company Transaction Litigation, and shall consider in good faith Parent’s views with respect to such Company Transaction Litigation. The Company shall not issue any supplemental disclosure, make any commitments with respect to, or otherwise settle or agree to settle any such Company Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.6(a), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to any such Company Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Company Transaction Litigation, which the Company shall consider in good faith, but will not be afforded any decision-making power or other authority over such Company Transaction Litigation except for the settlement consent set forth above.
(b) Parent shall promptly advise the Company, and give the Company the opportunity to participate in the defense, of any claim, demand, other correspondence related to stockholder litigation against Parent and/or its directors and officers, or any of them, in connection with or relating to the transactions contemplated by this Agreement (collectively, “Parent Transaction Litigation”), including the Merger, and shall keep the Company reasonably informed regarding any such Parent Transaction Litigation. Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such Parent Transaction Litigation, and shall consider in good faith the Company’s views with respect to such Parent Transaction Litigation. Parent shall not issue any supplemental disclosure, make any commitments with respect to, or otherwise settle or agree to settle any such Parent Transaction Litigation without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.6(b), “participate” means that the Company will be kept apprised of proposed strategy and other significant decisions with respect to any such Parent Transaction Litigation by Parent (to the extent that the attorney-client privilege between Parent and its counsel is not undermined), and the Company may offer comments or suggestions with respect to such Parent Transaction Litigation, which Parent shall consider in good faith, but will not be afforded any decision-making power or other authority over such Parent Transaction Litigation except for the settlement consent set forth above.
6.7 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release (or other release, statement, announcement or other disclosure made in accordance herewith) shall be issued by any party without (x) consulting with the other party prior to the issuance thereof and (y) providing the other party with the opportunity to review and comment upon such communication, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its commercially reasonable efforts to provide the other party with a meaningful opportunity to review and comment on such disclosure in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable), or (ii) by the Company with respect to any Company Acquisition Proposal or Change of Company Board Recommendation, in each case, in compliance with Section 6.3.
6.8 Employee Benefit Matters.
(a) If requested by Parent in writing delivered to the Company not less than five Business Days prior to the Closing Date, the Company and each of the Company Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate or terminate the Company’s participation in, as applicable, the Company Benefit Plan, including any plan that is a multiple employer plan, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries (the “401(k) Plan”), or spin-off and terminate the portion of such 401(k) Plan attributable to the Company, in each case, effective as of the day immediately prior to the Closing Date. The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated or the Company’s participation in such 401(k) Plan has been terminated, or the portion attributable to the Company has been spun-off and terminated, as applicable, and the form of such termination documents shall be subject to the reasonable advance approval of Parent. In the event Parent requests the termination of any 401(k) Plan or the Company’s participation in the 401(k) Plan or spin-off and termination of the portion of the 401(k) Plan attributable to the Company, pursuant to this Section 6.8(a), Parent or the applicable Parent Subsidiary shall use commercially reasonable efforts to cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or the applicable Parent Subsidiary to permit Continuing Employees to be eligible to participate in such plan as soon as practicable following the Closing Date and to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company and the Company Subsidiaries with respect to such individuals’ account balances (including retirement plan loans, as applicable) under the 401(k) Plan, if elected by any such individuals.
(b) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Continuing Employee for any reason; (ii) require the Company, Parent or the Surviving Corporation to continue any benefit plan or prevent the amendment, modification or termination thereof; or (iii) amend, terminate, establish or create any benefit plan or other employee benefit plans or arrangements. The provisions of this Section 6.8 are solely for the benefit of the parties, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such persons.
6.9 Indemnification of Directors and Officers.
(a) For a period beginning at the Effective Time and ending six years after the Effective Time, the Parent and Surviving Corporation shall, and shall cause their respective Subsidiaries to, indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (the “Covered Persons”) to the same extent such Covered Persons are indemnified as of the date hereof by the Company or any Company Subsidiary pursuant to applicable Law, the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws (or equivalent organizational or governing documents) of any Company Subsidiary or indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company or any Company Subsidiary for any Proceedings arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary, as applicable, occurring at or prior to the Effective Time. The Parent and Surviving Corporation shall, and shall cause their respective Subsidiaries to, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law, for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. The Parent and Surviving Corporation shall, and shall cause their respective Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 6.9(a) in accordance with the procedures set forth with respect to any Covered Person in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, or indemnification agreements, if any, in existence on the date hereof with any directors, officers, and employees of the Company or any Company Subsidiary; provided, however, that the Covered Person to whom expenses are advanced shall undertake to repay such advanced expenses, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification pursuant to this Section 6.9(a). Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9(a) shall continue in effect until the final disposition of such Proceeding.
(b) For not less than six years from and after the Effective Time, the articles of incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth with respect to any Covered Person, in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date hereof. Such indemnification agreements, if any, in existence on the date hereof with any Covered Person shall be enforceable against the Surviving Corporation as an additional indemnitor, without any further action, and shall continue in full force and effect in accordance with their terms. For not less than six years from the Effective Time, the Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of its or any of its Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any Covered Person. In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation (as applicable) shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) assume the obligations set forth in this Section 6.9, unless such assumption occurs by operation of Law.
(c) At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries in effect as of the date hereof with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the annual cost of such “tail policy” may not exceed the 300% of the last annual premium paid by the Company prior to the date hereof with respect to the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies (the “Maximum Annual Premium”). If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company has not purchased such tail policy prior to the Effective Time, for a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one (1) policy year annual premiums in excess of the Maximum Annual Premium in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than the Maximum Annual Premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for the Maximum Annual Premium.
(d) Following the Effective Time, the obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent of such affected Covered Person (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 6.9).
6.10 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
6.11 Listing Matters. The Company and Parent shall use their respective commercially reasonable efforts to cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with applicable Law. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise or settlement of Assumed Equity Awards) to be approved for listing on the NYSE under the ticker symbol “BBBY”, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a listing application with NYSE (the “NYSE Listing Application”) with respect to such shares of Parent Common Stock. Parent shall use its commercially reasonable efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). Each of Parent and Company shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application shall be made by any party without providing the other parties with a reasonable opportunity to review and comment thereon. In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.
6.12 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to vote Company Stock or Parent Common Stock or acquire Parent Common Stock (including any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other similar takeover Law) becomes or is deemed to be applicable to the Company or Parent, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board or Parent or the Parent Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.
6.13 Financing. Between the date of this Agreement and the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts, in connection with any Contract or series of related Contracts relating to indebtedness that becomes or may become due and payable as a result of the transactions contemplated hereby, to the extent that the consummation of the transactions contemplated hereby would result in a breach of or default or event of default (with or without notice or lapse of time, or both) under, or give rise to any consent requirement or any right of termination, cancellation or acceleration of any material obligation, or to loss of a material benefit under, such terms or provisions (including, for the avoidance of doubt, the 2024 Senior Notes), (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such agreements, or (b) to amend, refinance, renew or replace such indebtedness, in each case to be effective prior to or on the Effective Time, under such agreements on terms mutually agreeable to Parent and the Company (provided that the transactions contemplated hereby shall not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any consent requirement or any right of termination, cancellation or acceleration of any material obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced). Notwithstanding the foregoing, (i) between the date of this Agreement and the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to, in connection with any Contract or series of related Contracts set forth on Section 6.13 of the Company Schedule of Exceptions and identified as “Specified Indebtedness” therein (the “Specified Indebtedness”), cooperate to repay in full such Specified Indebtedness and effectuate the release of all Liens securing such Specified Indebtedness (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties), in each case to be effective prior to or on the Effective Time, under such agreements on terms reasonably satisfactory to Parent and (ii) in the event the requirements with respect to the foregoing clauses (a) and (b) in this section are not satisfied with respect to the 2024 Senior Notes, the Parent shall cause such 2024 Senior Notes to be repaid in full (such obligation to repay the 2024 Senior Notes, the “Parent Payoff Obligation”) and the Company shall facilitate the release of all Liens securing such 2024 Senior Notes (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties). In addition, between the date of this Agreement and the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to develop a mutually agreed global financing structure for Parent and its Subsidiaries from and after the Effective Time, and to reasonably cooperate in connection with the arrangement of such financing.
6.14 Director Resignations. Prior to the Closing Date, the Company shall cause to be delivered to Parent resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.
6.15 Financial Statement Assistance. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent in the preparation of any audited or unaudited financial statements of the Company, and any pro forma financial statements of Parent, that Parent may be required by the applicable rules and regulations of the SEC to include in a Current Report on Form 8-K and/or any registration statement proposed to be filed by Parent with the SEC, or as Parent may otherwise reasonably request. Such cooperation shall include, without limitation, using commercially reasonable efforts to (i) support the auditors of the Company in performing a SAS 100 review (in the case of any interim financial statements) or an audit in accordance with the standards of the Public Company Accounting Oversight Board (in the case of any annual financial statements), including providing all relevant information in the Company’s or its Subsidiaries’ possession, and (ii) cause such auditors to provide drafts and executed versions of customary auditor consents and comfort letters, and otherwise provide customary assistance in the event such financial statements are included or incorporated by reference in the offering documents for any financing proposed to be undertaken by Parent.
Article 7
CONDITIONS TO CONSUMMATION OF THE MERGERS
7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:
(a) Company Stockholder Approval: The Company shall have obtained the Required Company Vote at the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);
(b) No Injunctions or Restraints: The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order or any other action (whether temporary, preliminary or permanent) of a Governmental Entity in any jurisdiction and there shall not be in effect any Law promulgated by a Governmental Entity that remains in effect and that makes the Merger illegal or otherwise prevents the consummation of the Merger (each, a “Legal Impediment”);
(c) Exchange Listing: The shares of Parent Common Stock to be issued in the Merger shall have been authorized and approved for listing on the NYSE, subject to official notice of issuance; and
(d) Registration Statement: The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order that has not been withdrawn.
7.2 Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of each Parent Party to consummate the Mergers shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties of the Company: (i) Any representation or warranty of the Company contained in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) any representation or warranty of the Company contained in Section 3.1(a) (solely with respect to the Company), Section 3.3, Section 3.22(a), Section 3.25 and Section 3.28 shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) any representation or warranty of the Company contained in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, and (iv) any other representation and warranty of the Company contained in Article 3 (except for those representations and warranties set forth in the foregoing clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Company Material Adverse Effect;
(b) Performance of Obligations of the Company: The Company shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by it under this Agreement at or prior to the Closing;
(c) No Material Adverse Effect: No Effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(d) Certificate: The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying that the conditions provided in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;
(e) Payoff Letters. In the event the Parent is required to repay the 2024 Senior Notes pursuant to the Parent Payoff Obligation, the Company shall, at least five (5) Business Days prior to the Closing Date (or such later date the Parent may agree in its sole discretion) , have delivered evidence, reasonably satisfactory to the Parent, that the 2024 Senior Notes will be paid in full at the Closing by Parent, including, a customary executed “payoff letter” or similar customary document providing for the release of any and all Liens securing such 2024 Senior Notes (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties) and (ii) at least five (5) Business Days prior to the Closing Date, the Company shall have delivered evidence, reasonably satisfactory to the Parent, that the Specified Indebtedness will be paid in full at the Closing by Parent, including, without limitation, a customary executed “payoff letter” or similar customary document providing for the release of any and all Liens securing such Specified Indebtedness (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties); provided, that the Specified Indebtedness may, subject to the prior written approval of Parent and the Company, be assumed by Parent or one of its Subsidiaries and not paid in full.
(f) FIRPTA Certificate. The Company shall have delivered to Parent an executed certificate (and related notice to the IRS), in form and substance reasonably satisfactory to the Parent, stating the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Treasury Regulations Section 1.897-2(b), in accordance with Treasury Regulations Section 1.897-2(h) and Treasury Regulations Section 1.1445-2(c)(3); and
(g) 2026 Secured Note Allonge. The Company shall have delivered an allonge in form and substance satisfactory to Parent in respect of the 2026 Secured Note, duly executed by the payee thereunder and all other Persons party to such 2026 Secured Note.
7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties of Parent: (i) Any representation or warranty of the Parent Parties contained in Sections 4.2(a) and 4.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) any representation or warranty of the Parent Parties contained in Section 4.1(a) (solely with respect to Parent), Sections 4.2(c) and 4.2(d), Section 4.3, and Section 4.11 shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) any representation or warranty of the Parent Parties contained in Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date and (iv) any other representation and warranty of the Parent Parties contained in Article 4 (except for those representations and warranties set forth in the foregoing clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Parent Material Adverse Effect;
(b) Performance of Obligations of the Parent Parties: The Parent Parties shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by them under this Agreement at or prior to the Closing;
(c) No Material Adverse Effect: No Effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(d) Certificate. The Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions provided in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Article 8
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be terminated prior to the Effective Time, and the Mergers and the other transactions contemplated hereby may be abandoned:
(a) Mutual Consent. By mutual written consent of Parent and the Company.
(b) Outside Date. By either the Company or Parent if the Effective Time shall not have occurred on or before December 16, 2026 (the “Initial Outside Date”); provided that, if on the Initial Outside Date the conditions set forth in Section 7.1(b) shall not be satisfied but all other conditions to the Closing set forth in Article 7 either have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date) or waived by Parent, Merger Sub or the Company, as applicable, then the Outside Date shall automatically be extended to December 31, 2026 (the “Extended Outside Date” and together with the Initial Outside Date, the “Outside Date”) unless Parent and the Company mutually agree in writing to an earlier Extended Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of any of its obligation under this Agreement is the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Initial Outside Date or the Extended Outside Date, as the case may be.
(c) Legal Impediment. By either the Company or Parent, if any Legal Impediment permanently restraining, enjoining or otherwise prohibiting or making illegal either of the Mergers or otherwise prohibiting the consummation of the Mergers shall have become final and non-appealable such that the condition specified in Section 7.1(b) would not be satisfied at the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose material breach of any of its obligations under this Agreement is the primary cause of, or resulted in, the issuance of such Legal Impediment.
(d) Required Vote. By either the Company or Parent if the Required Company Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement).
(e) Change of Company Board Recommendation. By Parent, if (i) the Company Board shall have effected a Change of Company Board Recommendation or (ii) the Company shall have materially breached its obligations under Section 6.3.
(f) Company Breach. By Parent, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition in Section 7.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.2 prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.2 by the earlier of (x) the Business Day prior to the applicable Outside Date or (y) thirty (30) days following the date of delivery of such written notice to Parent; provided that, Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.
(g) Parent Breach. By the Company, if: (i) there has been a breach by any Parent Party of any of their representations, warranties or covenants contained in this Agreement such that any condition in Section 7.3 is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.3 prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.3 by the earlier of (x) the Business Day prior to the applicable Outside Date or (y) at least thirty (30) days following the date of delivery of such written notice to Parent; provided that, the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.
(h) Superior Proposal. By the Company, if and only if, prior to the receipt of the Required Company Vote, the Company Board shall have authorized the Company to enter into a definitive agreement with respect to a Company Superior Proposal in compliance with the terms and conditions set forth in Section 6.3, provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) to Parent the Company Termination Fee as specified in Section 8.3(a).
8.2 Effect of Termination. In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 8.1, written notice thereof shall be given by the terminating party to the other parties specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of any party or their respective Subsidiaries, officers, directors, Parent Representatives or Company Representatives, as applicable, except with respect to Section 6.2(b), Section 6.7, this Section 8.2, Section 8.3 and Article 9. Notwithstanding anything herein to the contrary, nothing herein shall relieve any party for liabilities or damages incurred or suffered (including the loss to the stockholders of Parent or Company, as applicable, of the benefits of the transactions contemplated by this Agreement) as a result of a Willful and Material Breach or Fraud by the Company, on the one hand, or a Parent Party, on the other hand. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.
8.3 Termination Fees.
(a) If this Agreement is terminated by the Company pursuant to Section 8.1(h) then the Company shall pay, or cause to be paid, to Parent prior to or concurrently with such termination a termination fee equal to $2,000,000 (the “Company Termination Fee”).

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(f) and, in any such case, (i) a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the Company Board or senior management of the Company, and shall not have been withdrawn, in each case, after the date hereof and prior to the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(d)) or the date of such termination (in the case of a termination pursuant to Section 8.1(e) or Section 8.1(f)) and (ii) within twelve (12) months following such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee no later than three (3) Business Days following the consummation of such transaction. For purposes of this Section 8.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 9.4, except that the references to “15%” shall be deemed to be references to “50%”.
(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) (or by Parent or the Company pursuant to any other provision of Section 8.1 at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(d)) then the Company shall reimburse Parent for its reasonably documented out-of-pocket fees and expenses incurred in connection with this Agreement, the Merger, and the transactions contemplated hereby, in an amount not to exceed $1,000,000 (the “Parent Expense Reimbursement”), such reimbursement to be paid no later than two (2) Business Days following such termination; provided, that the payment by the Company of the Parent Expense Reimbursement pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less any Parent Expense Reimbursement previously paid to Parent by the Company).
(d) All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.
(e) Each of the parties acknowledges and agrees (i) that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) that without these agreements the parties would not enter into this Agreement, and (iii) that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Company Termination Fee is payable; provided, that no payment of the Company Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of Willful and Material Breach or Fraud. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(f) If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, (A) interest on the Company Termination Fee, from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (B) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding.
Article 9
GENERAL PROVISIONS
9.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.
9.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that simultaneous with the Closing, Parent shall pay or cause to be paid all Expenses of the Company and all other accrued but unpaid professional service provider fees and expenses of the Company and the Company Subsidiaries as of the Closing Date (collectively, the “Company Closing Payments”), in each case directly to the Persons to whom such amounts are owed by wire transfer of immediately available funds. At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth in reasonable detail all Company Closing Payments (which amounts may be based on good faith estimates to the extent final invoices are not yet available), including the amounts thereof and wire transfer instructions for payment thereof. To the extent that the actual amount of any Company Closing Payment exceeds the estimated amount paid at the Closing, Parent shall promptly (and in any event within five (5) Business Days following receipt of the applicable final invoice) pay or cause to be paid such excess amount directly to the applicable service provider. For the avoidance of doubt, (i) the Company Closing Payments shall not reduce the Merger Consideration, the Exchange Ratio or any other amounts payable to the holders of Company Common Stock pursuant to this Agreement and (ii) the service providers of the Company that are owed Company Closing Payments are intended third party beneficiaries of this Section 9.2 and shall be entitled to enforce the obligations of Parent set forth herein.

9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the next Business Day if transmitted by national overnight courier or (c) when sent, if sent by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to any Parent Party, addressed to it at:

Bed Bath & Beyond, Inc.
433 W Ascension Way, Suite 300
Murray, UT 84123
Attention:	Brian LaRose; Legal Department
E-mail:	[***], [***]

with a copy to (for information purposes only):

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:	Zachary Judd
Jack DeMeulenaere
Email:	[***], [***]
[***], [***]

If to the Company, addressed to it at:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention:	Donald R. Reynolds; David P. Creekman
Email:	[***], [***]

with a copy to (for information purposes only):

Fathom Holdings Inc.
2000 Regency Parkway Drive, Suite 300
Cary, North Carolina 27518
Attention:	Marco Fregenal
Email:	[***], [***]

9.4 Certain Definitions. For purposes of this Agreement, the term:
“2024 Senior Notes” means the senior secured promissory notes, in aggregate principal amount of $5 million, issued by the Company in September 2024 to an existing stockholder of the Company, as disclosed in Note 9 of the Company’s financial statements set forth in its Annual Report on Form 10-K filed with the SEC on March 30, 2026.
“2026 Secured Note” means the Amended and Restated Subordinated Secured Promissory Note, dated as of May 29, 2026, by and between the Company and Parent in aggregate principal amount of $3,036,350.39.
“affiliate” means, as to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws, rules and regulations relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010, as amended.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement, or other understanding or Contract (including any addenda, side letter, memorandum of understanding, letter of assent, neutrality agreement, or ancillary agreement thereto) with any Union.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by the Company after the date hereof that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision and shall not include any provision conflicting with or otherwise impairing the Company’s ability to comply with its obligations under this Agreement.
“Company Acquisition Proposal” means any inquiry, offer or proposal from any Person or group (other than Parent and the Parent Subsidiaries) concerning (a) a merger, consolidation or other business combination transaction involving the Company, (b) a sale, lease or other disposition by merger, consolidation, recapitalization, liquidation, dissolution business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, based on their fair market value as determined in good faith by the Company Board, (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 15% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).
“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries.
“Company Common Stock” means the Common Stock of the Company, no par value.
“Company D&O Individuals” means the individuals set forth in Section 9.4(a) of the Company Schedule of Exceptions.
“Company Equity Award” means each Company Option, Company RSU Award, Company PSU Award and Company Restricted Stock Award.
“Company Equity Plans” means the Company’s 2017 Stock Plan, the Company’s 2019 Omnibus Stock Incentive Plan and the Inducement Awards.
“Company Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries that (a) was not known or reasonably foreseeable to the Company Board as of or prior to the date hereof (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date hereof), and (b) does not involve or relate to a Company Acquisition Proposal; provided that in no event shall any of the following Effects constitute a Company Intervening Event: (i) changes in the price or trading volume of the Company Common Stock or Parent Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Intervening Event) or (ii) the Company or Parent meeting, failing to meet, or exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such circumstances may be taken into account in determining whether there has been a Company Intervening Event).
“Company IT Systems” means the computers, servers, workstations, routers, hubs, switches, circuits, Software, systems, networks, and all other information technology assets, equipment, and infrastructure owned, leased, or licensed by the Company or any of the Company Subsidiaries and used by them in the conduct of their businesses.
“Company Material Adverse Effect” means (a) any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each an “Effect”) that, individually or in the aggregate with any one or more other Effects, (x) that has had, would reasonably be expected to have or results in a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (y) does or would reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Outside Date or (b) any restatement of the Company Financial Statements following the date hereof; provided, that with respect to clause (a)(x) only, no Effect to the extent arising out of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Company Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which the Company or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the date hereof in any applicable Laws or any changes after the date hereof in GAAP or other applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (4) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided, that this clause (7) shall not apply to (x) any representation or warranty in Section 4.4 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (y) a to the extent related to such representations and warranties identified in the preceding clause (x), the condition set forth in Section 7.2(a), and (z) any action or omission by the Company, any Subsidiary of the Company or their respective Representatives in order to comply with the Company’s obligations under Section 6.1), (8) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (9) any actions taken (or omitted to be taken) at the express written request of Parent; provided, that in the case of clauses (1), (2), (5) and (6), to the extent the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect”).
“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Equity Plans.
“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any of the Company Subsidiaries.
“Company PSU Award” means each award of restricted stock units with respect to shares of Company Common Stock granted under the Company Equity Plans that is, at the time of determination, subject to vesting conditions based on the achievement of performance targets.
“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.
“Company Restricted Stock Award” means each award of restricted stock with respect to shares of Company Common Stock granted under the Company Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service.
“Company RSU Award” means each award of restricted stock units with respect to shares of Company Common Stock granted under the Company Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service.
“Company Software” means the proprietary Software owned by the Company or any of the Company Subsidiaries, which is material to the conduct of their businesses.
“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account such factors as the Company Board considers in good faith to be appropriate, (a) if accepted, is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, and the identity of the Person or Persons making the proposal and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable to the Company’s stockholders than the Merger, taking into account at the time of determination any proposal by Parent to amend or modify the terms of this Agreement committed to in writing and after taking into account all aspects of the Company Acquisition Proposal, including the form of consideration, the adequacy and conditionality of any financing, and the timing and likelihood of consummation.
“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.
“Continuing Employee” means each employee of the Company or any of the Company Subsidiaries who is employed by the Company or any of the Company Subsidiaries as of immediately prior to the Effective Time (including those employees that are on leave) and who continues to be actively employed by the Surviving Corporation (or any of its affiliates) on or following the Effective Time.
“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.
“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (c) severance, change in control, employment, individual consulting, pension, retirement, profit sharing, retention or termination plan, program, agreement, policy or arrangement or (d) other compensation or benefit plan, program, agreement, policy, practice, contract or arrangement and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, vision, or other health plans, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements, other than any (x) statutory plan, program, or arrangement that is required under applicable Laws and maintained by any Governmental Entity or (y) Multiemployer Plan.
“Environmental Laws” means any and all Laws which regulate or relate to pollution or the protection of the environment, natural resources, or human health and safety (solely to the extent related to exposure to Hazardous Substances), including Laws related to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, use, generation, processing, labeling, distribution, treatment, storage, transportation, handling of, or exposure to, any Hazardous Substances or products containing Hazardous Substances.
“Environmental Permits” means any Permits issued or required under any applicable Environmental Law.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.
“Equity Value of the Company” means $53,376,509.
“Equity Value Shortfall” means an amount equal to the aggregate amount of indebtedness outstanding under the 2026 Secured Note (including any accrued but unpaid interest on the principal thereof).
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Ratio” means 0.2236, subject to adjustment pursuant to Section 2.10.
“Expenses” includes all out-of-pocket fees, costs and other expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus or Registration Statement and all other matters related to the transactions contemplated by this Agreement.
“Facilitation Payment” means all unofficial payments to a Government Official to expedite a non-discretionary, routine governmental action.
“Fraud” means, with respect to any Person, an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned or state-controlled entities, or of a public organization; (b) any political party, political party official or candidate for political office; or political campaign; or (c) any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Entity” means any (a) supranational, national, federal, state, county, municipal, regional, provincial, local or foreign government, (b) any entity exercising or entitled to exercise any executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, (c) any agency, division, bureau, department, commission, board, tribunal, or other subdivision or instrumentality of any government or entity described in the foregoing clauses (a) or (b) of this definition, and (d) any court, arbitrator, tribunal, or judicial authority.
“Hazardous Substances” means (a) any material, substance, chemical or waste that is listed, defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant”, or words of similar regulatory meaning or effect, under any Environmental Law, or (b) asbestos or asbestos-containing materials, any petroleum, petroleum products, petroleum breakdown products or petroleum by-products, radioactive materials, per- and polyfluoroalkyl substances or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.
“Inducement Award” means those certain Company Restricted Stock Units issued to Lori Muller on February 10, 2026, pursuant to that certain Inducement Restricted Stock Unit Grant.

“Intellectual Property” means all intellectual property throughout the world, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names, corporate names, and other indicia of source or origin, and all applications and registrations in connection therewith; (c) all copyrights, mask works and designs and all applications and registrations in connection therewith; (d) intellectual property rights in Software; and (e) trade secrets and other intellectual property rights in confidential or proprietary information and technology.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) when used with respect to the Company, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 9.4(b) of the Company Schedule of Exceptions; and (b) when used with respect to Parent, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 9.4(a) of the Parent Schedule of Exceptions.
“Law” means any international, national, provincial, state, municipal, regional, local or foreign laws (including common law), acts, statutes, ordinances, codes, bylaws, rules, regulations or constitutions, legally binding guidance, consents, permits, policies, restrictions or licenses issued, enacted, adopted, promulgated, implemented, enforced, applied, entered or otherwise put into effect by or under the authority of any Governmental Entity and any Orders, in each case, having the force of law.
“Lien” means any lien, mortgage, pledge, conditional or installment sale (or lease in the nature thereof) agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, right of first offer, lease, sublease, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Malicious Code” means any virus, trojan horse, back door, time bomb, drop dead device, worm, or other software routines designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data, or to place any software or hardware under the positive control of a Person other than the user of the program.
“Multiemployer Plan” means a “multiemployer plan” (as defined in or within the meaning of Section 4001(a)(3) of ERISA).
“NASDAQ” means the NASDAQ National Market.
“Open Source Software” means Software that is licensed, distributed, or otherwise made available as “free software” (as defined by the Free Software Foundation), or “open source software,” including any Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org, or under any similar licensing or distribution model.
“Order” means any judgment, order, executive order, stay, ruling, consent, determination, stipulation, agreement, decision, writ, assessment, injunction, decree or award in each case enacted, adopted, promulgated, imposed, applied, or entered by or with any Governmental Entity.
“Other Filings” means all filings made by, or required to be made by, the Company or Parent with the SEC in connection with the transactions contemplated by this Agreement, other than the Joint Proxy Statement/Prospectus and Registration Statement.
“Parent Closing Price” means the closing price per share of the Parent’s common stock on the Trading Day immediately prior to the Closing Date, unless otherwise agreed by Parent and the Company in writing.
“Parent Common Stock” means shares of voting common stock of the Parent, par value $0.0001 per share.
“Parent Stock Price” means $7.00 per share of Parent Common Stock.
“Parent Equity Awards” means each Parent Option, Parent RSU Award and Parent PSU Award.
“Parent Equity Plans” means each of the Amended and Restated 2005 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, the Bed Bath & Beyond, Inc. 2025 Employment Inducement Equity Incentive Plan and the Bed Bath & Beyond, Inc. Executive Chairman Performance Award Grant Notice and Award Agreement.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Outside Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which Parent or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the date hereof in any applicable Laws or any changes after the date hereof in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of Parent’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (4) any failure by Parent to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided, that this clause (7) shall not apply to (y) any representation or warranty in Section 7.3(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, and (z) to the extent related to such representations and warranties identified in the preceding clause (y), the condition set forth in Section 8.3(a)), (8) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (9) any actions taken (or omitted to be taken) at the express written request of the Company; provided, that in the case of clauses (1), (2), (5) and (6), to the extent the impact of such Effect is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which Parent and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect”).
“Parent Option” means an option to acquire shares of Parent Common Stock granted by Parent pursuant to the Parent Equity Plans.
“Parent PSU Award” means an award of restricted stock units with respect to shares of Parent Common Stock granted under the Parent Equity Plans that is, at the time of determination, subject to performance-based vesting conditions (whether or not in addition to vesting conditions based on continued employment or service).
“Parent Representatives” means Parent’s and the Parent Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.
“Parent RSU Award” means an award of restricted stock units with respect to shares of Parent Common Stock granted by Parent pursuant to the Parent Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service.
“Parent Share Issuance” means the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to and in accordance with the terms of this Agreement.
“Permit” means any permit, certificate, registration, notice, approval, consent, grant, easement, accreditation, identification number, waiver, variance, exemption, license, clearance, right, or other authorization issued or required by, or filed with, a Governmental Entity or under any applicable Law.
“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and maintained in accordance with GAAP on the financial statements of the applicable Person, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property, and (e) with respect to Company Leased Real Property, (i) matters of record (other than matters securing or evidencing indebtedness not otherwise permitted hereunder), (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of applicable real property, (iii) applicable building, zoning and land use regulations, and (iv) Liens encumbering the fee interest in the property constituting Company Leased Real Property (as applicable) and Liens of landlords and sublandlords pursuant to the leases and subleases of the Company Leased Real Property, in each case that do not materially impair the use or occupancy of the Company Leased Real Property to which they relate.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
“Personal Information” means information in any form that is reasonably capable, directly or indirectly, of being associated with, related to or linked to, a natural Person or household, or is otherwise considered “personally identifiable information,” “personal information,” “personal data,” or any similar term defined by any applicable Laws.
“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.
“Privacy Laws” means all applicable Laws and binding standards governing the privacy, security, or Processing of Personal Information, including such laws governing website and mobile application privacy policies, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, and email, text message, or telephone communications (including if and to the extent applicable to Company and Company Subsidiaries, the Telephone Consumer Protection Act of 1991, and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003).

“Proceeding” means any action, suit, claim, charge, complaint, investigation, hearing, arbitration, litigation, mediation, grievance, audit, examination or other proceeding, in each case, by or before any Governmental Entity.
“Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by applicable Privacy Laws.
“Release” means any release, spilling, emitting, leaking, pumping, pouring, emptying, injecting, allowing to escape or migrate, abandonment, deposit, disposing, discharging, dispersing, dumping, or leaching into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.
“Sanctioned Country” means any country or territory that is the subject of comprehensive country-wide or region-wide Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means (a) any Person listed on any sanctions-related list of designated Persons, maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations, Canada, the United Kingdom, the European Union, or any European Union member state; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any entity that is, in the aggregate, directly or indirectly owned, 50 percent or more, or controlled by, or acting or purporting to act on behalf of, a Person or Persons described in clauses (a), (b) or (c).
“Sanctions” means all Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the United Kingdom, the European Union, or any European Union member state.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any (a) accidental, unlawful, or unauthorized acquisition of or access to, use, loss exfiltration, disclosure, alteration, destruction, encryption, corruption, or other Processing of Personal Information, confidential or proprietary information, or any other material information; or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “cybersecurity incident,” or any similar term under any applicable Law. “Security Incident” shall not include unsuccessful or attempted attacks, intrusions, or other events, including, without limitation, pings, port scans, denied log-in attempts, denial-of-service attacks that do not result in a breach of security, phishing attempts that are identified and blocked, and similar events that do not result in actual unauthorized access to, acquisition of, or disclosure of Personal Information.
“Software” means (i) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code (ii) electronic databases and compilations of data, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iv) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing.
“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, personal property, real property, escheat or unclaimed property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and estimated taxes, and (b) any interest, penalty, or additional amounts imposed with respect to any of the foregoing.
“Trade Compliance Laws” means any Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) the Arms Export Control Act (22 U.S.C. § 1778), (d) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), (e) Section 999 of the Internal

Revenue Code, (f) the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861) (g) Foreign Trade Regulations (15 C.F.R. Part 30) (h) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations and 19 C.F.R. Chapter 1, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (i) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service and (j) all applicable trade, export control, import, and antiboycott Laws imposed, administered or enforced in jurisdictions in which the Company operates or has operated, except to the extent inconsistent with U.S. Law.
“Trading Day” shall mean with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code by the United States Department of the Treasury.
“Union” means any trade or labor union, labor organization, employee association, works council or other bargaining unit representative.
“Willful and Material Breach” means a material breach of a representation, warranty or covenant that is the consequence of a deliberate act or omission of the breaching party.
9.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 6.8(a)
“Agreement”	Preamble
“Articles of Merger”	Section 1.2(b)
“Assumed PSU Award”	Section 2.7(d)
“Assumed Restricted Stock Award”	Section 2.7(b)
“Assumed RSU Award”	Section 2.7(c)
“Certificate of Merger”	Section 1.2(b)
“Change of Company Board Recommendation”	Section 6.3(a)
“Closing Date”	Section 1.2(a)
“Closing”	Section 1.2(a)
“COBRA”	Section 3.9(d)
“Company Acquisition Proposal”	Section 8.3(b)
“Company Board Recommendation”	Recital B
“Company Board”	Recital B
“Company Book-Entry Shares”	Section 2.2(b)(ii)
“Company Bylaws”	Section 3.1(b)
“Company Cancelled Shares”	Section 2.1(a)(iii)
“Company Capitalization Date”	Section 3.2(a)
“Company Certificated Shares”	Section 2.2(b)(i)
“Company Charter”	Section 3.1(b)
“Company Earned PSU Consideration”	Section 2.7(d)
“Company Fairness Opinion”	Section 3.23
“Company Financial Advisor”	Section 3.23
“Company Financial Statements”	Section 3.7(c)
“Company Leased Real Property”	Section 3.18(a)
“Company Material Contract”	Section 3.11(b)
“Company Notice Period”	Section 6.3(e)(i)
“Company Permits”	Section 3.12
“Company Preferred Stock”	Section 3.2(a)
“Company Proposed Changed Terms”	Section 6.3(e)(iii)
“Company Real Property Leases”	Section 3.18(a)
“Company Registered Intellectual Property”	Section 3.15(a)
“Company Schedule of Exceptions”	Article 3
“Company SEC Documents”	Section 3.7(a)
“Company Securitization Transactions”	3.20(a)
“Company Securitization Trusts”	3.20(a)
“Company Stock”	Section 3.2(a)
“Company Stockholders Meeting”	Section 6.1(a)
“Company Subsidiary”	Section 3.1(a)
“Company Termination Fee”	Section 8.3(a)
“Company Transaction Litigation”	Section 6.6(a)
“Company”	Preamble
“Confidentiality Agreement”	Section 6.2(b)
“Covered Persons”	Section 6.9(a)
“Earned PSU Award”	Section 2.7(d)
“Effective Time”	Section 1.2(b)
“Enforceability Limitations”	Section 3.3
“Exchange Agent”	Section 2.2(a)
“Extended Outside Date”	Section 8.1(b)
“Fractional Shares Cash Amount”	Section 2.5
“Initial Outside Date”	Section 8.1(b)
“Intended Tax Treatment”	Section 2.9(a)
“Joint Proxy Statement/Prospectus”	Section 6.1(a)
“Legal Impediment”	Section 7.1(b)
“Maximum Annual Premium”	Section 6.9(c)
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble

“Merger”	Recital A
“NCBCA”	Recital A
“NYSE Listing Application”	6.11
“Outside Date”	Section 8.1(b)
“Parent Board”	Recital C
“Parent Bylaws”	Section 4.1(b)
“Parent Capitalization Date”	Section 4.2(a)
“Parent Charter”	Section 4.1(b)
“Parent Financial Statements”	4.7(c)
“Parent Parties”	Preamble
“Parent Preferred Stock”	Section 4.2(a)
“Parent Schedule of Exceptions”	Article 4
“Parent SEC Documents”	4.7(a)
“Parent Stock”	Section 4.2(a)
“Parent Subsidiary”	Section 4.1(a)
“Parent Transaction Litigation”	Section 6.6(b)
“Parent”	Preamble
“Privacy Requirements”	Section 3.16(a)
“Registration Statement”	Section 6.1(a)
“Required Company Vote”	Section 3.3
“Sarbanes-Oxley Act”	Section 3.7(b)
“Stock Price Hurdle PSU Award”	Section 2.7(d)
“Surviving Corporation”	Recital A
9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Schedule of Exceptions and Company Schedule of Exceptions and the other documents delivered pursuant hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Parent or the Company. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
9.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and, subject to Section 6.9, nothing in this Agreement is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties, and consequently, may not accurately characterize actual facts or circumstances.
9.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, and Schedules to this Agreement. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “dollars” or “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to a party or its representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of Parent or the Company at Dropbox, in connection with the transactions contemplated hereby no later than 11:59 p.m. Eastern Time on the date that is two Business Days prior to the date hereof and has been made available on a continuous basis by or on behalf of the Parent or the Company, as applicable, for review therein by Parent or the Company and their respective representatives, as applicable, since such time.
9.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Company Board or the internal affairs of the Company shall be subject to the internal Laws of the State of North Carolina.
(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement, to the fullest extent permitted by Law, irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).
9.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include signatures transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
9.14 Specific Performance. The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required by the parties hereunder to consummate the transactions contemplated hereby), irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in this Section 9.14, (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case, in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties irrevocably waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties irrevocably waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material

Breach. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article 9, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in accordance with Section 9.12, this being in addition to any other remedy to which they are entitled at Law or in equity.
9.15 Modification or Amendment. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company has obtained the Required Company Vote; provided, that after the Required Company Vote, no amendment shall be made that, pursuant to applicable Law, requires further approval or adoption by the stockholders of the Company, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
9.16 Extension; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Required Company Vote has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
[Signature pages follow]

IN WITNESS WHEREOF, the Parent Parties and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
	Name:	Marcus Lemonis
	Title:	Executive Chairman and Chief Executive Officer

Merger Sub:

FATHOM MERGER SUB, INC.

By:	/s/ Amy Sullivan
	Name:	Amy Sullivan
	Title:	President and Treasurer

[Signature Page to Merger Agreement]

The Company:

FATHOM HOLDINGS INC.

By:	/s/ Marco Fregenal
	Name:	Marco Fregenal
	Title:	President, Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Sample Adjusted Exchange Ratio
If the Equity Value Shortfall is equal to $3,000,000, the Parent Stock Price is $7.00 and the total number of shares of Company Common Stock outstanding is 34,108,953, then the Exchange Ratio shall be adjusted and calculated as follows:
(a) the difference of: (i) $53,376,509 (the Equity Value of the Company); minus (ii) $3,000,000 (the Equity Value Shortfall), divided by (b) 34,108,953 (the total number of shares of Company Common Stock outstanding as of the Closing Date); divided by (c) $7.00 (the Parent Stock Price) = 0.2110.
[Signature Page to Merger Agreement]

Execution Version
AMENDMENT TO MERGER AGREEMENT AND PLAN OF REORGANIZATION
This Amendment to the Merger Agreement and Plan of Reorganization (this “Amendment”) is made as of August 14, 2026, by and among Bed Bath & Beyond, Inc., a Delaware corporation (the “Parent”), Fathom Merger Sub, Inc., a North Carolina corporation and a direct wholly owned Subsidiary of Parent (the “Merger Sub”), and Fathom Holdings Inc., a North Carolina corporation (the “Company” and together with Parent and Merger Sub, the “Parties” and each a “Party”).
WHEREAS, reference is hereby made to that certain Merger Agreement and Plan of Reorganization dated as of June 16, 2026 (the “Merger Agreement”) by and among Parent, Merger Sub, and the Company;
WHEREAS, in accordance with Section 9.15 of the Merger Agreement, the Parties hereto desire to amend the Merger Agreement in the manner set forth herein; and
WHEREAS, capitalized terms used, but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, effective as of the time immediately prior to the Effective Time:
1. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:
(a) Section 6.11 of the Merger Agreement is hereby amended by (i) deleting each reference to “NYSE” therein and replacing it with “NYSE or NASDAQ, as applicable” and (ii) deleting the defined term “NYSE Listing Application” therein and replacing it with “Listing Application”.
(b) The reference to the “NYSE” in Section 7.1(c) of the Merger Agreement is hereby deleted and replaced with “NYSE or NASDAQ, as applicable.”
(c) Section 9.4 of the Merger Agreement is hereby amended to add or amend, as applicable, the following definitions:
“NASDAQ” means The Nasdaq Stock Market.
“Trading Day” shall mean with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE or NASDAQ, as applicable.
(d) The reference to “NYSE Listing Application” in Section 9.5 of the Merger Agreement is hereby deleted and replaced with “Listing Application,” with the cross-reference to Section 6.11 unchanged.
2. Amendment of Parent Charter to Effect Name Change. Pursuant to Section 5.2(a) of the Merger Agreement, the Company hereby irrevocably consents to Parent amending (a) the certificate of incorporation of Parent (the “Parent Charter”) solely to change the corporate name of Parent from “Bed Bath & Beyond, Inc.” to “Neighborhood Intelligence, Inc.” and (b) the corporate charter of The Brand House Collective, Inc., a Tennessee corporation (“TBHC”), solely to (i) change the corporate name of TBHC from “The Brand House Collective, Inc.” to “Kirkland’s, Inc.” and (ii) increase the authorized capital stock of TBHC for the purpose of issuing equity of TBHC to Parent or its Subsidiaries in satisfaction of certain outstanding intercompany term loans owed by TBHC, as borrower, to Parent, as lender, in each case in accordance with applicable corporate law.
3. Effect of Amendments on Merger Agreement. Except as specifically amended hereby, all other provisions of the Merger Agreement are hereby reaffirmed and remain in full force and effect as written.
4. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages (via email) shall be effective as delivery of a manually executed counterpart to this Agreement.
5. Miscellaneous. Sections 9.3, 9.7, 9.8, 9.9, 9.11, 9.12, 9.15, 9.16, of the Merger Agreement are hereby incorporated (mutatis mutandis) by reference in their entirety to this Amendment.
* * * *
A-A-1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Merger Agreement and Plan of Reorganization as of the date first written above.

BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Executive Chairman

FATHOM MERGER SUB, INC.

By:	/s/ Amy Sullivan
Name: Amy Sullivan
Title: President and Treasurer

FATHOM HOLDINGS INC.

By:	/s/ Adam Rothstein
Name: Adam Rothstein
Title: Interim Chief Executive Officer

[Signature Page to the Amendment to the Merger Agreement]
A-A-2

Annex B
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of June 16, 2026, by and among Bed Bath & Beyond, Inc., a Delaware corporation (“Parent”), the undersigned stockholder (“Stockholder”) of Fathom Holdings Inc., a North Carolina corporation (the “Company”), and, solely with respect to Section 3(c), the Company.
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent, Fathom Merger Sub, Inc., a North Carolina corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into a Merger Agreement and Plan of Reorganization dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms.
B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement.
C. As a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that Stockholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Stockholder and Parent hereby agree as follows:
1. Certain Definitions.
(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.
“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, and other representatives.
“Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Stockholder or its affiliates as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Stockholder or its affiliates, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 10 below).
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise, but excluding the grant of a proxy to vote Shares in compliance with this Agreement), or the record or beneficial ownership thereof, or the offer to make such a sale, transfer, Constructive Sale, or other disposition, and any Contract, agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.
(a) Except as permitted pursuant to Section 2(d), at all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, and shall cause its affiliates not to, except in connection with the Merger, Transfer or suffer a Transfer of any of the Shares.
(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder shall not, and shall cause its affiliates not to, commit any act that could restrict or affect Stockholder’s or such affiliates’ legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or such affiliate or otherwise prevent or disable Stockholder or such affiliate from performing any of its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not, and shall cause its affiliates not to, enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares that would constitute a Transfer, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s or such affiliates’ legal power, authority, or right to vote the Shares in favor of the approval of the Proposed Transaction.
(c) Any Transfer in violation of this Section 2 shall be void ab initio.
(d) Notwithstanding Section 2(a), Section 2(b), and Section 2(c), Stockholder may Transfer Shares (i) to any Affiliate of Stockholder, (ii) as a bona fide gift to an immediate family member or trust for the benefit of Stockholder and/or immediate family members, (iii) by will or intestate succession, or (iv) by operation of Law, provided that, in the case of clauses (i)–(iii), (A) prior to any such Transfer the transferee executes a joinder agreeing to be bound by this Agreement with respect to the transferred Shares and (B) no such Transfer would reasonably be expected to prevent, delay or adversely affect the consummation of the transactions contemplated hereby.
3. Agreement to Vote Shares.
(a) Subject to the other provisions of this Agreement and the Merger Agreement, prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, and at every adjournment, recess or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall, and shall cause its affiliates to, appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum in accordance with the bylaws of the Company and vote (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated thereby (collectively, the “Proposed Transaction”) and any other proposal in respect of which the vote or written consent of the Company’s stockholders is requested that could reasonably be expected to facilitate the Proposed Transaction (including the Merger) (including any proposal to adjourn, recess or postpone the Company Stockholders Meeting to solicit additional proxies to approve and adopt the Merger Agreement and the Proposed Transaction on the date on which such Company Stockholders Meeting is held), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation, or business combination involving the Company or any of its Subsidiaries other than the Proposed Transaction; (B) any sale, lease, or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation, or winding up of the Company or any of its Subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Proposed Transaction. To the extent that the approval set forth in Section 3(a)(i) is to be taken by written consent in lieu of a meeting of the Company’s stockholder, the Stockholder shall deliver a duly executed affirmative written consent in favor of the Proposed Transaction.
(b) If Stockholder or any of its affiliates is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take, and to cause its affiliates to take, all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

(c) Notwithstanding anything to the contrary herein, the Company and Parent each expressly acknowledge that Stockholder is entering into this Agreement solely in its capacity as the owner (of record or beneficially) of the Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of Stockholder, or any affiliate, partner, trustee, beneficiary, settlor, employee or designee of Stockholder or any of its affiliates (collectively, the “Holder Affiliates”) in its capacity, if applicable, as an officer of the Company or a member of the Company Board or any committee thereof, and neither the Company nor the Parent shall, directly or indirectly, assert any claim that any action taken by Stockholder or any of the Holder Affiliates in its capacity as an officer or a member of the Company Board or any committee thereof violates this Agreement.
4. No Solicitation. Except as permitted by Section 6.3 of the Merger Agreement, Stockholder shall not, and shall cause its affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate, encourage, induce, or facilitate the making, submission, or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal, (b) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal, (c) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (d) approve, endorse, or recommend any Company Acquisition Proposal or (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any transaction which is the subject of any Company Acquisition Proposal.
5. Action in Stockholder Capacity Only. Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Stockholder’s capacity as a director or officer of the Company. In furtherance thereof, and notwithstanding the other terms set forth herein, nothing herein shall (i) limit, restrict, or affect Stockholder’s ability to act as an officer or director of the Company or (ii) prohibit Stockholder from complying with Stockholder’s fiduciary duties and other legal obligations in such capacity or as otherwise required by applicable Law including, without limitation, either taking actions otherwise prohibited hereunder or failing to take actions otherwise required hereunder.
6. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:
(a) (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement.
(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement, whether oral or written, with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its affiliates that would restrict, prohibit, delay or impair the ability of such Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
(c) Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of such Stockholder’s organizational documents, any Contract to or by which Stockholder is a party or bound, or any Law or Order to which Stockholder (or any of Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.
(d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from Parent, Merger Sub, or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.
(e) Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.
7. Communications. Unless required by applicable Law or permitted under Section 6.3 of the Merger Agreement, Stockholder shall not, and shall cause its affiliates and Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and their respective affiliates and Representatives of Stockholder’s identity and holding of Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement in any public disclosure document required by applicable Law in connection with the Proposed Transaction or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any information supplied by Stockholder specifically for use in any such disclosure document.
8. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of the Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights, including under Article 13 of Chapter 55 of the NCBCA or Section 262 of the DGCL, with respect to all of the Shares with respect to the Merger and the Proposed Transaction.
9. Legal Proceedings. Stockholder shall not, and shall cause its affiliates not to, commence or participate in any class action or other Proceeding with respect to, any claim, derivative or otherwise, against Parent, the Company, Merger Sub or any of their respective affiliates (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of, or other claim against, Parent or the Company or the board of directors of Parent or the Company in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement or the Proposed Transaction (it being understood and agreed that nothing in this Section 9 shall restrict or prohibit Stockholder or any affiliate thereof from (i) participating as a defendant or asserting counterclaims or defenses in any Proceeding brought or claims asserted against it or any of its affiliates relating to this Agreement, the Merger Agreement or the Proposed Transaction, or (ii) from enforcing its rights under this Agreement or the Merger Agreement).
10. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 8 thereof, (b) the Effective Time or (c) a Change of Company Board Recommendation (the “Expiration Date”); provided, however, that (i) Section 11 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.
11. Miscellaneous Provisions.
(a) Amendments. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.
(b) Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.
(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
(d) Governing Law. This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Stockholder as an officer of the Company or a member of the Company Board or the internal affairs of the Company shall be subject to the internal Laws of the State of North Carolina.
(e) Consent to Exclusive Jurisdiction; Venue; Service of Process. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement, to the fullest extent permitted by Law, irrevocably consents to service of process in the manner provided for notices in Section 11(n). Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(f) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11 (f).
(g) Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
(h) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties except that Parent, without obtaining the consent of any other party, shall be entitled to assign this Agreement or all or any of its rights hereunder to (i) any Affiliate of Parent or (ii) any successor to Parent in connection with the Proposed Transaction. No assignment by Parent under this Section 11(h) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.
(i) No Third-Party Rights. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(j) Further Assurances. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent may publish and disclose in the Joint Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and that Parent and/or the Company may further file this Agreement as an exhibit to any filing required to be made by Parent with the SEC relating to the Proposed Transaction. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the record or beneficial owner after the date of this Agreement.
(k) Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated herein are fulfilled to the extent possible.
(l) Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
(m) Specific Performance; Injunctive Relief. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required by the parties hereunder to consummate the transactions contemplated herein), irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and, accordingly, (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity; (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief; and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Parent’s or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.
(n) Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person, (ii) on the next Business Day if transmitted by national overnight courier or (iii) when sent if sent by email (to the extent no “bounce back” or similar message indicating non-delivery is received by the transmitter with respect thereto): (i) if to Parent, to the address or e-mail address provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or e-mail address shown below Stockholder’s signature on the last page hereof.

(o) Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include signatures transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
(p) Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect, in any way, the meaning or interpretation of this Agreement.
(q) Construction. In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”
(r) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:
BED BATH & BEYOND, INC.

By:	By:
Name:	Name:
Title:	Title:

Address:

With respect to Section 3(c) only:	Telephone: ( ) —
COMPANY:	E-mail Address:

FATHOM HOLDINGS INC.

Shares Beneficially Owned by Stockholder:
By:	shares of Company Common Stock
Its:	options to acquire Company Common Stock

Annex C
Strictly Confidential
June 16, 2026
Attn: Board of Directors
Fathom Holdings Inc.
2000 Regency Parkway Drive, Suite 300
Cary, NC 27518
Dear Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Fathom Holdings Inc., a North Carolina corporation (the “Company”), of the Transaction Consideration (as defined below) to be received pursuant to the Merger Agreement and Plan of Reorganization (the “Agreement”), to be entered into, on or about the date hereof, by and among the Company, Bed Bath & Beyond, Inc., a Delaware corporation (“Parent”), and Fathom Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides that the Company will be merged with Merger Sub, with the Company surviving as a wholly owned subsidiary of Parent (the “Transaction”). We have been advised that the consideration to be paid by Parent to the holders of the Company’s outstanding common stock (the “Company Common Stock”) in the Transaction will consist of shares of Parent Common Stock issued based on a fixed exchange ratio calculated using a reference Parent stock price of $7.00 per share (the “Transaction Consideration”). Based on Parent’s current trading price of $6.02 per share as of June 16, 2026 (the “Current Parent Share Price”) and approximately 34.1 million fully diluted shares outstanding at closing, the Transaction Consideration implies an aggregate equity value of approximately $43.2 million, or approximately $1.27 per share. The value ultimately received by the Company’s stockholders will vary with changes in Parent’s trading price through closing. The terms of the Transaction are more fully set forth in the Agreement, and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.
We, as a customary part of our investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions as well as for estate, corporate and other purposes. We have been engaged by the Company to render this opinion to its Board of Directors and we will receive a fee from the Company for providing this opinion, which is not contingent upon closing of the Transaction. The Company has also agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to advising the Company on the Transaction.
We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination or financing transaction with the Company or any other alternative transaction, or (iii) advise the Board of Directors of the Company or any other party with respect to alternatives to the Transaction. We were not requested to provide services other than the delivery of this opinion, and we have not otherwise acted as financial advisor to any party to the Transaction. Without limiting the generality of the foregoing, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. Although we have not in the past provided investment banking services to the Company, we may seek to be engaged for compensation in the future to perform investment banking services for the Company.
In connection with our review of the Transaction and in arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
(a)	reviewed the Company’s audited financial statements for fiscal years ended December 31, 2025 and 2024;
(b)	reviewed a detailed financial projection model of the Company for the years ending December 31, 2026 through 2030 furnished to us by management of the Company;

(c)	reviewed other internal documents relating to the history, past and current operations, financial conditions, and expected outlook of the Company furnished to us by management of the Company;
(d)	reviewed a draft of the Agreement dated June 16, 2026;
(e)	reviewed various press releases;
(f)	reviewed internal mems furnished to us by management of the Company;
(g)	review industry market reports;
(h)	discussed the information referred to above and the background and other elements of the proposed transaction with members of management of the Company ;
(i)	reviewed and analyzed the reported prices and trading activity of the Company Common Stock;
(j)	compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company;
(k)
to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Company operates and selected companies deemed comparable to the Company; and

(l)	performed a discounted cash flow analysis on the Company on a stand-alone basis incorporating various assumptions provided to us by management of the Company.
In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.
In conducting our review of the Transaction, financial analyses, and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and at your direction we have assumed, that the financial projections for the Company reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. If any of the foregoing assumptions are not accurate, the conclusion set forth in this opinion could be materially affected. The Company does not publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning purposes by management of the Company and was not prepared with the expectation of public disclosure.
In arriving at our opinion, we have assumed that the executed Agreement will be, in all material respects material to our analyses, identical to the last draft reviewed by us, unless otherwise noted herein. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that there will not be any adjustment to Company’s capital structure prior to the Merger that results in any adjustment to the Merger Consideration. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Company or the contemplated benefits of the Merger.
The credit, financial, and stock markets have from time to time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Transaction or the Transaction Consideration to be paid in connection therewith, and this opinion does not purport to address potential developments in any such markets and the impacts those potential developments may have on our analyses between the date of delivery of this opinion and the Closing or any period thereafter.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, including, without limitation, any intellectual property for which the Company may or may not currently receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture, or spin-off, other than the Merger.
We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, Parent or their respective affiliates is a party or may be subject, and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies, as applicable.
This opinion is necessarily based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion, which may come or be brought to our attention after the date of the opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock have traded or such stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, Parent, the Transaction, and other participants in the Transaction that differ from the views of our investment banking personnel.
This opinion is furnished pursuant to and subject to the terms of our engagement letter dated April 13, 2026 (the “Engagement Letter”). This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use and disclosure of this opinion in connection with the proxy statement relating to the Transaction or other filings required by securities laws in accordance with the Engagement Letter, this opinion shall not be published, disclosed, or otherwise used, nor shall any public references to us be made, without our prior written approval; provided that any summary of this opinion must be in form and substance reasonably acceptable to us and our counsel.
This opinion addresses solely the fairness, from a financial point of view, to the holders of the Company Common Stock of the Transaction Consideration to be received in the Transaction pursuant to the Agreement, and it does not address any other terms or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Transaction by securityholders, officers, directors or employees of the Company. We have not been asked to consider, and this opinion does not address, the price at which the Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company to pay its obligations when they come due. In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by us. We are not rendering any legal, accounting, or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.
The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole. This opinion was reviewed and approved by the Lucid Fairness Opinion Committee.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, based on the Current Parent Share Price, the Transaction Consideration to be received by the holders of the outstanding shares of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to those holders.
Very truly yours,

LUCID CAPITAL MARKETS, LLC

By:	/s/ John Lipman
Name:	John Lipman
Title:	Head of Capital Markets

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. NXH’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same existed or may be amended, NXH’s directors shall not be personally liable to NXH or its stockholders for monetary damages for breach of fiduciary duty as a director.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
NXH’s amended and restated certificate of incorporation provides that NXH shall indemnify to the fullest extent permitted by law, as in effect at the time of the adoption of NXH’s amended and restated certificate of incorporation or thereafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of NXH or any predecessor of NXH or serves or served at any other enterprise as a director, officer, employee or agent at the request of NXH or any predecessor to NXH and such right to indemnification shall continue as to a person who has ceased to be a director or officer of NXH and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, NXH shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by NXH’s board of directors. The right to indemnification conferred by such provision shall include the right to be paid by NXH the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. NXH’s amended and restated certificate of incorporation further provides that NXH may indemnify to the fullest extent permitted by law, as in effect at the time of the adoption of NXH’s amended and restated certificate of incorporation or thereafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee or agent of NXH or any predecessor of NXH or serves or served at any other enterprise as a director, officer, employee or agent at the request of NXH or any predecessor to NXH. The rights to indemnification and to the advancement of expenses conferred by such provision shall not be exclusive of any other right which any person may have or thereafter acquire under the amended and restated certificate of incorporation as amended from time to time, the amended and restated bylaws of NXH, as amended from time to time, any statute, agreement, vote of the stockholders of NXH or disinterested directors of NXH or otherwise. The amended and restated certificate of incorporation further provides that neither any amendment nor repeal of any section of the article in NXH’s amended and restated certificate of incorporation providing for indemnification, nor the adoption of any provision of the amended and restated certificate of incorporation inconsistent with such article, shall adversely affect any right or protection of any director or officer established pursuant to such article existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of such article, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for such article, would accrue or arise) prior to such amendment, repeal or adoption of an inconsistent provision.
NXH’s amended and restated bylaws provide, among other provisions relating to indemnification and related matters, that:
(1)
subject to the provisions described in (3) below, NXH shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of NXH) by reason of the fact that such person is or was a director or officer of NXH, or is or was a director or officer of NXH serving at the request of NXH as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NXH, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of NXH, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful;

(2)
subject to the provisions described in (3) below, NXH shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of NXH to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of NXH, or is or was a director or officer of the company serving at the request of NXH as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NXH; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to NXH unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper;
(3)
any indemnification under the provisions described in the article of the amended and restated bylaws providing for indemnification (unless ordered by a court) shall be made by NXH only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct described in (1) and (2) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders (but only if a majority of the directors who are not parties to such action, suit or proceeding, if they constitute a quorum of the board of directors, presents the issue of entitlement to indemnification to the stockholders for their determination). Any person or persons having the authority to act on the matter on behalf of NXH shall make such determination, with respect to former directors and officers. To the extent, however, that a present or former director or officer of the company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case;

(4)
for purposes of any determination under the provisions in (3) described above, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NXH, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of NXH or another enterprise, or on information supplied to such person by the officers of NXH or another enterprise in the course of their duties, or on the advice of legal counsel for NXH or another enterprise or on information or records given or reports made to NXH or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by NXH or another enterprise. The term “another enterprise” as used in this subparagraph (4) means any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of NXH as a director, officer, employee or agent. The amended and restated bylaws further provide that the provisions described in this subparagraph (4) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct in (2) or (3) described above, as the case may be;

(5)
notwithstanding any contrary determination in the specific case under the provisions described in subparagraph (3) above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under the provisions described in subparagraphs (1) and (2) above. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct under the provisions described in subparagraphs (1) and (2) above, as the case may be. Neither a contrary determination in the specific case under the provisions described in subparagraph (3) above nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to the provisions described in this subparagraph (5) is required to be given to NXH promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application;

(6)
expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by NXH in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by NXH as authorized by the amended and restated bylaws; and

(7)
the indemnification and advancement of expenses provided by or granted pursuant to the provisions of the article in the amended and restated bylaws providing for indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under NXH’s amended and restated certificate of incorporation, any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of NXH that indemnification of the persons described in subparagraphs (1) and (2) above shall be made to the fullest extent permitted by law. The provisions of the article in the amended and restated bylaws providing for indemnification shall not be deemed to preclude the indemnification of any person who is not specified in subparagraphs (1) and (2) above but whom NXH has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

As permitted by the DGCL, NXH has entered into separate indemnification agreements with each of its directors and certain of its officers which require NXH, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain employees.
NXH has obtained and expects to maintain insurance policies under which NXH’s directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not NXH would have the power to indemnify such person against such liability under the provisions of the DGCL.
These indemnification provisions and the indemnification agreements entered into between NXH and its officers and directors may be sufficiently broad to permit indemnification of NXH’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1†
Merger Agreement and Plan of Reorganization, dated as of June 16, 2026, by and among Neighborhood Intelligence, Inc. (formerly known as Bed Bath & Beyond, Inc.), Fathom Merger Sub, Inc. and Fathom Holdings Inc. (as amended by the Amendment thereto, dated as of August 14, 2026, and included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1
Amended and Restated Certificate of Incorporation of Overstock.com, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on July 29, 2014).

3.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Overstock.com, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2023).

3.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Beyond, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

3.4
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Beyond, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 22, 2025).

3.5
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Bed Bath & Beyond, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2026).

3.6
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Bed Bath & Beyond, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 14, 2026).

3.7	Seventh Amended and Restated Bylaws of Neighborhood Intelligence, Inc. (included as Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 14, 2026).
4.1	Form of Specimen Common Stock Certificate of Overstock.com, Inc. (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-1/A filed with the SEC on May 6, 2002).
5.1	Opinion of Latham & Watkins LLP.

Exhibit Number	Description
10.1
Form of Voting and Support Agreement, dated as of June 16, 2026, by and among the registrant, Fathom Holdings Inc., and certain stockholders of Fathom Holdings Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

21.1
Subsidiaries of Neighborhood Intelligence, Inc. (incorporated by reference to Exhibit 21 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, independent registered public accounting firm
23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Fathom Holdings Inc.
23.4	Consent of Ernst & Young LLP with respect to specified financial statements of Medici Ventures, L.P.
23.5	Consent of Ernst & Young LLP with respect to specified financial statements of Medici Ventures, L.P.
23.6	Consent of Baker Tilly US, LLP with respect to specified financial statements of tZERO Group Inc.
23.7	Consent of Ernst & Young LLP with respect to specified financial statements of The Brand House Collective, Inc.
23.8	Consent of Ernst & Young LLP with respect to specified financial statements of The Container Store Group, Inc.
23.9	Consent of PricewaterhouseCoopers LLP with respect to specified financial statements of The Container Store Group, Inc.
23.10	Consent of BDO USA, P.C. with respect to specified financial statements of Cabinets To Go, LLC
23.11	Consent of BDO USA, P.C. with respect to specified financial statements of LumLiq2, LLC
23.12	Consent of Estes & Walcott with respect to specified financial statements of Southwind Building Products, LLC
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Consent of Lucid Capital Markets, LLC.
99.2	Form of Proxy Card for Special Meeting of Fathom Holdings Inc.
107	Filing Fee Table.

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The undersigned registrant hereby undertakes to provide a copy of any of the omitted schedules upon request by the SEC.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(a)(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(a)(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(a)(5)
that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement shall, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(a)(6)
that for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)(1)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(g)(2)
that every prospectus (i) that is filed pursuant to paragraph (g)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray, Utah, on August 17, 2026.

NEIGHBORHOOD INTELLIGENCE, INC.

By:	/s/ Marcus A. Lemonis
Marcus A. Lemonis
Executive Chairman of the Board of Directors and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY
Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Marcus A. Lemonis and Brian LaRose, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marcus A. Lemonis	Executive Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 17, 2026
Marcus A. Lemonis

/s/ Brian LaRose	Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2026
Brian LaRose

/s/ Joanna C. Burkey	Director	August 17, 2026
Joanna C. Burkey

/s/ Barclay F. Corbus	Director	August 17, 2026
Barclay F. Corbus

/s/ William B. Nettles, Jr.	Director	August 17, 2026
William B. Nettles, Jr.

/s/ Debra G. Perelman	Director	August 17, 2026
Debra G. Perelman

/s/ Dr. Robert J. Shapiro	Director	August 17, 2026
Dr. Robert J. Shapiro

/s/ Joseph J. Tabacco, Jr.	Director	August 17, 2026
Joseph J. Tabacco, Jr.

/s/ Tamara R. Ward	Director	August 17, 2026
Tamara R. Ward